                                                                     EXHIBIT 4.3




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                                CREDIT AGREEMENT



                                      among


                          ALLIANCE GAMING CORPORATION,
                           BALLY WULFF VERTRIEBS GMBH,
                           BALLY WULFF AUTOMATEN GMBH,



                                VARIOUS LENDERS,


                                       and


                           CREDIT SUISSE FIRST BOSTON,
                             as ADMINISTRATIVE AGENT


                       ----------------------------------


                           Dated as of August 8, 1997

                       ----------------------------------


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                                TABLE OF CONTENTS


                                                                                                                         Page
SECTION 1.                      Amount and Terms of Credit................................................................  1
            1.01                The Commitments...........................................................................  1
            1.02                Minimum Amount of Each Borrowing.......................................................... 11
            1.03                Notice of Borrowing....................................................................... 11
            1.04                Disbursement of Funds..................................................................... 12
            1.05                Notes..................................................................................... 13
            1.06                Conversions............................................................................... 18
            1.07                Pro Rata Borrowings....................................................................... 19
            1.08                Interest.................................................................................. 19
            1.09                Interest Periods.......................................................................... 21
            1.10                Increased Costs, Illegality, etc.......................................................... 22
            1.11                Compensation.............................................................................. 26
            1.12                Lending Offices; Changes Thereto.......................................................... 26
            1.13                Replacement of Lenders.................................................................... 27

SECTION 2.                      Letters of Credit......................................................................... 29
            2.01                Letters of Credit......................................................................... 29
            2.02                Maximum Letter of Credit Outstandings; Final
                                   Maturities............................................................................. 31
            2.03                Letter of Credit Requests; Notices of Issuance;
                                   Minimum Stated Amount.................................................................. 32
            2.04                Letter of Credit Participations........................................................... 33
            2.05                Agreement to Repay Letter of Credit Drawings.............................................. 36
            2.06                Increased Costs........................................................................... 37

SECTION 3.                      Commitment Commission; Fees; Reductions of
                                   Commitment............................................................................. 38
            3.01                Fees...................................................................................... 38
            3.02                Voluntary Termination of Unutilized Commitments........................................... 39
            3.03                Mandatory Reduction of Commitments........................................................ 40

SECTION 4.                      Prepayments; Payments; Taxes.............................................................. 43
            4.01                Voluntary Prepayments..................................................................... 43
            4.02                Mandatory Repayments and Commitment Reductions............................................ 44
            4.03                Method and Place of Payment............................................................... 55


                                       (i)

                                                                                                                         Page
            4.04                Net Payments.............................................................................. 56
            4.05                Waivable Repayments....................................................................... 59

SECTION 5A.                     Conditions Precedent to Initial Credit Events............................................. 61
            5A.01               Execution of Agreement; Notes............................................................. 61
            5A.02               Opinions of Counsel....................................................................... 61
            5A.03               Corporate Documents; Proceedings; etc..................................................... 62
            5A.04               Fees, etc................................................................................. 62
            5A.05               Issuance of New Senior Subordinated Notes................................................. 62
            5A.06               Existing Senior Secured Notes Tender Offer/Consent
                                   Solicitation; etc...................................................................... 63
            5A.07               Notice of Existing PIK Preferred Stock Redemption......................................... 63
            5A.08               Indebtedness to be Refinanced............................................................. 64
            5A.09               Outstanding Indebtedness and Preferred Stock.............................................. 65
            5A.10               Adverse Change, etc....................................................................... 65
            5A.11               Litigation................................................................................ 65
            5A.12               Subsidiary Guaranties..................................................................... 66
            5A.13               U.S. Pledge Agreement..................................................................... 66
            5A.14               U.S. Security Agreement................................................................... 66
            5A.15               German Security Documents................................................................. 67
            5A.16               Mortgages; Title Insurance; Survey........................................................ 68
            5A.17               Pro Forma Balance Sheet................................................................... 69
            5A.18               Borrowing Base Certificates............................................................... 69
            5A.19               Solvency Certificate; Environmental Analyses; Insurance
                                   Analyses............................................................................... 69

SECTION 5B.                     Conditions Precedent to Initial Delayed Draw Term Loans................................... 70
            5B.01               Occurrence of Initial Borrowing Date...................................................... 70
            5B.02               Purchase of Rainbow Royalty Payments; Rainbow
                                   Mortgage Debt.......................................................................... 70
            5B.03               Execution of Guaranty and Security Documents by RCVP...................................... 70
            5B.04               Opinions of Counsel....................................................................... 71

SECTION 6.                      Conditions Precedent to All Credit Events................................................. 71
            6.01                No Default; Representations and Warranties................................................ 71
            6.02                Notice of Borrowing; Letter of Credit Request............................................. 71
            6.03  Regulations U and G..................................................................................... 71
SECTION 7.                      Representations, Warranties and Agreements................................................ 72


                                      (ii)

                                                                                                                         Page
            7.01                Corporate and Other Status................................................................ 72
            7.02                Corporate and Other Power and Authority................................................... 73
            7.03                No Violation.............................................................................. 73
            7.04                Governmental Approvals.................................................................... 73
            7.05                Financial Statements; Financial Condition; Undisclosed
                                   Liabilities; Projections; etc.......................................................... 73
            7.06                Litigation................................................................................ 75
            7.07                True and Complete Disclosure.............................................................. 75
            7.08                Use of Proceeds; Margin Regulations....................................................... 76
            7.09                Tax Returns and Payments.................................................................. 76
            7.10                Compliance with ERISA..................................................................... 77
            7.11                The Security Documents.................................................................... 79
            7.12                Representations and Warranties in Other Documents......................................... 81
            7.13                Properties................................................................................ 81
            7.14                Capitalization............................................................................ 81
            7.15                Subsidiaries.............................................................................. 81
            7.16                Compliance with Statutes, etc............................................................. 82
            7.17                Investment Company Act.................................................................... 82
            7.18                Public Utility Holding Company Act........................................................ 82
            7.19                Environmental Matters..................................................................... 82
            7.20                Labor Relations........................................................................... 83
            7.21                Patents, Licenses, Franchises and Formulas................................................ 84
            7.22                Indebtedness.............................................................................. 84
            7.23                Transaction............................................................................... 84
            7.24                Existing Senior Secured Notes............................................................. 84
            7.25                Specified Inactive Subsidiaries and Specified Non-
                                   Material Subsidiaries.................................................................. 85
            7.26                Existing Senior Secured Notes Collateral.................................................. 85
            7.27                Margin Stock.............................................................................. 85

SECTION 8.                      Affirmative Covenants..................................................................... 85
            8.01                Information Covenants..................................................................... 86
            8.02                Books, Records and Inspections............................................................ 91
            8.03                Maintenance of Property; Insurance........................................................ 91
            8.04                Corporate Franchises...................................................................... 92
            8.05                Compliance with Statutes, etc............................................................. 92
            8.06                Compliance with Environmental Laws........................................................ 93
            8.07                ERISA..................................................................................... 94
            8.08                End of Fiscal Years; Fiscal Quarters...................................................... 95



                                      (iii)

                                                                                                                         Page
            8.09                Obtaining Approvals....................................................................... 95
            8.10                Payment of Taxes.......................................................................... 96
            8.11                Additional Security; Further Assurances; etc.............................................. 96
            8.12                Foreign Subsidiaries Security............................................................. 98
            8.13                Permitted Acquisitions.................................................................... 99
            8.14                Actions With Respect to Certain Subsidiaries..............................................100
            8.15                Margin Stock..............................................................................102
            8.16                Existing Senior Secured Notes Collateral..................................................103
            8.17                Covenant Defeasance of Existing Senior Secured Notes......................................103

SECTION 9.                      Negative Covenants........................................................................104
            9.01                Liens.....................................................................................104
            9.02                Consolidation, Merger, Purchase or Sale of Assets, etc....................................107
            9.03                Restricted Payments.......................................................................111
            9.04                Indebtedness..............................................................................112
            9.05                Advances, Investments and Loans...........................................................114
            9.06                Transactions with Affiliates..............................................................119
            9.07                Capital Expenditures......................................................................120
            9.08                Consolidated Fixed Charge Coverage Ratio..................................................121
            9.09                Consolidated Interest Coverage Ratio......................................................122
            9.10                Maximum Leverage Ratio....................................................................122
            9.11                Minimum Consolidated EBITDA...............................................................123
            9.12                Limitation on Voluntary Payments and Modifications of
                                   Indebtedness; Modifications of Certificate of
                                   Incorporation, By-Laws and Certain Other
                                   Agreements; etc........................................................................123
            9.13                Limitation on Certain Restrictions on Subsidiaries........................................124
            9.14                Limitation on Issuance of Capital Stock...................................................124
            9.15                Business..................................................................................125
            9.16                Limitation on Creation of Subsidiaries....................................................125

SECTION 10.                     Events of Default.........................................................................126
            10.01               Payments..................................................................................126
            10.02               Representations, etc......................................................................126
            10.03               Covenants.................................................................................126
            10.04               Default Under Other Agreements............................................................127
            10.05               Bankruptcy, etc...........................................................................127
            10.06               ERISA.....................................................................................128
            10.07               Security Documents........................................................................129


                                      (iv)

                                                                                                                         Page
            10.08               Guaranties................................................................................129
            10.09               Judgments.................................................................................129
            10.10               Change of Control.........................................................................129
            10.11               Gaming Licenses...........................................................................129
            10.12               Bailee Agreement..........................................................................129
            10.13               Subsidiary Stock Restrictions.............................................................130

SECTION 11.                     Definitions and Accounting Terms..........................................................131
            11.01               Defined Terms.............................................................................131

SECTION 12.                     The Administrative Agent..................................................................187
            12.01               Appointment...............................................................................187
            12.02               Nature of Duties..........................................................................187
            12.03               Lack of Reliance on the Administrative Agent..............................................188
            12.04               Certain Rights of the Administrative Agent................................................188
            12.05               Reliance..................................................................................188
            12.06               Indemnification...........................................................................189
            12.07               The Administrative Agent in its Individual Capacity.......................................189
            12.08               Holders...................................................................................189
            12.09               Resignation by the Administrative Agent...................................................189

SECTION 13.                     Miscellaneous.............................................................................190
            13.01               Payment of Expenses, etc..................................................................190
            13.02               Right of Setoff...........................................................................192
            13.03               Notices...................................................................................192
            13.04               Benefit of Agreement; Assignments; Participations.........................................192
            13.05               No Waiver; Remedies Cumulative............................................................197
            13.06               Payments Pro Rata.........................................................................197
            13.07               Calculations; Computations................................................................198
            13.08               GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL....................199
            13.09               Counterparts..............................................................................200
            13.10               Effectiveness.............................................................................200
            13.11               Headings Descriptive......................................................................201
            13.12               Amendment or Waiver; etc..................................................................201
            13.13               Survival..................................................................................202
            13.14               Domicile of Loans.........................................................................203
            13.15               Register..................................................................................203


                                       (v)

                                                                                                                         Page
            13.16               Judgment Currency.........................................................................204
            13.17               Confidentiality...........................................................................204
            13.18               Applicable Gaming Laws; Requisite Gaming Approvals........................................205
            13.19               Gaming Authorities........................................................................208
            13.20               Nevada Gaming Collateral..................................................................208
            13.21               Limitation on Additional Amounts, etc.....................................................208
            13.22               Power of Attorney.........................................................................209
            13.23               Post Closing Actions......................................................................209
            13.24               Specific Provisions Regarding German Borrowers............................................211
            13.25               Specific Provisions Regarding BGI Chattel Paper...........................................211
            13.26               Special Provisions Regarding United Coin Machine Notes....................................212
            13.27               Override Provisions Regarding Margin Stock................................................212

SECTION 14.                     Parent Guaranty...........................................................................212
            14.01               The Parent Guaranty.......................................................................212
            14.02               Bankruptcy................................................................................213
            14.03               Nature of Liability.......................................................................213
            14.04               Independent Obligation....................................................................214
            14.05               Authorization.............................................................................214
            14.06               Reliance..................................................................................215
            14.07               Subordination.............................................................................215
            14.08               Waiver....................................................................................216
            14.09               Limitation on Enforcement.................................................................217



SCHEDULE I-A        Commitments
SCHEDULE I-B        German Revolving Loan Sub-Commitments
SCHEDULE II         Lender Addresses and Applicable Lending Offices
SCHEDULE III        Real Property
SCHEDULE IV         Subsidiaries
SCHEDULE V          Existing Indebtedness
SCHEDULE VI         Insurance
SCHEDULE VII        Existing Liens
SCHEDULE VIII       Existing Investments
SCHEDULE IX         ERISA Matters
SCHEDULE X          Approvals
SCHEDULE XI         Exceptions to Capitalization Representation
SCHEDULE XIII       Existing Senior Secured Notes Collateral


                                      (vi)

EXHIBIT A           Notice of Borrowing
EXHIBIT B-1         U.S. Borrower Tranche A Term Note
EXHIBIT B-2         German Borrower Tranche A Term Note
EXHIBIT B-3         Delayed Draw Term Note
EXHIBIT B-4         Tranche B Term Note
EXHIBIT B-5         Tranche C Term Note
EXHIBIT B-6         Dollar Revolving Note
EXHIBIT B-7         Deutsche Mark Revolving Note
EXHIBIT B-8         Swingline Note
EXHIBIT C           Letter of Credit Request
EXHIBIT D           Section 4.04(b)(ii) Certificate
EXHIBIT E-1         Opinion of Milbank, Tweed, Hadley & McCloy, special U.S. counsel to the Credit Parties
EXHIBIT E-2         Opinion of Bruckhaus Westrick Stegmann, special German counsel to the Credit Parties
EXHIBIT E-3         Opinion of Schreck Morris, special Nevada counsel to the Credit Parties
EXHIBIT E-4         Opinion of Watkins Ludlam & Stennis, P.A., special Mississippi counsel to the Credit Parties
EXHIBIT E-5         Opinion of Hoffman Sutterfield Ensenat, special Louisiana counsel to the Credit Parties
EXHIBIT F           Officers' Certificate
EXHIBIT G           Bailee Agreement
EXHIBIT H-1         U.S. Subsidiaries Guaranty
EXHIBIT H-2         German Subsidiaries Guaranty
EXHIBIT I           U.S. Pledge Agreement
EXHIBIT J           U.S. Security Agreement
EXHIBIT K           German Security Agreement
EXHIBIT L           German Pledge Agreement
EXHIBIT M           Solvency Certificate
EXHIBIT N-1         U.S. Borrower Borrowing Base Certificate
EXHIBIT N-2         German Borrowers Borrowing Base Certificate
EXHIBIT O           Intercompany Loan Subordination Provisions
EXHIBIT P           Assignment and Assumption Agreement


                                      (vii)

              CREDIT AGREEMENT, dated as of August 8, 1997, among ALLIANCE GAMING CORPORATION, a Nevada corporation (the "U.S. Borrower"), BALLY WULFF VERTRIEBS GMBH, a company with limited liability organized under the laws of the Federal Republic of Germany ("Bally Wulff Vertriebs"), BALLY WULFF AUTOMATEN GMBH, a company with limited liability organized under the laws of the Federal Republic of Germany ("Bally Wulff Automaten" and, together with Bally Wulff Vertriebs, the "German Borrowers," and each a "German Borrower" and the German Borrowers, together with the U.S. Borrower, the "Borrowers," and each a "Borrower"), the LENDERS party hereto from time to time and CREDIT SUISSE FIRST BOSTON, as Administrative Agent (all capitalized terms used herein and defined in Section 11 are used herein as therein defined).


                              W I T N E S S E T H :


               WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the U.S. Borrower and the German Borrowers the respective credit facilities provided for herein;


               NOW, THEREFORE, IT IS AGREED:

               SECTION 1.    Amount and Terms of Credit.

              1.01 The Commitments. (a) Subject to and upon the terms and conditions set forth herein, each Lender with a U.S. Borrower Tranche A Term Loan Commitment severally agrees to make, on the Initial Borrowing Date and on the PIK Preferred Drawdown Date, a term loan or term loans (each a "U.S. Borrower Tranche A Term Loan" and, collectively, the "U.S. Borrower Tranche A Term Loans") to the U.S. Borrower, which U.S. Borrower Tranche A Term Loans (i) shall be made and maintained in Dollars, (ii) shall, in the case of U.S. Borrower Tranche A Term Loans made on the Initial Borrowing Date, be made by each Lender with a U.S. Borrower Tranche A Term Loan Commitment in that principal amount as is equal to the U.S. Borrower Tranche A Term Loan Commitment of such Lender on such date (before giving effect to any reductions thereto on such date pursuant to Section 3.03(b)(i) but after giving effect to any reductions thereto on or prior to such date pursuant to 3.03(b)(iii)) less such Lender's A Share of the A PIK Preferred Holdback Amount as in effect on the Initial Borrowing Date, (iii) shall, in the case of the U.S. Borrower Tranche A Term Loans made on the PIK Preferred Drawdown Date, be made by each Lender with a U.S. Borrower Tranche A Term Loan Commitment in an amount equal to the U.S. Borrower Tranche A Term Loan Commitment of such Lender as in effect on such date (before giving effect to any reductions thereto on such date pursuant to Section 3.03(b)(ii) but after giving effect to any reductions thereto on or prior to such date pursuant to Section 3.03(b)(i) and (iii)) and

(iv) shall, at the option of the U.S. Borrower, be incurred and/or maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that
(A) except as otherwise specifically provided in Section 1.10(b), all U.S. Borrower Tranche A Term Loans comprising the same Borrowing shall at all times be of the same Type and (B) except as expressly provided in the immediately succeeding sentence, no more than three Borrowings of U.S. Borrower Tranche A Term Loans maintained as Eurodollar Loans may be incurred or maintained prior to the earlier of (1) the 90th day after the Initial Borrowing Date or, if an Interest Period relating to any then outstanding U.S. Borrower Tranche A Term Loans beginning before such 90th day extends thereafter, the last day of such Interest Period, and (2) that date (the "Syndication Date") upon which the Administrative Agent shall have determined in its sole discretion (and shall have notified the U.S. Borrower) that the primary syndication (and resultant addition of institutions as Lenders pursuant to Section 13.04(b)) has been completed (each of which Borrowings of Eurodollar Loans may only have an Interest Period of one month, and the first of which Borrowings may only be made on a single date on or after the Initial Borrowing Date and on or prior to the sixth Business Day following the Initial Borrowing Date, and the second and third of which Borrowings may only be made on the last day of the immediately preceding Interest Period). Notwithstanding the foregoing, to the extent that U.S. Borrower Tranche A Term Loans are incurred after the Initial Borrowing Date and at a time when the proviso to clause (iv) of the immediately preceding sentence is applicable, then if the respective U.S. Borrower Tranche A Term Loan is incurred during an Interest Period referenced in the proviso to clause (iv) of the immediately preceding sentence, and to the extent that one or more Interest Periods of less than one month's duration are then available to all of the Lenders (which are making such U.S. Borrower Tranche A Term Loan) which end on or prior to the last day of the Interest Period then in effect pursuant to the proviso to clause (iv) of the immediately preceding sentence, such shorter interest period shall be permitted to be selected, in each case so long as on the last day of each Interest Period referenced in the proviso to clause (iv) of the immediately preceding sentence no interest periods remain in effect pursuant to this sentence which will end after such last day. Once repaid, U.S. Borrower Tranche A Term Loans incurred hereunder may not be reborrowed.

              (b) Subject to and upon the terms and conditions set forth herein, each Lender with a German Borrower Tranche A Term Loan Commitment severally agrees to make, on the Initial Borrowing Date, a term loan or term loans (each a "German Borrower Tranche A Term Loan" and, collectively, the "German Borrower Tranche A Term Loans") to the German Borrowers, which German Borrower Tranche A Term Loans (i) shall be made and maintained in Deutsche Marks, (ii) shall be made by each such Lender in that initial aggregate principal amount as is equal to the German Borrower Tranche A Term Loan Commitment of such Lender on the Initial Borrowing Date (before giving effect to any reductions thereto on such date pursuant to Section 3.03(c)(i) but after giving effect to any reductions thereto on or prior to such date pursuant to Section 3.03(c)(ii)) and (iii) shall, at the option of the German Borrowers, be incurred and/or maintained as, and/or converted into, one or more Borrowings of Deutsche Mark Loans, provided that no more than three Borrowings of German Borrower Tranche A Term Loans may be incurred or maintained prior to the earlier of (1) the 90th day after the Initial Borrowing Date or, if an Interest Period relating to any then outstanding German Borrower Tranche A Term Loans beginning before such 90th day extends thereafter, the last day of such Interest Period, and (2) the Syndication Date (each of which Borrowings may only have an Interest Period of one month, and the first of which Borrowings must begin on or after the Initial Borrowing Date and on or prior to the sixth Business Day following the Initial Borrowing Date, and which must be the first day of the first Interest Period, if any, selected pursuant to the proviso to clause (iv) of the first sentence of
Section 1.01(a), and the second and third of which Borrowings may only be made on the last day of the immediately preceding Interest Period). The proceeds of each German Borrower Tranche A Term Loan shall be made available to the German Borrowers as directed by them (with the proceeds to be used by the German Borrowers as agreed by them), it being understood and agreed that the German Borrowers shall be jointly and severally obligated with respect to each German Borrower Tranche A Term Loan for the repayment thereof and all amounts owing with respect thereto. Once repaid, German Borrower Tranche A Term Loans incurred hereunder may not be reborrowed.

              (c) Subject to and upon the terms and conditions set forth herein, each Lender with a Delayed Draw Term Loan Commitment severally agrees to make, on any Delayed Draw Term Loan Borrowing Date occurring on or prior to the Delayed Draw Term Loan Commitment Termination Date, a term loan or term loans (each a "Delayed Draw Term Loan" and, collectively, the "Delayed Draw Term Loans") to the U.S. Borrower, which Delayed Draw Term Loans (i) shall be made and maintained in Dollars, (ii) shall, in the case of the Delayed Draw Term Loans being made on any Delayed Draw Term Loan Borrowing Date, be made by each Lender with a Delayed Draw Term Loan Commitment in such principal amount (as requested by the U.S. Borrower) as does not exceed the Delayed Draw Term Loan Commitment of such Lender on such date (before giving effect to any reductions thereto on such date pursuant to Sections 3.03(d)(i) and (ii), but after giving effect to any reductions prior to such date pursuant to Sections 3.03(d)(i) and
(ii) and giving effect to any reductions thereto on or prior to such date pursuant Section 3.03(d)(iii)) and (iii) shall, at the option of the U.S. Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that (A) except as otherwise specifically provided in Section 1.10(b), all Delayed Draw Term Loans comprising the same Borrowing shall at all times be of the same Type and (B) except as expressly provided in the immediately succeeding sentence, no more than three Borrowings of Delayed Draw Term Loans maintained as Eurodollar Loans may be incurred or maintained prior to the earlier of (1) the 90th day after the Initial Borrowing Date or, if an Interest Period relating to any then outstanding Delayed Draw Term Loans beginning before such 90th day extends thereafter, the last day of such Interest Period, and (2) the Syndication Date (each of which Borrowings of Eurodollar Loans may only have an Interest Period of one month, and each of which Interest Periods must begin and end on the same day as an Interest Period selected pursuant to clause (B) of the proviso to clause (iv) of the first sentence of Section 1.01(a)). Notwithstanding the foregoing, to the extent that Delayed Draw Term Loans are incurred after the Initial Borrowing Date and at a time when the proviso to clause (iv) of the first sentence of Section 1.01(a) is applicable, then if the respective Delayed Draw Term Loan is incurred during an Interest Period referenced in the proviso to clause (iv) the first sentence of Section 1.01(a), and to the extent that one or more Interest Periods of less than one month's duration are then available to all of the Lenders (which are making such Delayed Draw Term Loan) which end on or prior to the last day of the Interest Period then in effect pursuant to the proviso to clause (iv) of the first sentence of Section 1.01(a), such shorter interest period shall be permitted to be selected, in each case so long as on the last day of each Interest Period referenced in the proviso to clause (iv) of the first sentence of Section 1.01(a) no interest periods remain in effect pursuant to this sentence which will end after such last day. Once repaid, Delayed Draw Term Loans incurred hereunder may not be reborrowed.

              (d) Subject to and upon the terms and conditions set forth herein, each Lender with a Tranche B Term Loan Commitment severally agrees to make, on the Initial Borrowing Date and on the PIK Preferred Drawdown Date, a term loan or term loans (each a "Tranche B Term Loan" and, collectively, the "Tranche B Term Loans") to the U.S. Borrower, which Tranche B Term Loans (i) shall be made and maintained in Dollars, (ii) shall, in the case of Tranche B Term Loans made on the Initial Borrowing Date, be made by each Lender with a Tranche B Term Loan Commitment in that principal amount as is equal to the Tranche B Term Loan Commitment of such Lender on such date (before giving effect to any reductions thereto on such date pursuant to Section 3.03(e)(i) but after giving effect to any reductions thereto on or prior to such date pursuant to 3.03(e)(iii)) less such Lender's B Share of the B PIK Preferred Holdback Amount as in effect on the Initial Borrowing Date, (iii) shall, in the case of the Tranche B Term Loans made on the PIK Preferred Drawdown Date, be made by each Lender with a Tranche B Term Loan Commitment in an amount equal to the Tranche B Term Loan Commitment of such Lender as in effect on such date (before giving effect to any reductions thereto on such date pursuant to Section 3.03(e)(ii) but after giving effect to any reductions thereto on or prior to such date pursuant to Section 3.03(e)(iii)) and (iv) shall, at the option of the U.S. Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that (A) except as otherwise specifically provided in Section 1.10(b), all Tranche B Term Loans comprising the same Borrowing shall at all times be of the same Type and (B) except as expressly provided in the immediately succeeding sentence, no more than three Borrowings of Tranche B Term Loans maintained as Eurodollar Loans may be incurred or maintained prior to the earlier of (1) the 90th day after the Initial Borrowing Date or, if an Interest Period relating to any then outstanding Tranche B Term Loans beginning before such 90th day extends thereafter, the last day of such Interest Period, and (2) the Syndication Date (each of which Borrowings of Eurodollar Loans may only have an Interest Period of one month, and each of which

Interest Periods must begin and end on the same day as an Interest Period selected pursuant to clause (B) of the proviso to clause (iv) of the first sentence of Section 1.01(a)). Notwithstanding the foregoing, to the extent that Tranche B Term Loans are incurred after the Initial Borrowing Date and at a time when the proviso to clause (iv) of the first sentence of Section 1.01(a) is applicable, then if the respective Tranche B Term Loan is incurred during an Interest Period referenced in the proviso to clause (iv) the first sentence of
Section 1.01(a), and to the extent that one or more Interest Periods of less than one month's duration are then available to all of the Lenders (which are making such Tranche B Term Loan) which end on or prior to the last day of the Interest Period then in effect pursuant to the proviso to clause (iv) of the first sentence of Section 1.01(a), such shorter interest period shall be permitted to be selected, in each case so long as on the last day of each Interest Period referenced in the proviso to clause (iv) of the first sentence of Section 1.01(a) no interest periods remain in effect pursuant to this sentence which will end after such last day. Once repaid, Tranche B Term Loans incurred hereunder may not be reborrowed.

              (e) Subject to and upon the terms and conditions set forth herein, each Lender with a Tranche C Term Loan Commitment severally agrees to make, on the Initial Borrowing Date and on the PIK Preferred Drawdown Date, a term loan or term loans (each a "Tranche C Term Loan" and, collectively, the "Tranche C Term Loans") to the U.S. Borrower, which Tranche C Term Loans (i) shall be made and maintained in Dollars, (ii) shall, in the case of Tranche C Term Loans made on the Initial Borrowing Date, be made by each Lender with a Tranche C Term Loan Commitment in that principal amount as is equal to the Tranche C Term Loan Commitment of such Lender on such date (before giving effect to any reductions thereto on such date pursuant to Section 3.03(f)(i) but after giving effect to any reductions thereto on or prior to such date pursuant to 3.03(f)(iii)) less such Lender's C Share of the C PIK Preferred Holdback Amount as in effect on the Initial Borrowing Date, (iii) shall, in the case of the Tranche C Term Loans made on the PIK Preferred Drawdown Date, be made by each Lender with a Tranche C Term Loan Commitment in an amount equal to the Tranche C Term Loan Commitment of such Lender as in effect on such date (before giving effect to any reductions thereto on such date pursuant to Section 3.03(f)(ii) but after giving effect to any reductions thereto on or prior to such date pursuant to Section 3.03(f)(iii)) and (iv) shall, at the option of the U.S. Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that (A) except as otherwise specifically provided in Section 1.10(b), all Tranche C Term Loans comprising the same Borrowing shall at all times be of the same Type and (B) except as expressly provided in the immediately succeeding sentence, no more than three Borrowings of Tranche C Term Loans maintained as Eurodollar Loans may be incurred prior to the earlier of (1) the 90th day after the Initial Borrowing Date or, if an Interest Period relating to any then outstanding Tranche C Term Loans beginning before such 90th day extends thereafter, the last day of such Interest Period, and (2) the Syndication Date (each of which Borrowings of Eurodollar Loans may only have an Interest Period of one month, and each of which Interest Periods must begin and end on the same day as an Interest Period selected pursuant to clause (B) of the proviso to clause (iv) of the first sentence of Section 1.01(a)). Notwithstanding the foregoing, to the extent that Tranche C Term Loans are incurred after the Initial Borrowing Date and at a time when the proviso to clause (iv) of the first sentence of Section 1.01(a) is applicable, then if the respective Tranche C Term Loan is incurred during an Interest Period referenced in the proviso to clause (iv) the first sentence of Section 1.01(a), and to the extent that one or more Interest Periods of less than one month's duration are then available to all of the Lenders (which are making such Tranche C Term Loan) which end on or prior to the last day of the Interest Period then in effect pursuant to the proviso to clause (iv) of the first sentence of Section 1.01(a), such shorter interest period shall be permitted to be selected, in each case so long as on the last day of each Interest Period referenced in the proviso to clause (iv) of the first sentence of Section 1.01(a) no interest periods remain in effect pursuant to this sentence which will end after such last day. Once repaid, Tranche C Term Loans incurred hereunder may not be reborrowed.

              (f) Subject to and upon the terms and conditions set forth herein, each Lender with a Revolving Loan Commitment severally agrees, at any time and from time to time on and after the Initial Borrowing Date and prior to the Revolving Loan Maturity Date, to make a revolving loan or revolving loans to the U.S. Borrower (individually), and each German Revolving Lender severally agrees, at any time and from time to time on and after the Initial Borrowing Date and prior to the Revolving Loan Maturity Date, to make a revolving loan or revolving loans to the German Borrowers (on a joint and several basis) (with the revolving loans made to the U.S. Borrower (individually) or the German Borrowers (on a joint and several basis) pursuant to this Section 1.01(f) being each called a "Revolving Loan" and, collectively, the "Revolving Loans"), which Revolving Loans (i) shall, in the case of Revolving Loans made to the U.S. Borrower, be made and maintained in Dollars (each a "Dollar Revolving Loan" and, collectively, the "Dollar Revolving Loans"), which Dollar Revolving Loans shall, at the option of the U.S. Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans and Eurodollar Loans, provided that (A) except as otherwise specifically provided in Section 1.10(b), all Dollar Revolving Loans comprising the same Borrowing shall at all times be of the same Type and
(B) except as expressly provided in the immediately succeeding sentence, no more than three Borrowings of Revolving Loans maintained as Eurodollar Loans may be incurred or maintained prior to the earlier of (1) the 90th day after the Initial Borrowing Date and (2) the Syndication Date (each of which Borrowings of Eurodollar Loans may only have an Interest Period of one month, and each of which Interest Periods must begin and end on the same day as an Interest Period selected pursuant to clause (B) of the proviso to clause (iv) of the first sentence of Section 1.01(a)), (ii) shall, in the case of Revolving Loans made to the German Borrowers, be made and maintained in Deutsche Marks (each a "Deutsche Mark Revolving Loan" and, collectively, the "Deutsche Mark Revolving Loans"), which Deutsche Mark Revolving Loans shall, at the option of the German Borrowers, be incurred and/or maintained as, and/or converted into, one or more Borrowings of Deutsche Mark Revolving Loans, provided that no more than three Borrowings of Deutsche Mark Revolving Loans may be incurred or maintained prior to the earlier of (1) the 90th day after the Initial Borrowing Date or, if an Interest Period relating to any then outstanding Loans beginning before such 90th day extends thereafter, the last day of such Interest Period and (2) the Syndication Date (each of which Borrowings may only have an Interest Period of one month, and each of which Interest Periods must begin and end on the same day as an Interest Period selected pursuant to clause (B) of the proviso to clause
(iv) of the first sentence of Section 1.01(a)), (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not exceed for any Lender at the time of the making of any such Revolving Loans, and after giving effect thereto, that aggregate principal amount (for this purpose, using the Dollar Equivalent of each outstanding Deutsche Mark Revolving Loan of such Lender or any Affiliate thereof acting as a German Revolving Lender) which, when added to the sum of (I) the aggregate principal amount of all other Revolving Loans then outstanding from such Lender (for this purpose, using the Dollar Equivalent of each Deutsche Mark Revolving Loan then outstanding from such Lender or any Affiliate thereof acting as a German Revolving Lender) and (II) the product of (A) such Lender's RL Percentage and (B) the sum of (x) the aggregate amount of all U.S. Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time and
(y) the aggregate principal
amount of all Swingline Loans (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) then outstanding and (III) the product of (A) such Lender's (or its respective Affiliate's) German RL Percentage and (B) the aggregate amount of all German Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time, equals the Revolving Loan Commitment of such Lender at such time, (v) shall not, in the case of Deutsche Mark Revolving Loans, exceed for any German Revolving Lender at the time of the making of any such Deutsche Mark Revolving Loans, and after giving effect thereto, that aggregate principal amount (for this purpose, using the Dollar Equivalent thereof) which, when added to the sum of (I) the aggregate principal amount of all other Deutsche Mark Revolving Loans then outstanding from such German Revolving Lender (for this purpose, using the Dollar Equivalent thereof) and (II) the product of (A) such German Revolving Lender's German RL Percentage and (B) the aggregate amount of all German Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective Deutsche Mark Revolving Loans) at such time, equals the German Revolving Loan Sub-Commitment of such German Revolving Lender at such time, (vi) shall not, in the case of Dollar Revolving Loans, at any time exceed in aggregate outstanding principal amount, when added to (x) the aggregate amount of all U.S. Letter of Credit Outstandings (exclusive of any Unpaid Drawings with respect thereto which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Dollar Revolving Loans) and (y) the aggregate principal amount of all Swingline Loans (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of Dollar Revolving Loans), the U.S. Borrowing Base at such time, (vii) shall not, in the case of Deutsche Mark Revolving Loans (expressed in Deutsche Marks), at any time exceed in aggregate outstanding principal amount, when added to the aggregate amount of all German Letter of Credit Outstandings (expressed in Deutsche Marks (and taking the Deutsche Mark Equivalent of the Stated Amount of any German Letter of Credit denominated in a currency other than Deutsche Marks)) (exclusive of any Unpaid Drawings with respect thereto which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective Deutsche Mark Revolving Loans), the German Borrowing Base at such time and (viii) shall not, in the case of all Deutsche Mark Revolving Loans, at any time exceed in aggregate outstanding principal amount (for this purpose, using the Dollar Equivalent of each outstanding Deutsche Mark Revolving Loan), when added to the aggregate amount of all German Letter of Credit Outstandings (exclusive of any Unpaid Drawings with respect thereto which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective Deutsche Mark Revolving Loans), the lesser of (x) the Total German Revolving Loan Sub-Commitment at such time and (y) $55,000,000. Notwithstanding the foregoing, to the extent that Dollar Revolving Loans are incurred after the Initial Borrowing Date and at a time when the proviso to clause (iv) of the first sentence of Section 1.01(a) is applicable, then if the respective Dollar Revolving Loan is incurred during an Interest Period referenced in the proviso to clause (iv) the first sentence of
Section 1.01(a), and to the extent that one or more Interest Periods of less than one month's duration are then available to all of the Lenders (which are making such Dollar Revolving Loan) which end on or prior to the last day of the Interest Period then in effect pursuant to the proviso to clause (iv) of the first sentence of Section 1.01(a), such shorter interest period shall be permitted to be selected, in each case so long as on the last day of each Interest Period referenced in the proviso to clause (iv) of the first sentence of Section 1.01(a) no interest periods remain in effect pursuant to this sentence which will end after such last day. The proceeds of each Deutsche Mark Revolving Loan shall be made available to the German Borrowers as directed by them (with the proceeds to be used by the German Borrowers as agreed by them), it being understood and agreed that the German Borrowers shall be jointly and severally obligated with respect to each Deutsche Mark Revolving Loan for the repayment thereof and all amounts owing with respect thereto. The German Borrowers shall have no liability with respect to any Dollar Revolving Loans, which shall be extended to, and shall constitute obligations of, the U.S. Borrower.

              (g) Subject to and upon the terms and conditions set forth herein, CSFB in its individual capacity agrees to make, from time to time after the Initial Borrowing Date and prior to the Swingline Expiry Date, a revolving loan or revolving loans (each a "Swingline Loan" and, collectively, the "Swingline Loans") to the U.S. Borrower, which Swingline Loans (i) shall be made and maintained in Dollars, (ii) shall be made and maintained as Base Rate Loans,
(iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not exceed in aggregate principal amount at any time outstanding, when combined with the aggregate principal amount of all Revolving Loans (for this purpose, using the Dollar Equivalent of each outstanding Deutsche Mark Revolving Loan) then outstanding and the Letter of Credit Outstandings at such time, an amount equal to the Total Revolving Loan Commitment at such time (after giving effect to any reductions to the Total Revolving Loan Commitment on such date), (v) shall not exceed in the aggregate principal amount at any time outstanding, when combined with the aggregate principal amount of all Dollar Revolving Loans then outstanding and the U.S. Letter of Credit Outstandings at such time, an amount equal to the U.S. Borrowing Base at such time and (vi) shall not exceed in aggregate principal amount at any time outstanding, the Maximum Swingline Amount. CSFB shall not be obligated to make any Swingline Loans at a time when a Lender Default exists unless CSFB has entered into arrangements satisfactory to it to eliminate CSFB's risk with respect to the Defaulting Lender's or Lenders' participation in such Swingline Loans, including by cash collateralizing such Defaulting Lender's or Lenders' RL Percentage of the outstanding Swingline Loans. Notwithstanding anything to the contrary contained in this Section 1.01(g), CSFB shall not make any Swingline Loan after it has received written notice from the U.S. Borrower, any German Borrower or the Required Lenders stating that a Default or an Event of Default exists and is continuing until such time as CSFB shall have received written notice (i) of rescission of all such notices from the party or parties originally delivering such notice, (ii) of the waiver of such Default or Event of Default by the Required Lenders or (iii) that the Administrative Agent in good faith believes such Default or Event of Default has ceased to exist.

              (h) On any Business Day, CSFB may, in its sole discretion, give notice to the Lenders that its outstanding Swingline Loans shall be funded with a Borrowing of Dollar Revolving Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 10.05 or upon the exercise of any of the remedies provided in the last paragraph of Section 10), in which case a Borrowing of Dollar Revolving Loans constituting Base Rate Loans (each such Borrowing, a "Mandatory Borrowing") shall be made on the immediately succeeding Business Day by all Lenders with a Revolving Loan Commitment (without giving effect to any reductions thereto pursuant to the last paragraph of Section 10) pro rata based on each Lender's RL Percentage (determined on such date, but before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 10) and the proceeds thereof shall be applied directly to CSFB to repay CSFB for such outstanding Swingline Loans. All Dollar Revolving Loans made pursuant to each Mandatory Borrowing shall constitute obligations of the U.S. Borrower, and not of the German Borrowers. Each such Lender hereby irrevocably agrees to make Revolving Loans upon one Business Day's notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by CSFB notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the minimum amount for Borrowings otherwise required hereunder, (ii) whether any conditions specified in Section 6 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Borrowing and (v) the amount of the Total Revolving Loan Commitment or the U.S. Borrowing Base at such time. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the U.S. Borrower), then each such Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the U.S. Borrower on or after such date and prior to such purchase) from CSFB such participations in the outstanding Swingline Loans as shall be necessary to cause such Lenders to share in such Swingline Loans ratably based upon their respective RL Percentages (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 10), provided that (x) all interest payable on the Swingline Loans shall be for the account of CSFB until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay CSFB interest on the principal amount of the participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the overnight Federal Funds Rate for the first three days and at the rate otherwise applicable to Revolving Loans maintained as Base Rate Loans hereunder for each day thereafter.

               1.02 Minimum Amount of Each Borrowing. The aggregate principal amount of each Borrowing of Loans shall not be less than the respective Minimum Borrowing Amount for the respective Type and Tranche of Loans to be made or maintained pursuant to the respective Borrowing. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than three (or ten in the case of Revolving Loans only) Borrowings of Euro Rate Loans of a single Tranche.

               1.03 Notice of Borrowing. (a) Whenever the U.S. Borrower or the German Borrowers desire to incur Loans hereunder (excluding Borrowings (x) of Swingline Loans and (y) Revolving Loans incurred pursuant to a Mandatory Borrowing), it (or they) shall give the Administrative Agent at its Notice Office at least one Business Day's prior written notice (or telephonic notice promptly confirmed in writing) of each Base Rate Loan and at least three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) of each Euro Rate Loan to be incurred hereunder, provided that any such notice shall be deemed to have been given on a certain day only if given before 12:00 Noon (New York time) on such day. Each such written notice or written confirmation of telephonic notice (each a "Notice of Borrowing"), except as otherwise expressly provided in Section 1.10, shall be irrevocable and shall be given by the U.S. Borrower or the German Borrowers, as the case may be, in the form of Exhibit A, appropriately completed to specify (i) the name of such Borrower or Borrowers,
(ii) the aggregate principal amount of the Loans to be incurred pursuant to such Borrowing (stated in the Applicable Currency), (iii) the date of such Borrowing (which shall be a Business Day), (iv) whether the Loans being incurred pursuant to such Borrowing shall constitute U.S. Borrower Tranche A Term Loans, German Borrower Tranche A Term Loans, Delayed Draw Term Loans, Tranche B Term Loans, Tranche C Term Loans or Revolving Loans, (v) in the case of Dollar Loans, whether the Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or Eurodollar Loans and (vi) in the case of Euro Rate Loans, the initial Interest Period to be applicable thereto. The Administrative Agent shall promptly give each Lender which is required to make Loans of the Tranche specified in the respective Notice of Borrowing, notice of such proposed Borrowing, of such Lender's proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

               (b)(i) Whenever the U.S. Borrower desires to incur Swingline Loans hereunder, it shall give CSFB not later than 2:00 P.M. (New York time) on the date that a Swingline Loan is to be incurred, written notice or telephonic notice promptly confirmed in writing of each Swingline Loan to be incurred hereunder. Each such notice shall be irrevocable and specify in each case (A) the date of Borrowing (which shall be a Business Day) and (B) the aggregate principal amount of the Swingline Loans to be made pursuant to such Borrowing.

               (ii) Mandatory Borrowings shall be made upon the notice specified in Section 1.01(h), with the U.S. Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of the Mandatory Borrowings as set forth in Section 1.01(h).

               (c) Without in any way limiting the obligation of any Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent, CSFB (in the case of a Borrowing of Swingline Loans) or the Issuing Bank (in the case of issuances of Letters of Credit), as the case may be, may act without liability upon the basis of such telephonic notice, believed by the Administrative Agent, CSFB or the Issuing Bank, as the case may be, in good faith to be from an Authorized Telephone Officer of the U.S. Borrower (or, in the case of any Loan to the German Borrowers, such notice shall be given by an Authorized Telephone Officer of either the U.S. Borrower or either German Borrower) prior to receipt of written confirmation. In each such case, each Borrower hereby waives the right to dispute the Administrative Agent's, CSFB's or Issuing Bank's record of the terms of such telephonic notice.

              1.04 Disbursement of Funds. Not later than 12:00 Noon (New York time or, in the case of any Deutsche Mark Loan to be made available in Frankfurt, 12:00 Noon

Frankfurt time, if so requested by a German Borrower) on the date specified in each Notice of Borrowing (or (x) in the case of Swingline Loans, not later than 4:00 P.M. (New York time) on the date specified in Section 1.03(b)(i) or (y) in the case of Mandatory Borrowings, not later than 12:00 Noon (New York time) on the date specified in Section 1.01(h)), each Lender with a Commitment of the respective Tranche will make available its pro rata portion (determined in accordance with Section 1.07) of each such Borrowing requested to be made on such date (or in the case of Swingline Loans, CSFB shall make available the full amount thereof) in the manner provided below. All such amounts will be made available in Dollars (in the case of Dollar Loans) or Deutsche Marks (in the case of Deutsche Mark Loans), as the case may be, and in immediately available funds at the appropriate Payment Office of the Administrative Agent, and the Administrative Agent will make available to the U.S. Borrower or German Borrowers, as the case may be, by depositing to its, or their, relevant account as directed by the respective Borrower or Borrowers the aggregate of the amounts so made available by the Lenders in the type of funds received. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender's portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent shall promptly notify the U.S. Borrower or, in the case of German Loans, the German Borrowers and the respective Borrower or Borrowers shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover on demand from such Lender or the U.S. Borrower or German Borrowers, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the respective Borrower or Borrowers until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate as in effect from time to time and (ii) if recovered from the respective Borrower or Borrowers, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 1.08. Nothing in this Section 1.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the relevant Borrower or Borrowers may have against any Lender as a result of any failure by such Lender to make Loans required to be made by it hereunder.

              1.05 Notes. (a) The U.S. Borrower's or, in the case of Deutsche Mark Loans, the German Borrowers' obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced (i) if U.S. Borrower Tranche A Term

Loans, by a promissory note duly executed and delivered by the U.S. Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each a "U.S. Borrower Tranche A Term Note" and, collectively, the "U.S. Borrower Tranche A Term Notes"), (ii) if German Borrower Tranche A Term Loans, by a promissory note duly executed and delivered by the German Borrowers substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (each a "German Borrower Tranche A Term Note" and collectively, the "German Borrower Tranche A Term Notes"),
(iii) if Delayed Draw Term Loans, by a promissory note to be executed and delivered by the U.S. Borrower substantially in the form of Exhibit B-3, with blanks appropriately completed in conformity herewith (each a "Delayed Draw Term Note" and, collectively, the "Delayed Draw Term Notes"), (iv) if Tranche B Term Loans, by a promissory note duly executed and delivered by the U.S. Borrower substantially in the form of Exhibit B-4, with blanks appropriately completed in conformity herewith (each a "Tranche B Term Note" and, collectively, the "Tranche B Term Notes"), (v) if Tranche C Term Loans, by a promissory note duly executed and delivered by the U.S. Borrower substantially in the form of Exhibit B-5, with blanks appropriately completed in conformity herewith (each a "Tranche C Term Note" and, collectively, the "Tranche C Term Notes"), (vi) if Dollar Revolving Loans, by a promissory note duly executed and delivered by the U.S. Borrower substantially in the form of Exhibit B-6, with blanks appropriately completed in conformity herewith (each a "Dollar Revolving Note" and, collectively, the "Dollar Revolving Notes"), (vii) if Deutsche Mark Revolving Loans, by a promissory note duly executed and delivered by the German Borrowers substantially in the form of Exhibit B-7, with blanks appropriately completed in conformity herewith (each a "Deutsche Mark Revolving Note" and, collectively, the "Deutsche Mark Revolving Notes") and (viii) if Swingline Loans, by a promissory note duly executed and delivered by the U.S. Borrower substantially in the form of Exhibit B-8, with blanks appropriately completed in conformity herewith (the "Swingline Note").

               (b) The U.S. Borrower Tranche A Term Note issued to each Lender that has a U.S. Borrower Tranche A Term Loan Commitment or outstanding U.S. Borrower Tranche A Term Loans shall (i) be executed by the U.S. Borrower, (ii) be payable to the order of such Lender and be dated the Initial Borrowing Date (or if issued thereafter, the date of issuance), (iii) be in a stated principal amount equal to the U.S. Borrower Tranche A Term Loans of such Lender plus, if the respective U.S. Borrower Tranche A Term Note is issued at any time when the U.S. Borrower Tranche A Term Loan Commitment of such Lender remains in effect, the amount of such Lender's U.S. Borrower Tranche A Term Loan Commitment on the date of such issuance, and be payable in Dollars in the outstanding principal amount of U.S. Borrower Tranche A Term Loans evidenced thereby, (iv) mature on the Tranche A Term Loan Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

              (c) The German Borrower Tranche A Term Note issued to each Lender that has a German Borrower Tranche A Term Loan Commitment or outstanding German Borrower Tranche A Term Loans shall be (i) executed by the German Borrowers, on a joint and several basis (with each of the German Borrowers being jointly and severally liable for all amounts owing under, or evidenced by, each German Borrower Tranche A Term Note), (ii) be payable to the order of such Lender and be dated the Initial Borrowing Date (or if issued thereafter, the date of issuance), (iii) be in a stated principal amount equal to the German Borrower Tranche A Term Loans of such Lender and payable in Deutsche Marks in the outstanding principal amount of German Borrower Tranche A Term Loans evidenced thereby, (iv) mature on the Tranche A Term Loan Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Deutsche Mark Loans evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and other Credit Documents.

              (d) The Delayed Draw Term Note issued to each Lender that has a Delayed Draw Term Loan Commitment or outstanding Delayed Draw Term Loans shall
(i) be executed by the U.S. Borrower, (ii) be payable to the order of such Lender and be dated the Initial Borrowing Date (or if issued thereafter, the date of issuance), (iii) be in a stated principal amount equal to the Delayed Draw Term Loans, if any, of such Lender plus, if the respective Delayed Draw Term Note is issued at any time when the Delayed Draw Term Loan Commitment of such Lender remains in effect, the amount of such Lender's Delayed Draw Term Loan Commitment on the date of such issuance, and be payable in Dollars in the outstanding principal amount of Delayed Draw Term Loans evidenced thereby, (iv) mature on the Delayed Draw Term Loan Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

              (e) The Tranche B Term Note issued to each Lender that has a Tranche B Term Loan Commitment or outstanding Tranche B Term Loans shall (i) be executed by the U.S. Borrower, (ii) be payable to the order of such Lender and be dated the Initial Borrowing Date (or if issued thereafter, the date of issuance), (iii) be in a stated principal amount equal to the Tranche B Term Loans of such Lender plus, if the respective Tranche B Term Note is issued at any time when the Tranche B Term Loan Commitment of such Lender remains in effect, the amount of such Lender's Tranche B Term Loan Commitment on the date of such issuance, and be payable in Dollars in the outstanding principal amount of Tranche B Term Loans evidenced thereby, (iv) mature on the Tranche B Term Loan Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

               (f) The Tranche C Term Note issued to each Lender that has a Tranche C Term Loan Commitment or outstanding Tranche C Term Loans shall (i) be executed by the U.S. Borrower, (ii) be payable to the order of such Lender and be dated the Initial Borrowing Date (or if issued thereafter, the date of issuance), (iii) be in a stated principal amount equal to the Tranche C Term Loans of such Lender plus, if the respective Tranche C Term Note is issued at any time when the Tranche C Term Loan Commitment of such Lender remains in effect, the amount of such Lender's Tranche C Term Loan Commitment on the date of such issuance, and be payable in Dollars in the outstanding principal amount of Tranche C Term Loans evidenced thereby, (iv) mature on the Tranche C Term Loan Maturity Date, (v) bear interest as provided in the appropriate clause of
Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

               (g) The Dollar Revolving Note issued to each Lender that has a Revolving Loan Commitment or outstanding Dollar Revolving Loans shall (i) be executed by the U.S. Borrower, (ii) be payable to the order of such Lender and be dated the Initial Borrowing Date (or if issued thereafter, the date of issuance), (iii) be in a stated principal amount equal to the Revolving Loan Commitment of such Lender and be payable in Dollars in the outstanding principal amount of Dollar Revolving Loans evidenced thereby, (iv) mature on the Revolving Loan Maturity Date, (v) bear interest as provided in the appropriate clause of
Section 1.08 in respect of Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in
Section 4.01, and mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

              (h) The Deutsche Mark Revolving Note issued to each Lender that has a German Revolving Loan Sub-Commitment or outstanding Deutsche Mark Revolving Loans shall (i) be executed by the German Borrowers, on a joint and several basis (with each of the German Borrowers being jointly and severally liable for all amounts owing under, or evidenced by, each Deutsche Mark Revolving Note), (ii) be payable to the order of such Lender and be dated the Initial Borrowing Date (or if issued thereafter, the date of issuance), (iii) be in a stated principal amount (expressed in Deutsche Marks) equal to the Deutsche Mark Equivalent (as of the date of issuance) of the Revolving Loan Commitment of such Lender; provided that if, because of fluctuations in exchange rates after the Initial Borrowing Date, the Deutsche Mark Revolving Note of any Lender would not be at least as great as the outstanding principal amount of Deutsche Mark Revolving Loans made by such Lender at any time outstanding, the respective Lender may request (and in such case the German Borrowers shall promptly execute and deliver) a new Deutsche Mark Revolving Note in an amount equal to the Deutsche Mark Equivalent of such Lender's Revolving Loan Commitment on the date of the issuance of such new Deutsche Mark Revolving Note, (iv) be payable in Deutsche Marks in the outstanding principal amount of the Deutsche Mark Revolving Loans evidenced thereby, (v) mature on the Revolving Loan Maturity Date, (vi) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Deutsche Mark Revolving Loans evidenced thereby, (vii) be subject to voluntary prepayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02 and (viii) be entitled to the benefits of this Agreement and the other Credit Documents.

               (i) The Swingline Note issued to CSFB shall (i) be executed by the U.S. Borrower, (ii) be payable to the order of CSFB and be dated the Initial Borrowing Date (or, if issued thereafter, the date of the issuance thereof),
(iii) be in a stated principal amount equal to the Maximum Swingline Amount and be payable in Dollars in the principal amount of the outstanding Swingline Loans evidenced thereby from time to time, (iv) mature on the Swingline Expiry Date,
(v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01, and mandatory repayment as provided in
Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

               (j) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will prior to any transfer of any of its Notes endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect the U.S. Borrower's or, in the case of Deutsche Mark Loans, the German Borrowers' obligations in respect of such Loans.

              (k) Notwithstanding anything to the contrary contained above or elsewhere in this Agreement, Delayed Draw Term Notes, Tranche B Term Notes and Tranche C Term Notes shall only be delivered to Lenders with Loans of the respective Tranches which at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans of any Tranche shall affect or in any manner impair the obligations of the respective Borrower or Borrowers to pay the Loans (and all related Obligations) which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents. Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (j). At any time when any Lender requests the delivery of a Note to evidence its Loans of any Tranche, the respective Borrower or Borrowers shall promptly execute and deliver to the respective Lender the requested Note or Notes in the appropriate amount or amounts to evidence such Loans.

              1.06 Conversions. The U.S. Borrower (but not in respect of Deutsche Mark Loans or Swingline Loans) shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount for Loans of the respective Type and Tranche into which the respective conversion is being made, of the outstanding principal amount of Loans made to the U.S. Borrower, pursuant to one or more Borrowings (so long as of the same Tranche of Loans) of one or more Types of Loans into a Borrowing (of the same Tranche of Loans) of either Type of Loan, provided that, (i) except as otherwise provided in Section 1.10(b), Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of such Eurodollar Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount for Eurodollar Loans of the respective Tranche, (ii) Base Rate Loans may not be converted into Eurodollar Loans if any Default or Event of Default exists on the date of conversion pursuant to Section 10.05, (iii) Base Rate Loans may not be converted into Eurodollar Loans if any Default under Section 10.01 or any Event of Default is in existence on the date of the conversion, if the Required Lenders have previously advised the Administrative Agent that conversions will not be permitted while said Default of Event of Default remains in existence, (iv) unless the Administrative Agent otherwise shall have determined that the Syndication Date has occurred, prior to the 90th day after the Initial Borrowing Date, conversions of Base Rate Loans into Eurodollar Loans may only be made if the conversion is effective on the first day of the first, second or third Interest Period referred to in clause (B) of the proviso to the first sentence of Section 1.01(a) and so long as such conversion does not result in a greater number of Borrowings of Eurodollar Loans prior to the earlier of the 90th day after the Initial Borrowing Date or the Syndication Date than are permitted under the relevant provisions of Section 1.01 and (v) no conversion pursuant to this Section 1.06 shall result in a greater number of Borrowings of Eurodollar Loans than is permitted under Section 1.02. Each such conversion shall be effected by the U.S. Borrower, by giving the Administrative Agent at its Notice Office prior to 12:00 Noon at least three Business Days' prior notice (each a "Notice of Conversion") specifying the Loans to be so converted, the Borrowing or Borrowings pursuant to which such Loans were made and, if to be converted into Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans.

               1.07 Pro Rata Borrowings. All Borrowings of U.S. Borrower Tranche A Term Loans, German Borrower Tranche A Term Loans, Delayed Draw Term Loans, Tranche B Term Loans and Tranche C Term Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their U.S. Borrower Tranche A Term

Loan Commitments, German Borrower Tranche A Term Loan Commitments, Delayed Draw Term Loan Commitments, Tranche B Term Loan Commitments, or Tranche C Term Loan Commitments, as the case may be. All Borrowings of Dollar Revolving Loans under this Agreement (including all Mandatory Borrowings) shall be incurred from the Lenders pro rata on the basis of their RL Percentages. All Borrowings of Deutsche Mark Revolving Loans under this Agreement shall be incurred from the German Revolving Lenders pro rata on the basis of their German RL Percentages. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

               1.08 Interest. (a) The U.S. Borrower hereby severally agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan made to it from the date the proceeds thereof are made available to the U.S. Borrower until the earlier of (x) the maturity thereof (whether by acceleration, prepayment or otherwise) and (y) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 1.06, at a rate per annum which shall be equal to the sum of the Applicable Margin plus the Base Rate, each as in effect from time to time.

               (b) The U.S. Borrower hereby severally agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan made to it from the date the proceeds thereof are made available to such Borrower until the earlier of (x) the maturity thereof (whether by acceleration, prepayment or otherwise) and (y) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 1.06, 1.09 or 1.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin as in effect from time to time plus the Eurodollar Rate for such Interest Period.

               (c) The German Borrowers hereby jointly and severally agree to pay interest in respect of the unpaid principal amount of each Deutsche Mark Loan from the date the proceeds thereof are made available to the German Borrowers, until the maturity thereof (whether by acceleration, prepayment or otherwise) at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin as in effect from time to time plus the Deutsche Mark Euro Rate for such Interest Period; provided that for the period from the Initial Borrowing Date until the first day of the first Interest Period applicable to the German Borrower Tranche A Term Loans pursuant to the relevant provisions of Section 1.01(b) (which in any event shall occur within six Business Days after the Initial Borrowing Date), the rate of interest applicable to all outstanding Deutsche Mark Loans shall be deemed to be 5.75% per annum.

               (d) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan and any other overdue amount payable hereunder shall, in each case, bear interest at a rate per annum (1) in the case of overdue principal of, and interest or other amounts owing with respect to, Deutsche Mark Loans, equal to 2% per annum in excess of the Applicable Margin (without reduction for any Interest Reduction Discount) plus the Deutsche Mark Euro Rate for such successive periods not exceeding three months as the Administrative Agent may determine from time to time in respect of amounts comparable to the amount not paid and (2) in all other cases, equal to the greater of (x) 2% per annum in excess of the rate otherwise applicable to Base Rate Loans of the respective Tranche (or in the case of amounts which do not relate to a given Tranche of outstanding Dollar Loans, 2% per annum in excess of the rate otherwise applicable to Revolving Loans maintained as Base Rate Loans) from time to time and (y) the rate which is 2% in excess of the rate then borne by such Loans.

               (e) Accrued (and theretofore unpaid) interest shall be payable
(i) in respect of each Base Rate Loan, quarterly in arrears on each Quarterly Payment Date, (ii) in the case of any Eurodollar Loan, on the date of any conversion to a Base Rate Loan pursuant to Section 1.06, 1.09 or 1.10, as applicable (on the amount so converted), (iii) in respect of each Euro Rate Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period and (iv) in respect of each Loan, on any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand; provided that, in the case of Dollar Revolving Loans maintained as Base Rate Loans, interest shall not be payable pursuant to preceding clause (iv) at the time of any repayment or prepayment thereof unless the respective repayment or prepayment is made in conjunction with a termination of the Total Revolving Loan Commitment.

               (f) Upon each Interest Determination Date, the Administrative Agent shall determine the respective Euro Rate for the respective Interest Period or Interest Periods to be applicable to Euro Rate Loans and shall promptly notify the respective Borrower and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

               1.09 Interest Periods. At the time it gives any Notice of Borrowing or Notice of Conversion in respect of the making of, or conversion into, any Euro Rate Loan (in the case of the initial Interest Period applicable thereto) or on the third Business Day prior to the expiration of an Interest Period applicable to such Euro Rate Loan (in the case of any subsequent Interest Period), the respective Borrower or Borrowers shall have the right to elect, by giving the Administrative Agent notice thereof, the interest period (each an "Interest Period") applicable to such Euro Rate Loan, which Interest Period shall, at the option of such Borrower, be a one, two, three or six-month period, provided that:

                (i) all Euro Rate Loans comprising a single Borrowing shall at all times have the same Interest Period;

               (ii) the initial Interest Period for any Borrowing of Euro Rate Loans shall commence on the date of such Borrowing (including, in the case of Dollar Loans, the date of any conversion thereto from a Dollar Loan of a different Type) or, in the case of Deutsche Mark Loans incurred on the Initial Borrowing Date (or thereafter but prior to the first day of the first Interest Period pursuant to Section 1.01), the date otherwise specified in the relevant provisions of Section 1.01, and each Interest Period occurring thereafter in respect of such Euro Rate Loans shall commence on the day on which the next preceding Interest Period applicable thereto expires;

              (iii) if any Interest Period for a Euro Rate Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

               (iv) if any Interest Period for a Euro Rate Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a Euro Rate Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

                (v) no Interest Period may be selected at any time when a Default or Event of Default under Section 10.05 is in existence;

               (vi) no Interest Period may be selected if any Default or Event of Default (other than a Default or Event of Default described in preceding clause (v)) is in existence if the Required Lenders have previously advised the Administrative Agent that the selection of new Interest Periods will not be permitted while said Default or Event of Default remains in existence;

              (vii) no Interest Period in respect of any Borrowing of any Tranche of Loans shall be selected which extends beyond the respective Maturity Date for such Tranche of Loans; and

              (vii) no Interest Period in respect of any Borrowing of Term Loans of any Tranche shall be selected which extends beyond any date upon which a mandatory repayment of such Tranche of Term Loans will be required to be made under Section 4.02(b) if the aggregate principal amount of Term Loans of such Tranche which have Interest Periods which will expire after such date will be in excess of the aggregate principal amount of Term Loans of such Tranche then outstanding less the aggregate amount of such required repayment.

               Prior to the termination of any Interest Period applicable to Deutsche Mark Loans, the German Borrowers may, at their option, designate that the respective Borrowing subject thereto be split into more than one Borrowing (for purposes of electing multiple Interest Periods to be subsequently applicable thereto), so long as each such Borrowing resulting from the action taken pursuant to this sentence meets the Minimum Borrowing Amount for Deutsche Mark Loans of the respective Tranche. If upon the expiration of any Interest Period applicable to a Borrowing of Euro Rate Loans, the U.S. Borrower has or, in the case of Deutsche Mark Loans, the German Borrowers have failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such Euro Rate Loans as provided above, such Borrower shall be deemed to have elected
(x) if Eurodollar Loans, to convert such Eurodollar Loans into Base Rate Loans and (y) if Deutsche Mark Loans, to select a one-month Interest Period for such Deutsche Mark Loans, in either case effective as of the expiration date of such current Interest Period.

               1.10 Increased Costs, Illegality, etc. (a) In the event that any Lender shall have determined in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clauses (i) and (iv) below, may be made only by the Administrative Agent):

                (i) on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the applicable interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of the respective Euro Rate; or

               (ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Euro Rate Loan because of (x) any change arising after the date of this Agreement in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, for example, but not limited to: (A) a change in the basis of taxation of payment to any Lender of the principal of or interest on the Notes or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or profits or franchise taxes based on net income of such Lender pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein) or (B) a change in official reserve requirements (except to the extent covered by Section 1.10(d) in respect of Deutsche Mark Loans or included in the computation of the Eurodollar Rate) or any special deposit, assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its applicable lending office) and/or (y) other circumstances since the date of this

         Agreement affecting such Lender or the applicable interbank market or the position of such Lender in such market; or

              (iii) at any time after the date of this Agreement, that the making or continuance of any Euro Rate Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the applicable interbank market; or

               (iv) at any time that Deutsche Marks are not available in sufficient amounts, as determined in good faith by the Administrative Agent, to fund any Borrowing of Deutsche Mark Loans requested pursuant to Section 1.01;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) or (iv) above) shall promptly give notice (by telephone promptly confirmed in writing) to the respective Borrower or Borrowers and, except in the case of clauses (i) and (iv) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (w) in the case of clause (i) above, (A) in the event that Eurodollar Loans are so affected, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the U.S. Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion given by the U.S. Borrower with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the U.S. Borrower, and (B) in the event that any Deutsche Mark Loan is so affected, the Deutsche Mark Euro Rate shall be determined on the basis provided in the proviso to the definition of Deutsche Mark Euro Rate, (x) in the case of clause (ii) above, the respective Borrower or Borrowers shall, subject to the provisions of Section 13.21 (to the extent applicable), pay to such Lender, upon its written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the respective Borrower or Borrowers by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto), (y) in the case of clause (iii) above, the respective Borrower or Borrowers shall take one of the actions specified in Section 1.10(b) as promptly as possible and, in any event, within the time period required by law and (z) in the case of clause (iv) above, Deutsche Mark Loans (exclusive of Deutsche Mark Loans which have theretofore been funded) shall no longer be available until such time as the Administrative Agent notifies the German Borrowers and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exists, and any Notice of Borrowing given by the German Borrowers with respect to such Deutsche Mark Loans which have not been incurred shall be deemed rescinded by the German Borrowers.

              (b) At any time that any Euro Rate Loan is affected by the circumstances described in Section 1.10(a)(ii) or (iii), the respective Borrower or Borrowers may (and in the case of a Euro Rate Loan affected by the circumstances described in Section 1.10(a)(iii) shall) either (x) if the affected Euro Rate Loan is then being made initially or pursuant to a conversion, cancel the respective Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that such Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 1.10(a)(ii) or (iii) or (y) if the affected Euro Rate Loan is then outstanding, upon at least three Business Days' written notice to the Administrative Agent,
(A) in the case of a Eurodollar Loan, request the affected Lender to convert such Eurodollar Loan into a Base Rate Loan and (B) in the case of a Deutsche Mark Loan, repay such Deutsche Mark Loan in full, provided that, (i) if the circumstances described in Section 1.10(a)(iii) apply to any Deutsche Mark Loan, the German Borrowers may, in lieu of taking the actions described above, maintain such Deutsche Mark Loan outstanding, in which case the Deutsche Mark Euro Rate shall be determined on the basis provided in the proviso to the definition of Deutsche Mark Euro Rate, unless the maintenance of such Deutsche Mark Loan outstanding on such basis would not stop the conditions described in
Section 1.10(iii) from existing (in which case the actions described above, without giving effect to the proviso, shall be required to be taken) and (ii) if more than one Lender is affected at any time as described above in this clause
(b), then all affected Lenders must be treated the same pursuant to this Section 1.10(b).

               (c) If at any time after the date of this Agreement any Lender determines that the introduction of or any change (which introduction or change shall have occurred after the date of this Agreement) in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by any governmental authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender's Commitments hereunder or its obligations hereunder, then the Borrowers jointly and severally agree to pay, subject to the provisions of Section 13.21 (to the extent applicable), to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender's determination of compensation owing under this Section 1.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 1.10(c), will give prompt written notice thereof to the Borrowers, which notice shall show in reasonable detail the basis for calculation of such additional amounts.

              (d) In the event that any Lender shall in good faith determine (which determination shall, absent manifest error, be final and conclusive and binding on all parties hereto) at any time that such Lender is required to maintain reserves (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) which have been established by any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body with jurisdiction over such Lender (including any branch, Affiliate or funding office thereof) in respect of any Deutsche Mark Loans or any category of liabilities which includes deposits by reference to which the interest rate on any Deutsche Mark Loan is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to non-United States residents, then, unless such reserves are included in the calculation of the interest rate applicable to such Deutsche Mark Loans or in Section 1.10(a)(ii), such Lender shall promptly notify the German Borrowers in writing specifying the additional amounts required to indemnify such Lender against the cost of maintaining such reserves (such written notice to provide in reasonable detail a computation of such additional amounts) and the German Borrowers shall, and shall be jointly and severally obligated to, pay to such Lender such specified amounts as additional interest at the time that the German Borrowers are otherwise required to pay interest in respect of such Deutsche Mark Loan or, if later, on written demand therefor by such Lender.

               1.11 Compensation. The respective Borrower or Borrowers shall, subject to the provisions of Section 13.21 (to the extent applicable), compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Euro Rate Loans, but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, Euro Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion (whether or not withdrawn or deemed withdrawn pursuant to Section 1.10(a)); (ii) if any repayment (including any repayment made pursuant to Section 4.01 or 4.02 or as a result of an acceleration of the Loans pursuant to Section 10) or conversion of any Euro Rate Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any Euro Rate Loans is not made on any date specified in a notice of prepayment given by the respective Borrower or Borrowers; or (iv) as a consequence of (x) any other default by the respective Borrower or Borrowers to repay its Loans when re-quired by the terms of this Agreement or any Note held by such Lender or (y) any election made pursuant to Section 1.10(b).

              1.12 Lending Offices; Changes Thereto. (a) Each Lender may at any time or from time to time designate, by written notice to the Administrative Agent to the extent not already reflected on Schedule II, one or more lending offices (which, for this purpose, may include Affiliates of the respective Lender) for the various Loans made, and Letters of Credit participated in, by such Lender (including by designating a separate lending office (or Affiliate) to act as such with respect to Dollar Loans and U.S. Letter of Credit Outstandings versus Deutsche Mark Loans and German Letter of Credit Outstandings); provided that, for designations made after the Initial Borrowing Date, to the extent such designation shall result in increased costs under
Section 1.10, 2.06 or 4.04 in excess of those which would be charged in the absence of the designation of a different lending office (including a different Affiliate of the respective Lender), then the Borrowers shall not be obligated to pay such excess increased costs (although the Borrowers, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay the costs which would apply in the absence of such designation and any subsequent increased costs of the type described above resulting from changes after the date of the respective designation). Each lending office and Affiliate of any Lender designated as provided above shall, for all purposes of this Agreement, be treated in the same manner as the respective Lender (and shall be entitled to all indemnities and similar provisions in respect of its acting as such hereunder).

               (b) Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), Section 1.10(c), Section 1.10(d), Section 2.06 or Section 4.04 with respect to such Lender, it will, if requested by the applicable Borrower or Borrowers, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 1.12 shall affect or postpone any of the obligations of any Borrower or the right of any Lender provided in Sections 1.10, 2.06 and 4.04.

              1.13 Replacement of Lenders. (x) If any Lender becomes a Defaulting Lender or otherwise defaults in its obligations to make Loans or fund Unpaid Drawings, (y) upon the occurrence of an event giving rise to the operation of Section 1.10(a)(ii) or (iii), Section 1.10(c), Section 1.10(d),
Section 2.06 or Section 4.04 with respect to any Lender which results in such Lender charging to any Borrower increased costs in excess of those being generally charged by the other Lenders or (z) in the case of the refusal by a Lender to consent to proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12 (b), the U.S. Borrower shall have the right, if no Default or Event of Default will exist immediately after giving effect to such replacement), to either (1) replace such Lender (the "Replaced Lender") with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the "Replacement Lender") and each of whom shall be required to be reasonably acceptable to the Administrative Agent or (2) at the option of the U.S. Borrower, replace only (a) the Revolving Loan Commitment (and outstandings pursuant thereto and the related German Revolving Loan Sub- Commitment, if any, of the respective Lender) of the Replaced Lender with an identical Revolving Loan Commitment (and related outstandings and German Revolving Loan Sub-Commitment, if any) provided by the Replacement Lender or (b) in the case of a replacement as provided in Section 13.12(b) where the consent of the respective Lender is required with respect to less than all Tranches of its Loans or Commitments, the Commitments and/or outstanding Term Loans of such Lender in respect of each Tranche where the consent of such Lender would otherwise be individually required, with identical Commitments and/or Term Loans of the respective Tranche provided by the Replacement Lender, provided that (i) any replacement pursuant to this Section 1.13 shall be required to comply with the requirements of Section 13.04(b) and at the time of any replacement pursuant to this Section 1.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans (or, in the case of the replacement of only
(a) the Revolving Loan Commitment, the Revolving Loan Commitment (and related German Revolving Loan Sub-Commitment, if any) and outstanding Revolving Loans and partici- pations in Letter of Credit Outstandings and/or (b) the outstanding Term Loans and/or Term Loan Commitments of the respective Tranche or Tranches) of, and in each case (except for the replacement of only the outstanding Term Loans (and/or Term Loan Commitments, as the case may be) of one or more Tranches of the respective Lender) participations in Letters of Credit by, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (I) the principal of, and all accrued interest on, all outstanding Loans (or of the Loans of the respective Tranche or Tranches being replaced) of the Replaced Lender, (II) all Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time and
(III) all accrued, but theretofore unpaid, Fees owing to the Replaced Lender (but only with respect to the relevant Tranche, in the case of the replacement of less than all Tranches of Loans then held by the respective Replaced Lender) pursuant to Section 3.01 and (y) except in the case of the replacement of only the outstanding Term Loans of one or more Tranches of a Replaced Lender, each Issuing Bank an amount equal to such Replaced Lender's RL Percentage or German RL Percentage, as the case may be, of any Unpaid Drawing (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Lender to such Issuing Bank and (ii) all obligations of the Borrowers due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement. Upon the execution of the respective Assignment and Assumption Agreements, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 13.15 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the respective Borrowers, the Replacement Lender shall become a Lender hereunder and, unless the respective Replaced Lender continues to have outstanding Term Loans or a Commitment hereunder, the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 1.10, 1.11, 2.06, 4.04, 12.06 and 13.01), which shall survive as to such Replaced Lender. In connection with any replacement of Lenders pursuant to, and as contemplated by, this Section 1.13, each of the German Borrowers hereby irrevocably authorizes the U.S. Borrower to take all necessary action, in the name of the German Borrowers, as described above in this Section 1.13 in order to effect the replacement of the respective Lender or Lenders in accordance with the preceding provisions of this
Section 1.13.

               SECTION 2.  Letters of Credit.

               2.01 Letters of Credit. (a) Subject to and upon the terms and conditions set forth herein, the U.S. Borrower or the German Borrowers may request that any Issuing Bank issue, at any time and from time to time on and after the Initial Borrowing Date and prior to the fifth Business Day prior to the Revolving Loan Maturity Date (or the 30th day prior to the Revolving Loan Maturity Date in the case of Trade Letters of Credit), (x) for the account of the U.S. Borrower (in the case of requests made by it) or for the joint and several account of the German Borrowers (in the case of requests made by them) and for the benefit of any holder (or any trustee, agent or other similar representative for any such holders) of L/C Supportable Obligations of the respective such Account Party or any of its or their Subsidiaries, an irrevocable sight standby letter of credit, in a form customarily used by such Issuing Bank or in such other form as has been approved by such Issuing Bank (each such standby letter of credit, a "Standby Letter of Credit") in support of such L/C Supportable Obligations and (y) for the account of the respective such Account Party and for the benefit of sellers of goods, materials and services used in the ordinary course of business of the respective such Account Party or any of its or their Subsidiaries an irrevocable sight commercial letter of credit in a form customarily used by such Issuing Bank or in such other form as has been approved by such Issuing Bank (each such commercial letter of credit, a "Trade Letter of Credit", and each such Trade Letter of Credit and each Standby Letter of Credit, a "Letter of Credit") in support of commercial transactions of the respective such Account Party and its or their Subsidiaries.

               (b) All (x) U.S. Letters of Credit shall be issued, and denominated, in Dollars, and shall be issued for the account of the U.S. Borrower, and (y) German Letters of Credit shall be issued, and denominated, in Deutsche Marks (or, in any specific instance, such other currency as is acceptable to the Administrative Agent and the respective Issuing Bank), and shall be issued for the joint and several account of each of the German Borrowers. Notwithstanding anything to the contrary contained above, in no event shall a German Letter of Credit denominated in a currency other than Deutsche Marks be issued if, after giving effect to such issuance, the aggregate amount of Letter of Credit Outstandings at such time in respect of German Letters of Credit issued in currencies other than Deutsche Marks would exceed $5,000,000.

               (c) Each Issuing Bank hereby agrees that it will (subject to the terms and conditions contained herein), at any time and from time to time on and after the Initial Borrowing Date and prior to the fifth Business Day prior to the Revolving Loan Maturity Date (or the 30th day prior to the Revolving Loan Maturity Date in the case of Trade Letters of Credit), following its receipt of the respective Letter of Credit Request, issue for the account of the respective Account Party, subject to the terms and conditions of this Agreement, one or more Letters of Credit (x) in the case of Standby Letters of Credit, in support of such L/C Supportable Obligations of the respective Account Party or any of its or their Subsidiaries as are permitted to remain outstanding without giving rise to a Default or an Event of Default and (y) in the case of Trade Letters of Credit, in support of sellers of goods or materials used in the ordinary course of business of the respective Account Party or any of its or their Subsidiaries as referenced in Section 2.01(a), provided that the respective Issuing Bank shall be under no obligation to issue any Letter of Credit of the types described above if at the time of such issuance:

                (i) any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Bank from issuing such Letter of Credit or any requirement of law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Bank is not otherwise compensated) not in effect on the date hereof, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to such Issuing Bank as of the date hereof and which such Issuing Bank reasonably and in good faith deems material to it; or

               (ii) such Issuing Bank shall have received notice from the Administrative Agent at the direction of the Required Lenders prior to the issuance of such Letter of Credit of the type described in the second sentence of Section 2.03(b).

               2.02 Maximum Letter of Credit Outstandings; Final Maturities. (a) Notwithstanding anything to the contrary contained in this Agreement, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time, would exceed either (x) $25,000,000 or (y) when added to the aggregate principal amount of all Revolving Loans (for this purpose, using the Dollar Equivalent of each outstanding Deutsche Mark Revolving Loan) then outstanding and the aggregate amount of all Swingline Loans then outstanding, the Total Revolving Loan Commitment at such time, (ii) no U.S. Letter of Credit shall be issued the Stated Amount (expressed in Dollars) of which, when added to the U.S. Letter of Credit Outstandings (expressed in Dollars) (exclusive of Unpaid Drawings with respect thereto which are repaid on the date of, and prior to the issuance of, the respective U.S. Letter of Credit) at such time would exceed, when added to the aggregate principal of all Dollar Revolving Loans (expressed in Dollars) then outstanding and the aggregate amount of all Swingline Loans then outstanding, the U.S. Borrowing Base, (iii) no German Letter of Credit shall be issued the Stated Amount (expressed in Deutsche Marks (taking the Deutsche Mark Equivalent of any amount expressed in currencies other than Deutsche Marks)) of which, when added to the German Letter of Credit Outstandings (expressed in Deutsche Marks) (exclusive of Unpaid Drawings with respect thereto which are repaid on the date of, and prior to the issuance of, the respective German Letter of Credit) at such time and the aggregate principal of all Deutsche Mark Revolving Loans (expressed in Deutsche Marks) then outstanding, would exceed the German Borrowing Base at such time, (iv) no German Letter of Credit shall be issued the Stated Amount of which, when added to the German Letter of Credit Outstandings (exclusive of Unpaid Drawings with respect thereto which are repaid on the date, and prior to the issuance of, the respective German Letter of Credit) at such time and the aggregate principal amount of all Deutsche Mark Revolving Loans (taking the Dollar Equivalent thereof) then outstanding, would exceed the lesser of (x) the Total German Revolving Loan Sub-Commitment at such time, and (y) $15,000,000, and (v) each Letter of Credit shall by its terms terminate (A) in the case of Standby Letters of Credit, on or before the earlier of (x) the date which occurs 12 months after the date of the issuance thereof (although any such Standby Letter of Credit may be extendable for successive periods of up to 12 months (which period may be increased by not more than one month to the extent needed to permit the effectiveness of any extension to occur up to one month prior to the then scheduled termination of the respective Standby Letter of Credit), but not beyond the fifth Business Day prior to the Revolving Loan Maturity Date, on terms acceptable to the Issuing Bank thereof) and (y) the fifth Business Day prior to the Revolving Loan Maturity Date and (B) in the case of Trade Letters of Credit, on or before the earlier of (x) the date which occurs 180 days after the date of issuance thereof and (y) 30 days prior to the Revolving Loan Maturity Date.

               (b) Notwithstanding the foregoing, in the event a Lender Default exists, the Issuing Bank shall not be required to issue any Letter of Credit unless the Issuing Bank has entered into arrangements satisfactory to it and the respective Account Party to eliminate the Issuing Bank's risk with respect to the participation in Letters of Credit of the Defaulting Lender or Lenders, including by cash collateralizing (in Dollars or Deutsche Marks, as appropriate) such Defaulting Lender's or Lenders' RL Percentage of the Letter of Credit Outstandings.

               2.03 Letter of Credit Requests; Notices of Issuance; Minimum Stated Amount. (a) Whenever the U.S. Borrower or the German Borrowers, as the case may be, desire that a Letter of Credit be issued for its or their account, the respective such Account Party shall give the Administrative Agent (at the appropriate Notice Office) and the respective Issuing Bank at least five Business Days' (or such shorter period as is acceptable to the respective Issuing Bank) written notice thereof. Each notice shall be in the form of Exhibit C (each a "Letter of Credit Request").

               (b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the U.S. Borrower or the German Borrowers, as the case may be, that (i) such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 2.02 and (ii) all of the applicable conditions set forth in Section 5 and 6 shall be met at the time of such issuance. Unless the respective Issuing Bank has received notice from the Administrative Agent at the direction of the Required Lenders before it issues a Letter of Credit that one or more of the conditions specified in Section 5 are not satisfied on the Initial Borrowing Date or Section 6 are not then satisfied, or that the issuance of such Letter of Credit would violate
Section 2.02, then such Issuing Bank may issue the requested Letter of Credit for the account of the respective Account Party in accordance with such Issuing Bank's usual and customary practices. Upon the issuance of or amendment or modification to any Standby Letter of Credit, the respective Issuing Bank shall promptly notify the Administrative Agent (and the Administrative Agent shall promptly forward such notice to the Lenders) of such issuance, amendment or modification and such notification shall be accompanied by a copy of the issued Standby Letter of Credit or amendment or modification. For Trade Letters of Credit, the Issuing Bank will send to the Administrative Agent by facsimile transmission, promptly on the first Business Day of each week and on each Quarterly Payment Date, the daily aggregate Stated Amount of Trade Letters of Credit issued by such Issuing Bank and outstanding during the preceding week or quarterly period, as the case may be. The Administrative Agent shall deliver to each Lender, after each calendar month end and upon each payment of the Letter of Credit Fee, a report setting forth for the relevant period the daily aggregate Stated Amount of all outstanding Trade Letters of Credit during such period.

               (c) Each Issuing Bank shall, on the date of issuance of a Letter of Credit by it, give the Administrative Agent and the respective Account Party written notice of the issuance of such Letter of Credit, accompanied by a copy to the Administrative Agent of the Letter of Credit or Letters of Credit issued by it.

               (d) The initial Stated Amount of each Letter of Credit shall not be less than (x) in the case of U.S. Letters of Credit, $10,000 and (y) in the case of German Letters of Credit, DM20,000, or in each case such lesser amount as is acceptable to the respective Issuing Bank.

               2.04 Letter of Credit Participations. (a) Immediately upon the issuance by the respective Issuing Bank of any Letter of Credit, such Issuing Bank shall be deemed to have sold and transferred to (x) in the case of a U.S. Letter of Credit, each Lender (other than such Issuing Bank) with a Revolving Loan Commitment and (y) in the case of a German Letter of Credit, each Lender (other than such Issuing Bank) with a German Revolving Loan Sub-Commitment (each such Lender with respect to any Letter of Credit, in its capacity under this
Section 2.04, a "Participant"), and each such Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation, in a percentage equal to such Participant's RL Percentage, in the case of a U.S. Letter of Credit, or German RL Percentage, in the case of a German Letter of Credit, in such Letter of Credit, each drawing or payment made thereunder and the obligations of the respective Account Party under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto (although Letter of Credit Fees shall be paid directly to the Administrative Agent for the ratable account of the Lenders based on their RL Percentages or German RL Percentages, as the case may be, as provided in Section 3.01(c) and the Participants shall have no right to receive any portion of any Facing Fees). Upon any change in the Revolving Loan Commitments or RL Percentages or German RL Percentages of the Lenders pursuant to this Agreement, it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings, there shall be an automatic adjustment to the participations pursuant to this Section
2.04 to reflect the new RL Percentages or German RL Percentages, as the case may be, of the various Lenders.

               (b) In determining whether to pay under any Letter of Credit, the respective Issuing Bank shall have no obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by any Issuing Bank under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such Issuing Bank any resulting liability to any Account Party, any other Credit Party, any Lender or any other Person.

               (c) In the event that any Issuing Bank makes any payment under any Letter of Credit and the respective Account Party shall not have reimbursed such amount in full to such Issuing Bank pursuant to Section 2.05(a), such Issuing Bank shall promptly notify the Administrative Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to such Issuing Bank the amount of such Participant's RL Percentage (in the case of a U.S. Letter of Credit) or German RL Percentage (in the case of a German Letter of Credit) of such unreimbursed payment (in the case of payments made in any currency other than Dollars, taking the Dollar Equivalent thereof) in Dollars and in same day funds. If the Administrative Agent so notifies, prior to 11:00 A.M. (New York time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the Administrative Agent for the benefit of such Issuing Bank, in Dollars, such Participant's RL Percentage (in the case of a U.S. Letter of Credit) or German RL Percentage (in the case of a German Letter of Credit) of the amount of such payment (or, in the case of payments made in any currency other than Dollars, the Dollar Equivalent thereof) on such Business Day in same day funds. If and to the extent such Participant shall not have so made its RL Percentage or German RL Percentage, as the case may be, of the amount of such payment available to the Administrative Agent for the benefit of such Issuing Bank, such Participant agrees to pay to the Administrative Agent for the benefit of such Issuing Bank, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the benefit of such Issuing Bank at the overnight Federal Funds Rate for the first three days and at the interest rate applicable to Dollar Revolving Loans maintained as Base Rate Loans hereunder for each day thereafter. The failure of any Participant to make available to such Issuing Bank its RL Percentage or German RL Percentage, as the case may be, of any payment under any Letter of Credit shall not relieve any other Participant of its obligation hereunder to make available to such Issuing Bank its RL Percentage or German RL Percentage, as the case may be, of any unreimbursed payment with respect to a Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the Administrative Agent for the benefit of such Issuing Bank such other Participant's RL Percentage or German RL Percentage, as the case may be, of any such payment.

               (d) Whenever any Issuing Bank receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to clause (c) above, such Issuing Bank shall pay to the Administrative Agent for the benefit of each Participant which has paid its RL Percentage or German RL Percentage, as the case may be, thereof, in Dollars and in same day funds, an amount equal to such Participant's share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

               (e) Upon the request of any Participant, each Issuing Bank shall furnish to such Participant copies of any Letter of Credit issued by it and such other documentation as may reasonably be requested by such Participant.

               (f) The obligations of the Participants to make payments to the Administrative Agent for the benefit of each Issuing Bank with respect to Letters of Credit issued by it shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

               (i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

               (ii) the existence of any claim, setoff, defense or other right which the respective Revolving Loan Borrower or any of its Subsidiaries or Affiliates may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the respective Account Party or any Subsidiary or Affiliate of the respective Account Party and the beneficiary named in any such Letter of Credit);

              (iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

              (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

              (v) the occurrence of any Default or Event of Default.

               2.05 Agreement to Repay Letter of Credit Drawings. (a) The U.S. Borrower hereby agrees, in the case of all U.S. Letters of Credit, and the German Borrowers hereby jointly and severally agree, in the case of all German Letters of Credit, to reimburse the respective Issuing Bank, by making payment in Dollars directly to the Administrative Agent for the benefit of such Issuing Bank, for any payment or disbursement (or, in the case of payments or disbursements made in any currency other than Dollars, the Dollar Equivalent thereof) made by such Issuing Bank under any Letter of Credit issued for the account of the respective Account Party (with each such amount so paid, until reimbursed, an "Unpaid Drawing"), immediately after, and in any event on the date of, such payment or disbursement, with interest on the amount so paid or disbursed by such Issuing Bank, to the extent not reimbursed prior to 2:00 P.M. (New York time or, in the case of German Letters of Credit, Frankfurt time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Bank was reimbursed by the U.S. Borrower or the respective German Borrower, as the case may be, therefor at a rate per annum which shall be the Base Rate in effect from time to time plus the Applicable Margin for Revolving Loans maintained as Base Rate Loans; provided, however, to the extent such amounts are not reimbursed prior to 12:00 Noon (New York time or, in the case of German Letters of Credit, Frankfurt time) on the third Business Day following the receipt by the respective Account Party of notice of such payment or disbursement or upon the occurrence of a Default or an Event of Default under
Section 10.05, interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Bank (and until reimbursed by the respective Account Party at a rate per annum which shall be the Base Rate in effect from time to time plus the Applicable Margin for Revolving Loans maintained as Base Rate Loans plus 2%, in each such case, with interest to be payable on demand. The respective Issuing Bank shall give the respective Account Party prompt written notice of each Drawing under any Letter of Credit, provided that the failure to give any such notice shall in no way affect, impair or diminish the respective Account Party's obligations hereunder.

               (b) The obligations of the U.S. Borrower (with respect to U.S. Letters of Credit) and the joint and several obligations of the German Borrowers (with respect to German Letters of Credit) under this Section 2.05 to reimburse the respective Issuing Bank with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the respective Account Party may have or have had against any Lender (including in its capacity as issuer of the Letter of Credit or as Participant), including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit (each a "Drawing") to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing; provided that any reimbursement made by the respective Account Party, shall be without prejudice to any claim it may have against such Issuing Bank as a result of such Issuing Bank's gross negligence or willful misconduct in determining whether any documents required to be delivered under the respective Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of the respective Letter of Credit.

               2.06 Increased Costs. If at any time after the date of this Agreement, the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Issuing Bank or any Participant with any request or directive by any such authority (whether or not having the force of law), shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Issuing Bank or participated in by any Participant, or (ii) impose on any Issuing Bank or any Participant any other conditions relating, directly or indirectly, to this Agreement; and the result of any of the foregoing is to increase the cost to any Issuing Bank or any

Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Bank or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit (except for changes in the rate of tax on, or determined by reference to, the net income or profits or franchise taxes based on net income of such Issuing Bank or such Participant pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein), then, upon written demand to the U.S. Borrower or the German Borrowers, as the case may be, by such Issuing Bank or any Participant (a copy of which certificate shall be sent by such Issuing Bank or such Participant to the Administrative Agent), the U.S. Borrower or the German Borrowers, as the case may be, shall, subject to the provisions of Section 13.21 (to the extent applicable), pay to such Issuing Bank or such Participant such additional amount or amounts as will compensate such Lender for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. Any Issuing Bank or any Participant, upon determining that any additional amounts will be payable pursuant to this Section 2.06, will give prompt written notice thereof to the U.S. Borrower or the German Borrowers, as the case may be, which notice shall include a certificate submitted to the U.S. Borrower or the German Borrowers, as the case may be, by such Issuing Bank or such Participant (a copy of which certificate shall be sent by such Issuing Bank or such Participant to the Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Issuing Bank or such Participant. The certificate required to be delivered pursuant to this Section 2.06 shall, absent manifest error, be final and conclusive and binding on the U.S. Borrower or the German Borrowers, as the case may be.

               SECTION 3.  Commitment Commission; Fees; Reductions of
Commitment.

               3.01 Fees. (a) The U.S. Borrower agrees to pay to the Administrative Agent for distribution to each Non-Defaulting Lender with a Term Loan Commitment, a commitment commission (the "Term Loan Commitment Commission") for the period from and including the Effective Date to but excluding the date on which the Total Term Loan Commitment shall have been terminated, computed at a rate for each day equal to the Applicable Commitment Commission Percentage on the daily average sum of the Term Loan Commitments of such Lender. Accrued Term Loan Commitment Commission shall be due and payable on the Initial Borrowing Date, quarterly in arrears on each Quarterly Payment Date and on the date on which the Total Term Loan Commitments shall have been terminated.

               (b) The Revolving Loan Borrowers jointly and severally agree to pay to the Administrative Agent in Dollars for distribution to each Non-Defaulting Lender with a Revolving Loan Commitment a commitment commission (the "Revolving Loan Commitment Commission") for the period from and including the Effective Date to but excluding the Revolving Loan Maturity Date (or such earlier date as the Total Revolving Loan Commitment shall have been terminated), computed at a rate for each day equal to the Applicable Commitment Commission Percentage on the daily average Unutilized Revolving Loan Commitment of such Lender. Accrued Revolving Loan Commitment Commission shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the Revolving Loan Maturity Date or such earlier date upon which the Total Revolving Loan Commitment is terminated.

               (c) The U.S. Borrower agrees to pay to the Administrative Agent for distribution to each Lender with a Revolving Loan Commitment (based on their respective RL Percentages) in Dollars a fee in respect of each U.S. Letter of Credit issued hereunder, and the German Borrowers jointly and severally agree to pay to the Administrative Agent for distribution to each Lender with a German Revolving Loan Sub-Commitment (based on their respective German RL Percentages) in Dollars a fee in respect of each German Letter of Credit issued hereunder (with all fees payable as described in this clause (c) being herein referred to as "Letter of Credit Fees"), in each case for the period from and including the date of issuance of the respective Letter of Credit to and including the date of termination of such Letter of Credit (or, in the case of a Trade Letter of Credit, the date of the stated expiration thereof), computed at a rate per annum equal to the Applicable Margin for Revolving Loans maintained as Eurodollar Loans on the daily average Stated Amount of such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable by the respective Account Party quarterly in arrears on each Quarterly Payment Date and on the first day after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

               (d) The U.S. Borrower agrees, and the German Borrowers jointly and severally agree, to pay to each Issuing Bank, for its own account, in Dollars, a facing fee in respect of each Letter of Credit issued by such Issuing Bank for the account of such Account Party (the "Facing Fee"), for the period from and including the date of issuance of such Letter of Credit to and including the date of the termination of such Letter of Credit, computed at a rate equal to 1/4 of 1% per annum of the daily average Stated Amount of such Letter of Credit. Accrued Facing Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day after the termination of the Total Revolving Loan Commitment upon which no Letter of Credit remains outstanding.

               (e) The respective Account Party shall pay, upon each payment under, issuance of, or amendment to, any Letter of Credit, such amount as shall at the time of such event be the administrative charge and the reasonable expenses which the applicable Issuing Bank is generally imposing in connection with such occurrence with respect to letters of credit denominated in the respective Applicable Currency.

               (f) The Borrowers shall pay to the Administrative Agent, for its own account, such other fees as have been agreed to in writing by the Borrowers and the Administrative Agent.

               3.02 Voluntary Termination of Unutilized Commitments. Upon at least three Business Days' prior notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the U.S. Borrower shall have the right, at any time or from time to time, without premium or penalty, to terminate the Total Unutilized Revolving Loan Commitment, in whole or in part, in integral multiples of $500,000 in the case of partial reductions to the Total Unutilized Revolving Loan Commitment. Each reduction to the Total Unutilized Revolving Loan Commitment pursuant to this Section 3.02 shall apply (i) first, in an amount equal to the lesser of the reduction to the Total Unutilized Revolving Loan Commitment then being effected or the Total Non-German Revolving Loan Sub-Commitment then in effect, to reduce the Revolving Loan Commitment (and the Non-German Revolving Loan Sub-Commitment) of each Lender, pro rata based on the relative Non-German Revolving Loan Sub-Commitments of the various Lenders (or their respective Affiliates) and (ii) to the extent in excess of the amount to be applied pursuant to preceding clause (i), to reduce the remaining Revolving Loan Commitments (and the German Revolving Loan Sub-Commitments) of the various Lenders pro rata based on the German Revolving Loan Sub-Commitments of the various Lenders. Notwithstanding anything to the contrary contained in the immediately preceding sentence, at the time of any reduction to the Total Unutilized Revolving Loan Commitment pursuant to this Section 3.02, the U.S. Borrower may, but shall not be required to, elect that all or portion of such reduction first be applied as provided in clause (ii) of the immediately preceding sentence, with any excess over the amount of the Total German Revolving Loan Sub-Commitment as then in effect to be applied as provided in clause (i) of the immediately preceding sentence.

               3.03 Mandatory Reduction of Commitments. (a) The Total Commitments (and the U.S. Borrower Tranche A Term Loan Commitment, the German Borrower Tranche A Term Loan Commitment, the Delayed Draw Term Loan Commitment, the Tranche B Term Loan Commitment, the Tranche C Term Loan Commitment, the Revolving Loan Commitment, the German Revolving Loans Sub-Commitment and the Non-German Revolving Loans Sub-Commitment of each Lender) shall terminate in their entirety on September 30, 1997 unless the Initial Borrowing Date has occurred on or before such date.

               (b) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total U.S. Borrower Tranche A Term Loan Commitment shall (i) be reduced on the Initial Borrowing Date (after giving effect to the making of U.S. Borrower Tranche A Term Loans on such date), in an amount equal to the aggregate principal amount of U.S. Borrower Tranche A Term Loans incurred on such date, (ii) terminate in its entirety (to the extent not theretofore terminated) at 5:00 P.M. (New York time) on the earlier to occur of the PIK Preferred Drawdown Date (after giving effect to the making of U.S. Borrower Tranche A Term Loans on such date) or the U.S. Borrower Tranche A Term Loan Commitment Termination Date, whether or not any U.S. Borrower Tranche A Term Loans are incurred on such date and (iii) prior to the termination of the Total U.S. Borrower Tranche A Term Loan Commitment, be reduced from time to time to the extent required by Section 4.02.

               (c) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total German Borrower Tranche A Term Loan Commitment shall (i) terminate in its entirety (to the extent not theretofore terminated) at 5:00 P.M. (New York time) on the Initial Borrowing Date (after giving effect to the making of German Borrower Tranche A Term Loans on such date) and (ii) prior to the termination of the Total German Borrower Tranche A Term Loan Commitment, be reduced from time to time to the extent required by
Section 4.02.

               (d) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Delayed Draw Term Loan Commitment shall
(i) be reduced on each Delayed Draw Term Loan Borrowing Date (after giving effect to the making of Delayed Draw Term Loans on such date), in the amount equal to the aggregate principal amount of Delayed Draw Term Loans incurred on such date, (ii) terminate in its entirety (to the extent not theretofore terminated) at 5:00 P.M. (New York time) on the Delayed Draw Term Loan Commitment Termination Date, whether or not any Delayed Draw Term Loans are incurred on such date and (iii) prior to the termination of the Total Delayed Draw Term Loan Commitment, be reduced from time to time to the extent required by Section 4.02.

               (e) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Tranche B Term Loan Commitment shall
(i) be reduced on the Initial Borrowing Date (after giving effect to the making of Tranche B Term Loans on such date), in an amount equal to the aggregate principal amount of Tranche B Term Loans incurred on such date, (ii) terminate in its entirety (to the extent not theretofore terminated) at 5:00 P.M. (New York time) on the earlier to occur of the PIK Preferred Drawdown Date (after giving effect to the making of Tranche B Term Loans on such date) or the Tranche B Term Loan Commitment Termination Date, whether or not any Tranche B Term Loans are incurred on such date and (iii) prior to the termination of the Total Tranche B Term Loan Commitment, be reduced from time to time to the extent required by Section 4.02.

               (f) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Tranche C Term Loan Commitment shall
(i) be reduced on the Initial Borrowing Date (after giving effect to the making of Tranche C Term Loans on such date), in an amount equal to the aggregate principal amount of Tranche C Term Loans incurred on such date, (ii) terminate in its entirety (to the extent not theretofore terminated) at 5:00 P.M. (New York time) on the earlier to occur of the PIK Preferred Drawdown Date (after giving effect to the making of Tranche C Term Loans on such date) or the Tranche C Term Loan Commitment Termination Date, whether or not any Tranche C Term Loans are incurred on such date and (iii) prior to the termination of the Total Tranche C Term Loan Commitment, be reduced from time to time to the extent required by Section 4.02.

               (g) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Revolving Loan Commitment (and the Revolving Loan Commitment, the German Revolving Loan Sub-Commitment and the Non-German Revolving Loan Sub-Commitment of each Lender) shall terminate in its entirety on the earlier to occur of (x) the date (if any) after the Initial Borrowing Date and occurring on or prior to the Subsidiary Stock Restrictions Approval Date, upon which any Lien is created with respect to, or any disposition occurs with respect to, any capital stock of any Subsidiary of the U.S. Borrower identified in the definition of "Subsidiary Stock Restrictions" contained herein if such Lien or disposition, as the case may be, would not be permitted if the Subsidiary Stock Restrictions contained in this Agreement were then effective in accordance with the terms thereof had the Subsidiary Stock Restrictions Approval Date theretofore occurred and (y) the Revolving Loan Maturity Date.

               (h) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, on the Initial Borrowing Date (but immediately before the making of any Loans pursuant to this Agreement) to the extent that any of the U.S. Borrower's Existing Senior Secured Notes have not been accepted for purchase pursuant to the Existing Senior Secured Notes Tender Offer, an amount equal to the amount which would have been paid to repurchase all such Existing Senior Secured Notes not tendered pursuant to the Existing Senior Secured Notes Tender Offer (if same had been tendered pursuant thereto), but only if such amount exceeds $250,000, shall be applied to reduce the Total U.S. Borrower Tranche A Term Loan Commitment, the Total Tranche B Term Loan Commitment and the Total Tranche C Term Loan Commitment on a pro rata basis

(based upon the relative amounts of such Commitments before giving effect to the reduction thereto pursuant to this sentence) (with the aggregate amount of commitment reductions pursuant to this sentence being herein called the "Existing Senior Secured Notes Reduction Amount"). Furthermore, on the Initial Borrowing Date (but immediately before the making of any Loans pursuant to this Agreement) (i) to the extent that less than an amount equal to $275 million less the Existing Senior Secured Notes Reduction Amount is to be used, on the Initial Borrowing Date or within 45 days thereafter, to effect the Refinancing (excluding (i) the uses made or to be made with proceeds available under the Delayed Draw Term Loan Facility and (ii) payments of fees in connection herewith and in connection with the Refinancing, but including amounts to be used to redeem the Existing PIK Preferred Stock), an amount equal to such difference shall be applied to reduce the Total U.S. Borrower Tranche A Term Loan Commitment, the Total Tranche B Term Loan Commitment and the Total Tranche C Term Loan Commitment on a pro rata basis (based upon the relative amounts of such Commitments before giving effect to any reductions thereto pursuant to this sentence) and (ii) to the extent the net cash proceeds from the issuance of the New Senior Subordinated Notes will exceed $150 million, the amount of such excess shall apply to reduce the Total U.S. Borrower Tranche A Term Loan Commitment, the Total Tranche B Term Loan Commitment and the Total Tranche C Term Loan Commitment on a pro rata basis (based upon the relative amounts of such Commitments before giving effect to any reductions thereto pursuant to this sentence).

               (i) Each reduction to the Total U.S. Borrower Tranche A Term Loan Commitment, the Total German Borrower Tranche A Term Loan Commitment, the Total Delayed Draw Term Loan Commitment, the Total Tranche B Term Loan Commitment, the Total Tranche C Term Loan Commitment and the Total Revolving Loan Commitment pursuant to this Section 3.03 (or pursuant to Section 4.02) shall be applied proportionately to reduce the U.S. Borrower Tranche A Term Loan Commitment, the German Borrower Tranche A Term Loan Commitment, the Delayed Draw Term Loan Commitment, the Tranche B Term Loan Commitment, the Tranche C Term Loan Commitment or the Revolving Loan Commitment, as the case may be, of each Lender with such a Commitment.

               SECTION 4. Prepayments; Payments; Taxes.

               4.01 Voluntary Prepayments. Each Borrower shall have the right to prepay the Loans made to such Borrower, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions:
(i) such Borrower shall give the Administrative Agent prior to 2:00 P.M. (New York time) at its Notice Office (x) in the case of Base Rate Loans, at least one Business Day's prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay such Base Rate Loans (or same day notice in the case of Swingline Loans, provided such notice is given prior to 12:00 Noon (New York time)) and (y) in all other cases, at least three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Euro Rate Loans, whether U.S. Borrower Tranche A Term Loans, German Borrower Tranche A Term Loans, Delayed Draw Term Loans, Tranche B Term Loans, Tranche C Term Loans, Dollar Revolving Loans or Deutsche Mark Revolving Loans shall be prepaid, the amount of such prepayment and the Types of Loans to be prepaid and, in the case of Euro Rate Loans, the specific Borrowing or Borrowings pursuant to which made, which notice the Administrative Agent shall promptly transmit to each of the Lenders with Loans of the respective Tranche;
(ii) each prepayment shall be in an aggregate principal amount of at least (x) in the case of Base Rate Loans, $1,000,000 (or $100,000 in the case of Swingline Loans) and (y) in the case of Euro Rate Loans, at least $2,000,000 (or the Deutsche Mark Equivalent thereof in the case of Deutsche Mark Loans), provided that if any partial prepayment of Euro Rate Loans made pursuant to any Borrowing shall reduce the outstanding Euro Rate Loans made pursuant to such Borrowing to an amount less than the respective Minimum Borrowing Amount for such Tranche and Type of Loans, then such Borrowing (x) in the case of Dollar Loans, shall be converted at the end of the then current Interest Period into a Borrowing of Base Rate Loans and (y) in the case of Deutsche Mark Loans, shall be repaid in full at the end of the then current Interest Period; (iii) each prepayment in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; (iv) subject to the immediately succeeding sentence, each voluntary prepayment of Term Loans pursuant to this Section 4.01(a) shall be applied pro rata to each Tranche of Term Loans (based upon the then outstanding principal amount of U.S. Borrower Tranche A Term Loans, German Borrower Tranche A Term Loans (taking the Dollar Equivalent thereof), Delayed Draw Term Loans, Tranche B Term Loans and Tranche C Term Loans); and (v) subject to the immediately succeeding sentence, each voluntary prepayment of any Tranche of Term Loans (after giving effect to any applicable requirements set forth above) shall apply to reduce the then remaining Scheduled Repayments of such Tranche of Term Loans on a pro rata basis (based upon the then remaining principal amounts of such Scheduled Repayments of the respective Tranche of Term Loans, after giving effect to all prior reductions thereto). Notwithstanding clauses (iv) and
(v) of the immediately preceding sentence, the U.S. Borrower may direct that any voluntary prepayment of Term Loans be applied (x) first, to Scheduled Repayments of Term Loans which shall be due and payable within 12 months from the date of the respective voluntary pre-payment, in direct order of maturity (which may result in a disproportionate allocation to the various Tranches of Term Loans) and (y) to the extent in excess of the amounts to be applied pursuant to the preceding clause (x), as provided in the immediately preceding sentence (without giving regard to this sentence). The provisions of this Section 4.01 are further subject to the provisions of Section 4.05.

               4.02 Mandatory Repayments and Commitment Reductions. (a) (i) On any day on which the sum of the aggregate outstanding principal amount of the Swingline Loans, Revolving Loans (for this purpose, using the Dollar Equivalent thereof in the case of outstanding Deutsche Mark Revolving Loans) and the Letter of Credit Outstandings exceeds the Total Revolving Loan Commitment as then in effect, the U.S. Borrower shall prepay on such day the principal of outstanding Swingline Loans and, after the Swingline Loans have been repaid in full, the U.S. Borrower shall repay the principal of outstanding Dollar Revolving Loans and/or the German Borrowers shall repay the principal of outstanding Deutsche Mark Revolving Loans (allocated between Dollar Revolving Loans and Deutsche Mark Revolving Loans as the Revolving Loan Borrowers may elect) in an amount equal to such excess. If, after giving effect to the prepayment in full of all outstanding Swingline Loans and Revolving Loans, the aggregate amount of the Letter of Credit Outstandings exceeds the Total Revolving Loan Commitment as then in effect, the respective Account Parties shall pay to the Administrative Agent at the appropriate Payment Office on such day an amount of cash or Cash Equivalents of such excess (up to a maximum amount equal to the Letter of Credit Outstandings at such time), such cash or Cash Equivalents to be held as security for all obligations of the respective Account Party hereunder in a cash collateral account to be established by the Administrative Agent.

               (ii) If on any date the sum of the aggregate outstanding principal amount of Swingline Loans, Dollar Revolving Loans and the U.S. Letter of Credit Out- standings exceeds the U.S. Borrowing Base as then in effect, the U.S. Borrower shall prepay on such day principal of outstanding Swingline Loans and, after the Swingline Loans have been repaid in full, Dollar Revolving Loans in an amount equal to such excess. If, after giving effect to the prepayment in full of all outstanding Swingline Loans and Dollar Revolving Loans, the aggregate amount of the U.S. Letter of Credit Outstandings exceeds the U.S. Borrowing Base as then in effect, the U.S. Borrower shall pay to the Administrative Agent at the appropriate Payment Office on such day an amount of cash or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the U.S. Letter of Credit Outstandings at such time), such cash or Cash Equivalents to be held as security for all obligations of the U.S. Borrower hereunder in a cash collateral account to be established by the Administrative Agent.

               (iii) If on any date the sum of the aggregate outstanding principal amount of Deutsche Mark Revolving Loans and the German Letter of Credit Outstand- ings (each expressed in Deutsche Marks for purposes of following clause (x) and each expressed in Dollars, taking the Dollar Equivalent of all Deutsche Mark Revolving Loans then outstanding, for purposes of following clauses (y) and (z)) exceeds the least of (x) the German Borrowing Base as then in effect, (y) $55,000,000 or (z) the Total German

Revolving Loan Sub-Commitment as then in effect, then the German Borrowers shall prepay (and shall be jointly and severally obligated to prepay) on such day principal of outstanding Deutsche Mark Revolving Loans in an amount equal to such excess. If, after giving effect to the prepayment in full of all outstanding Deutsche Mark Revolving Loans, the aggregate amount of the German Letter of Credit Outstandings (expressed in Deutsche Marks (and taking the Deutsche Mark Equivalent of the Stated Amount of any German Letter of Credit denominated in a currency other than Deutsche Marks) for purposes of following clause (x) only) exceeds the least of (x) the German Borrowing Base as then in effect, (y) $55,000,000 or (z) the Total German Revolving Loan Sub-Commitment as then in effect, then the German Borrowers shall pay (and shall be jointly and severally obligated to pay) to the Administrative Agent at the appropriate Payment Office on such day an amount of cash or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the German Letter of Credit Outstandings at such time), such cash or Cash Equivalents to be held as security for all obligations of the German Borrowers hereunder in a cash collateral account to be established by the Administrative Agent.

               (b)(i) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date set forth below, the U.S. Borrower shall be required to repay that principal amount of U.S. Borrower Tranche A Term Loans, to the extent then outstanding, as is set forth opposite such date (each such repayment, as the same may be reduced as provided in Sections 4.01 and 4.02(h) through (j), inclusive, a "U.S. Borrower Tranche A Scheduled Repayment," and each such date, a "U.S. Borrower Tranche A Scheduled Repayment Date"):


        U.S. Borrower Tranche A
        Scheduled Repayment Date                                Amount
        ------------------------                                ------
        Tranche A Term Loan Maturity Date                       $0

               (ii) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date set forth below, the German Borrowers shall be required, and shall be jointly and severally obligated, to repay that principal amount of German Borrower Tranche A Term Loans, to the extent then outstanding, as is set forth opposite such date (each such repayment, as the same may be reduced as provided in Sections 4.01 and 4.02(h) through (j), inclusive, a "German Borrower Tranche A Scheduled Repayment," and each such date, a "German Borrower Tranche A Scheduled Repayment Date"):

        German Borrower Tranche A
        Scheduled Repayment Date                                 Amount
        ------------------------                                 -------
       Tranche A Term Loan Maturity Date                      DM 0


               (iii) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date set forth below, the U.S. Borrower shall be required to repay that principal amount of Delayed Draw Term Loans, to the extent then outstanding, as is set forth opposite such date (each such repayment, as the same may be reduced as provided in Sections 4.01 and 4.02(h) through (j), inclusive, a "Delayed Draw Scheduled Repayment," and each such date, a "Delayed Draw Scheduled Repayment Date"):

        Delayed Draw
        Scheduled Repayment Date                                  Amount
        ------------------------                                  ------
        October 31, 1998                                         $   62,500
        January 31, 1999                                         $   62,500
        April 30, 1999                                           $   62,500
        July 31, 1999                                            $   62,500
        October 31, 1999                                         $   62,500
        January 31, 2000                                         $   62,500
        April 30, 2000                                           $   62,500
        July 31, 2000                                            $   62,500
        October 31, 2000                                         $   62,500
        January 31, 2001                                         $   62,500
        April 30, 2001                                           $   62,500
        July 31, 2001                                            $   62,500
        October 31, 2001                                         $  125,000
        January 31, 2002                                         $  125,000
        April 30, 2002                                           $  125,000
        July 31, 2002                                            $  125,000
        October 31, 2002                                         $1,250,000
        January 31, 2003                                         $1,250,000
        April 30, 2003                                           $1,250,000
        July 31, 2003                                            $1,250,000
        October 31, 2003                                         $3,125,000
        January 31, 2004                                         $3,125,000
        April 30, 2004                                           $3,125,000
        July 31, 2004                                            $3,125,000
        October 31, 2004                                         $3,125,000
        Delayed Draw Term Loan Maturity Date                     $3,125,000

               If at the time of the termination of the Total Delayed Draw Term Loan Commitment (and after giving effect to the incurrence of any Delayed Draw Term Loans at such time) the U.S. Borrower has not theretofore incurred at least $25,000,000 of Delayed Draw Term Loans, then each of the Delayed Draw Scheduled Repayments set forth in the table above shall be reduced on a pro rata basis (based on the relative proportion that the amount of each such Delayed Draw Scheduled Repayment bears to the aggregate amount of all such Delayed Draw Scheduled Repayments as set forth in the table above.

               (iv) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date set forth below, the U.S. Borrower shall be required to repay that principal amount of Tranche B Term Loans, to the extent then outstanding, as is set forth opposite such date (each such repayment, as the same may be reduced as provided in Sections 4.01 and 4.02(h) through (j), inclusive, a "Tranche B Scheduled Repayment," and each such date, a "Tranche B Scheduled Repayment Date"):


        Tranche B
        Scheduled Repayment Date                           Amount
        ------------------------                           ------
        October 31, 1997                                  $   187,500
        January 31, 1998                                  $   187,500
        April 30, 1998                                    $   187,500
        July 31, 1998                                     $   187,500
        October 31, 1998                                  $   187,500
        January 31, 1999                                  $   187,500
        April 30, 1999                                    $   187,500
        July 31, 1999                                     $   187,500
        October 31, 1999                                  $   187,500
        January 31, 2000                                  $   187,500
        April 30, 2000                                    $   187,500
        July 31, 2000                                     $   187,500
        October 31, 2000                                  $   187,500
        January 31, 2001                                  $   187,500
        April 30, 2001                                    $   187,500
        July 31, 2001                                     $   187,500
        October 31, 2001                                  $   187,500
        January 31, 2002                                  $   187,500
        April 30, 2002                                    $   187,500
        July 31, 2002                                     $   187,500
        October 31, 2002                                  $ 3,187,500
        January 31, 2003                                  $ 3,187,500
        April 30, 2003                                    $ 3,187,500

        July 31, 2003                                     $ 3,187,500
        October 31, 2003                                  $ 9,375,000
        January 31, 2004                                  $ 9,375,000
        April 30, 2004                                    $ 9,375,000
        July 31, 2004                                     $ 9,375,000
        October 31, 2004                                  $10,500,000
        Tranche B Term Loan Maturity Date                 $10,500,000


               (v) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date set forth below, the U.S. Borrower shall be required to repay that principal amount of Tranche C Term Loans, to the extent then outstanding, as is set forth opposite such date (each such repayment, as the same may be reduced as provided in Sections 4.01 and 4.02(h) through (j), inclusive, a "Tranche C Scheduled Repayment," and each such date, a "Tranche C Scheduled Repayment Date"):


        Tranche C
        Scheduled Repayment Date                           Amount
        ------------------------                           ------
        October 31, 1997                                  $   100,000
        January 31, 1998                                  $   100,000
        April 30, 1998                                    $   100,000
        July 31, 1998                                     $   100,000
        October 31, 1998                                  $   100,000
        January 31, 1999                                  $   100,000
        April 30, 1999                                    $   100,000
        July 31, 1999                                     $   100,000
        October 31, 1999                                  $   100,000
        January 31, 2000                                  $   100,000
        April 30, 2000                                    $   100,000
        July 31, 2000                                     $   100,000
        October 31, 2000                                  $   100,000
        January 31, 2001                                  $   100,000
        April 30, 2001                                    $   100,000
        July 31, 2001                                     $   100,000
        October 31, 2001                                  $   100,000
        January 31, 2002                                  $   100,000
        April 30, 2002                                    $   100,000
        July 31, 2002                                     $   100,000
        October 31, 2002                                  $   100,000
        January 31, 2003                                  $   100,000
        April 30, 2003                                    $   100,000
        July 31, 2003                                     $   100,000
        October 31, 2003                                  $ 4,700,000

        January 31, 2004                                  $ 4,700,000
        April 30, 2004                                    $ 4,700,000
        July 31, 2004                                     $ 4,700,000
        October 31, 2004                                  $ 4,700,000
        January 31, 2005                                  $ 4,700,000
        April 30, 2005                                    $ 4,700,000
        Tranche C Term Loan Maturity Date                 $ 4,700,000

               (c) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date after the Effective Date upon which the U.S. Borrower or any of its Subsidiaries receives any cash proceeds from any capital contribution or any sale or issuance of its equity (other than equity contributions to any Subsidiary of the U.S. Borrower made by the U.S. Borrower or any other Subsidiary of the U.S. Borrower), an amount equal to 50% of the cash proceeds of such capital contribution or sale or issuance (net of underwriting or placement discounts and commissions and other costs and expenses associated therewith) shall, subject to Section 4.02(k), be applied in accordance with the requirements of Sections 4.02(h) and (i). Notwithstanding anything to the contrary contained above, an amount equal to the Net Cash Proceeds received by the U.S. Borrower or any of its Subsidiaries from any sale or disposition as described in Section 9.02(ix) shall be applied in accordance with the requirements of this clause (c).

               (d) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date after the Effective Date upon which the U.S. Borrower or any of its Subsidiaries receives any cash proceeds from any incurrence by the U.S. Borrower or any of its Subsidiaries of Indebtedness for borrowed money (other than Indebtedness for borrowed money permitted to be incurred pursuant to Section 9.04 as such Section is in effect on the Effective Date), an amount equal to 100% of the cash proceeds of the respective incurrence of Indebtedness (net of underwriting or placement discounts and commissions and other costs associated therewith) shall, subject to Sections 4.02(j) and (k), be applied in accordance with the requirements of Sections 4.02(h) and (i).

               (e) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date after the Effective Date upon which the U.S. Borrower or any of its Subsidiaries receives cash proceeds from any sale of assets (including capital stock and securities held thereby, but excluding sales of assets permitted by clauses (v), (vi), (viii), (ix) (although all proceeds received as a result of any disposition pursuant to said clause (ix) shall be applied in accordance with the requirements of preceding
Section 4.02(c), regardless of whether the transaction is structured as the sale of equity interests by the owners thereof or an issuance by the German Parent or other entity described in said clause (ix)) and (x) of Section 9.02, an amount equal to 100% of the Net Sale Proceeds therefrom shall, subject to Sections

4.02(j) and (k), be applied in accordance with the requirements of Sections 4.02(h) and (i); provided, however, that so long as no Default or Event of Default then exists, the Net Sale Proceeds from any sale or disposition pursuant to Section 9.02(vii) shall not be required to be so applied on such date to the extent that such proceeds shall be used (and the U.S. Borrower notifies the Administrative Agent in writing on the date the respective repayment would otherwise be required that such proceeds are intended by it to be used, specifying the amount of such proceeds) to purchase replacement or other assets (excluding current assets) used or to be used in the business of U.S. Borrower and its Subsidiaries as permitted by Section 9.15 within twelve months following the date the respective such sale of assets, and, provided further, that (x) in no event shall elections pursuant to the immediately preceding proviso apply to more than $5,000,000 of Net Sale Proceeds in any fiscal year of the U.S. Borrower and (y) if all or any portion of any such Net Sale Proceeds not required to be so applied as a mandatory repayment as provided above are not so reinvested within such twelve month period, such remaining portions shall be applied on the last day of such twelve month period as a mandatory repayment in accordance with the requirements of this Section 4.02(e).

               (f) In addition to any other mandatory repayments pursuant to this Section 4.02, on each Excess Cash Payment Date, an amount equal to 50% of the Excess Cash Flow for the relevant Excess Cash Payment Period shall be applied in accordance with the requirements of Sections 4.02(h) and (i).

               (g) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, within 30 days following each date after the Effective Date on which the U.S. Borrower or any of its Subsidiaries receives any proceeds from any Recovery Event, an amount equal to 100% of the proceeds of such Recovery Event (net of costs and taxes incurred in connection with such Recovery Event) shall, subject to Section 4.02(j), be applied in accordance with the requirements of Sections 4.02(h) and (i), provided that (x) so long as no Default or Event of Default then exists pursuant to Section 10.05, and if any other Default or Event of Default then exists so long as the Required Lenders do not otherwise direct the Administrative Agent at any time, and so long as such proceeds do not exceed $2,000,000, such proceeds shall not be required to be so applied (and to the extent held or received by the Administrative Agent or the Collateral Agent, shall be released to the U.S. Borrower) on such date to the extent that the U.S. Borrower has delivered a certificate to the Administrative Agent on or prior to such date stating that such proceeds shall be used to replace or restore any properties or assets in respect of which such proceeds were paid within 365 days (or 540 days, so long as contractually committed to be so used within 365 days) following the date of such Recovery Event (which certificate shall set forth the estimates of the proceeds to be so expended) and (y) so long as no Default or Event of Default then exists pursuant to Section 10.05, and if any other Default or Event of Default then exists so long as the Required Lenders do not otherwise direct the Administrative Agent at any time, and so long as to the extent that (a) the amount of such proceeds exceeds $2,000,000, (b) the U.S. Borrower has delivered to the Administrative Agent a certificate on or prior to the date the application would otherwise be required pursuant to this Section 4.02(g) in the form described in clause (x) above and also certifying the sufficiency of business interruption insurance as required by succeeding clause
(c), and (c) the U.S. Borrower has delivered to the Administrative Agent such evidence as the Administrative Agent may reasonably request in form and substance reasonably satisfactory to the Administrative Agent establishing that the U.S. Borrower and/or its relevant Subsidiaries have sufficient business interruption insurance and that the U.S. Borrower and/or its relevant Subsidiaries will be receiving regular payments thereunder in such amounts and at such times as are necessary, in conjunction with any cash and Cash Equivalents then held by the U.S. Borrower and its Subsidiaries or otherwise available to them and cash flow reasonably expected to be generated in the ordinary course of business (in each case which funds will be accessible and permitted to be used for such purposes) to satisfy all obligations and expenses of the U.S. Borrower and its Subsidiaries (including, without limitation, all debt service requirements, including pursuant to this Agreement), without any delay or extension thereof, for the period from the date of the respective casualty, condemnation or other event giving rise to the Recovery Event and continuing through the completion of the replacement or restoration of respective properties or assets, then the entire amount and not just the portion in excess of $2,000,000 shall be deposited as security for the Obligations with the Administrative Agent for the benefit of the Secured Creditors pursuant to a cash collateral arrangement reasonably satisfactory to the Administrative Agent whereby such proceeds shall be disbursed to the U.S. Borrower or its respective Subsidiary from time to time as needed to pay actual costs incurred by it in connection with the replacement or restoration of the respective properties or assets (pursuant to such reasonable certification requirements as may be established by the Administrative Agent), provided further, that at any time while an Event of Default has occurred and is continuing, the Required Lenders may direct the Administrative Agent (in which case the Administrative Agent shall, and is hereby authorized by the Borrowers to, follow said directions) to apply any or all proceeds then on deposit in such collateral account to the repayment of Obligations hereunder in the same manner as proceeds would be applied pursuant to the U.S. Security Agreement, and, provided further, that if all or any portion of such proceeds not required to be applied as a mandatory repayment and/or commitment reduction pursuant to the second preceding proviso are either (A) not so used within 365 days after the date of receipt of proceeds from the respective Recovery Event or (B) if contractually committed to be used within 365 days after the date of receipt of proceeds from the respective Recovery Event and not so used within 540 days after the date of receipt of proceeds from the respective Recovery Event, then, in either case, such remaining portion not used or contractually committed to be used in the case of the preceding clause (A) and not used in the case of preceding clause (B), shall be applied on the date which is 365 days following the date of receipt of proceeds from the respective Recovery Event in the case of clause (A) above, or the date which is 540 days after the date of receipt of proceeds from the respective Recovery Event in the case of clause (B) above, in accordance with the requirements of Section 4.02(h), (i) and (j).

               (h) Each amount required to be applied to Term Loans pursuant to this clause (h) as a result of the requirements of Sections 4.02(c), (d), (e),
(f) and (g), shall, subject to the relevant provisions of following clauses (j) and (k) and Section 4.05, be applied (after any conversion by the respective Borrower of any amounts received in a currency other than the relevant Applicable Currency or Applicable Currencies, into the respective Applicable Currency or Applicable Currencies) to repay the outstanding principal amount of U.S. Borrower Tranche A Term Loans, German Borrower Tranche A Term Loans, Delayed Draw Term Loans (to the extent then outstanding), Tranche B Term Loans and Tranche C Term Loans (or, if the Initial Borrowing Date has not yet occurred, to reduce the related Commitments) of the respective Tranches (with each Tranche of Term Loans being allocated that percentage of the amount to be so applied as is equal to a fraction (expressed as a percentage) the numerator of which is equal to the outstanding principal amount of such Tranche of Term Loans (or, if the Initial Borrowing Date has not yet occurred, the aggregate Term Loan Commitments of the Lenders with respect to such Tranche) and the denominator of which is equal to the then outstanding principal amount of all Term Loans (or if the Initial Borrowing Date has not yet occurred, the Total Term Loan Commitment at such time)). Any amount required to be applied to any Tranche of Term Loans pursuant to the requirements of the immediately preceding sentence, or pursuant to following clause (j), shall be applied to repay the outstanding principal amount of Term Loans of the respective Tranche (or if the Initial Borrowing Date has not yet occurred, to reduce the Total U.S. Borrower Tranche A Term Loan Commitment, the Total German Borrower Tranche A Term Loan Commitment, the Total Delayed Draw Term Loan Commitment, the Total Tranche B Term Loan Commitment, or the Total Tranche C Term Loan Commitment, as the case may be). The amount of each principal repayment of U.S. Borrower Tranche A Term Loans, German Borrower Tranche A Term Loans, Delayed Draw Term Loans, Tranche B Term Loans and Tranche C Term Loans (and the amount of each reduction to the related Term Loan Commitments) made as required by this clause (h), or by following clause (j), shall be applied pro rata to reduce the then remaining Scheduled Repayments of the respective Tranche based upon the then remaining amount of each Scheduled Repayment of the respective Tranche, after giving effect to all prior reductions thereto.

               (i) With respect to each repayment of Loans required by this
Section 4.02, the respective Borrower may designate the Types of Loans of the respective Tranche which are to be repaid and, in the case of Euro Rate Loans, the specific Borrowing or Borrowings of the respective Tranche pursuant to which made, provided that: (i) in the case of repayments of Dollar Loans, repayments of Eurodollar Loans of the respective Tranche pursuant to this Section 4.02 may only be made on the last day of an Interest Period applicable thereto unless all Eurodollar Loans of the respective Tranche with Interest Periods ending on such date of required repayment and all Base Rate Loans of the respective Tranche have been paid in full; (ii) if any repayment of Euro Rate Loans made pursuant to a single Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than the respective Minimum Borrowing Amount for the respective Tranche and Type of Loan, such Borrowing (x) in the case of Dollar Loans, shall be converted at the end of the then current Interest Period into a Borrowing of Base Rate Loans and (y) in the case of Deutsche Mark Loans, shall be repaid in full at the end of the then current Interest Period (with the amount of any such repayment to be applied pro rata to reduce the then remaining Scheduled Repayments of the respective Tranche based upon the then remaining amount of each Scheduled Repayment of the respective Tranche after giving effect to all prior reductions thereto); and (iii) each repayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans. In the absence of a designation by the respective Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.

               (j) Notwithstanding anything to the contrary contained in this
Section 4.02, to the extent that any mandatory repayment after the Initial Borrowing Date is required pursuant to any of Sections 4.02(d), (e) and (g), and if the respective repayment is based on an event occurring with respect to either of the German Borrowers or any of the German Subsidiaries, then, at the time the respective repayment is otherwise required pursuant to this Section 4.02, the U.S. Borrower may designate that the amount of the respective such repayment shall be applied (i) first, to the repayment of principal of German Borrower Tranche A Term Loans then outstanding (to the extent of the amount thereof), which amount shall be applied in accordance with the requirements of the second and third sentences of Section 4.02(h) and the requirements of
Section 4.02(i), and (ii) second, to the extent the respective repayment exceeds the aggregate principal amount of then outstanding German Borrower Tranche A Term Loans, as otherwise required pursuant to preceding Sections 4.02(h) and (i) (without regard to the provisions of this clause (j)).

               (k) Notwithstanding anything to the contrary contained in this
Section 4.02, to the extent that mandatory repayments after the Initial Borrowing Date would be required pursuant to one or more of Sections 4.02(c),
(d), (e) and/or (g), then (x) in each fiscal year of the U.S. Borrower, not more than $1 million of cash proceeds otherwise required to be applied in accordance with the requirements of said Sections may be excluded therefrom (in the aggregate for all such Sections in any such fiscal year) and (y) to the extent that proceeds (after giving effect to preceding clause (x)) at any time to be applied pursuant to one or more of Sections 4.02(c), (d), (e) and/or (g) aggregate less than $1,000,000, the required repayment may be deferred until the first date upon which the amount of proceeds to be applied pursuant to said Sections (taking into account any subsequent event of the type described in said Sections and all pro- ceeds which would otherwise have been required to be applied pursuant thereto but which have been deferred pursuant to this clause
(y)) equal or exceed $1,000,000.

               (l) Notwithstanding anything to the contrary contained in this Agreement or in any other Credit Document, all then outstanding Loans of any Tranche shall be repaid in full on the respective Maturity Date for such Tranche of Loans or, if earlier, the date (if any) occurring after the Initial Borrowing Date and on or prior to the Subsidiary Stock Restrictions Approval Date, upon which any Lien is created with respect to, or any disposition occurs with respect to, any capital stock of any Subsidiary of the U.S. Borrower identified in the definition of "Subsidiary Stock Restrictions" contained herein if such Lien or disposition, as the case may be, would not be permitted if the Subsidiary Stock Restrictions contained in this Agreement were then effective in accordance with the terms thereof had the Subsidiary Stock Restrictions Approval Date theretofore occurred.

               4.03 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement or any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 2:00 P.M. (local time in the city in which the Payment Office for the respective payments is located) on the date when due and shall be made in (x) Dollars in immediately available funds at the appropriate Payment Office of the Administrative Agent in respect of any obligation of the Borrowers under this Agreement except as otherwise provided in the immediately following clause (y) and (y) Deutsche Marks in immediately available funds at the appropriate Payment Office of the Administrative Agent, if such payment is made in respect of (i) principal of or interest on Deutsche Mark Loans, or (ii) any increased costs, indemnities or other amounts owing with respect to Deutsche Mark Loans (or Commitments relating thereto), in the case of this clause (ii) to the extent the respective Lender which is charging same denominates the amounts owing in Deutsche Marks. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 P.M. local time in the city in which such payments are to be made)) like funds relating to the payment of principal, interest or Fees ratably to the Lenders entitled thereto. Any payments under this Agreement which are made later than 2:00 P.M. (local time in the city in which such payments are to be made) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest and fees shall be payable at the applicable rate during such extension.

               4.04 Net Payments. (a) All payments made by any Borrower hereunder or under any Note will be made without setoff, counterclaim or other defense. Except as provided in Sections 4.04(b) and (c), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income or profits or franchise taxes based on net income of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as "Taxes"). If any Taxes are so levied or imposed, the respective Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the respective Borrower agrees to reimburse each Lender, upon the written request of such Lender, for the net additional amount of taxes imposed on or measured by the net income or profits of such Lender (after taking into account the amount of any credits realized by such Lender) pursuant to the laws of the jurisdiction in which the principal office or applicable lending office of such Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which the principal office or applicable lending office of such Lender is located and for any withholding of taxes as such Lender shall determine are payable by, or withheld from, such Lender in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence. The respective Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the respective Borrower. Each Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

               (b) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to the U.S. Borrower and the Administrative Agent on or prior to the Effective Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 1.13 or 13.04 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form 4224 or 1001 (or successor forms) certifying to such Lender's entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form 1001 or 4224 pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit D (any such certificate, a "Section 4.04(b)(ii) Certificate") and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8 (or successor form) certifying to such Lender's entitlement to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note.

In addition, each Lender agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the U.S. Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form 4224 or 1001, or Form W-8 and a Section 4.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or it shall immediately notify the U.S. Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate in which case such Lender shall not be required to deliver any such Form or Certificate pursuant to this
Section 4.04(b). Notwithstanding anything to the contrary contained in Section 4.04(a), but subject to Section 13.04(b) and the immediately succeeding sentence, (x) the U.S. Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to the U.S. Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the U.S. Borrower shall not be obligated pursuant to Section 4.04(a) hereof to gross-up payments to be made to a Lender in respect of income or similar taxes imposed by the United States if (I) such Lender has not provided to the U.S. Borrower the Internal Revenue Service Forms required to be provided to the U.S. Borrower pursuant to this Section 4.04(b) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 4.04 and except as set forth in Section 13.04(b), the U.S. Borrower agrees to pay additional amounts and to indemnify each Lender in the manner set forth in Section 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar Taxes.

               (c) Each Lender that is not a resident of the Federal Republic of Germany for Federal Republic of Germany tax purposes agrees to (i) deliver to the German Borrowers and the Administrative Agent such declaration of non-residence or other similar certificate as shall be requested by the German Borrowers (giving the Lender sufficient time to satisfy such requirement), as is required by statute, treaty or regulation of the Federal Republic of Germany existing on the date hereof or which are not substantially more onerous than those existing on the date hereof and which do not impose an unreasonable burden (in time, resources or otherwise) on the Lender, or (ii) within 45 days after the date hereof, make the requisite filing with the taxing authority of the Federal Republic of Germany in order to certify that such Lender is subject to income tax on a net basis in the United States (and/or the taxing authority of the jurisdiction in which such Lender's principal office is located) as required to establish its entitlement to an exemption from Federal Republic of Germany withholding under the double tax treaty currently in force between the United States (or the jurisdiction in which such Lender's principal office is located) and the Federal Republic of Germany. Notwithstanding anything to the contrary contained in Section 4.04(a), but subject to Section 13.04(b) and the immediately succeeding sentence, (x) the German Borrowers shall be entitled, to the extent required to do so by law, to deduct and withhold income or similar taxes imposed by the Federal Republic of Germany on interest, Fees or other amounts payable hereunder for the account of any Lender which is not a resident of the Federal Republic of Germany for Federal Republic of Germany tax purposes to the extent that (I) such Lender has not provided forms, declarations or other certification required to establish a complete exemption from such deduction or withholding or (II) the German Borrowers are required to do so by any thin capitalization laws or regulations in the Federal Republic of Germany which recharacterize the interest payments as dividends and (y) the German Borrowers shall not be obligated pursuant to Section 4.04(a) hereof to gross-up payments to be made to a Lender in respect of income or similar taxes imposed by the Federal Republic of Germany if such Lender has not provided to the German Borrowers the forms or declarations required to be provided by such Lender pursuant to the preceding sentence. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 4.04, and except as set forth in Section 13.04(b), the German Borrowers agree to pay any additional amounts and to indemnify each Lender in the manner set forth in
Section 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any Taxes deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such Taxes. For the avoidance of doubt, nothing herein shall require any Lender to disclose any information regarding its tax affairs or computations to the German Borrowers or any of its Affiliates and no Lender shall be obligated to disclose any of its tax returns to the German Borrowers or any of its Affiliates or any agent of the foregoing.

               (d) If any Borrower pays any additional amount under this Section
4.04 to a Lender and such Lender determines in its sole discretion that it has actually received or realized in connection therewith any refund or any reduction of, or credit against, its Tax liabilities in or with respect to the taxable year in which the additional amount is paid, such Lenders shall pay to the Borrower an amount that the Lender shall, in its sole discretion, determine is equal to the net benefit, after tax, which was obtained by the Lender in such year as a consequence of such refund, reduction or credit.

               4.05 Waivable Repayments. Notwithstanding anything to the contrary contained in Sections 4.01 and 4.02 or elsewhere in this Agreement, at the time any voluntary or mandatory repayment of outstanding Term Loans is to be made pursuant to any of Sections 4.01 or 4.02 (c), (d), (e), (f) or (g) (each a "Waivable Repayment"), (x) to the extent that U.S. Borrower Tranche A Term Loans and/or German Borrower Tranche A Term Loans (taking the Dollar Equivalent thereof) are then outstanding and will be outstanding after giving effect to the application of that portion of the respective Waivable Repayment which is required to be applied to such Loans pursuant to Section 4.01 or 4.02, as the case may be, before giving effect to the application of this Section 4.05 (with the aggregate principal amount which will be so outstanding being herein called the "Outstanding A Term Loan Amount"), the U.S. Borrower shall have the option, in its sole discretion, to give the Lenders with outstanding Delayed Draw Term Loans, Tranche B Term Loans and Tranche C Term Loans (collectively, the "Longer Maturity Term Loans") the option to waive their pro rata shares of the respective Waivable Repayment upon the terms and provisions set forth in this
Section 4.05; provided that the aggregate amount to which the option to waive pursuant to this clause (x) shall apply shall in no event exceed the Outstanding A Term Loan Amount at such time and (y) at such time as no U.S. Borrower Tranche A Term Loans or German Borrower Tranche A Term Loans remain outstanding, the U.S. Borrower shall have the option, in its sole discretion, to give the Lenders with outstanding Tranche C Term Loans the option to waive their pro rata share of any Waivable Repayment, so long as the amount they are permitted to waive pursuant to this clause (y) does not exceed the amount of Delayed Draw Term Loans and Tranche B Term Loans which will be outstanding immediately before the application of the amounts waived as contemplated by this Section 4.05. If the U.S. Borrower elects to exercise the option referred to in the immediately preceding sentence, the U.S. Borrower shall give the Administrative Agent written notice of its intention to give the Lenders holding Longer Maturity Term Loans or Tranche C Term Loans, as the case may be, the right to waive the respective Waivable Repayment (including in such notice the aggregate amount of such proposed or required repayment) at least five Business Days prior to the date of the proposed prepayment, in the case of prepayments pursuant to Section 4.01, or on the date the respective repayment would otherwise be required to be made, in the case of repayments required pursuant to Section 4.02 (c), (d), (e),
(f) or (g), which notice the Administrative Agent shall promptly forward to all Lenders (including in such notice the amount of such repayment to be applied to such Lenders' outstanding Longer Maturity Term Loans or Tranche C Term Loans, as the case may be). The U.S. Borrower's offer to permit the Lenders holding Longer Maturity Term Loans or Tranche C Term Loans, as the case may be, to waive any such Waivable Repayment may apply to all or part of such repayment, provided that any offer to waive part of such repayment must be made ratably to the Lenders holding Longer Maturity Term Loans or Tranche C Term Loans, as the case may be, on the basis of their outstanding such Loans. In the event that any such Lender desires to waive its pro rata share of such Lender's right to receive any such Waivable Repayment in whole or in part, such Lender shall so advise the Administrative Agent no later than 4:00 P.M. (New York time) on the date which is two Business Days after the date of such notice from the Administrative Agent, which notice shall also include the amounts that Lender desires to receive in respect of such repayment. If any Lender does not reply to the Administrative Agent within two Business Days, such Lender shall be deemed not to have waived any part of such repayment. If any Lender does not specify an amount it wishes to receive, such Lender will be deemed to have accepted 100% of its share of such repayment. In the event that any such Lender waives all or part of its share of any such Waivable Repayment, the Administrative Agent shall apply 100% of the amount so waived by such Lender
(x) first, to outstanding U.S. Borrower Tranche A Term Loans and German Borrower Tranche A Term Loans, if any, in accordance with Section 4.01 or 4.02(h) and
(i), as the case may be, in each case as if no Longer Maturity Term Loans are then outstanding and (ii) next, to the extent in excess thereof, to repay outstanding principal of Delayed Draw Term Loans and Tranche B Term Loans in accordance with the requirements in Section 4.01 or 4.02(h) and (i), as the case may be, in each case determined as if no Tranche C Term Loans were then outstanding. To the extent that the U.S. Borrower exercises its option pursuant to this Section 4.05, any repayment otherwise required to be made to the Longer Maturity Term Loans or Tranche C Term Loans, as the case may be, pursuant to
Section 4.02 (c), (d), (e), (f) or (g) shall be deferred until the date which is three Business Days after the date upon which such repayment would otherwise have been made. To the extent that any waivers are at any time granted pursuant to this Section 4.05, then all repayments of outstanding Borrowings within any Tranche of outstanding Term Loans shall be made in such manner as is necessary so that the various Lenders of such Tranche continue to participate in the outstanding Borrowings of the respective Tranche in such manner so that their percentage of each outstanding Borrowing will be the same (it being understood that the percentages of the various Lenders in the total outstandings may change, but that they will not have differing percentages in the various outstanding Borrowings).

               SECTION 5A. Conditions Precedent to Initial Credit Events. The obligation of each Lender to make Loans, and the obligation of any Issuing Bank to issue Letters of Credit, on the Initial Borrowing Date, is subject to the satisfaction of the following conditions:

               5A.01 Execution of Agreement; Notes. On or prior to the Initial Borrowing Date (i) the Effective Date shall have occurred and (ii) there shall have been delivered to the Administrative Agent for the account of each of the Lenders the appropriate U.S.

Borrower Tranche A Term Note, German Borrower Tranche A Term Note, Delayed Draw Term Note, Tranche B Term Note, Tranche C Term Note, Dollar Revolving Note and/or Deutsche Mark Revolving Note executed by the appropriate Borrower or Borrowers and to CSFB, the Swingline Note executed by the U.S. Borrower, in each case in the amount, maturity and as otherwise provided herein.

               5A.02 Opinions of Counsel. On the Initial Borrowing Date, the Administrative Agent shall have received from (i) Milbank, Tweed, Hadley & McCloy, special U.S. counsel to the Credit Parties, an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Initial Borrowing Date in the form set forth as Exhibit E-1, (ii) Bruckhaus Westrick Stegemann, special German counsel to the Credit Parties, an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Initial Borrowing Date in the form set forth as Exhibit E-2, (iii) Schreck Morris, special Nevada counsel to the Credit Parties, an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Initial Borrowing Date in the form set forth as Exhibit E-3, (iv) Watkins Ludlam & Stennis, P.A., special Mississippi counsel to the Credit Parties, an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Initial Borrowing Date in the form set forth as Exhibit E-4 and (v) Hoffman Sutterfield Ensenat, special Louisiana counsel to the Credit Parties, an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Initial Borrowing Date in the form set forth as Exhibit E-5, and in each case covering such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request.

               5A.03 Corporate Documents; Proceedings; etc. (a) On the Initial Borrowing Date, the Administrative Agent shall have received a certificate of each Credit Party, dated the Initial Borrowing Date, signed by an Authorized Officer of such Credit Party, and attested to by the Secretary or any Assistant Secretary of such Credit Party, in the form of Exhibit F with appropriate insertions, together with copies of the certificate of incorporation (or equivalent organizational document) and by-laws of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and the foregoing shall be reasonably acceptable to the Administrative Agent.

               (b) All corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Documents shall be reasonably satisfactory in form and substance to the Administrative Agent and the Required Lenders, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of corporate proceedings, governmental approvals and good standing certificates if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities.

               5A.04 Fees, etc. On the Initial Borrowing Date, all costs, fees and expenses, and all other costs contemplated by this Agreement, due to the Administrative Agent and the Lenders (including, without limitation, reasonable legal fees and expenses) shall have been paid to the extent then due.

               5A.05 Issuance of New Senior Subordinated Notes. (a) On or prior to the Initial Borrowing Date, the U.S. Borrower shall have received gross cash proceeds of at least $125 million from the issuance of the New Senior Subordinated Notes.

               (b) On or prior to the Initial Borrowing Date, there shall have been delivered to the Administrative Agent true and correct copies of all of the New Senior Subordinated Note Documents (other than copies of the New Senior Subordinated Notes actually issued) and all of the terms and conditions of the New Senior Subordinated Note Documents shall (x) be consistent with the New Senior Subordinated Notes Offering Memorandum and (y) be in form and substance satisfactory to the Administrative Agent and the Required Lenders. The issuance of the New Senior Subordinated Notes shall have occurred in all material respects in accordance with the terms and conditions of the New Senior Subordinated Note Documents and applicable law.

               5A.06 Existing Senior Secured Notes Tender Offer/Consent Solicitation; etc. On or prior to the Initial Borrowing Date and concurrently with the Credit Events then occurring, the U.S. Borrower shall have consummated a tender offer/consent solicitation with respect to the outstanding Existing Senior Secured Notes (the "Existing Senior Secured Notes Tender Offer/Consent Solicitation"), pursuant to which (1) the U.S. Borrower shall offer, subject to the terms and conditions contained in the Existing Senior Secured Notes Tender Offer/Consent Solicitation, to purchase all of the outstanding Existing Senior Secured Notes at the cash price set forth in the Existing Senior Secured Notes Tender Offer/Consent Solicitation and (2) consents shall be solicited to proposed amendments to the Existing Senior Secured Notes Indenture and other Existing Senior Secured Notes Collateral Documents, on terms and conditions satisfactory to the Administrative Agent and the Required Lenders, which amendment shall provide for the substantial elimination of the financial and certain operating covenants contained in the Existing Senior Secured Notes Indenture and the amendment of certain other provisions in the Existing Senior Secured Notes Collateral Documents. In connection with the requirements of this
Section 5A.06, it is acknowledged and agreed that the terms outlined in the Offer to Purchase and Consent Solicitation Statement dated July 3, 1997 are acceptable to the Administrative Agent and the Lenders. All terms and conditions of the Existing Senior Secured Notes Tender Offer/Consent Solicitation shall be satisfactory to the Administrative Agent and the Required Lenders, and the period for tendering Existing Senior Secured Notes pursuant thereto shall terminate on or prior to the Initial Borrowing Date. On or prior to the Initial Borrowing Date, (x) the U.S. Borrower shall have received sufficient consents to authorize the execution and delivery of the Existing Senior

Secured Notes Indenture Supplement (which shall include the Existing Senior Secured Notes Collateral Documents Amendments), (y) the U.S. Borrower and the trustee under the Existing Senior Secured Notes Indenture shall have duly executed and delivered the Existing Senior Secured Notes Indenture Supplement and (z) the trustee pursuant to the Existing Senior Secured Notes Indenture, as well as any other agent, sub-agent, collateral agent or custodian which holds any of the collateral for the Existing Senior Secured Notes, shall have entered into a bailee agreement for the benefit of the Secured Creditors in substantially the form attached hereto as Exhibit G (the "Bailee Agreement"). On the Initial Borrowing Date and concurrently with the Credit Events then occurring, the U.S. Borrower shall have repurchased all Existing Senior Secured Notes tendered, and not theretofore withdrawn, pursuant to the Existing Senior Secured Notes Tender Offer/Consent Solicitation (the "Existing Senior Secured Notes Tender Offer Repurchases") and, after giving effect thereto, not more than $30 million aggregate principal amount of Existing Senior Secured Notes shall remain outstanding.

               5A.07 Notice of Existing PIK Preferred Stock Redemption. On the Initial Borrowing Date, the U.S. Borrower shall, or shall cause the transfer agent to, deliver notices of redemption, in accordance with and meeting the requirements of the Existing PIK Preferred Stock Documents, notifying the holders thereof that the Existing PIK Preferred Stock shall be redeemed in full, in accordance with the terms thereof, on a date to occur not later than 45 days after the Initial Borrowing Date.

               5A.08 Indebtedness to be Refinanced. (a) On or prior to the Initial Borrowing Date or concurrently with the Credit Events then occurring, the total commitments in respect of the Indebtedness to be Refinanced shall have been terminated, and all loans and notes issued thereunder shall have been repaid in full, together with interest thereon, all letters of credit issued thereunder shall have been terminated or collateralized by new back-to-back letters of credit in form and substance, and issued by an issuer, satisfactory to the respective letter of credit issuers or otherwise supported in a manner satisfactory to the respective letter of credit issuers, and all other amounts owing pursuant to Indebtedness to be Refinanced shall have been repaid in full and all documents in respect of the Indebtedness to be Refinanced and all guarantees with respect thereto shall have been terminated and be of no further force or effect except for continuing indemnification obligations described therein.

               (b) On or prior to the Initial Borrowing Date or concurrently with the Credit Events then occurring, the creditors in respect to the Indebtedness to be Refinanced shall have terminated and released all security interests and Liens on the assets owned or to be owned by the U.S. Borrower or any of its Subsidiaries granted in connection with the Indebtedness to be Refinanced. The Administrative Agent shall have received such releases of security interests in and Liens on the assets owned or to be owned by the U.S. Borrower and its Subsidiaries as may have been reasonably requested by the Administrative Agent, which releases shall be in form and substance reasonably satisfac-tory to the Administrative Agent. Without limiting the foregoing, there shall have been delivered (i) proper termination statements (Form UCC-3 or the appropriate equivalent) for filing under the UCC of each jurisdiction where a financing statement (Form UCC-1 or the appropriate equivalent) was filed with respect to the U.S. Borrower or any of its Subsidiaries, or their respective predecessors in interest, in connection with the security interests created with respect to the Indebtedness to be Refinanced and the documentation related thereto, (ii) terminations or assignments of any security interest in, or Lien on, any patents, trademarks, copyrights, or similar interests of the U.S. Borrower or any of its Subsidiaries, on which filings have been made, (iii) terminations of all mortgages, leasehold mortgages and deeds of trust created with respect to property of the U.S. Borrower or any of its Subsidiaries, or their respective predecessors in interest, in each case, to secure the obligations in respect of the Indebtedness to be Refinanced, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent and
(iv) all collateral owned by the U.S. Borrower or any of its Subsidiaries in the possession of any of the creditors in respect of the Indebtedness to be Refinanced or any collateral agent or trustee under any related security document shall have been returned to the U.S. Borrower or such Subsidiary, as the case may be.

               5A.09 Outstanding Indebtedness and Preferred Stock. On the Initial Borrowing Date, and after giving effect to the transactions described above, the U.S. Borrower and its Subsidiaries shall have no outstanding Indebtedness or Preferred Stock other than (i) Indebtedness pursuant to this Agreement, (ii) the New Senior Subordinated Notes, (iii) the U.S. Borrower's Series E Preferred Stock with an aggregate liquidation preference not to exceed $13 million, (iv) not more than $30 million aggregate principal amount of Existing Senior Secured Notes not accepted for purchase pursuant to the Existing Senior Secured Notes Tender Offer/Consent Solicitation, (v) the U.S. Borrower's Existing PIK Preferred Stock and (vi) such Existing Indebtedness, if any, as is identified in Schedule V hereto.

               5A.10 Adverse Change, etc. (a) On or prior to the Initial Borrowing Date, nothing shall have occurred (and neither the Administrative Agent nor the Lenders shall have become aware of any facts, conditions or other information not previously known) which the Administrative Agent or the Required Lenders shall determine could reasonably be expected to have a material adverse effect on the rights or remedies of the Administrative Agent or the Lenders, or on the ability of any Credit Party to perform its obligations to the Administrative Agent and the Lenders or which could reasonably be expected to have a Material Adverse Effect.

               (b) Except as set forth on Schedule X hereto, all necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with any Credit Event and the Transaction, the other transactions contemplated by the Documents and otherwise referred to herein or therein shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents, or imposes materially adverse conditions upon, the consummation of any Credit Event and the Transaction or the other transactions contemplated by the Documents or otherwise referred to herein or therein. Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon any Credit Event or the Transaction or the other transactions contemplated by the Documents.

               5A.11 Litigation. On the Initial Borrowing Date, no litigation by any entity (private or governmental) shall be pending or threatened with respect to this Agreement, any other Document or any documentation executed in connection herewith or therewith or the transactions contemplated hereby or thereby, or which the Administrative Agent or the Required Lenders shall determine could reasonably be expected to have a material adverse effect on the Transaction or a Material Adverse Effect.

               5A.12 Subsidiary Guaranties. (a) On the Initial Borrowing Date, each Domestic Subsidiary of the U.S. Borrower (other than (w) the Specified Inactive Subsidiaries, (x) RCVP unless any Delayed Draw Term Loan is to be incurred on the Initial Borrowing Date, (y) VSI, SVS and VDSI and (z) the Specified Non-Material Subsidiaries as same exist on the Initial Borrowing Date; provided that no Subsidiary shall be excluded pursuant to preceding clauses (w) through (z), inclusive, if the respective Subsidiary executes and delivers any guaranty in respect of the New Senior Subordinated Notes) shall have duly authorized, executed and delivered a guaranty in the form of Exhibit H-1 (as amended, modified or supplemented from time to time, the "U.S. Subsidiaries Guaranty"), guaranteeing all of the obligations of each of the Borrowers as more fully provided therein, and the U.S. Subsidiaries Guaranty shall be in full force and effect.

               (b) On the Initial Borrowing Date, each German Subsidiary (other than the German Borrowers) shall have duly authorized, and executed and delivered a guaranty in the form of Exhibit H-2 (as amended, modified or supplemented from time to time, the "German Subsidiaries Guaranty"), guaranteeing all of the obligations of the German Borrowers as more fully provided therein, and the German Subsidiaries Guaranty shall be in full force and effect.

               5A.13 U.S. Pledge Agreement. On the Initial Borrowing Date, the U.S. Borrower and each U.S. Subsidiary Guarantor shall have duly authorized, executed and delivered a Pledge Agreement in the form of Exhibit I (as amended, modified or supplemented from time to time, the "U.S. Pledge Agreement") and, subject to the provisions of Section 4 of the U.S. Pledge Agreement, shall have delivered to the Collateral Agent, as Pledgee thereunder, all of the Pledged Securities, if any, referred to therein then owned by the U.S. Borrower and each U.S. Subsidiary Guarantor, (x) endorsed in blank in the case of promissory notes constituting Pledged Securities and (y) together with executed and undated stock powers in the case of capital stock constituting Pledged Securities.

               5A.14 U.S. Security Agreement. On the Initial Borrowing Date, the U.S. Borrower and each U.S. Subsidiary Guarantor shall have duly authorized, executed and delivered a Security Agreement in the form of Exhibit J (as modified, supplemented or amended from time to time, the "U.S. Security Agreement") covering all of the U.S. Borrower's and each such U.S. Subsidiary Guarantor's present and future U.S. Security Agreement Collateral, together with:

               (i) proper Financing Statements (Form UCC-1 or the equivalent) fully executed for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by the U.S. Security Agreement;

               (ii) certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, dated as at a recent date listing all effective financing statements that name the U.S. Borrower or any of the U.S. Subsidiary Guarantors as debtor and that are filed in the jurisdictions referred to in clause (i) above, together with copies of such other financing statements that name the U.S. Borrower or any of the U.S. Subsidiary Guarantors as debtor (none of which shall cover the Collateral except to the extent evidencing Permitted Liens or in respect of which the Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed for filing);

              (iii) evidence of the execution and delivery of all other instruments for recording and filing of, or with respect to, U.S. Security Agreement as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the security interests intended to be created by the U.S. Security Agreement; and

               (iv) evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the U.S. Security Agreement have been taken.

               5A.15 German Security Documents. (a) On the Initial Borrowing Date, each of the German Subsidiaries (including the German Borrowers) shall have duly authorized, executed and delivered a Security Agreement in substantially the form of Exhibit K (the "German Security Agreement") together with:

                (i) evidence of the completion of all other recordings and filings of, or with respect to, the German Security Agreement as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the security interests intended to be created by the German Security Agreement including, without limitation, the delivery of the German Security Agreement; and

               (ii) evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the German Security Agreement have been taken.

               (b) On the Initial Borrowing Date, the Pledgors (as defined in the German Pledge Agreement referred to below) shall have duly authorized, executed and delivered a Pledge Agreement in the form of Exhibit L (the "German Pledge Agreement").

               5A.16 Mortgages; Title Insurance; Survey. On the Initial Borrowing Date, the Collateral Agent shall have received:

                (i) fully executed counterparts of mortgages, deeds of trust or deeds to secure debt, in each case in form and substance reasonably satisfactory to the Administrative Agent (as modified, supplemented or amended from time to time, each a "Mortgage" and, collectively, the "Mortgages"), which Mortgages shall cover such of the Real Property, if any, owned or leased by the U.S. Borrower and its Domestic Subsidiaries as shall be designated as a Mortgaged Property on Schedule III (each a "Mortgaged Property" and, collectively, the "Mortgaged Properties"), together with evidence that counterparts of the Mortgages have been delivered to the title insurance company insuring the Lien of the Mortgages for recording in all places to the extent necessary or, in the reasonable opinion of the Collateral Agent, desirable to effectively create a valid and enforceable first priority mortgage lien on each Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors, subject to such exceptions as are listed in the respective Mortgage Policy;

               (ii) a mortgagee title insurance policy on each Mortgaged Property issued by a title insurer reasonably satisfactory to the Collateral Agent (the "Mortgage Policies") in amounts reasonably satisfactory to the Administrative Agent assuring the Collateral Agent that the Mortgages on such Mortgaged Properties are valid and enforceable first priority mortgage liens on the respective Mortgaged Properties, free and clear of all defects and encumbrances except Permitted Encumbrances and such Mortgage Policies shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent and shall include, as appropriate, an endorsement for future advances under this Agreement and the

        Notes and for any other matter that the Administrative Agent in its reasonable discretion may reasonably request, shall not include an exception for mechanics' liens, and shall provide for affirmative insurance as the Administrative Agent in its discretion may reasonably request; and

              (iii) a survey, in form and substance reasonably satisfactory to the Administrative Agent, of each Mortgaged Property, certified by a licensed professional surveyor reasonably satisfactory to the Administrative Agent.

               5A.17 Pro Forma Balance Sheet. On or prior to the Initial Borrowing Date, there shall have been delivered to the Administrative Agent an unaudited pro forma consolidated balance sheet of the U.S. Borrower and its Subsidiaries, after giving effect to the Transaction and the incurrence of all Indebtedness contemplated herein and prepared in accordance with generally accepted accounting principles, which pro forma consolidated balance sheets shall not be materially different than the pro forma balance sheet delivered to the Administrative Agent on July 8, 1997.

               5A.18 Borrowing Base Certificates. On the Initial Borrowing Date, each of the U.S. Borrower and the German Borrowers shall have delivered to the Administrative Agent its or their initial Borrowing Base Certificate meeting the requirements of Section 8.01(j).

               5A.19 Solvency Certificate; Environmental Analyses; Insurance Analyses. On the Initial Borrowing Date, there shall have been delivered to the Administrative Agent:

               (i) a solvency certificate in the form of Exhibit M from the chief financial officer of the U.S. Borrower and dated the Initial Borrowing Date;

                (ii) environmental and hazardous substance assessment and analyses in scope, and in form and substance, satisfactory to the Administrative Agent and the results of which do not disclose any environmental liabilities or potential environmental liabilities reasonably likely to result in a Material Adverse Effect; and

               (iii) analyses and evidence of insurance complying with the requirements of Section 8.03 for the business and properties of the U.S. Borrower and its Subsidiaries, in scope, form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders and naming the Collateral Agent as an additional insured and as loss payee, and stating that such insurance shall not be cancelled or revised without at least 30 days prior written notice by the insurer to the Collateral Agent.

               SECTION 5B. Conditions Precedent to Initial Delayed Draw Term Loans. The obligation of each Lender with a Delayed Draw Term Loan Commitment to make Delayed Draw Term Loans is subject to the satisfaction of the following conditions:

               5B.01 Occurrence of Initial Borrowing Date. On or prior to the date of the making of the initial Delayed Draw Term Loans (the "Initial Delayed Draw Term Loan Borrowing Date"), the Initial Borrowing Date shall have occurred.

               5B.02 Purchase of Rainbow Royalty Payments; Rainbow Mortgage Debt. On or prior to the Initial Delayed Draw Term Loan Borrowing Date, the U.S. Borrower shall have (i) purchased 100% of the Rainbow Royalty Payments for an amount not to exceed $19 million and (ii) purchased the Rainbow Debt in the amount of approximately $7.4 million, for cash consideration not to exceed $7.4 million. All rights of the U.S. Borrower with respect to the Rainbow Royalty Payments shall have been pledged as security for the Secured Lenders pursuant to the U.S. Security Agreement, and the Rainbow Debt shall have been pledged (and all promissory notes or chattel paper with respect thereto shall have been delivered for pledge) pursuant to the U.S. Pledge Agreement.

               5B.03 Execution of Guaranty and Security Documents by RCVP. On the Initial Delayed Draw Term Loan Borrowing Date, RCVP shall have executed and delivered a counterpart of the U.S. Subsidiaries Guaranty pursuant to which RCVP unconditionally guaranties all Obligations of the Borrowers pursuant to this Agreement; provided that it is expressly acknowledged and agreed that the guaranty executed and delivered by RCVP pursuant to this Section 5B.03 may be expressly limited as provided in the U.S. Subsidiaries Guaranty. Furthermore, RCVP shall have executed and delivered counterparts to the U.S. Security Agreement and the U.S. Pledge Agreement (or substantially similar security documents or such other security documents as may be reasonably requested by the Administrative Agent or Collateral Agent), providing security interests in its assets to secure its obligations pursuant to the guaranty referenced in the immediately preceding sentence. Furthermore, on the Initial Delayed Draw Term Loan Borrowing Date, the Collateral Agent shall have received security interests (whether pursuant to mortgages, deeds of trusts, security agreements or other documentation) in such other assets of RCVP as shall have been requested by the Administrative Agent, the Collateral Agent or the Required Lenders. In connection with the actions to be taken pursuant to this Section 5B.03, the U.S. Borrower and RCVP shall be required to take such actions, and execute such ancillary documentation and furnish such opinions of counsel, as would have been required (and as specified by the Administrative Agent or the Collateral Agent) had the actions required by this Section 5B been taken on the Initial Borrowing Date pursuant to Section 5A. All actions taken pursuant to this Section 5B.03 shall be taken to the satisfaction of the Administrative Agent and Collateral Agent.

               5B.04 Opinions of Counsel. Without limiting the foregoing, the

Administrative Agent shall receive such opinions of counsel in connection with the actions taken pursuant to this Section 5B as shall be reasonably requested by the Administrative Agent, the Collateral Agent or the Required Lenders, which opinions (and the counsel delivering same) shall be satisfactory in form and substance to the Administrative Agent and the Collateral Agent.

               SECTION 6. Conditions Precedent to All Credit Events. The obligation of each Lender to make Loans (including Loans made on the Initial Borrowing Date and the Initial Delayed Draw Term Loan Borrowing Date, but excluding Mandatory Borrowings to be made thereafter, which shall be made as provided in Section 1.01(h)), and the obligation of any Issuing Bank to issue any Letter of Credit, is subject, at the time of each such Credit Event (except as hereinafter indicated), to the satisfaction of the following conditions:

               6.01 No Default; Representations and Warranties. At the time of each such Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

               6.02 Notice of Borrowing; Letter of Credit Request. (a) Prior to the making of each Loan (excluding Swingline Loans), the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 1.03(a). Prior to the making of any Swingline Loan, CSFB shall have received the notice required by Section 1.03(b)(i).

               (b) Prior to the issuance of each Letter of Credit, the Administrative Agent and the respective Issuing Bank shall have received a Letter of Credit Request meeting the requirements of Section 2.03.

               6.03 Regulations U and G. If at any time any Margin Stock is pledged or required to be pledged pursuant to any of the Security Documents, all actions required to be taken pursuant to Section 8.15 shall have been taken to the reasonable satisfaction of the Administrative Agent.

               The acceptance of the proceeds of each Loan or the making of each Letter of Credit Request (occurring on the Initial Borrowing Date and thereafter) shall constitute a representation and warranty by each Credit Party to the Administrative Agent and each of the Lenders that all the conditions specified in Section 5A (with respect to Credit Events on the Initial Borrowing
Date), in Section 5B (with respect to Credit Events on the Initial

Delayed Draw Term Loan Borrowing Date) and in this Section 6 (with respect to Credit Events on and after the Initial Borrowing Date) and applicable to such Credit Event exist as of that time. All of the Notes, certificates, legal opinions and other documents and papers referred to in Section 5A, 5B and in this Section 6, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

               SECTION 7. Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, each Borrower (as to itself and its Subsidiaries) makes the following representations, warranties and agreements, in each case after giving effect to the actions taken pursuant to Section 5A on the Initial Borrowing Date, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and issuance of the Letters of Credit, with the occurrence of each Credit Event on or after the Initial Borrowing Date being deemed to constitute a representation and warranty that the matters specified in this Section 7 are true and correct in all material respects on and as of the Initial Borrowing Date and in all material respects on the date of each such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

               7.01 Corporate and Other Status. Each Borrower and each of its Subsidiaries, other than Specified Inactive Subsidiaries, (i) is a duly organized and validly existing corporation, partnership or other entity in good standing under the laws of the jurisdiction of its incorporation, (ii) has the requisite corporate or other power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualification except for failures to be so qualified which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

               7.02 Corporate and Other Power and Authority. Each Credit Party has the requisite corporate or other power and authority to execute, deliver and perform the terms and provisions of each of the Documents to which it is party and has taken all necessary corporate or other action to authorize the execution, delivery and performance by it of each of such Documents. Each Credit Party has duly executed and delivered each of the Documents to which it is (as determined on each date upon which this representation is made) party, and each of such Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

               7.03 No Violation. Neither the execution, delivery or performance by any Credit Party of the Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, to which any Borrower or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject or (iii) will violate any provision of the certificate of incorporation or by-laws (or equivalent organizational documents) of any Borrower or any of its Subsidiaries.

               7.04 Governmental Approvals. Except as specifically described in
Schedule X, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made on or prior to the Initial Borrowing Date), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of any Document or (ii) the legality, validity, binding effect or enforceability of any such Document.

               7.05 Financial Statements; Financial Condition; Undisclosed Liabilities; Projections; etc. (a) The consolidated balance sheet of the U.S. Borrower and its Subsidiaries at June 30, 1995, June 30, 1996 and March 31, 1997 and the related statements of consolidated income, consolidated cash flows and shareholders' equity of the U.S. Borrower and its Subsidiaries for the fiscal year or the nine-month period ended on such date, as the case may be, and furnished to the Lenders prior to the Initial Borrowing Date, fairly present in all material respects the consolidated results of the operations of the U.S. Borrower and its Subsidiaries for the respective fiscal year or nine-month period ended on such date, as the case may be, and consolidated financial position of the U.S. Borrower and its Subsidiaries at the date of such balance sheet. All such consolidated financial statements have been prepared in accordance with generally accepted accounting principles consistently applied, subject to normal year-end audit adjustments and the absence of footnotes in the case of the March 31, 1997 financial statements.

               (b) The consolidated balance sheet of Alliance Automaten & Co. KG and its Subsidiaries (excluding Bally Gaming International GmbH) at March 31,1997 and the related statements of consolidated income for the nine months ended on such date and furnished to the Lenders prior to the Initial Borrowing Date, were prepared in accordance with GAAP as of March 31, 1997 and give a true and fair view of the state of affairs of Alliance Automaten & Co. KG and its Subsidiaries (excluding Bally Gaming International GmbH) at March 31, 1997 and for the nine months then ended.

               (c) Since March 31, 1996 (but for this purpose, assuming that the Transaction had been consummated on such date), there has been no material adverse change in the business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the U.S. Borrower and its Subsidiaries taken as a whole.

               (d) (i) On and as of the Initial Borrowing Date, after giving effect to the Transaction and to all Indebtedness (including the Loans) being incurred or assumed and Liens created by the Credit Parties in connection therewith, (a) the sum of the assets, at a fair valuation, of the U.S. Borrower and its Subsidiaries taken as a whole and each of the U.S. Borrower, Bally Wulff Automaten and Bally Wulff Vertriebs on a stand-alone basis will exceed their respective debts; (b) the U.S. Borrower and its Subsidiaries taken as a whole and each of the U.S. Borrower, Bally Wulff Automaten and Bally Wulff Vertriebs on a stand-alone basis have not incurred and do not intend to incur, and do not believe that they will incur, debts beyond their ability to pay such debts as such debts mature; and (c) the U.S. Borrower and its Subsidiaries taken as a whole and each of the U.S. Borrower, Bally Wulff Automaten and Bally Wulff Vertriebs on a stand-alone basis will have sufficient capital with which to conduct their respective businesses. For purposes of this Section 7.05(d), "debt" means any liability on a claim, and "claim" means (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

               (e) Except (i) as disclosed in the financial statements delivered pursuant to Sections 7.05(a) and (b) and except for the Transaction and (ii) liabilities arising in the ordinary course of business since March 31, 1997, there were as of the Initial Borrowing Date no liabilities or obligations with respect to the U.S. Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, would be material to the U.S. Borrower and its Subsidiaries taken as a whole. As of the Initial Borrowing Date, and except for the Transaction, no Borrower knows of any basis for the assertion against it or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not disclosed in the financial statements delivered pursuant to Sections 7.05(a) and (b) which, either individually or in the aggregate, could reasonably be expected to be material to the U.S. Borrower or the U.S. Borrower and its Subsidiaries taken as a whole.

               (f) On and as of the Initial Borrowing Date, the Projections have been prepared in good faith and are based on reasonable assumptions under the then known facts and circumstances (it being understood that nothing contained herein shall constitute a representation that the results forecasted in such Projections will in fact be achieved), and there are no statements or conclusions in any of the Projections which are based upon or include information known to any Borrower to be misleading in any material respect or which knowingly fail to take into account material information regarding the matters reported therein. On the Initial Borrowing Date, each Borrower believes that the Projections are reasonable and attainable based upon the then known facts and circumstances, it being understood that nothing contained herein shall constitute a representation that the results forecasted in such Projections will in fact be achieved.

               7.06 Litigation. There are no actions, suits or proceedings pending or, to the best knowledge of each Borrower, threatened (i) with respect to any Document or (ii) that are reasonably likely to result in a Material Adverse Effect.

               7.07 True and Complete Disclosure. All factual information (other than the Projections, which are covered in Section 7.05(f)) (taken as a whole) furnished by any Credit Party in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Documents), is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of any Credit Party in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

               7.08 Use of Proceeds; Margin Regulations. (a) All proceeds of the U.S. Borrower Tranche A Term Loans, the German Borrower Tranche A Term Loans, the Tranche B Term Loans and the Tranche C Term Loans will be used by the Borrowers (i) to finance the Refinancing (including, without limitation, to refinance Revolving Loans theretofore incurred to finance purchases of Existing PIK Preferred Stock before the PIK Preferred Drawdown Date pursuant to Section 9.03(iv)) and (ii) to pay fees and expenses related to the Transaction.

               (b) All proceeds of the Delayed Draw Term Loans shall be used by the U.S. Borrower to purchase the assets as contemplated in Section 5B.02.

               (c) The proceeds of Revolving Loans incurred by each Revolving Loan Borrower will be used for such Revolving Loan Borrower's and its Subsidiaries' general corporate and working capital purposes, provided that no proceeds of any Revolving Loan may be used to finance the Refinancing (although up to $10 million of

Revolving Loans may be utilized on the Initial Borrowing Date to fund working capital requirements of the U.S. Borrower and its Subsidiaries (including refinancing amounts owing under Indebtedness to be Refinanced) and proceeds of Revolving Loans may be used after the Initial Borrowing Date to pay fees and expenses incurred in connection with the Refinancing). In addition, Revolving Loans may be incurred to finance acquisitions permitted under Section 9.02 and otherwise in accordance with the terms of this Agreement.

               (d) No part of the proceeds of any Loan (other than Revolving Loans and Swingline Loans incurred after the Initial Borrowing Date) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation G, T, U or X.

               7.09 Tax Returns and Payments. The U.S. Borrower and each of its Subsidiaries have timely filed or caused to be timely filed with the appropriate taxing authority, all Federal, and all material state, local, foreign and other returns, statements, forms and reports for taxes (the "Returns") required to be filed by or with respect to the income, properties or operations of the U.S. Borrower and/or any of its Subsidiaries. The Returns accurately reflect all liability for taxes of the U.S. Borrower and its Subsidiaries for the periods covered thereby. The U.S. Borrower and each of its Subsidiaries have paid all taxes payable by them other than taxes contested in good faith and for which adequate reserves have been established in accordance with generally accepted accounting principles. On the Effective Date, there is no material action, suit, proceeding, investigation, audit or claim now pending or, to the knowledge of any Borrower, threatened by any authority regarding any taxes relating to the U.S. Borrower or any of its Subsidiaries. As of the Initial Borrowing Date, neither the U.S. Borrower nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the U.S. Borrower or any of its Subsidiaries, is aware of any agreement or waiver extending any statute of limitations relating to the payment or collection of other taxes of the U.S. Borrower or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the U.S. Borrower or any of its Subsidiaries not to be subject to the normally applicable statute of limitations.

               7.10 Compliance with ERISA. (a) Schedule IX sets forth each Plan in effect on the date hereof; each Plan (and each related trust, insurance contract or fund) is in compliance with its terms and with all applicable laws, including without limitation ERISA and the Code except to the extent that such a failure to comply could not reasonably be expected to result in a Material Adverse Effect; each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code or a request for such a determination letter is pending; no Reportable Event has occurred; to the best knowledge of the U.S. Borrower no Plan which is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) is insolvent or in reorganization if such insolvency or reorganization could reasonably be expected to have a Material Adverse Effect; no Plan has an Unfunded Current Liability which, when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Plans, exceeds an amount that could reasonably be expected to result in a Material Adverse Effect; no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has an accumulated funding deficiency, within the meaning of such sections of the Code or ERISA, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA in an amount that could reasonably be expected to result in a Material Adverse Effect; all contributions required to be made with respect to a Plan have been timely made except to the extent that the failure to make any such contribution could not reasonably be expected to result in a Material Adverse Effect; neither the U.S. Borrower nor any Subsidiary of the U.S. Borrower or any ERISA Affiliate has incurred any liability (including any indirect, contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or
Section 401(a)(29), 4971 or 4975 of the Code or expects to incur any such liability under any of the foregoing sections with respect to any Plan which could reasonably be expected to result in a Material Adverse Effect; to the best knowledge of the U.S. Borrower or any Subsidiary of the U.S. Borrower or any ERISA Affiliate, no condition exists which presents a material risk to the U.S. Borrower or any Subsidiary of the U.S. Borrower or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code an amount that could reasonably be expected to result in a Material Adverse Effect; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan which is subject to Title IV of ERISA; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, or, to the best knowledge of the U.S. Borrower or any Subsidiary of the U.S. Borrower or any ERISA Affiliate, expected or threatened which could reasonably be expected to result in a Material Adverse Effect; using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of the U.S. Borrower and its Subsidiaries and its ERISA Affiliates to all Plans which are multiemployer plans (as defined in Section 4001(a)(3) of ERISA) in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Plan ended prior to the date of the most recent Credit Event, would not exceed an amount that could reasonably be expected to result in a Material Adverse Effect; each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of the U.S. Borrower, any Subsidiary of the U.S. Borrower, or any ERISA Affiliate has at all times been operated in substantial compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code, except to the extent that any such failure to so comply could not reasonably be expected to result in a Material Adverse Effect; no lien, not permitted by Section 9.01(i), imposed under the Code or ERISA on the assets of the U.S. Borrower or any Subsidiary of the U.S. Borrower or any ERISA Affiliate exists or, to the best knowledge of the U.S. Borrower or any Subsidiary of the U.S. Borrower or any ERISA Affiliate, is likely to arise on account of any Plan; and the U.S. Borrower and its Subsidiaries do not maintain or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan the obligations with respect to which could reasonably be expected to have a material adverse effect on the ability of the U.S. Borrower to perform its obligations under this Agreement.

               (b) Each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities except to the extent that such a failure to comply could not reasonably be expected to result in a Material Adverse Effect. All contributions required to be made with respect to a Foreign Pension Plan have been timely made except to the extent that the failure to make any such contribution could not reasonably be expected to result in a Material Adverse Effect. Neither the U.S. Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of or withdrawal from any Foreign Pension Plan an amount that could reasonably be expected to result in a Material Adverse Effect. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the U.S. Borrower's most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities by more than an amount that could reasonably be expected to result in a Material Adverse Effect.

               7.11 The Security Documents. (a) The provisions of the U.S. Security Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of the Credit Parties party thereto in the U.S. Security Agreement Collateral described therein, subject to the provisions of the U.S. Security Agreement, and the Collateral Agent, for the benefit of the Secured Creditors, has a fully perfected first lien on, and security interest in, all right, title and interest in all of the U.S. Security Agreement Collateral described therein to the extent such pledge and security interest can be perfected under the applicable UCC, subject to no other Liens other than Permitted Liens. The recordation of the Assignment of Security Interest in U.S. Patents and Trademarks in the form attached to the U.S. Security Agreement in the United States Patent and Trademark Office together with filings on Form UCC-1 made pursuant to the U.S. Security Agreement will create a perfected security interest granted to the Collateral Agent in the trademarks and patents covered by the U.S. Security Agreement and the recordation of the Assignment of Security Interest in U.S. Copyrights in the form attached to the U.S. Security Agreement with the United States Copyright Office together with filings on Form UCC-1 made pursuant to the U.S. Security Agreement will create a perfected security interest granted to the Collateral Agent in the copyrights covered by the U.S. Security Agreement.

               (b) Subject to the last sentence of this Section 7.11(b) and the provisions of Section 4 of the U.S. Pledge Agreement, the security interests created in favor of the Collateral Agent, as Pledgee, for the benefit of the Secured Creditors under the U.S Pledge Agreement constitute first priority perfected security interests in the Collateral described in the U.S. Pledge Agreement (as same exists on each date this representation and warranty is made), subject to no security interests of any other Person. Notwithstanding anything to the contrary contained above in this Section 7.11(b) or elsewhere in this Agreement, so long as any Existing Senior Secured Notes remain outstanding, the security interests described above arising pursuant to the U.S. Pledge Agreement in any collateral which has been pledged or in which a security interest has been granted to secure the Existing Senior Secured Notes shall be subject to the prior security interests created in favor of the holders of the Existing Senior Secured Notes; provided that at all times the security interests created pursuant to the U.S. Pledge Agreement in all such collateral shall be required to be fully perfected (pursuant to the Bailee Agreement or, after all Existing Senior Secured Notes have been repaid in full, by delivery of the relevant collateral to the Collateral Agent pursuant to the U.S. Pledge Agreement).

               (c) Subject to the terms of the Mortgages, the Mortgages (if any) create, for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and mortgage lien on all of the Mortgaged Properties in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors, superior to and prior to the rights of all third persons (except that the security interest and mortgage lien created in the Mortgaged Properties may be subject to the Permitted Encumbrances related thereto) and subject to no other Liens (other than Liens permitted under Section 9.01). Schedule III contains a true and complete list of each parcel of Real Property owned or leased by the U.S. Borrower and its Subsidiaries on the Initial Borrowing Date, and the type of interest therein held by the U.S. Borrower or such Subsidiary. The U.S. Borrower and each of its Subsidiaries have good and marketable title to all fee-owned Real Property and valid leasehold title to all Leaseholds, in each case free and clear of all Liens except those described in the first sentence of this subsection (c).

               (d) Subject to the terms of the respective German Security Documents, the security interests created in favor of the Collateral Agent for the benefit of the Secured Creditors under the German Security Documents constitute first priority perfected security interests in the assets pledged or in which a Lien is granted pursuant to the German Security Documents (as same exists on each date this representation and warranty is made), subject to no security interests of any other Person. No filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests created in the assets charged pursuant to the German Security Documents.

               (e) Notwithstanding anything to the contrary contained above in this Section 7.11 or in any of the Security Documents, the foregoing representations and warranties shall not be deemed violated if at any time there is a failure in perfection of the security interest in any Collateral as otherwise provided above, so long as the aggregate fair market value of all Collateral with respect to which such defects in perfection exist at any time does not in the aggregate exceed $1,000,000. The provisions of the foregoing sentence shall not excuse the U.S. Borrower or the other relevant Credit Parties from taking such action as may be required to be taken by them in accordance with the terms of the various Credit Documents.

               7.12 Representations and Warranties in Other Documents. All representations and warranties set forth in the Documents (other than the Credit Documents) were true and correct in all material respects at the time as of which such representations and warranties were made (or deemed made).

               7.13 Properties. The U.S. Borrower and each of its Subsidiaries have good and marketable title to all material properties owned by them, including all property reflected in the financial statements referred to in Sections 7.05(a) and (b) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business), free and clear of all Liens, other than Liens permitted by Section 9.01.

               7.14 Capitalization. On the Initial Borrowing Date (or on June 30, 1997 in the case of the U.S. Borrower), the authorized capital stock of (x) the U.S. Borrower shall consist of (i) 175,000,000 shares of common stock, $.01 par value per share, of which approximately 31.8 million were on such date issued and outstanding, (ii) 10,000,000 shares of Special Stock of which approximately 124,000 shares of Series E Preferred Stock were on such date issued and outstanding and of which approximately 754,000 shares of Existing PIK Preferred Stock were on such date issued and outstanding, (y) Bally Wulff Automaten shall consist of one share, in the nominal amount of DM 6,509,000, held by the German Parent and (z) Bally Wulff Vertriebs shall consist of one share, in the nominal amount of DM 37,190,000, held by the German Parent. All such outstanding shares have been duly and validly issued, are fully paid and nonassessable and are free of preemptive rights. Except for as disclosed on
Schedule XII, on the Initial Borrowing Date, neither the U.S. Borrower nor any of its Subsidiaries has outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock.

               7.15 Subsidiaries. Schedule IV correctly sets forth, as of the Initial Borrowing Date and after giving effect to the Transaction, each Subsidiary of the U.S. Borrower (including the full and correct legal name thereof, the type of organization and jurisdiction under which it is organized), and the direct and indirect ownership interests of the U.S. Borrower therein.
Schedule IV also includes an accurate organization chart showing the U.S. Borrower, each of its Subsidiaries, and the direct and indirect ownership interests therein, in each case as of the Initial Borrowing Date.

               7.16 Compliance with Statutes, etc. Each Borrower and each of its Subsidiaries is in compliance with all applicable statutes, regulations (including, without limitation, all applicable Gaming Regulations) and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign (including, without limitation, all relevant Gaming Authorities), in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to the Gaming Business and environmental standards and controls), except such noncompliances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

               7.17 Investment Company Act. Neither the U.S. Borrower nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

               7.18 Public Utility Holding Company Act. Neither the U.S. Borrower nor any of its Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

               7.19 Environmental Matters. (a) Each Borrower and each of its Subsidiaries have complied with, and on the date of such Credit Event are in compliance with, all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws. There are no pending or, to the best knowledge of each Borrower, overtly threatened Environmental Claims against any Borrower or any of its Subsidiaries (including any such Environmental Claim arising out of the ownership or operation by any Borrower or any of its Subsidiaries of any Real Property no longer owned by any Borrower or any of its Subsidiaries) or, to the best knowledge of each Borrower, any Real Property owned or operated by any Borrower or any of its Subsidiaries. There are no facts, circumstances, conditions or occurrences with respect to the business or operations of any Borrower or any of its Subsidiaries or any Real Property owned or operated by any Borrower or any of its Subsidiaries (including any Real Property formerly owned or operated by any Borrower or any of its Subsidiaries but no longer owned by any Borrower or any of its Subsidiaries) or, to the best knowledge of any Borrower, any real property adjoining or adjacent to any such Real Property that would reasonably be expected (i) to form the basis of an Environmental Claim against any Borrower or any of its Subsidiaries or any Real Property owned or operated by any Borrower or any of its Subsidiaries, or (ii) to cause any Real Property owned or operated by any Borrower or any of its Subsidiaries to be subject to any restrictions on the ownership, occupancy or transferability of such Real Property by any Borrower or any of its Subsidiaries under any applicable Environmental Law.

               (b) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, any Real Property owned or operated by any Borrower or any of its Subsidiaries where such generation, use, treatment, storage or transportation has violated or would reasonably be expected to violate any applicable Environmental Law. Hazardous Materials have not at any time been Released on or from any Real Property owned or operated by any Borrower or any of its Subsidiaries where such Release has violated or would reasonably be expected to violate any applicable Environmental Law.

               (c) Notwithstanding anything to the contrary in this Section 7.19, the representations made in this Section 7.19 shall not be untrue unless the aggregate effect of all violations, Environmental Claims, facts, circumstances, conditions, occurrences, restrictions, failures and noncompliances of the types described above would reasonably be expected to have a Material Adverse Effect.

               7.20 Labor Relations. No Borrower or any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against any Borrower, any of its Subsidiaries or, to the best knowledge of any Borrower, overtly threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against any Borrower or any of its Subsidiaries or, to the best knowledge of each Borrower, overtly threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against any Borrower or any of its Subsidiaries or, to the best knowledge of each Borrower, overtly threatened against any Borrower or any of its Subsidiaries and, (iii) no payments are due and no circumstances exist which might make any payment due by any of the German Subsidiaries under the provisions of any law, statute, rule or regulation (relating to the U.S. Borrower's or any of its Subsidiaries' labor practices) or any order, writ, injunction or decree (relating to the U.S. Borrower's or any of its Subsidiaries' labor practices) of any court or governmental instrumentality except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

               7.21 Patents, Licenses, Franchises and Formulas. Each Borrower and each of its Subsidiaries owns, or has the right to use, all the patents, trademarks, permits, service marks, trade names, copyrights, licenses, franchises, proprietary information (including but not limited to rights in computer programs and databases) and formulas, or rights with respect to the foregoing, or has obtained assignments of all leases and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, could reasonably be expected to result in a Material Adverse Effect.

               7.22 Indebtedness. Schedule V sets forth a true and complete list of all Indebtedness of the U.S. Borrower and its Subsidiaries as of the Initial Borrowing Date and which is to remain outstanding after giving effect to the Transaction (excluding the Loans, the Letters of Credit, the Existing Senior Secured Notes, the New Senior Subordinated Notes and any Preferred Stock of the U.S. Borrower which is to remain outstanding, the "Existing Indebtedness"), in each case, showing the aggregate principal amount thereof and the name of the respective borrower and any Credit Party or any of its Subsidiaries which directly or indirectly guaranteed such debt and describing any security therefor.

               7.23 Transaction. At the time of consummation thereof, the Transaction shall have been consummated in all material respects in accordance with the terms of the respective Documents and all applicable laws. At the time of consummation thereof, except as specifically set forth on Schedule X, all material consents and approvals of, and filings and registrations with, and all other actions in respect of, all governmental agencies, authorities or instrumentalities required in order to make or consummate the Transaction to the extent then required have been obtained, given, filed or taken and are or will be in full force and effect (or effective judicial relief with respect thereto has been obtained). Except as specifically set forth on Schedule X, all applicable waiting periods with respect thereto have or, prior to the time when required, will have, expired without, in all such cases, any action being taken by any competent authority which restrains, prevents, or imposes material adverse conditions upon the Transaction. Additionally, there does not exist any judgment, order or injunction prohibiting or imposing material adverse conditions upon the Transaction, or the occurrence of any Credit Event or the performance by any Credit Party of its obligations under the Documents to which it is party.

               7.24 Existing Senior Secured Notes. At the time of consummation thereof, the Existing Senior Secured Notes Tender Offer/Consent Solicitation shall have been consummated in all material respects in accordance with the terms of the respective Documents therefor and all applicable laws. At the time of consummation thereof, all consents and approvals of, and filings and registrations with, and all other actions in respect of, all governmental agencies, authorities or instrumentalities required in order to make or consummate the Existing Senior Secured Notes Tender Offer/Consent Solicitation shall have been obtained, given, filed or taken or waived and are or will be in full force and effect (or effective judicial relief with respect thereto has been obtained). All applicable waiting periods with respect thereto have or, prior to the time when required, will have, expired without, in all such cases, any action being taken by any competent authority which restrains, prevents, or imposes material adverse conditions upon the Existing Senior Secured Notes Tender Offer/Consent Solicitation. Additionally, there shall not exist any judgment, order or injunction prohibiting or imposing material adverse conditions upon the Existing Senior Secured Notes Tender Offer/Consent Solicitation, or the performance by the U.S. Borrower of its obligations under the respective Documents therefor and all applicable laws.

               7.25 Specified Inactive Subsidiaries and Specified Non-Material Subsidiaries. (a) On the Initial Borrowing Date, the aggregate assets and liabilities (other than liabilities owed by the respective Specified Inactive Subsidiary to the U.S. Borrower or any Subsidiary of the U.S. Borrower which owns a direct or indirect equity interest in the respective Specified Inactive Subsidiary) of all Specified Inactive Subsidiaries does not exceed $1,000,000.

               (b) The aggregate book value or fair market value (as determined in good faith by the U.S. Borrower), whichever is greater, of all assets of each Specified Non-Material Subsidiary is less than $5,000,000. Furthermore, the aggregate book value or fair market value (as determined in good faith by the U.S. Borrower), whichever is greater, of all assets of all Specified Non-Material Subsidiaries is less than $15,000,000.

               7.26 Existing Senior Secured Notes Collateral. Schedule XIII is an accurate and complete (in all material respects) list of all collateral, as of the Initial Borrowing Date, which is held by the trustee under the Existing Senior Secured Notes Indenture, or any other agent, sub-agent, collateral agent or other custodian for the benefit of the holders of the Existing Senior Secured Notes, which schedule lists the respective collateral and identifies the Person or Persons which have custody of same.

               7.27 Margin Stock. On the Initial Borrowing Date, the aggregate fair market value of all Margin Stock owned by the U.S. Borrower and its Subsidiaries does not exceed $100,000.

               SECTION 8. Affirmative Covenants. Each Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Commitments and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings, together with interest, Fees and all other Obligations (other than contingent indemnification obligations) incurred hereunder and thereunder, are paid in full:

               8.01 Information Covenants. The Borrowers will furnish to the Administrative Agent (with sufficient copies for distribution to each of the Lenders):

               (a) Monthly Reports. Within 40 days (or 45 days in the case of the first twelve fiscal months ended after the Initial Borrowing Date) after the end of each fiscal month of the U.S. Borrower, the consolidated balance sheet of each of (x) the U.S. Borrower and its Subsidiaries and (y) the German Parent and its Subsidiaries (other than Bally Gaming International GmbH), each as at the end of such fiscal month and the related statements (consolidated, in the case of the U.S. Borrower and the German Parent) of income for such fiscal month and for the elapsed portion of the fiscal year ended with the last day of such fiscal month, in each case, setting forth comparative figures for the corresponding fiscal month in the prior fiscal year and comparable budgeted income figures for such fiscal month (except that, in the case of balance sheets, such comparison shall be to the last day of the prior fiscal year).

               (b) Quarterly Financial Statements. Within 45 days after the close of the first three quarterly accounting periods in each fiscal year of the U.S. Borrower, (i) the consolidated and consolidating balance sheets of the U.S. Borrower and its Subsidiaries, as at the end of such quarterly accounting period, and the related consolidated and, in the case of income statements only, consolidating statements of income and retained earnings and statement of cash flows for such quarterly accounting period (in the case of the statements of income and retained earnings) and for the elapsed portion of the fiscal year (in each case) ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the related periods in the prior fiscal year (except that, in the case of balance sheets, such comparison shall be to the last day of the prior fiscal year), all of which shall be certified by the chief financial officer of the U.S. Borrower, subject to normal year-end audit adjustments and the absence of footnotes and (ii) management's discussion and analysis of the important operational and financial developments during the quarterly and year-to-date periods.

               (c) Annual Financial Statements. Within 90 days after the close of each fiscal year of the U.S. Borrower, (i) the consolidated and consolidating balance sheets of the U.S. Borrower and its Subsidiaries, as at the end of such fiscal year, and the related consolidated and, in the case of income statements only, consolidating statements of income and retained earnings and of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and certified
        (x) in the case of the consolidating financial statements, by the chief financial officer of the U.S. Borrower and (y) in the case of the consolidated financial statements, by independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, together with a report of such accounting firm stating that in the course of its regular audit of the respective financial statements, which audit was conducted in accordance with generally accepted auditing standards, nothing came to the attention of such accountants that caused them to believe that the U.S. Borrower was not in compliance with any of Sections 4.02(f) or 9, insofar as such Sections relate to accounting matters, or, if in the opinion of such accounting firm any such non-compliance has occurred and is continuing, a statement as to the nature thereof and (ii) management's discussion and analysis of the important operational and financial developments during the respective fiscal year.

               (d) Management Letters. Promptly after the U.S. Borrower's or any of its Subsidiaries' receipt thereof, a copy of any "management letter" addressed to the board of directors of the U.S. Borrower or such Subsidiary from its certified public accountants and the management's responses thereto.

               (e) Budgets. No later than 30 days after the first day of each fiscal year (or not later than September 15, 1997, for the fiscal year ended June 30, 1998) of the U.S. Borrower, a budget in form satisfactory to the Administrative Agent and the Required Lenders (including budgeted statements of income and sources and uses of cash and balance sheets) prepared by the U.S. Borrower for (x) each of the months of such fiscal year prepared in reasonable detail (although budgeted statements of sources and uses of cash and balance sheets shall be prepared on a quarterly (or annual in the case of the budget for the fiscal year ended June 30, 1998) basis only) and (y) the immediately following fiscal year prepared in summary form, in each case accompanied by the statement of the chief financial officer of the U.S. Borrower to the effect that, to the best of his knowledge, the budget is a reasonable estimate for the period covered thereby.

               (f) Officer's Certificates. At the time of the delivery of the financial statements provided for in Sections 8.01(b) and (c), a certificate of the chief financial officer of the U.S. Borrower to the effect that, to the best of such officer's knowledge, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (w) contain a calculation of the Cumulative Net Income Amount as of the last day of such fiscal quarter or year, as the case may be, showing in reasonable detail the accretions thereto and deductions therefrom, in each case in accordance with the definition of Cumulative Net Income Amount contained herein, during the respective fiscal quarter or year, as the case may be, (x) set forth in reasonable detail the calculations required to establish whether the U.S. Borrower and its Subsidiaries were in compliance with the provisions of Section 4.02(f) (to the extent delivered with the financial statements required by Section 8.01(c)), 9.03, 9.04, 9.05 and
        9.07 through 9.11, inclusive, at the end of such fiscal quarter or year, as the case may be, (y) if delivered with the financial statements required by Section 8.01(c), set forth in reasonable detail the amount of Excess Cash Flow for the Excess Cash Payment

        Period and (z) contain a list of all Specified Inactive Subsidiaries in existence, and a list of all Specified Non-Material Subsidiaries, as of the last day of the immediately preceding fiscal quarter or year, as the case may be, and containing calculations required to establish whether the respective Subsidiaries so designated as Specified Non-Material Subsidiaries continue to qualify as such in accordance with the definition of Specified Non-Material Subsidiaries contained herein.

               (g) Notice of Default or Litigation. Promptly, and in any event within three Business Days (or ten Business Days in the case of following clause (ii)) after any Knowledgeable Officer of any Borrower obtains actual knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default and (ii) any litigation or governmental investigation or proceeding pending (x) against the U.S. Borrower or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, (y) with respect to any material Indebtedness of the U.S. Borrower or any of its Subsidiaries or (z) with respect to any Document.

               (h) Other Reports and Filings. Promptly after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which the U.S. Borrower or any of its Subsidiaries shall publicly file with the Securities and Exchange Commission or any successor thereto (the "SEC") or the Federal Supervisory Office for Securities Trading (Bundesaufsichtsamt fur den Wertpapierhandel) or shall deliver to its shareholders or to holders of its Indebtedness (but only if the respective issue of Indebtedness is in excess of $10,000,000 outstanding principal amount or, if less, the notice relates to a default or event of default under the respective Indebtedness) pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor).

               (i) Environmental Matters. Promptly upon, and in any event within ten Business Days after, any Knowledgeable Officer of any Borrower obtains knowledge thereof, notice of one or more of the following environmental matters, unless such environmental matters would not, individually or when aggregated with all other such environmental matters, be reasonably expected to have a Material Adverse Effect:

                        (i) any pending or threatened Environmental Claim
               against the U.S. Borrower or any of its Subsidiaries or any Real Property owned or operated by the U.S. Borrower or any of its Subsidiaries;

                       (ii) any condition or occurrence on or arising from any
               Real Property owned or operated by the U.S. Borrower or any of its Subsidiaries that (a) results in noncompliance by the U.S. Borrower or any of its

               Subsidiaries with any applicable Environmental Law or (b) would reasonably be expected to form the basis of an Environmental Claim against the U.S. Borrower or any of its Subsidiaries or any such Real Property;

                      (iii) any condition or occurrence on any Real Property
               owned or operated by the U.S. Borrower or any of its Subsidiaries that would reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability by the U.S. Borrower or any of its Subsidiaries of such Real Property under any Environmental Law; and

                       (iv) the taking of any removal or remedial action in
               response to the actual or alleged presence of any Hazardous Material on any Real Property owned or operated by the U.S. Borrower or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency (with the items described above in preceding clauses (i) through (iv) being herein called, collectively, "Environmental Matters").

               All such notices shall describe in reasonable detail the nature of the respective Environmental Matter and the U.S. Borrower's or such Subsidiary's intended response thereto. In addition, the U.S. Borrower or any of its Subsidiaries will provide the Administrative Agent (with sufficient copies for distribution to each of the Lenders) with copies of all communications between the U.S. Borrower or any of its Subsidiaries and any government or governmental agency relating to Environmental Laws which would reasonably be expected to have a Material Adverse Effect, all notices of any Environmental Claims, and such detailed reports of any outstanding Environmental Claim as may reasonably be requested by the Lenders; provided, that in any event the U.S. Borrower and its Subsidiaries shall deliver to the Administrative Agent (with sufficient copies for distribution to each of the Lenders) all notices received by the U.S. Borrower or any of its Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA which identify the U.S. Borrower or any of its Subsidiaries as potentially responsible parties for response costs or which otherwise notify the U.S. Borrower or any of its Subsidiaries of potential liability under CERCLA.

               (j) Borrowing Base Certificates. (i) On the Initial Borrowing Date and (ii) no later than 10:00 a.m. (New York time or Frankfurt time, as appropriate) on the 40th day (or 45th day in the case of the first 12 calendar months ended after the Initial Borrowing Date) after the last day of each calendar month, a borrowing base certificate of (a) the U.S. Borrower in the form of Exhibit N-1 and (b) the German Borrowers in the form of Exhibit N-2 (each a "Borrowing Base Certificate"), with respect to the Eligible Receivables and Eligible Inventory of the respective Borrower or Borrowers (and (x) the Wholly-Owned U.S. Subsidiary Guarantors, in the case of a Borrowing Base Certificate delivered by the U.S. Borrower and (y) Bally Gaming International
GmbH, in the case of a Borrowing Base Certificate delivered by the German Borrowers) as of (x) in the case of clause (i), June 30, 1997 (after giving effect to the transactions contemplated hereby and by the other Credit Documents) and (y) in the case of clause (ii), the last day of such calendar month, and in all such cases, certified by the chief financial officer of the respective Borrower or Borrowers.

               (k) Annual Meetings with Lenders. At the request of the Administrative Agent, at a date to be mutually agreed upon between the Administrative Agent and the U.S. Borrower occurring on or prior to the 120th day after the close of each fiscal year of the U.S. Borrower, the U.S. Borrower shall hold a meeting with all of the Lenders at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of the U.S. Borrower and its Subsidiaries and the budgets presented for the current fiscal year of the U.S. Borrower and its Subsidiaries.

               (l) Other Information. From time to time, such other information or documents (financial or otherwise) with respect to the U.S. Borrower or any of its Subsidiaries as any Lender may reasonably request, including, without limitation, copies of financial reports or documents filed by the U.S. Borrower or any of its Subsidiaries with any Gaming Authority.

               8.02 Books, Records and Inspections. Each Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with generally accepted accounting principles and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. Upon prior notice, each Borrower will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent or any Lender to visit and inspect, during regular business hours and under guidance of officers of the U.S. Borrower or such Subsidiary, any of the properties of the U.S. Borrower or such Subsidiary, and to examine the books of account of the U.S. Borrower or such Subsidiary and discuss the affairs, finances and accounts of the U.S. Borrower or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or such Lender may request.

               8.03 Maintenance of Property; Insurance. (a) Schedule VI sets forth a true and complete listing of all insurance maintained by the U.S. Borrower and its Subsidiaries as of the Initial Borrowing Date. Each Borrower will, and will cause each of its Subsidiaries to, (i) keep all property necessary to the business of the U.S. Borrower and its Subsidiaries in reasonably good working order and condition, ordinary wear and tear excepted,
(ii) maintain insurance on all such property in at least such amounts and against at least such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties in the same general areas in which the U.S. Borrower or any of its Subsidiaries operates, and (iii) furnish to the Administrative Agent or any Lender, upon written request, full information as to the insurance carried.

               (b) The U.S. Borrower will, and will cause each of its Subsidiaries to, at all times keep its property insured in favor of the Collateral Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by the U.S. Borrower and/or its Subsidiaries) (i) shall be endorsed to the Collateral Agent's satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee and/or additional insured), (ii) shall state that such insurance policies shall not be cancelled or revised without at least 30 days' prior written notice thereof by the respective insurer to the Collateral Agent, (iii) shall provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to the Collateral Agent and the Secured Creditors, (iv) shall contain the standard non-contributing mortgage clause endorsement in favor of the Collateral Agent with respect to hazard liability insurance, (v) shall provide that any losses shall be payable notwithstanding (A) any act or neglect of the U.S. Borrower or any of its Subsidiaries, (B) the occupation or use of the properties for purposes more hazardous than those permitted by the terms of the respective policy if such coverage is obtainable at commercially reasonable rates and is of the kind from time to time customarily insured against by Persons owning or using similar property and in such amounts as are customary,
(C) any foreclosure or other proceeding relating to the insured properties or
(D) any change in the title to or ownership or possession of the insured properties and (vi) shall provide that all proceeds thereof shall be deposited with the Collateral Agent (although such proceeds received thereunder shall be permitted to be used by the U.S. Borrower and its Subsidiaries to the extent provided in Section 4.02(g)). Except as may otherwise be specifically agreed from time to time by the Collateral Agent, copies of all insurance policies and certificates from time to time maintained by the U.S. Borrower and its Subsidiaries, as described above, shall be furnished to the Collateral Agent by the U.S. Borrower promptly after same are obtained by the U.S. Borrower or one or more of its Subsidiaries.

               (c) If the U.S. Borrower or any of its Subsidiaries shall fail to insure its property in accordance with this Section 8.03, or if the U.S. Borrower, or any of its Subsidiaries shall fail to so endorse all policies or certificates with respect thereto as provided in this Section 8.03, the Collateral Agent shall have the right (but shall be under no obligation), upon 10 Business Days' prior notice to the U.S. Borrower, to procure such insurance and the U.S. Borrower agrees to reimburse the Collateral Agent for all costs and expenses of procuring such insurance.

               8.04 Corporate Franchises. Each Borrower will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses and patents;

provided, however, that nothing in this Section 8.04 shall prevent (i) transactions permitted under Sections 8.14 and 9.02, (ii) the withdrawal by the U.S. Borrower or any of its Subsidiaries of its qualification as a foreign corporation in any jurisdiction where such withdrawal could not reasonably be expected to have a Material Adverse Effect or (iii) the liquidation or dissolution of any other Subsidiary that no longer conducts any business and the aggregate assets (taken at fair market value as determined in good faith by the U.S. Borrower) and liabilities (taking the reasonable probable liability in the case of any contingent obligations) of which are less than $100,000.

               8.05 Compliance with Statutes, etc. Each Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations (including without limitation all applicable Gaming Regulations) and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign (including without limitation all relevant Gaming Authorities), in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to the Gaming Business and environmental standards and controls), except such noncompliances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

               8.06 Compliance with Environmental Laws. (a) Each Borrower will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws applicable to the ownership or use of its Real Property now or hereafter owned or operated by the U.S. Borrower or any of its Subsidiaries, except for any non-compliance that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens (except Permitted Liens) imposed pursuant to such Environmental Laws. No Borrower nor any of its Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of Hazardous Materials on any Real Property now or hereafter owned or operated by the U.S. Borrower or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except for Hazardous Materials generated, used, treated, stored, released or disposed of at any such Real Properties in compliance in all material respects with all applicable Environmental Laws and as is reasonably required in connection with the operation, use and maintenance of the business or operations of the U.S. Borrower or any of its Subsidiaries.

               (b) At the written request of the Administrative Agent or the Required Lenders, which request shall specify in reasonable detail the basis therefor, at any time and from time to time, the U.S. Borrower will provide, at its sole cost and expense, an environmental site assessment report concerning any Real Property owned or operated by the U.S. Borrower and its Subsidiaries, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, indicating the presence or absence of

Hazardous Materials and the estimated reasonably likely cost of any removal or remedial action required under Environmental Laws in connection with such Hazardous Materials on such Real Property, provided that in no event shall such request be made more often than once every two years for any particular Real Property unless either (i) an Event of Default shall be in existence or (ii) the Lenders receive notice under Section 8.01(i) of any Environmental Matter for which notice is required to be delivered for any such Real Property. If the U.S. Borrower fails to provide the same within ninety days after such request was made, the Administrative Agent may order the same, the cost of which shall be borne by the U.S. Borrower, and the U.S. Borrower shall grant and hereby grants to the Administrative Agent and the Lenders and their agents access to such Real Property and specifically grant the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment using a nationally recognized environmental consulting firm reasonably acceptable to the U.S. Borrower at any reasonable time upon reasonable notice to the U.S. Borrower, all at the sole costs and reasonable expense of the U.S. Borrower.

               8.07 ERISA. As soon as reasonably practicable and, in any event, within fifteen (15) days after any Knowledgeable Officer of the U.S. Borrower obtains actual knowledge of the occurrence of any of the following, to the extent that the same could reasonably be expected to have a Material Adverse Effect, either individually or in the aggregate, the U.S. Borrower will deliver to the Administrative Agent a notice setting forth the reasonable details as to such occurrence and the action, if any, that the U.S. Borrower, any Subsidiary or any ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the U.S. Borrower, the Subsidiary, the ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto: that a Reportable Event has occurred (except to the extent that the U.S. Borrower has previously delivered to the Lenders a notice (if any) concerning such event pursuant to the next clause hereof); that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63,
 .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days; that an accumulated funding deficiency, within the meaning of Section 412 of the Code or
Section 302 of ERISA, has been incurred or an application may reasonably be expected to be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA with respect to a Plan; that any contribution required to be made with respect to a Plan or Foreign Pension Plan has not been timely made; that a Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has an Unfunded Current Liability; that proceedings may reasonably be expected to be or have been instituted to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan which proceeding is not dismissed within (30) days of the institution of such proceeding; that the U.S. Borrower, any Subsidiary of the U.S. Borrower or any ERISA Affiliate will or may reasonably be expected to incur any liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or
Section 409 or 502(i) or 502(l) of ERISA or with respect to a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under
Section 4980B of the Code; or that the U.S. Borrower or any Subsidiary of U.S. Borrower may reasonably be expected to incur any liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan or any Foreign Pension Plan. Upon request by the respective Lender, the U.S. Borrower will deliver to such Lender
(i) a complete copy of the annual report (on Internal Revenue Service Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service and (ii) copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA. In addition to any certificates or notices delivered to the Lenders pursuant to the first sentence hereof, copies of any material notices received from the PBGC by the U.S. Borrower, any Subsidiary of the U.S. Borrower or any ERISA Affiliate with respect to any Plan or Foreign Pension Plan shall be delivered to the Lenders no later than fifteen (15) days after the date such notice has been received by the U.S. Borrower, such Subsidiary or the ERISA Affiliate, as applicable.

               8.08 End of Fiscal Years; Fiscal Quarters. Each Borrower will cause (i) each of its, and each of its Subsidiaries', fiscal years to end on June 30 (except that the U.S. Borrower may elect to change its, and its Subsidiaries', fiscal year ends to December 31, in which event (x) a short fiscal year shall exist as a result of such election (which fiscal year shall end on the respective December 31 and shall begin on the prior July 1) and (y) at all times thereafter, each such fiscal year of each Borrower and each of its Subsidiaries shall be required to end on a December 31), and (ii) each of its, and each of its Subsidiaries' fiscal quarters to end on September 30, December 31, March 31 and June 30. Notwithstanding anything to the contrary contained elsewhere in this Agreement, in the event the U.S. Borrower changes its fiscal year as provided above, then in each instance in this Agreement where basket or other amounts are expressly permitted to be incurred or remain outstanding on a fiscal year basis, the amount shall be appropriately reduced on a proportionate basis for the respective short fiscal year resulting from the actions taken as described above.

               8.09 Obtaining Approvals. Each Borrower will, and will cause each of its

Subsidiaries to, use their respective best efforts to obtain all approvals listed on Schedule X as soon as practicable following the Initial Borrowing Date. Furthermore, if at any time any approval of any Gaming Authority or any other governmental or similar approval is required in connection with the execution, delivery or performance of any Credit Document, or the taking by the Administrative Agent, the Collateral Agent or any Secured Creditors of any remedial action pursuant thereto, then each of the Borrowers shall, and shall cause the respective Subsidiaries to, use their best efforts to obtain any such approvals, upon request from the Administrative Agent, the Collateral Agent or the Required Lenders.

               8.10 Payment of Taxes. Each Borrower will, and will cause each of its Subsidiaries to, pay and discharge, or cause to be paid and discharged, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all material lawful claims which, if unpaid, might become a lien or charge upon any properties of the U.S. Borrower or any of its Subsidiaries; provided that neither the U.S. Borrower nor any of its Subsidiaries will be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by appropriate proceedings if it has maintained adequate reserves with respect thereto in accordance with generally accepted accounting principles.

               8.11 Additional Security; Further Assurances; etc. (a) The U.S. Borrower will, and will cause each of the other Credit Parties to, (x) grant to the Collateral Agent security interests and mortgages in such assets and properties of the Credit Parties as are not covered by the original Security Documents and (y) enter into any additional security documentation as may be deemed by the Administrative Agent or the Required Lenders as necessary or desirable (including, in the case of any pledge of stock of, or assets by, a Foreign Subsidiary, such additional documentation or actions requested under the relevant local law of the jurisdiction of organization of the Foreign Subsidiary as may be requested), in each case as may be reasonably requested from time to time by the Administrative Agent or the Required Lenders (collectively, together with any security documents entered into pursuant to the other provisions of this Section 8.11 or pursuant to Section 8.12, the "Additional Security Documents"). Notwithstanding anything to the contrary contained above in this clause (b), in no event will (i) the U.S. Borrower or any U.S. Subsidiary Guarantor be required to pledge a greater percentage of the voting stock of any Foreign Subsidiary, in support of Obligations of the U.S. Borrower, than is originally provided in the U.S. Pledge Agreement, except to the extent otherwise required by following Section 8.12, (ii) any German Subsidiary Guarantor or German Borrower be required to grant a security interest in its assets in support of Obligations of the U.S. Borrower, except to the extent otherwise required by following Section 8.12 or (iii) any security interest be required to be granted pursuant to this Section 8.11(b) to the extent same would violate applicable law. To the extent the granting of a security interest in any assets, properties or equity interests is not permitted by reason of clause (iii) of the immediately preceding sentence, at the request of the Administrative Agent or Required Lenders, the U.S. Borrower will, and will cause each of the other Credit Parties to, take all action as may be reasonably requested to obtain any necessary approvals or to isolate the assets which would give rise to the respective violation, or cause the respective Gaming Regulations to apply, in a special purpose Subsidiary of the U.S. Borrower, as is intended to be done with the Missouri License Subsidiary pursuant to Section 13.18.

               (b) All security interests and mortgages created as required by this Section 8.11 shall be granted pursuant to documentation in form and substance (and shall be governed by law) reasonably satisfactory to the Administrative Agent and shall constitute (after giving effect to any filings or recording required in accordance with applicable law, which filings and recordings shall be required to be made) valid and enforceable perfected security interests and mortgages superior to and prior to the rights of all third Persons (and subject to no other Liens) except for any such rights or Liens constituting Permitted Liens. The Additional Security Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full by the U.S. Borrower or their respective Subsidiaries.

               (c) The U.S. Borrower will, and will cause each of its Subsidiaries to, at the expense of the U.S. Borrower and its Subsidiaries, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports and other assurances or instruments, and take such further steps relating to the collateral covered by any of the Security Documents, as the Collateral Agent may reasonably require in order to effect, protect or further evidence the grant or perfection of Liens provided for in the Security Documents, provided that in no event shall the U.S. Borrower be required to obtain any consent from Bally Entertainment Corporation. Furthermore, the U.S. Borrower will cause to be delivered to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Administrative Agent to assure themselves that this Section 8.11 has been complied with.

               (d) The U.S. Borrower agrees that each action required above by this Section 8.11 shall be completed within 30 days (or (x) 60 days if the Administrative Agent agrees to such longer period in a specific instance or (y) in any case, such longer period as may be required under local law or as may be necessary to obtain required governmental approvals) after such action is either requested to be taken by the Administrative Agent or the Required Lenders or required to be taken by the U.S. Borrower and its Subsidiaries pursuant to the terms of this Section 8.11. It is understood that the foregoing provisions of this Section 8.11 are subject to the provisions of Section 13.18.

               8.12 Foreign Subsidiaries Security. If following a change in the relevant sections of the Code or the regulations, rules, rulings, notices or other official pronouncements issued or promulgated thereunder, the U.S. Borrower does not cause Milbank, Tweed, Hadley & McCloy or such other counsel for the U.S. Borrower as may be reasonably acceptable to the Administrative Agent, within 30 days after a request from the Administrative Agent or the Required Lenders, to deliver evidence, in form and substance mutually satisfactory to the Administrative Agent and the U.S. Borrower, with respect to any Foreign Subsidiary of the U.S. Borrower, that (i) a pledge of 66-2/3% or more of the total combined voting power of all classes of capital stock of such Foreign Subsidiary entitled to vote, (ii) the entering into by such Foreign Subsidiary of a security agreement in substantially the form of the U.S. Security Agreement and (iii) the entering into by such Foreign Subsidiary of a guaranty in substantially the form of the U.S. Subsidiaries Guaranty, in each case in support of Obligations of the U.S. Borrower pursuant to this Agreement, would cause the undistributed earnings of such Foreign Subsidiary as determined for Federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary's United States parent for Federal income tax purposes, then in the case of a failure to deliver the evidence described in clause (i) above, that portion of such Foreign Subsidiary's outstanding capital stock so issued by such Foreign Subsidiary, in each case not theretofore pledged pursuant to the U.S. Pledge Agreement in respect of all Obligations shall be pledged to the Collateral Agent for the benefit of the Secured Creditors pursuant to the U.S. Pledge Agreement in respect of all Obligations (or another pledge agreement in substantially similar form, if needed), and in the case of a failure to deliver the evidence described in clause (ii) above, such Foreign Subsidiary will execute and deliver the U.S. Security Agreement (or another security agreement in substantially similar form, if needed), granting the Secured Creditors a security interest in all of such Foreign Subsidiary's assets and securing the Obligations of all Borrowers under the Credit Documents and under any Interest Rate Protection Agreement or Other Hedging Agreement and, in the event that the respective Foreign Subsidiary shall have executed and delivered a Guaranty, the obligations of such Foreign Subsidiary thereunder, and in the case of a failure to deliver the evidence described in clause (iii) above, such Foreign Subsidiary will execute and deliver the U.S. Subsidiaries Guaranty (or another guaranty in substantially similar form, if needed), guaranteeing the Obligations of all Borrowers under the Credit Documents and under any Interest Rate Protection Agreement or Other Hedging Agreement, in each case to the extent that the entering into of the respective security documents or guaranty is permitted by the laws of the respective foreign jurisdiction and with all documents delivered pursuant to this Section 8.12 to be in form and substance reasonably satisfactory to the Administrative Agent. Notwithstanding anything to the contrary contained above, (x) a Foreign Subsidiary which is not a Wholly-Owned Subsidiary of the U.S. Borrower shall not be required to become a party to a Guaranty or Security Document, in each case as otherwise contemplated above,
(y) any German Leasing Subsidiary established after the Initial Borrowing Date shall not be required to become party to a Guaranty or Security Document, in each case as otherwise contemplated above, and (z) any Wholly-Owned Foreign Subsidiary may, if the preceding provisions of this Section 8.12 are applicable to it, be designated as constituting a Specified Non-Material Subsidiary to the same extent as a Wholly-Owned Domestic Subsidiary may be so designated (in which case the respective Specified Non-Material Subsidiary would not be required to become a party to the Credit Documents otherwise contemplated above in this Section 8.12 except to the extent required by Section 8.14).

               8.13 Permitted Acquisitions. Subject to the provisions of this
Section 8.13, Section 9.02(ii) and the requirements contained in the definition of Permitted Acquisition (and, if applicable, Two-Step Permitted Acquisition), the U.S. Borrower and its Wholly-Owned Subsidiaries may from time to time after the Initial Borrowing Date effect Permitted Acquisitions, so long as (i) the U.S. Borrower shall have given the Administrative Agent and the Lenders at least 10 Business Days' prior written notice of any Permitted Acquisition, (ii) based on calculations made by the U.S. Borrower on a Pro Forma Basis after giving effect to the respective Permitted Acquisition and any Indebtedness (including, without limitation, Acquired Indebtedness and any Revolving Loans) incurred, issued or assumed in connection with the respective Permitted Acquisition or to finance same, no Default or Event of Default will exist under, or would have existed during the periods covered by, the financial covenants contained in Sections 9.08 through 9.11, inclusive, of this Agreement; provided that if the respective Permitted Acquisition is a Two-Step Permitted Acquisition, the calculations required pursuant to this clause (ii) and following clause (iii) shall be required to be made on a Pro Forma Basis as otherwise required above or below, as the case may be, both after giving effect to (x) first, the acquisition of shares of the Target actually acquired pursuant to the First Step of the respective Two-Step Permitted Acquisition (but not giving effect to any subsequent merger or compulsory share acquisition to be effected as part of the Two-Step Permitted Acquisition) and (y) second, to the actions described in preceding clause (x) and the subsequent merger or compulsory share acquisition which will conclude the respective Two-Step Permitted Acquisition, and both sets of calculations shall show that the financial covenants referenced above or below, as the case may be, would have been (or are projected to be) complied with in both scenarios described in preceding clauses (x) and (y) of this proviso (i.e., whether or not the subsequent merger or compulsory share acquisition is ever effected), (iii) based on good faith projections prepared by the U.S. Borrower for the period from the date of the consummation of the Permitted Acquisition to the date which is one year thereafter, the level of financial performance measured by the covenants set forth in Sections 9.08 through 9.11 inclusive shall be better than or equal to such level as would be required to provide that no Default or Event of Default would exist under the financial covenants contained in Sections 9.08 through 9.11, inclusive, of this Agreement as compliance with such covenants would be required through the date which is one year from the date of the consummation of the respective Permitted Acquisition; provided that if the respective Permitted Acquisition is a Two-Step Permitted Acquisition, the calculations required pursuant to this clause (iii) shall be subject to the requirements contained in the proviso to preceding clause (ii), (iv) the U.S. Borrower shall certify that the proposed Permitted Acquisition could not reasonably be expected to result in increased tax (excluding income and similar tax liabilities as a result of increased earnings which may result from the respective Permitted Acquisition), ERISA or environmental liabilities with respect to the U.S. Borrower or any of its Subsidiaries, in each case that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, it being understood that any determination of whether the proposed Permitted Acquisition could reasonably be expected to result in such a Material Adverse Effect shall take into account, inter alia, (x) any available indemnities and (y) the timing and likelihood of payment thereunder and (v) the U.S. Borrower shall have delivered to the Administrative Agent an officer's certificate executed by an Authorized Representative of the U.S. Borrower, certifying (A) to the best of his knowledge, compliance with the requirements of preceding clauses (i), (ii) and (iii) and containing the calculations required by the preceding clauses (ii) and (iii) and (B) compliance with the requirements of Section 9.02(ii).

               8.14 Actions With Respect to Certain Subsidiaries. (a) Within 150 days after the Initial Borrowing Date, the U.S. Borrower shall cause all Specified Inactive Subsidiaries to be dissolved or liquidated. If any Specified Inactive Subsidiary is, for any reason, not so dissolved or liquidated within 150 days after the Initial Borrowing Date, then on or prior to such date the U.S. Borrower shall have caused such Subsidiary to execute and deliver counterparts of the U.S. Subsidiaries Guaranty, the U.S. Pledge Agreement and the U.S. Security Agreement, and shall have caused all actions to be taken in connection therewith as would have been taken if the respective Subsidiary were a Credit Party on the Initial Borrowing Date.

               (b) If at any time any Domestic Subsidiary of the U.S. Borrower which was not theretofore a Wholly-Owned Subsidiary becomes a Wholly-Owned Subsidiary of the U.S. Borrower, or any Wholly-Owned Domestic Subsidiary is created, established or acquired, then on such date, unless at such time the respective such Subsidiary is designated as a Specified Non-Material Subsidiary in accordance with the definition thereof (and so long as such Subsidiary meets the requirements of such definition), such Subsidiary shall be required to execute and deliver counterparts of the U.S. Subsidiaries Guaranty, the U.S. Pledge Agreement and the U.S. Security Agreement, and take all action in connection therewith as would otherwise have been required to be taken pursuant to Section 5 if such Subsidiary were a Credit Party on the Initial Borrowing Date.

               (c) If at any time any Domestic Subsidiary which was theretofore a Specified Non-Material Subsidiary ceases to qualify as such in accordance with the definition thereof, such Subsidiary shall on such date be required to execute and deliver counterparts of the U.S. Subsidiaries Guaranty, the U.S. Pledge Agreement and the U.S. Security Agreement, and take all action in connection therewith as would otherwise have been required to be taken pursuant to Section 5 if such Subsidiary had been a Credit Party on the Initial Borrowing Date. Furthermore, if the aggregate assets of all Specified Non-Material Subsidiaries exceed the threshold provided in the definition of Specified Non-Material Subsidiaries contained herein, then one or more Subsidiaries which were theretofore designated as Specified Non-Material Subsidiaries shall cease to constitute same (as designated by the U.S. Borrower or the Administrative Agent in accordance with the definition of Specified Non-Material Subsidiaries contained herein), and each such Subsidiary, as well as any other Subsidiary which the U.S. Borrower at any time notifies the Administrative Agent in writing shall no longer constitute a Specified Non-Material Subsidiary, shall take all actions specified in the immediately preceding sentence.

               (d) In addition to the foregoing requirements, if at any time any Subsidiary of the U.S. Borrower executes and delivers any guaranty in respect of the New Senior Subordinated Notes, such Subsidiary shall automatically and without any further action cease to constitute a Specified Non-Material Subsidiary (if same was theretofore designated as a Specified Non-Material Subsidiary) and, in any event, the respective Subsidiary shall on such date be required to execute and deliver counterparts of the U.S. Subsidiaries Guaranty, the U.S. Pledge Agreement and the U.S. Security Agreement, and take all action in connection therewith as would otherwise have been required to be taken pursuant to Section 5 if such Subsidiary were a Credit Party on the Initial Borrowing Date.

               (e) If at any time the U.S. Borrower or any of its Subsidiaries creates, establishes or acquires any new German Subsidiaries (excluding any German Leasing Subsidiary), then on the date of the creation, establishment or acquisition thereof, such Subsidiary shall be required, unless it is designated as a Specified Non-Material Subsidiary in accordance with the definition thereof contained herein, to execute and deliver such Credit Documents as the respective such Subsidiary would have had to execute and deliver on the Initial Borrowing Date had such German Subsidiary existed on such date.

               (f) Each Subsidiary required to take actions pursuant to preceding Section 8.14(a) through (e), inclusive, shall execute and deliver, or cause to be executed and delivered, all other relevant documentation of the type described in Section 5 (including without limitation opinions of counsel) as such Subsidiary would have had to deliver if such new Subsidiary were a Credit Party on the Initial Borrowing Date, with all actions to be taken pursuant to this Section 8.14 to be taken to the reasonable satisfaction of the Administrative Agent and the Collateral Agent.

               8.15 Margin Stock. The U.S. Borrower will, and will cause each of its Subsidiaries to, take any and all actions as may be required to ensure that no Margin Stock (other than Margin Stock owned on the Initial Borrowing Date the fair market value of which does not exceed the amount referenced in Section 7.27) is at any time owned by the U.S. Borrower and its Subsidiaries, except that (i) after the Initial Borrowing Date, the U.S. Borrower and its Subsidiaries may acquire and own (so long as the respective acquisition is permitted by the other covenants contained in this Agreement, including without limitation Section 9.05) Margin Stock so long as the fair market value thereof at no time, when aggregated with the fair market value of any Margin Stock owned on the Initial Borrowing Date as referenced in Section
7.27 which continues to be owned by the U.S. Borrower and/or its Subsidiaries at such time, exceeds $7,500,000 (except as a result of appreciation in such fair market value after the acquisition of such Margin Stock by the U.S. Borrower or its respective Subsidiary) and (ii) in addition to Margin Stock at any time held pursuant to preceding clause (i), Margin Stock may be acquired in connection with a Two-Step Permitted Acquisition where the consummation of the First Step thereof results in the acquisition of Margin Stock. Notwithstanding anything to the contrary contained above, at the time the U.S. Borrower or any of its Subsidiaries acquires any Margin Stock, and if at such time the aggregate fair market value of all Margin Stock owned by the U.S. Borrower and its Subsidiaries exceeds (or would exceed) $100,000, the U.S. Borrower shall immediately notify the Administrative Agent of such acquisition (providing in reasonable detail a description of the Margin Stock and the fair market value thereof) and, to the extent required by the terms of the various Security Documents, the Margin Stock so acquired shall be pledged thereunder. In addition, at any time when, and upon the occurrence of each Credit Event during any period when, Obligations hereunder are secured by Margin Stock, (i) the Borrower will, and will cause its Subsidiaries to, take any and all actions as may be required, or as may be reasonably requested by the Administrative Agent, to establish compliance with Regulations G and U, (ii) the U.S. Borrower shall deliver to each Lender a duly completed Form U-1 or G-3, as appropriate, referred to in Regulations U and G and (iii) each Lender shall be able in good faith to complete said Form U-1 or G-3, as the case may be, showing that the Loans and other extensions of credit by the Lenders pursuant to this Agreement comply with Regulations U and G, including with respect to the collateral valuation requirements thereof. Furthermore, as promptly as practicable after the consummation of any Two-Step Permitted Acquisition and in any event within 30 days thereafter, the U.S. Borrower will, and will cause its Subsidiaries to, take any and all actions as may be required to ensure that no capital stock acquired pursuant to such Two-Step Permitted Acquisition shall continue to, or at any time thereafter, constitute Margin Stock.

               8.16 Existing Senior Secured Notes Collateral. From time to time as requested by the Administrative Agent, the U.S. Borrower shall, so long as any Existing Senior Secured Notes remain outstanding, furnish to the Administrative Agent an updated Schedule XIII, which shall list all collateral, as of the date such updated schedule is prepared, held by the trustee under the Existing Senior Secured Notes Indenture, or any other agent, sub-agent, collateral agent or other custodian for the benefit of the holders of the Existing Senior Secured Notes, which schedule shall list the respective collateral and identify the person or persons which have custody of same. The U.S. Borrower shall take all actions so that, at all times after the Initial Borrowing Date, each Person holding collateral for the benefit of the holders of the Existing Senior Secured Notes, whether in its capacity as trustee, agent, sub-agent, collateral agent or other custodian, shall have executed and delivered to the Administrative Agent a copy of the Bailee Agreement (or an agreement in substantially similar form which is acceptable to the Administrative Agent). The U.S. Borrower shall notify the Administrative Agent before any such additional trustee, agent, sub-agent, collateral agent or other custodian is so appointed. It is understood and agreed that the foregoing covenant shall not apply to any cash or government securities deposited in defeasance of any Existing Senior Secured Notes which remain outstanding after the Initial Borrowing Date.

               8.17 Covenant Defeasance of Existing Senior Secured Notes. The U.S. Borrower shall take all action as is required so that, within 180 days of the Initial Borrowing Date, (x) any Existing Senior Secured Notes which remain outstanding at such time are defeased pursuant to a covenant defeasance meeting the requirements of the Existing Senior Secured Notes Indenture and (y) all collateral (other than cash and U.S. government securities deposited to effect such defeasance) held by the trustee under the Existing Senior Secured Notes Indenture, or any other agent, sub-agent, collateral agent or other custodian for the benefit of the holders of Existing Senior Secured Notes, is released from the security interests created pursuant to the Existing Senior Secured Notes Collateral Documents and is, as contemplated by the Bailee Agreement, delivered to (or as directed by) the Collateral Agent to be held by it (or a sub-agent designated by the Collateral Agent) pursuant to the terms of the Security Documents; provided that any such collateral so released at the time of a covenant defeasance with respect to the Existing Senior Secured Notes as contemplated above which is not permitted to be granted as security pursuant to the Security Agreements under Applicable Gaming Regulations as contemplated by the provisions of Section 13 hereof, shall (to the extent such collateral is not permitted to be held in pledge at such time) be delivered to the U.S. Borrower.

               SECTION 9. Negative Covenants. Each of the Borrowers hereby covenant and agree that subject to receipt of the Subsidiary Stock Restrictions Requisite Approvals, on and after the Effective Date and until the Total Commitments and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings, together with interest, Fees and all other Obligations (other than contingent indemnification obligations) incurred hereunder and thereunder, are paid in full:

               9.01 Liens. Such Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of such Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to such Borrower or any of its Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 9.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as "Permitted Liens"):

                (i) inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles;

               (ii) Liens in respect of property or assets of the U.S. Borrower or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers', warehousemen's, materialmen's and mechanics' liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the property and assets of the U.S. Borrower and its Subsidiaries taken as a whole or materially impair the use thereof in the operation of the business of the U.S. Borrower or such Subsidiary or
        (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

              (iii) Liens in existence on the Initial Borrowing Date (but not securing the Existing Senior Secured Notes) which are listed, and the property subject thereto described, in Schedule VII, but only to the respective date, if any, set forth in such Schedule VII for the removal, replacement and termination of any such Liens, plus renewals, replacements and extensions of such Liens to the extent set forth on
        Schedule VII, provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension and (y) any such renewal, replacement or extension does not encumber any additional assets or properties of the U.S. Borrower or any of its Subsidiaries;

               (iv)   Permitted Encumbrances;

               (v)   Liens created pursuant to the Security Documents;

               (vi) licenses, leases, sublicenses or subleases granted to other Persons not materially interfering with the conduct of the business of the U.S. Borrower and its Subsidiaries taken as a whole;

              (vii) Liens upon assets of the U.S. Borrower or its Subsidiaries subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 9.04(iv), provided that
        (x) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obliga-tion and (y) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of the U.S. Borrower or any Subsidiary of the U.S. Borrower;

             (viii) Liens placed upon equipment or machinery used in the ordinary course of business of the U.S. Borrower or any of its Subsidiaries at the time of acquisition thereof by the U.S. Borrower or any such Subsidiary or within 90 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment or machinery or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that (x) the aggregate outstanding principal amount of all Indebtedness secured by Liens permitted by this clause (viii) shall not at any time exceed $1,000,000 and (y) in all events, the Lien encumbering the equipment or machinery so acquired does not encumber any other asset of the U.S. Borrower or such Subsidiary;

               (ix) easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the U.S. Borrower or any of its Subsidiaries;

                (x) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into by the U.S. Borrower or any of its Subsidiaries in the ordinary course of business;

               (xi) Liens arising out of the existence of judgments, decrees or awards not constituting an Event of Default under Section 10.09, provided that no cash or property is deposited or delivered to secure the respective judgment or award (or any appeal bond in respect thereof, except as permitted by following clause (xiii));

              (xii) statutory and common law landlords' liens under leases to which the U.S. Borrower or any of its Subsidiaries is a party;

             (xiii) Liens (other than any Lien imposed by ERISA) (x) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or (y) to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) and (z) deposits made in the ordinary course of business to secure liability for premiums to insurance carriers, provided that the aggregate amount of deposits at any time pursuant to clauses (y) and (z) shall not exceed $15,000,000 in the aggregate;

              (xiv) Liens securing Acquired Indebtedness incurred in accordance with Section 9.04(ix) and, to the extent provided therein, (xiii) provided that (A) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the U.S. Borrower or a Subsidiary of the U.S. Borrower and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the U.S. Borrower or a Subsidiary of the U.S. Borrower and (B) such Liens do not extend to or cover any property or assets of the U.S. Borrower or of any of its Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such indebtedness became Acquired Indebtedness of the U.S. Borrower or a Subsidiary of the U.S. Borrower and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the U.S. Borrower or a Subsidiary of the U.S.Borrower;

               (xv) (a) until the 180th day after the Initial Borrowing Date (or any earlier date upon which the covenant defeasance with respect to the Existing Senior Secured Notes is effected as required by Section 8.17), Liens on capital stock of Subsidiaries of the U.S. Borrower which secured the Existing Senior Secured Notes prior to the Initial Borrowing Date and Liens on any proceeds thereof, in each case pursuant to the requirements of the Existing Senior Secured Note Documents, and so long as the Collateral Agent, on behalf of the Secured Creditors, maintains a second priority perfected security interest therein as contemplated by the Bailee Agreement and the U.S. Pledge Agreement, and (b) at any time after the covenant defeasance of the Existing Senior Secured Notes has been effected as required by Section 8.17, Liens created on Cash Equivalents or Investments made as described in Section 9.05 (xix)(b) which have been deposited in order to effect the covenant defeasance of the Existing Senior Secured Notes;

              (xvi) Liens may be created on Cash Equivalents or Investments made as described in Section 9.05(xix)(a) securing liabilities for jackpots payable for progressive games in a manner consistent with industry practice and applicable Gaming Regulations;

             (xvii) any German Leasing Subsidiary may create Liens on its assets to secure its outstanding Non-Recourse German Leasing Subsidiary Debt, so long as the respective Non-Recourse German Leasing Subsidiary Debt is permitted pursuant to Section 9.04(xiv); and

            (xviii) additional Liens, so long as neither the fair market value of all assets subject thereto, nor the aggregate amount of obligations secured thereby, exceeds $1,000,000 in the aggregate at any time outstanding.

               9.02 Consolidation, Merger, Purchase or Sale of Assets, etc. Subject to receipt of Subsidiary Stock Restrictions Requisite Gaming approvals, the U.S. Borrower will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or any part of its property or assets, or enter into any sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any Person, except that:

               (i) Capital Expenditures by the U.S. Borrower and its Subsidiaries shall be permitted to the extent not in violation of
        Section 9.07;

               (ii) the U.S. Borrower and its Wholly-Owned Subsidiaries shall be permitted to make Permitted Acquisitions so long as (A) such Permitted Acquisitions are effected in accordance with the requirements of Section 8.13, (B) after giving effect to any Permitted Acquisition effected after the Effective Date, the aggregate amount paid (including for the purpose of this clause (ii) all cash consideration, the fair market value of all non-cash consideration and the aggregate principal amount of all Acquired Indebtedness issued, incurred or assumed in connection with Permitted Acquisitions effected after the Effective Date, but excluding any U.S. Borrower Common Stock directly issued as consideration in connection with Permitted Acquisitions) by the U.S. Borrower and its Subsidiaries in connection with all Permitted Acquisitions effected after the Effective Date shall not exceed $30 million, except to the extent the Cumulative Net Income Amount (as in effect on the date the respective Permitted Acquisition is consummated) is used to pay (or justify the payment of) consideration in connection with one or more Permitted Acquisitions, and (C) with respect to each Permitted Acquisition, no Default or Event of Default is in existence at the time of the consummation of such Permitted Acquisition or would exist after giving effect thereto;

              (iii) Investments may be made to the extent permitted by Section 9.05;

               (iv) the U.S. Borrower and its Subsidiaries may lease (as lessee) real or personal property in the ordinary course of business (so long as any such lease does not create a Capitalized Lease Obligation except to the extent permitted by Section 9.04);

                (v) the U.S. Borrower and its Subsidiaries may sell and lease (but not pursuant to Sale and Leaseback Transactions or to any German Leasing Subsidiary or German Leasing Joint Venture) inventory (including, without limitation, gaming equipment) in the ordinary course of business;

               (vi) the U.S. Borrower and its Subsidiaries may sell used and obsolete gaming equipment in the ordinary course of business; provided that at least 85% of the consideration therefor shall constitute cash (for this purpose, treating the amount of credit for trade-ins on new gaming equipment as cash receipts);

              (vii) so long as no Default or Event of Default then exists or would exist immediately after giving effect thereto, the U.S. Borrower and its Subsidiaries may sell equipment and other assets, to the extent not otherwise permitted under any other clause of this Section 9.02, at the fair market value thereof (as determined in good faith by management of the U.S. Borrower), provided that (x) of the total consideration received therefor (taking the amount of cash and the fair market value of any non-cash consideration), at least 85% of such consideration shall be in cash and (y) the aggregate consideration (valued as described above) for all sales pursuant to this clause (vii) shall not exceed (1) $10,000,000 in any fiscal year of the U.S. Borrower or (2) $50,000,000 in the aggregate;

             (viii) the U.S. Borrower and its Subsidiaries may, in the ordinary course of business, license, as licensor or licensee, patents, trademarks, copyrights and know-how to third Persons and to one another;

               (ix) so long as no Default or Event of Default then exists or would exist immediately after giving effect thereto, the sale or initial public offering of up to 20% of the capital stock or other equity interests in the German Parent, or any other Wholly-Owned Foreign Subsidiary into which the U.S. Borrower consolidates or transfers its German operations in advance of such offering of capital stock or equity interests, shall be permitted, provided that (x) such sale or initial public offering does not impair the ability of the German Parent (or other entity described above) and its Subsidiaries to repatriate cash freely to the U.S. Borrower in a percentage at least equal to the U.S. Borrower's direct and indirect equity interests therein, (y) 100% of the net after tax proceeds of such sale or initial public offering shall remain with the U.S. Borrower and/or its Subsidiaries and (z) 50% of such proceeds of such sale or initial public offering shall be required to be applied as a mandatory prepayment and/or commitment reduction pursuant to Section 4.02(c);

                (x) the U.S. Borrower and its Subsidiaries may, subject to compliance with Section 9.06, transfer inventory (including, without limitation, gaming equipment) to each other in the ordinary course of business, provided that transfers of inventory to one or more German Leasing Subsidiaries shall not be permitted pursuant to this clause (x);

               (xi) the U.S. Borrower and its Subsidiaries may enter into agreements to effect acquisitions and dispositions of stock or assets so long as the respective transaction is permitted pursuant to the provisions of this Section 9.02; provided that the U.S. Borrower and its Subsidiaries may enter into agreements to effect acquisitions and dispositions of capital stock or assets in transactions not permitted by the provisions of this Section 9.02 at the time the respective agreement is entered into, so long as in the case of each such agreement, such agreement shall be expressly conditioned upon obtaining the requisite consent of the Required Lenders under this Agreement as a condition precedent to the consummation of their respective transaction and, if for any reason the transaction is not consummated because of the failure to obtain such consent, the aggregate liability of the U.S. Borrower and its Subsidiaries under any such agreement shall not exceed $1,000,000;

             (xii) the German Parent and its Subsidiaries may sell and/or otherwise transfer German lease receivables, gaming equipment leased in Germany or gaming equipment to be leased in Germany, to one or more German Leasing Subsidiaries and/or German Leasing Joint Ventures, in each case so long as the aggregate fair market value of all assets so transferred pursuant to this clause (xii) in any fiscal year of the U.S. Borrower does not exceed $12,500,000 and so long as the German Parent and its Subsidiaries (excluding German Leasing Subsidiaries) receive in return (at the time of transfer or within one Business Day thereafter) cash equal to at least 70% of the fair market value (as determined in good faith by the U.S. Borrower) of the assets so transferred;

             (xiii) liquidations and dissolutions of Subsidiaries expressly contemplated by Sections 8.04 and 8.14 shall be permitted; and

             (xiv)(a) the German Borrowers may transfer assets to each other,
        (b) any Wholly-Owned Subsidiary Guarantor of the U.S. Borrower may merge into the U.S. Borrower (so long as the U.S. Borrower is the surviving corporation thereof) or with or into any other Wholly-Owned Subsidiary Guarantor and (c) the U.S. Borrower and one or more Wholly-Owned Subsidiary Guarantors may sell or transfer assets to each other, in each case so long as the action or actions taken pursuant to this clause
        (xiv) does not, or do not, adversely affect the Lenders or the security interests in assets or guarantees given in respect of the Obligations hereunder.

To the extent the Required Lenders waive the provisions of this Section 9.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 9.02, in each case so long as the respective sale is to a Person other than a Borrower or any of its Subsidiaries (other than a German Leasing Subsidiary in a case of transfers pursuant to clause (xii) above), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing. Notwithstanding anything to the contrary contained above in this
Section 9.02, except as expressly permitted pursuant to Section 9.02(ix), no capital stock of, or equity interests in, any Subsidiary shall be sold, transferred or otherwise disposed of pursuant to this Section 9.02 to any Person which is not the U.S. Borrower or a Wholly-Owned Subsidiary thereof, in each case unless 100% of the equity interest of the U.S. Borrower and its Subsidiaries in the respective such Subsidiary (and any Subsidiary of the respective such Subsidiary) are sold pursuant to a sale effected in accordance with the applicable requirements of this Section 9.02. If 100% of the equity interests of any Subsidiary are sold to Persons other than the U.S. Borrower and its Subsidiaries in a transaction effected in accordance with the requirements of this Section 9.02, then the respective Person wherein the equity the interests were so sold and each of its Subsidiaries shall be released from its obligations pursuant to any Subsidiary Guaranty to which it was a party and all other Credit Documents to which it was a party, in each case so long as the respective Subsidiary is also released from all guarantees theretofore executed and delivered by and in respect of the New Senior Subordinated Notes.

        9.03 Restricted Payments. The U.S. Borrower will not, and will not permit any of its Subsidiaries to, authorize, declare, pay or make any Restricted Payments, except that (i) any Subsidiary of the U.S. Borrower (x) may make Restricted Payments to the U.S. Borrower or any Wholly-Owned Subsidiary of the U.S. Borrower and (y) if such Subsidiary is not a Wholly-Owned Subsidiary, may pay cash dividends to their minority shareholders (not to exceed their proportionate share thereof as determined in accordance with the relevant documentation relating to the minority interests) upon a payment of dividends by the respective such non-Wholly-Owned Subsidiary to the U.S. Borrower and its Subsidiaries; (ii) so long as (x) no Default or Event of Default is in existence (or will exist after given effect to the respective Restricted Payment) and (y) the Leverage Ratio is no greater than 3.50:1.00 as tested on the last day of the Test Period last ended (and would remain so after the respective Restricted Payment), the U.S. Borrower and its Subsidiaries may make Restricted Payments so long as the amount thereof would not exceed the Cumulative Net Income Amount as in effect immediately before the making of the respective Restricted Payment (it being understood and agreed that, if any dividend is declared by the U.S. Borrower pursuant to this clause (ii) at a time when the foregoing requirements are met (and would be met if the respective dividend were paid on such date), such dividend may be made within sixty days after the date of such declaration; provided that in the event of any such declaration the amount so declared shall be deemed a usage of the Cumulative Consolidated Net Income Amount on the date of the respective declaration); (iii) so long as there exists no Default or Event of Default (both before and after giving effect to the payment thereof), the U.S. Borrower may repurchase outstanding shares of its common stock (or options to purchase such common stock) following the death, disability or termination of employment of employees of the U.S. Borrower or any of its Subsidiaries, provided that the aggregate amount of Restricted Payments made by the U.S. Borrower pursuant to this clause (iii) shall not exceed

$300,000 in any fiscal year of the U.S. Borrower; (iv) the U.S. Borrower may, within 45 days after the Initial Borrowing Date, redeem its outstanding Existing PIK Preferred Stock in connection with the Refinancing (and, prior to the redemption of the Existing PIK Preferred Stock as required by this Agreement, the U.S. Borrower may make open market or negotiated purchases of any outstanding Existing PIK Preferred Stock so long as the U.S. Borrower does not pay consideration therefor which exceeds the amount which would have been payable in connection with the redemption of same and so long as any Existing PIK Preferred Stock so repurchased is retired); (v) the U.S. Borrower may repurchase the Existing Senior Secured Notes pursuant to the Existing Senior Secured Notes Tender Offer/Consent Solicitation; (vi) so long as not more than $12.5 million aggregate principal amount of Existing Senior Secured Notes remain outstanding following the consummation of the Existing Senior Secured Notes Tender Offer/Consent Solicitation, same may be repurchased (and cancelled) or redeemed at any time when no Default or Event of Default is in existence (or would exist immediately after giving effect thereto), provided that the aggregate amounts spent pursuant to preceding clause (vi) shall not exceed $12.5 million; (vii) the U.S. Borrower may repay any then outstanding Existing Senior Secured Notes at maturity in accordance with the terms thereof; and (viii) Bally Gaming International, Inc. may pay up to $2,350,000 in respect of the settlement of options outstanding on the Initial Borrowing Date under previously adopted employee benefit plans.

        9.04 Indebtedness. The U.S. Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

               (i) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

               (ii) Indebtedness with respect to performance bonds, surety bonds, appeal bonds or customs bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of the U.S. Borrower or any of its Subsidiaries or in connection with judgments that do not result in a Default or an Event of Default, provided that the aggregate outstanding amount of all such performance bonds, surety bonds, appeal bonds and customs bonds permitted by this clause (ii) shall not at any time exceed $15,000,000;

              (iii) Indebtedness under Interest Rate Protection Agreements which are non-speculative in nature and are entered into to protect the U.S. Borrower and/or its Subsidiaries against fluctuations in interest rates in respect of floating rate Indebtedness outstanding at the time of the respective Interest Rate Protection Agreements are entered into (or expected to be outstanding within 30 days thereafter), which floating rate Indebtedness is otherwise permitted to remain outstanding or be incurred, as the case may be, pursuant to this Section 9.04;

               (iv) Indebtedness evidenced by Capitalized Lease Obligations entered into in connection with Capital Expenditures permitted pursuant to Section 9.07, provided that in no event shall the aggregate principal amount of Capitalized Lease Obligations permitted by this clause (iv) exceed $3,000,000 at any time outstanding;

                (v) Indebtedness subject to Liens permitted under Section 9.01(viii);

               (vi) Existing Indebtedness outstanding on the Initial Borrowing Date and listed on Schedule V, without giving effect to any subsequent extension, renewal or refinancing thereof, except that with respect to the Existing Indebtedness specifically identified on Schedule V as being permitted to be refinanced, such Existing Indebtedness may be extended, renewed or refinanced (and successively extended, renewed or refinanced) so long as (x) the principal amount thereof is not increased, (y) no additional security is furnished in connection therewith and (z) the obligor remains the same and no additional guaranties are furnished in connection therewith;

              (vii) Indebtedness constituting intercompany loans and advances to the extent permitted by Section 9.05(viii);

             (viii) Indebtedness under Other Hedging Agreements providing protection against fluctuations in currency values in connection with the U.S. Borrower's or any of its Subsidiaries' operations so long as management of the U.S. Borrower's or such Subsidiary, as the case may be, has determined that the entering into of such Other Hedging Agreements are bona fide hedging activities and are not speculative in nature;

               (ix) Acquired Indebtedness may be incurred or assumed in connection with Permitted Acquisitions, so long as the aggregate principal amount of all Acquired Indebtedness incurred or assumed after the Initial Borrowing Date does not exceed $10,000,000;

                (x) the New Senior Subordinated Notes shall be permitted to be issued and remain outstanding (and may be guaranteed, on a subordinated basis, by any U.S. Subsidiary Guarantor other than RCVP); provided that the aggregate principal amount thereof at no time outstanding shall exceed the principal amount thereof originally issued on or prior to the Initial Borrowing Date less the amount of all repayments thereof made after the Initial Borrowing Date in accordance with Section 9.03;

               (xi) the Existing Senior Secured Notes not purchased pursuant to the

         Existing Senior Secured Notes Tender Offer/Consent Solicitation shall be permitted to remain outstanding (and may be guaranteed, to the extent required in accordance with the Existing Senior Secured Notes Documents by one or more U.S Subsidiary Guarantors) so long as (A) the aggregate principal amount thereof at no time outstanding exceeds the remainder of (x) the aggregate principal amount of such Existing Senior Secured Notes not tendered pursuant to the Existing Senior Secured Notes Tender Offer/Consent Solicitation less (y) the aggregate principal amount thereof repaid after the Initial Borrowing Date pursuant to Section 9.03 and (B) on and after the 180th day after the Initial Borrowing Date, the provisions of Section 8.17 have been complied with;

              (xii) Indebtedness incurred by the U.S. Borrower or any of its Subsidiaries represented by liabilities for jackpots payable for progressive games in a manner consistent with industry practice and applicable Gaming Regulations;

             (xiii) in addition to Indebtedness otherwise permitted above or pursuant to clause (xiv) below, the U.S. Borrower and its Subsidiaries may from time to time issue or incur Indebtedness (of which (x) up to $5,000,000 may be incurred in connection with Permitted Acquisitions and
        (y) no more than $1,000,000 may be secured by Liens pursuant to Section 9.01(viii)) so long as the aggregate principal amount of all Indebtedness at any time outstanding pursuant to this clause (xiii) does not exceed $10,000,000; and

              (xiv) Non-Recourse German Leasing Debt incurred by one or more German Leasing Subsidiaries, so long as the aggregate principal amount of Indebtedness incurred pursuant to this clause (xiv)(a) in no fiscal year of the U.S. Borrower exceeds $10,000,000 and (b) at no time outstanding exceeds $40,000,000.

              9.05 Advances, Investments and Loans. The U.S. Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or, Cash Equivalents (each of the foregoing an "Investment" and, collectively, "Investments"), except that the following shall be permitted:

                (i) the U.S. Borrower and its Subsidiaries may acquire and hold accounts receivables, trade receivables, notes receivables, prepaid expenses and similar items owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, and the U.S. Borrower and its Subsidiaries may own Investments received in connection with the bankruptcy, work-out, reorganization, liquidation or similar proceeding of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

               (ii) the U.S. Borrower and its Subsidiaries may acquire and hold cash and Cash Equivalents;

              (iii) the U.S. Borrower and its Subsidiaries may hold the Investments held by them on the Initial Borrowing Date and described on
        Schedule VIII without giving effect to any additions thereto or replacements thereof;

               (iv) the U.S. Borrower and its Subsidiaries may make loans and advances in the ordinary course of business to their respective employees so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $1,000,000;

                (v) the U.S. Borrower and its Subsidiaries may enter into Interest Rate Protection Agreements to the extent permitted by Section 9.04(iii);

               (vi) the U.S. Borrower and its Subsidiaries may enter into Other Hedging Agreements to the extent permitted by Section 9.04(viii);

              (vii) the U.S. Borrower and its Subsidiaries shall be permitted to make Capital Expenditures to the extent permitted by Section 9.07;

              (viii) after the Initial Borrowing Date, (a) the U.S. Borrower and the Wholly-Owned Subsidiary Guarantors may make, or permit to remain outstanding, Investments in each other; provided that if at any time any Person ceases to be a Wholly-Owned Subsidiary Guarantor no Investments (excluding equity contributions which are not returned in the case of the sale of 100% of the equity interests in said Wholly-Owned Subsidiary to a Person other than the U.S. Borrower and its Subsidiaries in a transaction effected in compliance with Section 9.02) theretofore made in such Person shall cease to be permitted pursuant to this clause (a),
        (b) Investments may be made by the U.S. Borrower and its Wholly-Owned Domestic Subsidiaries in other Wholly-Owned Domestic Subsidiaries that are Specified Non-Material Subsidiaries, provided that if, as a result of the respective Investment or otherwise, the respective Subsidiary ceases to qualify as a Specified Non-Material Subsidiary, it shall be required to take the actions specified in Section 8.14 and, provided further, if the respective Specified Non-Material Subsidiary ceases to be a Wholly-Owned Domestic Subsidiary, any Investments theretofore made therein (other than equity contributions which are not returned in the case of the sale of 100% of the equity interests in said Wholly-Owned Subsidiary to a Person other than the U.S. Borrower and its Subsidiaries in a transaction effected in compliance with Section 9.02) shall cease to be permitted pursuant to this clause (b), (c) the German Borrowers may make unlimited Investments in each other without limitation, (d) the German Parent may make Investments in the German Borrowers without limitation, (e) the German Borrowers may make intercompany loans to any German Subsidiary Guarantor, which intercompany loans shall be evidenced by an inter-company note which, in a case of loans to Bally Gaming International GmbH, shall be Bally Gaming International GmbH Senior Secured Loans secured by the inventory and receivables of Bally Gaming International GmbH, (f) Subsidiaries of the German Parent or German Borrowers (excluding German Leasing Subsidiaries and German Leasing Joint Ventures) may lend and advance money to the German Parent and/or German Borrowers on an unsecured basis, (g) Investments may be made in Domestic Subsidiaries which are not Wholly-Owned Subsidiaries, and may be made in Wholly-Owned Foreign Subsidiaries, in each case which have provided unlimited guarantees (in form and substance reasonably satisfactory to the Administrative Agent) of all Obligations owing pursuant to this Agreement, so long as the aggregate amount of such Investments at no time outstanding (determined without regard to any write-downs or write-offs thereof) does not exceed $10,000,000, and (h) any Subsidiary of the U.S. Borrower may make intercompany loans to the U.S. Borrower, provided that all such loans are subordinated to the Obligations of the U.S. Borrower pursuant to subordination provisions in substantially the form attached hereto as Exhibit O, provided further that if any loans made pursuant to this clause (viii) are evidenced by a promissory note, the respective promissory note shall be pledged to the extent such pledge is required by the terms of any Security Document;

               (ix) the U.S. Borrower and its Subsidiaries may make any Investments (x) expressly permitted pursuant to Section 9.02(ii) or (y) consisting of non-cash consideration to the extent permitted in connection with dispositions pursuant to Section 9.02(vi) and (vii);

                (x) the U.S. Borrower may purchase the Rainbow Royalty Payments and Rainbow Debt with proceeds of Delayed Draw Term Loans, as contemplated by Section 5B.02 and, at any time after the Rainbow Royalty Payments and Rainbow Debt have been so purchased, the U.S. Borrower may make additional Investments in RCVP (a) to repurchase minority interests, so long as the aggregate amount spent pursuant to this clause
        (x) to purchase minority interests does not exceed $4,000,000 and/or (b) by way of intercompany loans to RCVP, so long as the aggregate principal amount of such loans at no time outstanding (determined without regard to any write-downs or write-offs thereof) exceeds $2,500,000;

               (xi) so long as no Default or Event of Default then exists or would exist immediately after giving effect thereto, the U.S. Borrower may make Investments in a joint venture with a gaming company identified in a letter delivered to the Administrative Agent prior to the Initial Borrowing Date, in an aggregate amount not to exceed $5,000,000;

              (xii) so long as no Default or Event of Default then exists or would exist immediately after giving effect thereto, the U.S. Borrower may make investments in a Japanese company identified in a letter delivered to the Administrative Agent prior to the Initial Borrowing Date, in an aggregate amount not to exceed $5,000,000;

             (xiii) so long as no Default or Event of Default then exists or would exist immediately after giving effect thereto, Investments in Kansas Gaming Partners, LLC and Kansas Financial Partners, LLC, so long as the respective entity is a Subsidiary of the U.S. Borrower, shall be permitted so long as the aggregate amount of Investments made pursuant to this clause (xiii) does not exceed $3,000,000;

              (xiv) so long as no Default or Event of Default then exists or would exist immediately after giving effect thereto, Investments, so long as same constitute Subsidiaries of the U.S. Borrower, may be made in VSI, SVS and VDSI, in each case to repurchase minority equity interests therein, so long as the aggregate amount of Investments made pursuant to this clause (xiv) does not exceed $4,000,000;

               (xv) so long as no Default or Event of Default then exists or would exist immediately after giving effect thereto, Investments may be made through Native American Investments, Inc., in connection with the development of gaming facilities at the Cuyapaipe Indian Reservation in San Diego County, California, so long as the aggregate amount of Investments made pursuant to this clause (xv) does not exceed $3,000,000;

              (xvi) so long as no Default or Event of Default then exists or would exist immediately after giving effect thereto, additional Investments may be made at any time so long as the amount thereof, on the date the respective Investment is made, does not exceed the Cumulative Net Income Amount as in effect on such date (immediately before the making of the respective Investment);

             (xvii) the U.S. Borrower and its Wholly-Owned Subsidiaries may establish Subsidiaries to the extent permitted by Section 9.16 (although any Investments therein must be independently justified pursuant to the other provisions of this Section 9.05);

            (xviii) the German Parent and its Subsidiaries may make Investments in one or more German Leasing Subsidiaries or German Leasing Joint Ventures, in each case resulting from transfers of assets to the respective German Leasing Subsidiaries and German Leasing Joint Ventures effected in accordance with the requirements of Section 9.02(xii);

              (xix) Investments by the U.S. Borrower or any of its Subsidiaries in securities issued directly or indirectly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (a) in an amount outstanding at any time equal to the net present value of the aggregate amount of payments owed to winners of jackpots from progressive games and having maturities that are approximately the same as the due dates for future jackpot payments and/or (b) in such amounts as are needed to, and that are deposited pursuant to the requirements of the Existing Senior Secured Notes Indenture in order to, effect a covenant defeasance of the Existing Senior Secured Notes as required by Section 8.17; and

               (xx) so long as no Default or Event of Default then exists or would exist immediately after giving effect thereto, in addition to the investments permitted by clauses (i) through (xvii) above, the U.S. Borrower and its Subsidiaries may make additional Investments to or in one or more Persons, so long as all such Investments (determined without regard to any write-downs or write-offs thereof) do not exceed in aggregate amount $9,500,000 at any time outstanding.

The aggregate amount of an Investment at any time outstanding for purposes of determinations pursuant to this Section 9.05 shall be deemed to be equal to the aggregate amount of cash, together with the aggregate fair market value of all non-cash assets, loaned, advanced, contributed, transferred or otherwise invested that gives rise to such Investment, together with the maximum amount of credit extended (including by way of guaranties) in respect of any such Investment. For purposes of preceding clauses (xi), (xii), (xiii), (xv) and
(xx), the amount invested at any time shall be deemed reduced by the net reduction in the respect of such Investments resulting from dividends or distributions on or repurchases or redemptions of such Investments by the Person in which the Investment was made, proceeds realized upon the sale of such Investment to an unaffiliated purchaser, reductions in amounts guaranteed and repayments of loans or advances or other transfers of assets by such Person to the U.S. Borrower or its Subsidiary thereof that made the respective Investment; provided, however, that no amount shall be included pursuant to this sentence as a reduction in Investment to the extent that is already included in Consolidated Net Income. Notwithstanding anything to the contrary contained above in the
Section 9.05, (x) after the creation thereof, Investments in the Missouri License Subsidiary shall be limited to amounts determined by the U.S. Borrower to be reasonably necessary in connection with the conduct of the Gaming Business of the U.S. Borrower and its

Subsidiaries in the State of Missouri and (y) if any other special purpose Subsidiary is created in a manner similar to the Missouri License Subsidiary for the reasons expressed in the last sentence of Section 8.11(a) or in Section 9.16(c), the Investments in the respective such Subsidiary shall be limited to those amounts as the U.S. Borrower reasonably determines are necessary in connection with the conduct of the Gaming Business required to be isolated in the respective such special purpose Subsidiary.

              9.06 Transactions with Affiliates. The U.S. Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction (including the purchase, sale, lease or exchange of property or the rendering of services) with any Affiliate (each of the foregoing, an "Affiliate Transaction") unless (i) such Affiliate Transaction is on terms that are no less favorable to the U.S. Borrower or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the U.S. Borrower or such Subsidiary with an unrelated Person and (ii) the U.S. Borrower delivers to the Administrative Agent (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the board of directors of the U.S. Borrower set forth in an officer's certificate of the U.S. Borrower certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the board of directors of the U.S. Borrower and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the U.S. Borrower of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that (v) any Exempt Affiliate Transaction, (w) any compensation or indemnity arrangement with any officer or director of the U.S. Borrower (pertaining to his or her duties as an officer or director) entered into in the ordinary course of business, (x) transactions between or among the U.S. Borrower and/or its Independent Subsidiaries, (y) Restricted Payments that are permitted by the provisions of Section 9.03 and (z) Investments permitted pursuant to Section 9.05 in persons which are Independent Subsidiaries or who otherwise constitute an Affiliate of the U.S. Borrower, but only because of the Investment or Investments made by the U.S. Borrower and/or its Subsidiaries in such Person pursuant to Section 9.05, in each case, shall not be deemed Affiliate Transactions.

        9.07 Capital Expenditures. (a) The U.S. Borrower will not, and will not permit any of its Subsidiaries to, make any Capital Expenditures, except that the U.S. Borrower and its Subsidiaries may make Capital Expenditures so long as the aggregate amount of such Capital Expenditures does not exceed, during any period of four consecutive fiscal quarters (taken as one accounting period) ending on the last day of a fiscal quarter described below, the amount set forth opposite such fiscal quarter below:


Period of Four Consecutive
Fiscal Quarters Ended Closest to                 Amount
--------------------------------                 ------
June 30, 1998                                   $18.5 million
June 30, 1999                                   $18.5 million
June 30, 2000                                   $15 million
June 30, 2001                                   $15 million
each June 30 ended thereafter                   $16 million


              (b) Notwithstanding anything to the contrary contained in clause
(a) above, to the extent that the amount of Capital Expenditures (excluding Capital Expenditures made pursuant to following clause (c)) made by the U.S. Borrower and its Subsidiaries in any period of four consecutive fiscal quarters set forth in clause (a) above is less than the amount permitted to be made in such period (without giving effect to any additional amount available as a result of this clause (b)), the amount of such difference, but not in excess of 50% of the amount originally permitted to be spent in said period pursuant to said clause (a), may be carried forward and used to make Capital Expenditures in the immediately succeeding period of four consecutive fiscal quarters of the U.S. Borrower. Any amount carried forward into a four consecutive- fiscal quarter period pursuant to this clause (b) shall, if not used to make Capital Expenditures in such four consecutive-fiscal quarter period, terminate at the end thereof (and shall not be carried forward to a subsequent period).

              (c) In addition to the Capital Expenditures permitted to be made pursuant to preceding clauses (a) and (b) of this Section 9.07, (i) the U.S. Borrower and its Subsidiaries may make additional Capital Expenditures with the amount of (x) insurance proceeds received by the U.S. Borrower or any of its Subsidiaries from any Recovery Event so long as such proceeds are used to replace or restore any properties or assets in respect of which such proceeds were paid within the time periods set forth in Section 4.02(g) and (y) the Net Sale Proceeds from sales of assets pursuant to Section 9.02(vii) to the extent such Net Sale Proceeds are permitted to be reinvested pursuant to Section 4.02(e) and are in fact reinvested in accordance with the requirements of said
Section 4.02(e), (ii) Permitted Acquisitions shall be permitted to be made in accordance with Sections 9.02 and 8.13, (iii) the U.S. Borrower and its Subsidiaries may make additional Capital Expenditures in connection with the establishment of new Proprietary Gaming Operations, provided that the aggregate amount of Capital Expenditures made pursuant to this clause (iii) shall not exceed $5,000,000 and (iv) so long as no Default or Event of Default then exists or would exist immediately after giving effect thereto, the U.S. Borrower and its Subsidiaries may at any time make additional Capital Expenditures so long as the amount thereof does not exceed the Cumulative Net Income Amount as in effect on the date the respective Capital Expenditure is made (immediately before the making of such Capital Expenditure). To the extent Capital Expenditures are made as permitted by this clause (c), same shall not count as Capital Expenditures for purposes of determining compliance with clause (a) or (b) of this Section 9.07.

              9.08 Consolidated Fixed Charge Coverage Ratio. The Borrowers will not permit the Consolidated Fixed Charge Coverage Ratio for any Test Period ended on the last day of a fiscal quarter of the U.S. Borrower ended on or after June 1, 1998, to be less than (x) in the case of any such Test Period ended on or prior to June 1, 1999, 1.00:1 and (y) in the case of any Test Period ended after June 1, 1999, 1.05:1.

              9.09 Consolidated Interest Coverage Ratio. The Borrowers will not permit the Consolidated Interest Coverage Ratio for any Test Period ended after December 1, 1997 and during a period described below to be less than the ratio set forth opposite such period below:


Test Periods Ending                                 Ratio
-------------------                                 -----
After December 1, 1997 and
on or prior to June 1, 1999                         1.75:1

After June 1, 1999 and
on or prior to June 1, 2000                         2.00:1

After June 1, 2000 and
on or prior to June 1, 2001                         2.25:1

Thereafter                                          2.75:1

              9.10 Maximum Leverage Ratio. The Borrowers will not permit the Leverage Ratio at any time during a period set forth below to be greater than the ratio set forth opposite such period below:


Period                                       Ratio
------                                       -----
From and including December 31, 1997
to but excluding June 30, 1999                5.75:1

From and including June 30, 1999
to but excluding June 30, 2000                5.00:1

From and including June 30, 2000
to but excluding June 30, 2001                4.50:1

Thereafter                                    3.75:1



              9.11 Minimum Consolidated EBITDA. The Borrowers will not permit Consolidated EBITDA for any Test Period ended during a period described below to be less than the respective amount set forth opposite such period below:


Period                                             Amount
------                                             ------
After December 1, 1997
to and including June 1, 1998                     $50 million

After June 1, 1998
to and including June 1, 1999                     $52 million

After June 1, 1999
to and including June 1, 2000                     $58 million

After June 1, 2000
to and including June 1, 2001                     $65 million

Thereafter                                        $74 million


              9.12 Limitation on Voluntary Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc. The U.S. Borrower will not, and will not permit any of its Subsidiaries to, (i) amend, modify or change its certificate of incorporation (including, without limitation, by the filing or modification of any certificate of designation) or by-laws or any agreement entered into by it, with respect to its capital stock (including any Shareholders'

Agreement), or enter into any new agreement with respect to its capital stock unless such amendment, modification, change or other action contemplated by this clause (i) could not reasonably be expected to be adverse to the interests of the Lenders under the Credit Documents in any material respect (it being understood and agreed that the adoption of a Permitted Rights Plan shall be permitted), (ii) amend, modify or change, or permit the amendment, modification or change of any provision of any New Senior Subordinated Notes or the New Senior Subordinated Notes Documents unless such amendment, modification or change to the New Senior Subordinated Notes Documents could not be adverse to the interests of the Lenders in any respect (it being understood and agreed that, in no event shall any amendment be permitted which relates to the subordination provisions contained in the New Senior Subordinated Notes Documents), (iii) after giving effect to the amendments effected pursuant to the Existing Senior Secured Notes Tender Offer/Consent Solicitation, amend, modify or change, or permit the amendment, modification or change of, any provision of any Existing Senior Secured Notes or the Existing Senior Secured Notes Documents unless such amendment, modification or change to the Existing Senior Secured Notes Documents could not be adverse to the interest of the Lenders in any respect or (iv) make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto or any Person money or securities before due for the purpose of paying when due), exchange or purchase, redeem or acquire for value (whether as a result of a Change of Control, the consummation of asset sales or otherwise) any Existing Senior Secured Note or any New Senior Subordinated Note, in each case except to the extent expressly permitted pursuant to Section 9.03.

              9.13 Limitation on Certain Restrictions on Subsidiaries. The U.S. Borrower will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the U.S. Borrower or any of its Subsidiaries, or pay any Indebtedness owed to the U.S. Borrower or any of its Subsidiaries, (b) make loans or advances to the U.S. Borrower or any of its Subsidiaries or (c) transfer any of its properties or assets to the U.S. Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) the New Senior Subordinated Notes and the other New Senior Subordinated Notes Documents, (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the U.S. Borrower or any of its Subsidiaries, (v) customary provisions restricting assignment of any licensing agreement entered into by the U.S. Borrower or any of its Subsidiaries in the ordinary course of business, and (vi) restrictions on the transfer of any asset subject to a Lien permitted by Sections 9.01(iii), (vii), (viii), (xiv) or (xvi), and (vii) any restriction with respect to a Subsidiary of the U.S. Borrower imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the capital stock or assets of such Subsidiary, so long as the respective sale or disposition is permitted pursuant to Section 9.02, pending the close of such sale or disposition.

              9.14 Limitation on Issuance of Capital Stock. Subject to receipt of Subsidiary Stock Restrictions Requisite Gaming approvals, the U.S. Borrower will not permit any of its respective Subsidiaries to issue any capital stock (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock, except (i) for transfers and replacements of then outstanding shares of capital stock, (ii) for stock splits, stock dividends and other issuances which do not decrease the percentage ownership of the U.S. Borrower or any of its Subsidiaries in any class of the capital stock of such Subsidiary, (iii) to qualify directors to the extent required by applicable law, (iv) issuances to the U.S. Borrower and its Wholly-Owned Subsidiaries, so long as such issuances in no event reduce the percentage of the capital stock of the respective issuer (if any) pledged at such time pursuant to the Security Documents and (v) in the case of the German Parent or other entity described in Section 9.02(ix), issuances permitted pursuant to Section 9.02(ix).

               9.15 Business. The U.S. Borrower will not, and will not permit any of its Subsidiaries to, engage (directly or indirectly) in any business other than a Gaming Business.

              9.16 Limitation on Creation of Subsidiaries. (a) Except as otherwise specifically provided in following clause (b), the U.S. Borrower will not, and will not per-mit any of its Subsidiaries to, establish, create or acquire after the Initial Borrowing Date any Subsidiary; provided that, (i) the U.S. Borrower and its Wholly-Owned Subsidiaries shall be permitted to establish or create Wholly-Owned Subsidiaries so long as the capital stock of such new Subsidiary that is owned by any Credit Party is pledged pursuant to, and to the extent required by, the U.S. Pledge Agreement or other relevant Security Document and the certificates representing such stock, together with stock powers duly executed in blank, are delivered to the Collateral Agent for the benefit of the Secured Creditors, (ii) such new Subsidiary, if a Domestic Subsidiary or a German Subsidiary, executes a counterpart of the U.S. Subsidiaries Guaranty or the German Subsidiaries Guaranty, as is appropriate, and (x) in the case of any Domestic Subsidiary, the U.S. Pledge Agreement and the U.S. Security Agreement and (y) in the case of the German Subsidiary, such other security documentation as may be requested by the Administrative Agent, the Collateral Agent or the Required Lenders, and (iii) such new Subsidiary, to the extent requested by the Administrative Agent or the Required Lenders, takes all actions required pursuant to Section 8.11. In addition, each new Wholly-Owned Subsidiary shall execute and deliver, or cause to be executed and delivered, all other relevant documentation of the type described in Section 5 as such new Subsidiary would have had to deliver if such new Subsidiary were a Credit Party on the Initial Borrowing Date. Without prejudice to the preceding provisions of this Section 9.16(a), the Collateral Agent may require that the capital stock of a new Subsidiary (in the case of a Foreign Subsidiary, subject to limitations on the percentage of voting stock required to be pledged which are consistent with the limitations provided in the Security Documents as originally in effect) be pledged pursuant to an agreement in a form suitable for enforcement in the jurisdiction in which the new Subsidiary in incorporated.

              (b) In addition to Subsidiaries created pursuant to preceding clause (a), the U.S. Borrower may establish or acquire one or more Subsidiaries after the Initial Borrowing Date as a result of Investments expressly permitted to be made pursuant to Section 9.05 or acquisitions expressly permitted pursuant to Section 9.02; provided that (x) all capital stock of each such Subsidiary shall be pledged by any Credit Party which owns same to the extent required by the U.S. Pledge Agreement or other relevant Security Document and (y) if any such Subsidiary is, or becomes, a Wholly-Owned Subsidiary of the U.S. Borrower, such Subsidiary shall at such time take all actions as would otherwise be required pursuant to Section 9.16(a) in connection with the creation of a new Wholly-Owned Subsidiary.

              (c) Notwithstanding anything to the contrary contained above, if any Subsidiary created, acquired or established as contemplated above in this
Section 9.16 is a Specified Non-Material Subsidiary, such Subsidiary shall not be required to execute and deliver a Guaranty or any Security Documents, in each case except to the extent thereafter required in accordance with the provisions of Section 8.14. Furthermore, no action shall be required pursuant to the foregoing provisions of this Section 9.16 to the extent the taking of such action would violate applicable law. If, and to the extent, the immediately preceding sentence is applicable, at the request of the Administrative Agent or the Required Lenders, the U.S. Borrower will, and will cause each of its Subsidiaries to, take all action as may be reasonably requested to obtain any necessary approvals or to isolate the assets which would give rise to the respective violation, or cause the respective Gaming Regulations to apply, in a special purpose Subsidiary of the U.S. Borrower, as is intended to be done with the Missouri License Subsidiary pursuant to Section 13.18.

              SECTION 10. Events of Default. Upon the occurrence of any of the following specified events (each an "Event of Default"):

              10.01 Payments. Any Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or (ii) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any interest on any Loan or Note, any Unpaid Drawing or any Fees or any other amounts owing hereunder or thereunder; or

              10.02 Representations, etc. Any representation, warranty or statement made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

              10.03 Covenants. Any Credit Party shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in
Section 8.01(g)(i), 8.08 or 8.13 or Section 9 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or any other Credit Document (other than those set forth in Sections 10.01 and 10.02 and clause (ii) of this Section 10.03) and such Default as described in this clause (ii) shall continue unremedied for a period of 30 days after written notice thereof to the U.S. Borrower by the Administrative Agent or any Lender; or

              10.04 Default Under Other Agreements. (i) The U.S. Borrower or any of its Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Notes) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Notes) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, without any further notice (other than notice of acceleration or demand for payment) or any further lapse of time, such Indebtedness to become due prior to its stated maturity, or (ii) any Indebtedness (other than the Notes) of the U.S. Borrower or any of its Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or an Event of Default under this Section 10.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and
(ii) is at least $2,500,000 (or in the case of currencies other than Dollars, the Dollar Equivalent thereof); or

              10.05 Bankruptcy, etc. The U.S. Borrower or any of its Subsidiaries (excluding Insignificant Subsidiaries) shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against the U.S. Borrower or any of its Subsidiaries (excluding Insignificant Subsidiaries), and the petition is not controverted within 15 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the U.S. Borrower or any of its Subsidiaries (excluding Insignificant Subsidiaries), or the U.S. Borrower or any of its Subsidiaries (excluding Insignificant Subsidiaries) commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, receivership, administration or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the U.S. Borrower or any of its Subsidiaries (excluding Insignificant Subsidiaries), or there is commenced against the U.S. Borrower or any of its Subsidiaries (excluding Insignificant Subsidiaries) any such proceeding which remains undismissed for a period of 60 days, or the U.S. Borrower or any of its Subsidiaries (excluding Insignificant Subsidiaries) is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the U.S. Borrower or any of its Subsidiaries (excluding Insignificant Subsidiaries) suffers any appointment of any custodian, administrator, administrative receiver or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the U.S. Borrower or any of its Subsidiaries (excluding Insignificant Subsidiaries) makes a general assignment for the benefit of creditors; or any corporate action is taken by the U.S. Borrower or any of its Subsidiaries (excluding Insignificant Subsidiaries) for the purpose of effecting any of the foregoing; or

              10.06 ERISA. (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or
Section 303 or 304 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph
(b)(1) thereof) and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days, any Plan which is subject to Title IV of ERISA shall have had or is likely to have a trustee appointed to administer such Plan, any

Plan which is subject to Title IV of ERISA is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made with respect to a Plan or a Foreign Pension Plan has not been timely made, the U.S. Borrower or any Subsidiary of the U.S. Borrower or any ERISA Affiliate has incurred or is likely to incur any liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or
4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code, or the U.S. Borrower or any Subsidiary of the U.S. Borrower has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans or Foreign Pension Plans; (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability, individually, and/or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect; or

              10.07 Security Documents. At any time after the execution and delivery thereof, (i) any of the Security Documents (except as expressly provided by the terms thereof) shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral to the extent required in accordance with the requirements of the respective Security Documents, in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 9.01), and subject to no other Liens (except as permitted by Section 9.01), or (ii) any Credit Party shall default, and in the case of this clause (ii) such default shall continue unremedied for a period of 30 days after written notice thereof to the U.S. Borrower by the Administrative Agent, the Collateral Agent or any Lender, in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any of the Security Documents and such default shall continue beyond any grace period specifically applicable thereto pursuant to the terms of such Security Document; or

              10.08 Guaranties. Except in accordance with the express terms of the respective Guaranty, any Guaranty or any provision thereof shall cease to be in full force or effect as to the relevant Guarantor, or any Guarantor or Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor's obligations under the relevant Guaranty; or

              10.09 Judgments. One or more judgments or decrees shall be entered against the U.S. Borrower or any Subsidiary of the U.S. Borrower involving in the aggregate for the U.S. Borrower and its Subsidiaries a liability (not paid or fully covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments exceeds $1,000,000 (or in the case of currencies other than Dollars, the Dollar Equivalent thereof); or

              10.10  Change of Control.  A Change of Control shall occur; or

              10.11 Gaming Licenses. At any time after the Effective Date, the U.S. Borrower or any of its Subsidiaries shall lose, or fail to obtain, any Gaming License or Gaming Licenses if the aggregate effect of all such losses and failures at any time is reasonably likely to result in a Material Adverse Effect; or

              10.12 Bailee Agreement. Except in accordance with the express terms thereof, any Bailee Agreement or any provision thereof shall cease to be in full force or effect, or the Bailee under any Bailee Agreement shall (except to the extent it has turned over all Collateral held by it to the Collateral Agent) default in its obligations thereunder or notify the Administrative Agent, the Collateral Agent, any Lender or the U.S. Borrower or any of its Subsidiaries that it no longer holds the collateral thereunder for the benefit of the Collateral Agent and the Secured Creditors; or

              10.13 Subsidiary Stock Restrictions. At any time on or prior to the Subsidiary Stock Restrictions Approval Date, any Lien shall be created with respect to, or any disposition shall occur with respect to, any capital stock or any Subsidiary or the U.S. Borrower identified in the definition of "Subsidiary Stock Restrictions" contained herein if such Lien or disposition, as the case may be, would not have been permitted if the Subsidiary Stock Restrictions contained in this Agreement were then fully effective in accordance with the terms thereof;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrowers, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided, that, if an Event of Default specified in Section 10.05 shall occur with respect to any Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice):
(i) declare the Total Commitments terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately and any Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; (iv) direct the U.S. Borrower to pay (and U.S. Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 10.05 with respect to any Borrower, it will pay) to the Collateral Agent at the appropriate Payment Office such additional amount of cash, to be held as security by the Collateral Agent, as is equal to the aggregate Stated Amount of all U.S. Letters of Credit then outstanding; (v) direct the German Borrowers to pay (and the German Borrowers jointly and severally agree that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 10.05 with respect to any Borrower, it will pay) to the Collateral Agent at the appropriate Payment Office such additional amount of cash, to be held as security by the Collateral Agent, as is equal to the aggregate Stated Amount of all German Letters of Credit then outstanding; (vi) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; and (vii) apply any cash collateral held pursuant to
Section 4.02 to the repayment of the Obligations of the U.S. Borrower or the German Borrowers, as the case may be.

              SECTION 11. Definitions and Accounting Terms.

              11.01 Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

              "A PIK Preferred Holdback Amount" shall mean $0.

              "A Share" shall mean, for each Lender with a U.S. Borrower Tranche A Term Loan Commitment, a fraction the numerator of which is the U.S. Borrower Tranche A Term Loan Commitment of such Lender at such time and the denominator of which is the Total U.S. Borrower Tranche A Term Loan Commitment at such time.

              "Account Party" shall mean (x) in the case of each U.S. Letter of Credit, the U.S. Borrower and (y) in the case of each German Letter of Credit, both of the German Borrowers, as joint and several account parties with respect such Letter of Credit.

              "Acquired Indebtedness" means, with respect to any specified Person, Indebtedness of any other Person (the "Acquired Person") existing at the time such Acquired Person becomes a Subsidiary of or merges or consolidates with such specified Person or any of its Subsidiaries pursuant to a Permitted Acquisition (and not redeemed, defeased, retired or otherwise repaid at the time of or upon consummation of such merger or acquisition) or Indebtedness assumed in connection with the acquisition of assets from such Acquired Person pursuant to a Permitted Acquisition, but in each case excluding any Indebtedness incurred or secured by Liens (on additional assets or otherwise) in connection with, or in anticipation or contemplation of, such Acquired Person merging or consolidating with, or becoming a Subsidiary of, such specified Person.

              "Additional Guaranty" shall mean any guaranty executed and delivered by a Domestic Subsidiary of the U.S. Borrower in accordance with relevant requirements of Sections 8.11, 8.14 or 9.16 of this Agreement.

              "Additional Security Documents" shall have the meaning provided in
Section 8.11.

              "Adjusted Consolidated Net Income" for any period shall mean Consolidated Net Income for such period plus, without duplication, the sum of the amount of all net non-cash charges (including, without limitation, depreciation, amortization, deferred tax expense, non-cash interest expense) and net non-cash losses which were included in arriving at Consolidated Net Income for such period less all net non-cash gains included in arriving at Consolidated Net Income for such period; provided that gains or losses from sales of assets (other than sales of inventory in the ordinary course of business) shall be excluded to the extent same would otherwise be included in Adjusted Consolidated Net Income for the respective period.

              "Adjusted Consolidated Working Capital" at any time shall mean Consolidated Current Assets (but excluding therefrom all cash and Cash Equivalents) less Consolidated Current Liabilities at such time.

              "Administrative Agent" shall mean Credit Suisse First Boston, in its capacity as Administrative Agent for the Lenders hereunder, and shall include any successor to the Administrative Agent appointed pursuant to Section 12.09.

              "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with, such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities, of a Person shall be deemed to be control.

              "Affiliate Transactions" shall have the meaning provided in
Section 9.06.

              "Aggregate Non-German Revolving Exposure" at any time shall mean the aggregate principal amount of all Dollar Revolving Loans and Swingline Loans then outstanding and the aggregate amount of all U.S. Letter of Credit Outstandings at such time.

              "Agreement" shall mean this Credit Agreement, as modified, supplemented or amended (including any amendment and restatement hereof) from time to time.

              "Applicable Commitment Commission Percentage" and "Applicable Margin" shall mean, during each Margin Adjustment Period beginning after the Initial Borrowing Date, the percentage set forth below opposite the respective Tranche of Loan (or opposite Applicable Commitment Commission Percentage in the case of the Applicable Commitment Commission Percentage) and under the respective Level (i.e., Level 1, Level 2, Level 3, Level 4, Level 5 or Level 6, as the case may be) indicated to have been achieved on the applicable Test Date for such Margin Adjustment Period (as shown in the respective officer's certificate delivered pursuant to Section 8.01(f)):

Level 1: Leverage Ratio is less than 3.00 to 1.

Level 2: Leverage Ratio is greater than or equal to 3.00 to 1 but less than 3.50 to 1.

Level 3: Leverage Ratio is greater than or equal to 3.50 to 1 but less than 4.00 to 1.

Level 4: Leverage Ratio is greater than or equal to 4.00 to 1 but less than 4.50 to 1.

Level 5: Leverage Ratio is greater than or equal to 4.50 to 1 but less than 4.75 to 1.

Level 6: Leverage Ratio is greater than or equal to 4.75 to 1.


                                                 Level   Level    Level   Level   Level   Level
   Ratio                                           1       2        3       4       5       6
   -----                                         -----   -----    -----   -----   -----   -----
Euro Rate Loan
Margin for U.S.
Borrower Tranche A
Term Loans, German
Borrower Tranche A
Term Loans and Re-
volving Loans                                     1.00%   1.25%    1.50%   1.75%   2.00%   2.25%

Base Rate Loan
Margin for U.S.
Borrower Tranche A
Term Loans,
Revolving Loans and
Swingline Loans                                   0.00%   0.25%    0.50%   0.75%   1.00%   1.25%

Euro Rate Loan
Margin for Delayed
Draw Term Loans and
Tranche B Term
Loans                                             2.25%   2.25%    2.25%   2.50%   2.50%   2.75%

Base Rate Loan
Margin for Delayed
Draw Term Loans and
Tranche B Term
Loans                                             1.25%   1.25%    1.25%   1.50%   1.50%   1.75%

Euro Rate Loan
Margin for
Tranche C Term
Loans                                             2.50%   2.50%    2.50%   2.75%   2.75%   3.00%

Base Rate Loan
Margin for Tranche
C Term Loans                                      1.50%   1.50%    1.50%   1.75%   1.75%   2.00%

Applicable Commit-
ment Commission
Percentage                                        0.20%   0.25%    .375%   0.40%   0.45%   0.50%


; provided, however, that if the U.S. Borrower fails to deliver the officer's certificate as described in Section 8.01(f) by the date required by such Section, then Level 6 Pricing shall apply for the period from the date upon which the respective certificate is required to be delivered pursuant to said
Section 8.01(f) until the date of the actual delivery thereof (except that, to the extent the respective certificate is delivered within one week of the date when required pursuant to the terms of this Agreement and before the respective payment of Commitment Commission or interest is required to be made, the respective payment shall be based on the certificate actually delivered). Furthermore, and notwithstanding anything to the contrary contained above, (i) for the period from the Effective Date to but not including the first Start Date after the U.S. Borrower's fiscal quarter ended September 30, 1997, Level 6 pricing shall apply, (ii) if at any time after the 270th day after the Initial Borrowing Date, either (x) the Collateral Agent has not received a pledge of all the capital stock of the Subsidiaries of the U.S. Borrower (excluding the Missouri License Subsidiary, so long as established as contemplated by Section
13.18 but in any event including all the capital stock of Bally Gaming International, Inc. and Bally Gaming, Inc.) which would be required to be pledged pursuant to the Security Documents, in the absence of otherwise applicable requirements of law (including without limitation requirements of applicable Gaming Regulations, Gaming Authorities or requirements to obtain Gaming Licenses) or (y) the Subsidiary Stock Restrictions Approval Date has not theretofore occurred, then at all times when either (x) any capital stock of any Subsidiary of the U.S. Borrower (excluding the Missouri License Subsidiary) which would otherwise be required to be pledged pursuant to the relevant Security Documents is not pledged because of the requirements of applicable law (including, without limitation, all Gaming Regulations) or the need to obtain Gaming Approvals or the requirements of any Gaming License, and at any time prior to the occurrence of the Subsidiary Stock Restrictions Approval Date, all percentages set forth in the table above (other than Applicable Commitment Commission Percentage) shall be deemed to be increased by .50%, and (iii) Level 6 pricing shall apply at all times when any Default exists under Section 10.01 or

10.05, or when any Event of Default (excluding Events of Default arising pursuant to clause (ii) of Section of 10.03, unless the respective Event of Default is as a result of a failure to deliver information required pursuant to
Section 8.01(b), (c), (f) or (j)) exists.

               "Applicable Currency" shall mean Dollars or Deutsche Marks, as the case may be.

              "Applicable Gaming Regulations" shall have the meaning provided in
Section 13.18(a).

              "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales and leases of assets or rights in the ordinary course of business, including, without limitation, sales of inventory and damaged, surplus or obsolete property in the ordinary course of business and
(ii) the issue or sale by U.S. Borrower or any of its Subsidiaries of Equity Interests of any of the U.S. Borrower's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $100,000 or (b) for net proceeds in excess of $100,000. Notwithstanding the foregoing, the following will not be deemed to be Asset Sales: (i) transfers of assets between the U.S. Borrower and/or one or more of its Subsidiaries in accordance with the relevant requirements of Section 9.02; (ii) an issuance of Equity Interests by a Subsidiary of the U.S. Borrower to the U.S. Borrower or to another Subsidiary of the U.S Borrower; (iii) a Restricted Payment that is permitted pursuant to
Section 9.03; and (iv) an Investment permitted pursuant to Section 9.05.

              "Assignment and Assumption Agreement" shall mean the Assignment and Assumption Agreement substantially in the form of Exhibit P (appropriately completed).

              "Authorized Officer" of any Credit Party shall mean any of the President, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, any Vice-President, the Secretary or any Assistant Secretary of such Credit Party or any other officer of such Credit Party which is designated in writing to the Administrative Agent, CSFB and the Issuing Bank by any of the foregoing officers of such Credit Party as being authorized to give such notices under this Agreement.

              "Authorized Telephone Officer" shall mean (x) in respect of the U.S. Borrower, any of Scott Schweinfurth, Steve Des Champs, John Garner and Cindy Tregaskis or (y) in the case of the German Borrowers, any of Ernst Konnecke, Renata Oden and Ingrid Schwan, and in each case such additional Authorized Officers as may from time to time be designated in writing to the Administrative Agent by any of the foregoing officers of the U.S. Borrower or, in the case of clause (y) only, the German Borrowers as being an Authorized Telephone Officer for purposes of this Agreement.

              "B PIK Preferred Holdback Amount" shall mean $50,595,200.

              "B Share" shall mean, for each Lender with a Tranche B Term Loan Commitment, a fraction the numerator of which is the Tranche B Term Loan Commitment of such Lender at such time and the denominator of which is the Total Tranche B Term Loan Commitment at such time.

              "Bailee" shall mean any bailee party to a Bailee Agreement.

               "Bailee Agreement" shall have the meaning provided in Section 5A.06.

              "Bally Gaming International GmbH Senior Secured Loans" shall mean loans made by either German Borrower to Bally Gaming International GmbH, which loans shall be evidenced by intercompany promissory notes pledged by the respective German Borrower pursuant to the German Security Documents and which intercompany notes shall be secured by the inventory and receivables of Bally Gaming International GmbH (or such inventory and receivables of Bally Gaming International GmbH which are to be included as German Eligible Inventory or German Eligible Receivables, as the case may be). All Bally Gaming International GmbH Senior Secured Loans shall be made pursuant to promissory notes in form and substance reasonably satisfactory to the Administrative Agent, and the Administrative Agent shall have received satisfactory opinions of counsel as to the validity thereof and of the security interests created to secure same.

              "Bally Wulff Automaten" shall have the meaning provided in the first paragraph of this Agreement.

              "Bally Wulff Vertriebs" shall have the meaning provided in the first paragraph of this Agreement.

              "Bank Information Memorandum" shall mean the Confidential Memorandum, dated July, 1997, of the U.S. Borrower with respect to this Agreement, which was distributed to the Lenders prior to the Initial Borrowing Date.

               "Bankruptcy Code" shall have the meaning provided in Section
10.05.

              "Base Rate" at any time shall mean the higher of (i) 1/2 of 1% in excess of the overnight Federal Funds Rate and (ii) the Prime Lending Rate.

              "Base Rate Loan" shall mean each Dollar Loan designated or deemed designated as such by the U.S. Borrower at the time of the incurrence thereof or conversion thereto.

              "BGI Chattel Paper" shall mean Chattel Paper evidencing obligations of account debtors to Bally Gaming, Inc., arising from the sale of inventory on an installment basis in the ordinary course of business.

              "Borrowers" shall have the meaning provided in the first paragraph of this Agreement.

              "Borrowing" shall mean the borrowing of one Type of Loan of a single Tranche from all the Lenders having Commitments of the respective Tranche on a given date (or resulting from a conversion or conversions on such date) having in the case of Euro Rate Loans the same Interest Period, provided that Base Rate Loans incurred pursuant to Section 1.10(b) shall be considered part of the related Borrowing of Eurodollar Loans.

              "Borrowing Base Certificate" shall have the meaning provided in
Section 8.01(j).

              "Business Day" shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Euro Rate Loans and German Letters of Credit, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in the London interbank market and which shall not be a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in the city where the applicable Payment Office of the Administrative Agent is located in respect of Euro Rate Loans or German Letters of Credit, as the case may be.

              "C PIK Preferred Holdback Amount" shall mean $27,004,800.

              "C Share" shall mean, for each Lender with a Tranche C Term Loan Commitment, a fraction the numerator of which is the Tranche C Term Loan Commitment of such Lender at such time and the denominator of which is the Total Tranche C Term Loan Commitment at such time.

              "Capital Expenditures" shall mean, with respect to any Person, all expenditures by such Person which should be shown as capital expenditures in accordance with generally accepted accounting principles and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person.

              "Capitalized Lease Obligations" of any Person shall mean all rental obligations which, under generally accepted accounting principles, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

              "Cash Equivalents" means (i) United States dollars and German Deutsche Marks, (ii) securities issued or directly fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank or commercial bank of a foreign country recognized by the United States, in each case having capital and surplus in excess of $500 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or similar equivalent thereof) or higher by at least one nationally recognized statistical rating organization (as defined under Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above and (v) commercial paper having one of the two highest ratings obtainable form Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition.

              "CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. Section 9601 et seq.

              "Change of Control" shall mean (i) the board of directors of the U.S. Borrower shall at any time cease to consist of a majority of Continuing Directors, (ii) any Person, entity or "group" (as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (other than a Permitted Holder) is or becomes the beneficial owner of an amount of outstanding Voting Stock, or of outstanding common stock, of the U.S. Borrower in excess of 35%, and the Permitted Holders own less than such Person, entity or group (as defined above), of the total amount of fully diluted shares of outstanding Voting Stock or common stock, as the case may be, of the U.S. Borrower, or (iii) any Change of Control under, and as defined in, the New Senior Subordinated Notes Indenture shall occur.

              "Chattel Paper" shall mean any writing or writings which evidence both a monetary obligation and the security interest in or a lease of specific goods, which would constitute "chattel paper" under, and as defined in, the Uniform Commercial Code as in effect in the State of Nevada.

              "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

              "Collateral" shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purport to be granted) pursuant to any Security Document, including, without limitation, all U.S. Pledge Agreement Collateral, all U.S. Security Agreement Collateral, the Mortgaged Properties, if any, and all cash and Cash Equivalents delivered as collateral pursuant to Section 4.02 or 10 hereof.

              "Collateral Agent" shall mean the Administrative Agent acting as collateral agent for the Secured Creditors pursuant to the Security Documents.

              "Commitment" shall mean any of the commitments of any Lender, i.e., whether, the U.S. Borrower Tranche A Term Loan Commitment, the German Borrower Tranche A Term Loan Commitment, the Delayed Draw Term Loan Commitment, the Tranche B Term Loan Commitment, the Tranche C Term Loan Commitment or the Revolving Loan Commitment.

              "Commitment Commission" shall mean and include all Term Loan Commitment Commission and all Revolving Loan Commitment Commission.

              "Committed Financing" shall mean and include, at any time (i) the Total Unutilized Revolving Loan Commitment under this Agreement at such time and
(ii) other financings permitted under this Agreement, as then in effect, for which a binding commitment to provide same, extending for at least 270 days, is then in place, which commitment, and the terms and conditions and issue thereof, shall be reasonably satisfactory to the Administrative Agent and (iii) cash on hand.

              "Consolidated Cash Interest Expense" means, for any period, Consolidated Interest Expense for such period, adjusted by excluding therefrom all non-cash interest expense (i.e., interest expense which was not paid in cash during the respective period and which does not represent regularly accruing items which are required, or expected, to be paid in cash (other than through the repayment of principal of the respective Indebtedness at maturity) during a subsequent period) reflected therein.

              "Consolidated Current Assets" shall mean, at any time, the consolidated current assets of the U.S. Borrower and its Subsidiaries at such time.

              "Consolidated Current Liabilities" shall mean, at any time, the consolidated current liabilities of the U.S. Borrower and its Subsidiaries at such time, but excluding (i) the current portion of any long-term Indebtedness which would otherwise be included therein and (ii) the current portion of Indebtedness constituting Capitalized Lease Obligations.

              "Consolidated EBITDA" shall mean, for any period, Consolidated Net Income, adjusted by adding thereto the amount of all amortization and depreciation and all interest and income or similar tax expense, in each case that were deducted in arriving at Consolidated Net Income for such period. To the extent that Consolidated EBITDA is being determined for any period during which the transactions contemplated by Section 5B.02 were actually consummated, determinations of Consolidated EBITDA for such period shall give pro forma effect to the transactions effected as contemplated by said Section 5B.02 as if same were consummated on the first day of such period.

              "Consolidated Fixed Charge Coverage Ratio" for any period shall mean the ratio of Consolidated EBITDA to Consolidated Fixed Charges for such period.

              "Consolidated Fixed Charges" for any period shall mean the sum, without duplication, of (i) Consolidated Net Cash Interest Expense for such period, (ii) the amount of all cash payments by the U.S. Borrower and its Subsidiaries in respect of taxes or tax liabilities during such period (net of any cash tax refunds actually received during such period), (iii) the scheduled principal amount of all amortization payments on all Indebtedness (including, without limitation, the principal component of all Capitalized Lease Obligations) of the U.S. Borrower and its Subsidiaries for such period (as determined on the first day of the respective period of, if later, on the Initial Borrowing Date) and (iv) the aggregate amount of all Capital Expenditures made by the U.S. Borrower and its Subsidiaries during such period (but excluding (x) Capital Expenditures made pursuant to Section 9.07(c) and (y) during each Test Period, not more than $2,500,000 of Capital Expenditures made pursuant to Sections 9.07(a) and (b) which were financed pursuant to Capitalized Lease Obligations or with proceeds of purchase money Indebtedness incurred from third parties during the respective Test Period to finance same (but not with proceeds of Loans pursuant to this Agreement)). Notwithstanding anything to the contrary contained above, no amounts shall be included pursuant to clause (iii) of the immediately preceding sentence in respect of Indebtedness to be refinanced pursuant to the Refinancing.

              "Consolidated Indebtedness" shall mean, at any time, the aggregate amount of all Indebtedness of the U.S. Borrower and its Subsidiaries determined on a consolidated basis with respect to borrowed money or other obligations of such Persons which would appear on the balance sheet of such Persons as indebtedness plus, to the extent same remains outstanding after the 45th day after the Initial Borrowing Date, the aggregate liquidation preference of all outstanding Existing PIK Preferred Stock. Notwithstanding anything to the contrary contained above or pursuant to GAAP, to the extent the consolidated balance sheet of the U.S. Borrower and its Subsidiaries reflects liabilities for jackpots payable (or other similar liabilities however designated), including but not limited to jackpot liabilities with respect to progressive games, then the aggregate amount of such liabilities, as reduced (but not below zero) by amounts shown on the consolidated balance sheet of the U.S. Borrower and its Subsidiaries as constituting assets in the nature of Cash Equivalents or government securities pledged, deposited or "restricted" to offset said liabilities, shall be included as (and shall be deemed to increase the amount of) Consolidated Indebtedness.

              "Consolidated Interest Coverage Ratio" for any period shall mean the ratio of Consolidated EBITDA to Consolidated Interest Expense for such period; provided that in determining the Consolidated Interest Coverage Ratio for (i) the Test Period ended closest to December 31, 1997, Consolidated Interest Expense for the two fiscal quarters then ended (taken as one accounting period), multiplied by two, shall be used in lieu of Consolidated Interest Expense for such period and (ii) for the Test Period ended closest to March 31, 1998, Consolidated Interest Expense for the three fiscal quarters then ended (taken as one accounting period), multiplied by 4/3 shall be used in lieu of Consolidated Interest Expense for such period.

              "Consolidated Interest Expense" means, for any period, the sum, without duplication, of (i) the consolidated interest expense of the U.S. Borrower and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Interest Rate Protection Agreements or Other Hedging Agreements), (ii) the consolidated interest expense of the U.S. Borrower and its Subsidiaries that was capitalized during such period, and (iii) the product of
(a) all dividend payments, whether or not in cash, on any series of Preferred Stock of such Person or any of its Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the U.S. Borrower, times
(b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the U.S. Borrower, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP. Notwithstanding anything to the contrary contained above, Consolidated Interest Expense shall not, pursuant to clause
(iii) of the immediately preceding sentence, include any amounts in respect of the Existing PIK Preferred Stock so long as same is redeemed within 45 days after the Initial Borrowing Date.

              "Consolidated Net Cash Interest Expense" means, for any period, Consolidated Cash Interest Expense for such period, reduced by cash interest income received by the U.S. Borrower and its Subsidiaries on a consolidated basis during such period (but not including any interest income attributable to Cash Equivalents or other Investments deposited or dedicated to the payment of liabilities of the U.S. Borrower and its Subsidiaries, where such cash interest secures said obligation and is not available to the U.S. Borrower and its Subsidiaries for their use).

              "Consolidated Net Income" means for any period, the aggregate of the Net Income of the U.S. Borrower and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (without duplication of exclusions) (i) the Net Income (to the extent positive) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the U.S. Borrower or a Wholly Owned Subsidiary thereof, (ii) to the extent Consolidated Net Income reflects amounts attributable to minority interests in Subsidiaries that are not Wholly-Owned Subsidiaries of the U.S. Borrower, Consolidated Net Income shall be reduced by the amounts attributable to such minority interests, (iii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends and distributions by that Subsidiary of Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iv) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (v) the cumulative effect of a change in accounting principles shall be excluded.

              "Contingent Obligation" shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or
(y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

              "Continuing Directors" shall mean the directors of the U.S. Borrower on the Initial Borrowing Date and each other director of the U.S. Borrower if such director's nomination for election to the Board of Directors of the U.S. Borrower is recommended by a majority of the then Continuing Directors.

              "Credit Documents" shall mean this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, the Bailee Agreement, each Guaranty and each Security Document.

              "Credit Event" shall mean the making of any Loan or the issuance of any Letter of Credit.

              "Credit Party" shall mean each Borrower and each Subsidiary Guarantor.

              "CSFB" shall mean Credit Suisse First Boston in its individual capacity.

              "Cumulative Net Income Amount" at any date shall mean (i) an amount equal to 50% of Consolidated Net Income for the period (taken as one accounting period) from the Initial Borrowing Date to the end of the U.S. Borrower's most recently ended fiscal quarter for which financial statements have been delivered to the Lenders pursuant to Section 8.01(b) or (c), as the case may be, at the time of such determination, minus (ii) the aggregate amount of consideration (including the amount of any Indebtedness assumed) in connection with acquisitions effected pursuant to Section 9.02(ii) after the Effective Date and on or prior to such date, in each case to the extent the amount of such consideration was justified based on the Cumulative Net Income Amount (as opposed to a usage of the $30 million provided in said clause (ii)), minus (iii) the aggregate amount of Restricted Payments made (or, without duplication, declared) pursuant to clause (ii) of Section 9.03 after the Effective Date and prior to such date, minus (iv) the aggregate amount of Investments made pursuant to Section 9.05(xvi) after the Effective Date and on or prior to such date, minus (v) the aggregate amount of Capital Expenditures made after the Effective Date and prior to such date pursuant to Section 9.07(c)(iv).

              "Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

              "Defaulting Lender" shall mean any Lender with respect to which a Lender Default is in effect.

              "Delayed Draw Scheduled Repayment" shall have the meaning provided in Section 4.02(b)(iii).

              "Delayed Draw Scheduled Repayment Date" shall have the meaning provided in Section 4.02(b)(iii).

              "Delayed Draw Term Loan" shall have the meaning provided in
Section 1.01(c).

              "Delayed Draw Term Loan Borrowing Date" shall mean each date on or after the Initial Borrowing Date and on or prior to the Delayed Draw Term Loan Commitment Termination Date on which Delayed Draw Term Loans are incurred hereunder.

              "Delayed Draw Term Loan Commitment" shall mean, for each Lender, the amount set forth opposite such Lender's name in Schedule I-A directly below the column entitled "Delayed Draw Term Loan Commitment", as the same may be (x) reduced from time to time pursuant to Sections 3.03, 4.02 and/or 10 or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 1.13 or 13.04(b).

              "Delayed Draw Term Loan Commitment Termination Date" shall mean January 31, 1998.

              "Delayed Draw Term Loan Maturity Date" shall mean January 31,
2005.

              "Delayed Draw Term Note" shall have the meaning provided in
Section 1.05(a).

              "Deutsche Mark Equivalent" of an amount denominated in a currency other than Deutsche Marks (the "Other Applicable Currency") shall mean, at any time for the determination thereof, the amount of Deutsche Marks which could be purchased with the amount of such Other Applicable Currency involved in such computation at the spot rate of exchange therefor as quoted by the Administrative Agent as of 11:00 A.M. (Frankfurt time) on the date two Business Days prior to the date of any determination thereof for purchase on such date; provided that to the extent this Agreement requires the calculation of the Deutsche Mark Equivalent of the Stated Amount of any German Letter of Credit issued in a currency other than Deutsche Marks, the Deutsche Mark Equivalent of such Other Applicable Currency shall be revalued on a quarterly basis using the spot exchange rate therefor quoted in the Wall Street Journal on the last Business Day of each calendar quarter; provided, however, that the Administrative Agent may revalue the Deutsche Mark Equivalent of any such amounts described in the preceding proviso of this definition at any time at its sole discretion or at the direction of the Required Lenders.

              "Deutsche Mark Euro Rate" means, in respect of Deutsche Marks for an Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the beginning of the relevant Interest Period (as specified in the applicable Notice of Borrowing or Notice of Conversion) by reference to the "British Bankers' Association Interest Settlement Rates" for deposits in Deutsche Marks (as set forth by any service selected by the Administrative Agent which has been nominated by the British Bankers' Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period (rounded, if necessary, upward to the nearest whole multiple of 1/16th of 1%); provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the "Deutsche Mark Euro Rate" shall be the interest rate per annum determined by the Administrative Agent to be the rate (rounded, if necessary, upward to the nearest whole multiple of 1/16th of 1% per annum, if such average is not such a multiple) per annum at which deposits in Deutsche Marks are offered for such relevant Interest Period to major banks in the London interbank market in London, England by CSFB at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the beginning of such Interest Period. Notwithstanding anything to the contrary contained above, in the event the Administrative Agent has made any determination pursuant to Section 1.10(a)(i) in respect of Deutsche Mark Loans, or in the circumstances described in clause (i) to the proviso to Section 1.10(b) in respect to Deutsch Mark Loans, the Deutsche Mark Euro Rate determined pursuant to this definition shall instead be the rate determined by CSFB as the all-in-cost of funds for CSFB to fund a Deutsche Mark Loan with maturities comparable to the Interest Period applicable thereto.

              "Deutsche Mark Loan" shall mean each German Borrower Tranche A Term Loan and each Deutsche Mark Revolving Loan.

              "Deutsche Mark Revolving Loan" shall have the meaning provided in
Section 1.01(f).

              "Deutsche Mark Revolving Note" shall have the meaning provided in
Section 1.05(a).

              "Deutsche Marks" and "DM" shall mean (i) freely and transferable lawful money of the Federal Republic of Germany and (ii) in the event that the Deutsche Mark is replaced by a European Currency of the European Union (the "Euro"), Euros having a corresponding value, calculated in accordance with the relevant provisions of the treaty on the European Union.

              "Distribution" with respect to any Person shall mean that such Person has declared or paid a dividend or returned any equity capital to its stockholders or partners or authorized or made any other distribution, payment or delivery of property (other than common stock of the U.S. Borrower) or cash to its stockholders or partners as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for any consideration (other than for common stock of the U.S. Borrower) any shares of any class of its capital stock or any partnership interests outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or any partnership interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any partnership interests of such Person outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock). Without limiting the foregoing, "Distributions" with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

              "Documents" shall mean the Credit Documents, the Existing Senior Secured Notes Tender Offer/Consent Solicitation Documents, the Existing PIK Preferred Stock Redemption Documents and the New Senior Subordinated Notes Documents.

              "Dollar Equivalent" of an amount denominated in a currency other than Dollars (the "Other Currency") shall mean, at any time for the determination thereof, the amount of Dollars which could be purchased with the amount of Other Currency involved in such computation at the spot exchange rate therefor as quoted by the Administrative Agent as of 11:00 A.M. (New York time) on the date two Business Days prior to the date of any determination thereof for purchase on such date; provided that the Dollar Equivalent of any Unpaid Drawing in a currency other than Dollars shall be determined at the time the drawing under the related Letter of Credit was paid or disbursed by the Issuing Bank; provided further, that for purposes of (x) determining compliance with Sections 1.01(f), 1.01(g), 2.02(a) and 4.01(a) and (y) calculating Term Loan Commitment Commission pursuant to Section 3.01(a), Revolving Loan Commitment Commission pursuant to Section 3.01(b), Letter of Credit Fees pursuant to Section 3.01(c) and Facing Fees pursuant to Section 3.03(d), the Dollar Equivalent of any portion of the Total Term Loan Commitment or the Revolving Loan Commitment denominated in Deutsche Marks and the Stated Amount of any outstanding Letters of Credit and any Unpaid Drawings, in each case denominated in a currency other than Dollars, shall be revalued on a quarterly basis using the spot exchange rate therefor quoted in the Wall Street Journal on the last Business Day of each calendar quarter, provided, however, that the Administrative Agent may revalue the Dollar Equivalent of any such amounts described in the second proviso of this definition at any time at its sole discretion or at the direction of the Required Lenders.

              "Dollar Loan" shall mean each U.S. Borrower Tranche A Term Loan, each Delayed Draw Term Loan, each Tranche B Term Loan, each Tranche C Term Loan, each Dollar Revolving Loan and each Swingline Loan.

              "Dollar Revolving Loan" shall have the meaning provided in Section 1.01(f).

              "Dollar Revolving Note" shall have the meaning provided in Section 1.05(a).

              "Dollars" and the sign "$" shall each mean freely transferable lawful money of the United States.

              "Domestic Subsidiary" shall mean each Subsidiary of the U.S. Borrower incorporated or organized in the United States or any State or territory thereof.

              "Drawing" shall have the meaning provided in Section 2.05(b).

              "Effective Date" shall have the meaning provided in Section 13.10.

              "Eligible Inventory" shall mean German Eligible Inventory or U.S. Eligible Inventory, as the case may be.

              "Eligible Receivables" shall mean German Eligible Receivables or U.S. Eligible Receivables, as the case may be.

              "Eligible Transferee" shall mean and include a commercial bank, financial institution, any fund that invests in bank loans and any other "accredited investor" (as defined in Regulation D of the Securities Act), in each case which Person shall not have been denied an approval or a license, or found unsuitable under the Applicable Gaming Regulations (including, without limitation, Nevada Gaming Regulations) applicable to lenders, shall not have been found unsuitable by the Mississippi Gaming Commission and which meets the requirements of all other jurisdictions relating to the Gaming Business of the U.S. Borrower and its Subsidiaries to the extent that the U.S. Borrower has so notified the Banks of such requirements of such other jurisdiction pursuant to
Section 13.04(e).

              "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of non-compliance or violation, investigations or proceedings arising under any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, "Claims"), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to human health, safety or the environment due to the presence of Hazardous Materials.

              "Environmental Law" shall mean any Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, con-sent decree or judgment, relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C.
Section 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C.
Section 1801 et seq. and the Occupational Safety and Health Act, 29 U.S.C.
Section 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

              "Environmental Matters" shall have the meaning provided in Section 8.01(i).

              "Equity Interests" means capital stock or general partnership or limited partnership interests and all warrants, options or other rights to acquire capital stock or such interests (but excluding any debt security that is convertible into, or exchangeable for, capital stock or such interests).

              "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

              "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) which together with the U.S. Borrower or a Subsidiary of the U.S. Borrower would be deemed to be a "single employer" within the meaning of Section 414(b), (c), (m) or (o) of the Code.

              "Euro Rate" shall mean and include each of the Eurodollar Rate and the Deutsche Mark Euro Rate.

              "Euro Rate Loan" shall mean each Eurodollar Loan and each Deutsche Mark Loan.

              "Eurodollar Loan" shall mean each Dollar Loan designated as such by the U.S. Borrower at the time of the incurrence thereof or conversion thereto.

              "Eurodollar Rate" shall mean (a) for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the beginning of the relevant Interest Period (as specified in the applicable Notice of Borrowing or Notice of

Conversion) by reference to the "British Bankers' Association Interest Settlement Rates" for deposits in Dollars (as set forth by any service selected by the Administrative Agent which has been nominated by the British Bankers' Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the rate to be used for purposes of this clause
(a) shall be the interest rate per annum determined by the Administrative Agent to be the rate per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by CSFB at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the beginning of such Interest Period, divided (and rounded, if necessary, upward to the nearest whole multiple of 1/16 of 1%) by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserve required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

              "Event of Default" shall have the meaning provided in Section 10.

              "Excess Cash Flow" shall mean, for any period, the remainder of
(i) the sum of (a) Adjusted Consolidated Net Income for such period and (b) the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, minus (ii) the sum of (a) the amount of Capital Expenditures (but excluding Capital Expenditures (x) financed with Indebtedness (other than proceeds of Revolving Loans) or equity proceeds or (y) made pursuant to Section 9.07(c)(i), (ii) or (iv)) made by the U.S. Borrower and its Subsidiaries during such period in accordance with Section 9.07, (b) the aggregate amount of permanent principal payments of Indebtedness for borrowed money of the U.S. Borrower and its Subsidiaries (excluding payments pursuant to the Transaction, payments of Indebtedness with proceeds of refinancing Indebtedness or proceeds of Asset Sales and excluding repayments of Loans, provided that repayments of Loans shall be deducted in determining Excess Cash Flow if such repayments were (x) required as a result of a Scheduled Repayment under Section 4.02(b) or (y) made as a voluntary prepayment by the Borrowers with internally generated funds (but in the case of a voluntary prepayment of Revolving Loans, only to the extent accompanied by a voluntary reduction to the Total Revolving Loan Commitment)) during such period, (c) the amount of cash Investments made during such period pursuant to clauses (x) (but only to the extent constituting a usage of the $4,000,000 permitted to be used to repurchase minority equity issuances in RCVP), (xi), (xii), (xiii), (xiv), (xv) and (xx) of
Section 9.05 during such period, reduced by the amount of all reductions to such Investments during such period as a result of the provisions of the penultimate sentence of Section 9.05, and (d) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period.

              "Excess Cash Payment Date" shall mean the date occurring 90 days after the last day of each fiscal year of Holdings ended after the Initial Borrowing Date.

               "Excess Cash Payment Period" shall mean, with respect to the repayment required on each Excess Cash Payment Date, the immediately preceding fiscal year of the U.S. Borrower.

              "Exempt Affiliate Transaction" means (i) any extension or renewal, in accordance with their terms, of those certain Employment Agreements dated as of July 1, 1997 between the U.S. Borrower and each of Anthony L. DiCesare, Joel Kirschbaum and Stephen C. Perry (collectively, the "Employment Agreements") and that certain letter agreement dated July 1, 1997 between the U.S. Borrower and Kirkland Investment Corporation providing for the payment of overhead expenses, as well as any restructuring of the Employment Agreements, provided in the case of a restructuring of any Employment Agreement, that the board of directors of the U.S. Borrower has determined that the restructured terms are fair to the U.S. Borrower and if the restructuring involves aggregate consideration in excess of $10,000,000, the U.S. Borrower delivers a fairness opinion of the type specified in Section 9.06 and (ii) any agreements between U.S. Borrower and Mr. Wilms or any of his Affiliates providing for the payment by the U.S. Borrower of consulting fees or similar fees in an aggregate amount not to exceed $500,000 per annum.

              "Existing Credit Agreements" shall mean (i) the Credit Agreement among Bally Wulff Vertriebs, Bally Wulff Automaten and Berliner Bank AG dated as of January 22, 1997, (ii) the Credit Agreement among Bally Wulff Vertriebs, Bally Wulff Automaten, certain other debtors and Berliner Bank dated as of March 3, 1993, (iii) the Credit Agreement among Bally Wulff Automaten and Dresdner Bank, (iv) the Guaranty Credit Agreement among Bally Wulff Vertriebs, Bally Wulff Automaten and Berliner Bank dated as of December 20, 1994 and (iv) the Loan and Security Agreement between Congress Financial Corporation (Western) and Bally Gaming, Inc. dated March 31, 1997.

              "Existing Indebtedness" shall have the meaning provided in Section 7.22.

              "Existing PIK Preferred Stock" shall mean the U.S. Borrower's 15% Non-Voting Senior Special Stock, Series B.

              "Existing PIK Preferred Stock Documents" shall mean the certificate of designation with respect to the Existing PIK Preferred Stock and all other documents relating thereto.

              "Existing PIK Preferred Stock Redemption Documents" shall mean the notice of redemption of the Existing PIK Preferred Stock plus any other documents or agreements entered into in connection with the redemption of the Existing PIK Preferred Stock.

              "Existing Senior Secured Notes" shall mean the $154,000,000 aggregate principal amount of the U.S. Borrower's 12-7/8% Senior Secured Notes due 2003 which were issued pursuant to the Existing Senior Secured Notes Indenture.

               "Existing Senior Secured Notes Collateral Documents" shall mean all documents securing, or creating Liens to secure, the Existing Senior Secured Notes from time to time outstanding.

              "Existing Senior Secured Notes Collateral Documents Amendments" shall mean the amendments to the Existing Senior Secured Notes Collateral Documents in the form contemplated by the Existing Senior Secured Notes Tender Offer/Consent, Solicitation Documents and entered into by the parties to the respective Existing Senior Secured Notes Collateral Documents in connection with the Existing Senior Secured Notes Tender Offer/Consent Solicitation.

              "Existing Senior Secured Notes Documents" shall mean the Existing Senior Secured Notes Indenture, the Existing Senior Secured Notes Indenture Supplement, the Existing Senior Secured Notes, the Existing Senior Secured Notes Collateral Documents, the Existing Senior Secured Notes Collateral Documents Amendments and each of the other agreements and documents entered into in connection therewith.

              "Existing Senior Secured Notes Indenture" shall mean the Indenture, dated as of June 18, 1996, among the U.S. Borrower, as issuer, certain Guarantors (as defined therein) and United States Trust Company of New York, as trustee (as amended, modified or supplemented from time to time, including pursuant to the Existing Senior Secured Notes Indenture Supplement, in accordance with the terms of this Agreement).

              "Existing Senior Secured Notes Indenture Supplement" shall mean the First Supplemental Indenture to the Existing Senior Secured Notes Indenture in the form delivered to the Administrative Agent pursuant to Section 5A.06 and entered into by the U.S. Borrower and the trustee for the Existing Senior Secured Notes in connection with the Existing Senior Secured Notes Tender Offer/Consent Solicitation.

              "Existing Senior Secured Notes Reduction Amount" shall have the meaning provided in Section 3.03(h).

              "Existing Senior Secured Notes Tender Offer/Consent Solicitation" shall have the meaning provided in Section 5A.06.

              "Existing Senior Secured Notes Tender Offer/Consent Solicitation

Documents" shall mean the Existing Senior Secured Notes Tender Offer/Consent Solicitation, the Existing Senior Secured Notes Indenture Supplement and each of the other agreements and documents entered into in connection with the Existing Senior Subordinated Notes Tender Offer/Consent Solicitation.

              "Existing Senior Secured Notes Tender Offer Repurchases" shall have the meaning provided in Section 5A.06.

              "Facing Fee" shall have the meaning provided in Section 3.01(d).

              "Federal Funds Rate" shall mean for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

              "Fees" shall mean all amounts payable pursuant to or referred to in Section 3.01.

              "First-Step" shall have the meaning provided in the definition of Two- Step Permitted Acquisition.

              "Foreign Pension Plan" shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by the U.S. Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the U.S. Borrower or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

              "Foreign Subsidiaries Guaranty" shall mean and include the German Subsidiaries Guaranty and each Additional Guaranty delivered by a Foreign Subsidiary pursuant to Section 8.11, 8.12, 8.14 or 9.16.

              "Foreign Subsidiary" shall mean each Subsidiary of the U.S. Borrower other than a Domestic Subsidiary.

              "Former Lender" shall have the meaning provided in Section
13.04(c).

              "GAAP" shall mean generally accepted accounting principles in the United States consistently applied throughout the periods involved.

              "Gaming Authority" shall mean the governmental authorities charged with the administration and enforcement of the Gaming Regulations.

              "Gaming Business" means the business conducted by the U.S. Borrower and its Subsidiaries as of the Effective Date, including the management and operation of gaming machines and casinos, the design, manufacture and distribution of gaming machines, equipment, monitoring systems and amusement equipment, and other gaming-related businesses, including but not limited to amusements, arcades, Internet-based gaming, pari-mutuel and lottery-related activities, and any and all businesses that in the good faith judgment of the board of directors of the U.S. Borrower are materially related businesses.

              "Gaming License" means every license, permit, registration, finding of suitability, franchise, approval or other authorization required to own, lease, operate or otherwise conduct or manage riverboat, dockside or land-based gaming (including any applicable liquor licenses) or to design, manufacture or distribute gaming machines, equipment or systems, or to conduct any Gaming Business, in any state or jurisdiction where the U.S. Borrower or any of its Subsidiaries conduct such business.

              "Gaming Regulations" shall mean the laws, rules, regulations, ordinances and orders applicable to the casino and Gaming Business or activities of U.S. Borrower or any of its Subsidiaries, as in effect from time to time, including the policies, interpretations and administration thereof by the Gaming Authorities.

              "German Borrower" shall mean each of Bally Wulff Vertriebs and Bally Wulff Automaten, as joint and several obligors hereunder.

              "German Borrower Tranche A Scheduled Repayment" shall have the meaning provided in Section 4.02(b)(ii).

              "German Borrower Tranche A Scheduled Repayment Date" shall have the meaning provided in Section 4.02(b)(ii).

              "German Borrower Tranche A Term Loan" shall have the meaning provided in Section 1.01(b).

              "German Borrower Tranche A Term Loan Commitment" shall mean, for each Lender, the amount set forth opposite such Lender's name in Schedule I-A directly below the column entitled "German Borrower Tranche A Term Loan Commitment", as the same may be (x) reduced from time to time pursuant to Sections 3.03, 4.02 and/or 10 or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 1.13 or 13.04(b).

              "German Borrower Tranche A Term Note" shall have the meaning provided in Section 1.05(a).

              "German Borrowing Base" shall mean, as of any date of which the amount thereof is being determined, an amount (expressed in Deutsche Marks) equal to the sum of (i) 75% of German Eligible Receivables and (ii) 40% of German Eligible Inventory, each as determined for the Borrowing Base Certificate most recently delivered by the German Borrowers pursuant to Section 8.01(j).

              "German Eligible Inventory" shall mean the book value of the inventory of the German Borrowers and Bally Gaming International GmbH, so long as Bally Gaming International GmbH is a Wholly-Owned Subsidiary of Bally Wulff Vertriebs and is party to a German Subsidiaries Guaranty and German Security Agreement, which conforms to the representations and warranties contained in the German Security Agreement which inventory is located in the Republic of Germany, less (i) any supplies (other than raw materials), goods returned or rejected (except to the extent that such returned or rejected goods continue to conform to the representations and warranties contained in the German Security Agreement) by customers and goods returned to suppliers, (ii) all used equipment otherwise reflected in such inventory, (iii) any advance payments made by customers with respect to inventory of the German Borrowers or Bally Gaming International GmbH and (iv) inventory subject to any Lien other than Liens created under the German Security Agreement. Notwithstanding anything to the contrary contained above, German Eligible Inventory of Bally Gaming International GmbH shall be included as otherwise provided above only to the extent same secures Bally Gaming International GmbH Senior Secured Loans which are then outstanding; provided that the amount of German Eligible Inventory and German Eligible Receivables of Bally Gaming International GmbH at any time included in the German Borrowing Base (i.e., after reducing same by the percentages specified in the definition of German Borrowing Base) shall at no time exceed the lesser of (x) $10,000,000 (or the Deutsche Mark Equivalent thereof) or (y) the aggregate principal amount of Bally Gaming International GmbH Senior Secured Loans then outstanding.

              "German Eligible Receivables" shall mean the gross book value of the receivables of the German Borrowers and Bally Gaming International GmbH, so long as Bally Gaming International GmbH is a Wholly-Owned Subsidiary of Bally Wulff Vertriebs and is party to a German Subsidiaries Guaranty and German Security Agreement arising from the sale or lease of inventory or services by such Persons in the ordinary course of business which conform to the representations and warranties contained in the German Security Agreement (including, without limitation, that the Collateral Agent shall have and maintain a first priority perfected security interest in all such receivables) less any returns and claims of any nature (whether issued, owing, granted or outstanding) and excluding (i) bill and hold (deferred shipment) and consignment transactions,
(ii) contracts or sales to any Affiliate, (iii) all installment or lease receivables where the respective account debtor has two or more installments which are past due, (iv) all receivables from any party subject to any bankruptcy, receivership insolvency or like proceedings by the account debtor, and (v) excluding one-third of the amount of all receivables to account debtors outside the Federal Republic of Germany which would otherwise have been included as German Eligible Receivables. Notwithstanding anything to the contrary contained above, (x) to the extent that the book reserves in respect of receivables of the German Borrowers or Bally Gaming International GmbH, as the case may be, would exceed 20% of the gross book value of the receivables of such Person or Persons on its financial statements as prepared in accordance with GAAP, the amount of such excess reserves shall apply to reduce the amount of German Eligible Receivables and (y) German Eligible Receivables of Bally Gaming International GmbH shall be included as otherwise provided above only to the extent same secures Bally Gaming International GmbH Senior Secured Loans which are then outstanding; provided that the amount of German Eligible Inventory and German Eligible Receivables of Bally Gaming International GmbH at any time included in the German Borrowing Base (i.e., after reducing same by the percentages specified in the definition of German Borrowing Base) shall at no time exceed the lesser of (x) $10,000,000 (or the Deutsche Mark Equivalent thereof) or (y) the aggregate principal amount of Bally Gaming International GmbH Senior Secured Loans then outstanding.

              "German Leasing Joint Venture" shall mean any Person, which is not a Subsidiary of the U.S. Borrower, but in which the German Parent or one or more of its Subsidiaries makes Investments, which is established for the same purpose described in the definition of German Leasing Subsidiary.

              "German Leasing Subsidiary" shall mean a German Subsidiary formed for the special purpose of acquiring gaming equipment and leasing the same to customers in the ordinary course of business, and obtaining third-party financing for the gaming equipment so acquired; provided that no German Leasing Subsidiary shall engage in any business other than as contemplated by the immediately preceding sentence.

              "German Letter of Credit" shall mean each Letter of Credit issued for the joint and several account of the German Borrowers pursuant to Section 2.01.

              "German Letter of Credit Outstandings" shall mean, at any time, the sum of (i) the aggregate Stated Amount of all outstanding German Letters of Credit and (ii) the amount of all Unpaid Drawings with respect to German Letters of Credit.

              "German Parent" shall mean Alliance Automaten GmbH & Co. KG (and its successors).

              "German Pledge Agreement" shall have the meaning provided in Section

5A.15.

              "German Pledge Documents" shall have the meaning provided in
Section 5A.15.

              "German RL Percentage" of any German Revolving Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the German Revolving Loan Sub-Commitment of such German Revolving Lender at such time and the denominator of which is the aggregate amount of German Revolving Loan Sub- Commitments of all German Revolving Lenders at such time, provided that if the German RL Percentage of any German Revolving Lender is to be determined after the Total Revolving Loan Commitment has been terminated, then the German RL Percentages of the German Revolving Lenders shall be determined immediately prior (and without giving effect) to such termination.

              "German Revolving Lender" means (i) each Person listed on Schedule I-B, and (ii) each additional Person that becomes a German Revolving Lender party hereto in accordance with Section 1.13 and/or 13.04. A German Revolving Lender shall cease to be a "German Revolving Lender" when it has assigned all of its German Revolving Loan Sub-Commitments in accordance with Section 1.13 and/or
13.04. For purposes of this Agreement, "Lender" includes each German Revolving Lender unless the context otherwise requires.

              "German Revolving Loan Sub-Commitment" means, as to any German Revolving Lender, (i) the amount set forth opposite such German Revolving Lender's name in Schedule I-B directly below the column entitled "German Revolving Loan Sub- Commitment", as same may be (x) reduced from time to time pursuant to Section 3.02, 3.03 and/or 10 or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 1.13 or 13.04(b). The German Revolving Loan Sub-Commitment of each German Revolving Lender is a sub-limit of the Revolving Loan Commitment of the respective German Revolving Lender (or its respective Affiliate which is a Lender with the related Revolving Loan Commitment) and not an additional commitment and, in no event, may exceed at any time the amount of the Revolving Loan Commitment of such German Revolving Lender (or its respective Affiliate which is a Lender with the related Revolving Loan Commitment).

              "German Security Agreement" shall have the meaning provided in
Section 5A.15.

              "German Security Documents" shall mean the German Security Agreement, each German Pledge Document and, after the execution and delivery thereof, each Additional Security Document executed and delivered by any Subsidiary of the U.S. Borrower incorporated or organized under the laws of Germany.

              "German Subsidiaries Guaranty" shall have the meaning provided in
Section 5A.12.

              "German Subsidiary" shall mean each Subsidiary of the U.S. Borrower incorporated or organized under the laws of the Federal Republic of Germany.

              "German Subsidiary Guarantors" shall mean each German Subsidiary of the U.S. Borrower which has executed and delivered the German Subsidiaries Guaranty.

              "Guaranteed Creditors" shall mean and include each of the Agent, the Collateral Agent, the Lenders and each party (other than any Credit Party) party to an Interest Rate Protection Agreement or Other Hedging Agreement to the extent that the obligations under such Interest Rate Protection Agreement or Other Hedging Agreement constitute Guaranteed Obligations.

              "Guaranteed Obligations" shall mean (i) the principal and interest on each Note issued by the German Borrowers to each Lender, and Loans made to the German Borrowers under this Agreement and all reimbursement obligations and Unpaid Drawings with respect to German Letters of Credit, together with all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities (including, without limitation, indemnities, fees and interest thereon) of the German Borrowers to such Lender, the Agent and the Collateral Agent now existing or hereafter incurred under, arising out of or in connection with this Agreement or any other Credit Document and the due performance and compliance with all the terms, conditions and agreements contained in the Credit Documents by the German Borrowers and (ii) all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities of the German Borrowers or any of their respective Subsidiaries owing under any Interest Rate Protection Agreement or Other Hedging Agreement entered into by any German Borrower or any of their respective Subsidiaries with any Lender or any affiliate thereof (even if such Lender subsequently ceases to be a Lender under this Agreement for any reason) so long as such Lender or affiliate participate in such Interest Rate Protection Agreement or Other Hedging Agreement, and their subsequent assigns, if any, whether now in existence or hereafter arising, and the due performance and compliance with all terms, conditions and agreements contained therein.

              "Guaranteed Party" shall mean each German Borrower.

              "Guaranty" shall mean and include each of the Parent Guaranty, the U.S. Subsidiaries Guaranty, the German Subsidiaries Guaranty and each additional guaranty delivered pursuant to Section 8.11, 8.12, 8.14 and/or 9.16.

              "Hazardous Materials" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas;
(b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous waste," "hazardous materials," "extremely hazardous substances," "restricted hazardous waste," "toxic substances," "toxic pollutants," "contaminants," or "pollutants," or words of similar import, which are regulated under any applicable Environmental Law; and
(c) any other chemical, material or substance, the Release of which is prohibited, limited or regulated by any governmental authority.

              "Indebtedness" shall mean, as to any Person, without duplication,
(i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services (excluding accounts payable and accrued expenses arising in the ordinary course of business), (ii) the maximum amount available to be drawn under all letters of credit issued for the account of such Person and all unpaid drawings in respect of such letters of credit, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), (vi) or (vii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (provided, that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iv) the aggregate amount required to be capitalized under leases under which such Person is the lessee, (v) all obligations of such person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person and (vii) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement.

              "Indebtedness to be Refinanced" shall mean collectively, the indebtedness, rising pursuant to the Existing Credit Agreements.

              "Independent Subsidiary" shall mean each Subsidiary of the U.S. Borrower wherein no Equity Interests are held, directly or indirectly (except as a result of ownership interests in the U.S. Borrower) by any Person (other than another Subsidiary of the U.S. Borrower) which is an Affiliate of the U.S. Borrower.

              "Initial Borrowing Date" shall mean the date occurring on or after the Effective Date on which the initial Borrowing of Loans hereunder occurs.

              "Initial Delayed Draw Term Loan Borrowing Date" shall have the meaning provided in Section 5B.01.

              "Insignificant Subsidiary" shall mean any Subsidiary of the U.S. Borrower (excluding the German Parent and the German Borrowers) which has assets of not greater than $2,500,000 in the aggregate and which, if aggregated with all other Subsidiaries of the Borrower with respect to which an event described in Section 10.05 has occurred and is continuing, would have assets of not greater than $2,500,000.

              "Interest Determination Date" shall mean, (x) with respect to any Eurodollar Loan, the second Business Day prior to the commencement of any Interest Period relating to such Eurodollar Loan and (y) with respect to any Deutsche Mark Loan, the second Business Day prior to the commencement of any Interest Period relating to such Deutsche Mark Loan.

              "Interest Period" shall have the meaning provided in Section 1.09.

              "Interest Rate Protection Agreement" shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

              "Investments" shall have the meaning provided in Section 9.05.

              "Issuing Bank" shall mean CSFB and any other Lender which at the request of the Account Parties (or the respective Account Party) and with the consent of the Administrative Agent agrees, in such Lender's sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit pursuant to
Section 2. The sole Issuing Bank on the Initial Borrowing Date is CSFB.

              "Judgment Currency" shall have the meaning provided in Section 13.16(a).

              "Judgment Currency Conversion Date" shall have the meaning provided in Section 13.16(a).

              "Knowledgeable Officer" shall mean with respect to any Borrower, the chief financial officer and chief executive officer of such Borrower, the treasurer, controller and any other financial officer of such Borrower, and the general counsel or any assistant general counsel of such Borrower; provided to the extent the matter relates to environmental matters, a Knowledgeable Officer shall also include any environmental officer of the respective Borrower and any other officer with responsibility for environmental matters.

              "L/C Supportable Obligations" of each Account Party shall mean obligations of such Account Party or any of its (or their) Subsidiaries incurred in the ordinary course of business and which do not violate the applicable provisions, if any, of this Agreement.

              "Leaseholds" of any Person means all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

              "Lender" shall mean each financial institution listed on Schedule I, as well as any Person which becomes a "Lender" hereunder pursuant to Section
1.13 or 13.04(b). Unless the context otherwise requires, each reference in this Agreement to a Lender includes each German Revolving Lender and, if the reference is to a specific Lender which has a Revolving Loan Commitment hereunder, shall include references to any Affiliate of any such Lender which is acting as a German Revolving Lender.

              "Lender Default" shall mean (i) the refusal (which has not been retracted) or the failure of a Lender to make available its portion of any Borrowing (including any Mandatory Borrowing) or to fund its portion of any unreimbursed payment under Section 2.04(c) or (ii) a Lender having notified in writing any Borrower and/or the Administrative Agent that such Lender does not intend to comply with its obligations under Section 1.01 or 2.

              "Letter of Credit" shall have the meaning provided in Section 2.01(a).

              "Letter of Credit Fee" shall have the meaning provided in Section 3.01(c).

              "Letter of Credit Outstandings" shall mean, at any time, the sum of (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the amount of all Unpaid Drawings.

              "Letter of Credit Request" shall have the meaning provided in
Section 2.03(a).

              "Leverage Ratio" shall mean, at any time, the ratio of Consolidated Indebtedness at such time to Consolidated EBITDA for the then most recently ended Test Period; provided that to the extent any Permitted Acquisition, any discontinuance of operations or any Assets Sale (or any similar material transaction which requires a waiver or a consent of the Required Lenders pursuant to Section 9.02) has occurred during the relevant Test Period, Consolidated EBITDA shall be determined for the respective Test Period on a Pro Forma Basis.

              "Lien" shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

              "Loan" shall mean each U.S. Borrower Tranche A Term Loan, each German Borrower Tranche A Term Loan, each Delayed Draw Term Loan, each Tranche B Term Loan, each Tranche C Term Loan, each Revolving Loan and each Swingline Loan.

              "Longer Maturity Term Loans" shall have the meaning provided in
Section 4.05.

              "LVI" shall mean Louisiana Ventures, Inc., a Nevada corporation which is a Wholly-Owned Subsidiary of the U.S. Borrower.

              "Majority Lenders" of any Tranche shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations of the other Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated.

              "Mandatory Borrowing" shall have the meaning provided in Section 1.01(h).

              "Margin Adjustment Period" shall mean each period which shall commence on the date occurring after the Effective Date on which the respective officer's certificate is delivered pursuant to Section 8.01(f) (or, in the case of Margin Adjustment Periods beginning after the initial such Margin Adjustment Period, which shall begin on the last day of the Margin Adjustment Period then ending) and which shall end on the earlier of (i) the date of actual delivery of the next officer's certificate pursuant to Section 8.01(f) and (ii) the latest date on which the next officer's certificate is required to be delivered.

              "Margin Stock" shall have the meaning provided in Regulation U.

              "Material Adverse Effect" shall mean any material adverse effect on the business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the U.S. Borrower and its Subsidiaries taken as a whole.

              "Maturity Date" shall mean, with respect to any Tranche of Loans, the Tranche A Term Loan Maturity Date, Delayed Draw Term Loan Maturity Date, the Tranche B Term Loan Maturity Date, the Tranche C Term Loan Maturity Date or the Revolving Loan Maturity Date, as the case may be.

              "Maximum Swingline Amount" shall mean $10,000,000.

              "Minimum Borrowing Amount" shall mean, for each Type and Tranche of Loans hereunder, the respective amount specified below:

              (i) in the case of a Borrowing of Euro Rate Loans of any Tranche $2,000,000 (or the Deutsche Mark Equivalent thereof in the case of a Borrowing of Deutsche Mark Loans);

              (ii) in the case of a Borrowing (but excluding Borrowings of Swingline Loans) of Base Rate Loans of any Tranche, $1,000,000; and

              (iii)  in the case of a Borrowing of Swingline Loans, $100,000.

              "Missouri Equity Pledge Restriction" shall have the meaning provided in Section 13.18(b).

              "Missouri License Subsidiary" shall have the meaning provided in
Section 13.18(b).

              "Mortgage" shall have the meaning provided in Section 5A.16.

              "Mortgage Policy" shall have the meaning provided in Section
5A.16.

              "Mortgaged Property" shall have the meaning provided in Section 5A.16.

              "Net Income" means, with respect to any Person for any period, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding (without duplication), however, (i) any gain or loss together with any related provision for taxes on such gain or loss realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to Sale and Leaseback Transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries, (ii) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss, and (iii) prepayment premiums and other charges incurred in connection with the Refinancing and any gains or losses directly related to the consummation of the Transaction.

              "Net Sale Proceeds" shall mean for any sale of assets, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such sale of assets, net of (a) cash expenses of sale (including, without limitation, brokerage fees, if any, transfer taxes and payment of principal, premium and interest of Indebtedness other than the Loans required to be repaid as a result of such asset sale) and (b) all foreign, federal, state and local taxes to the extent payable as a direct consequence of any such asset sale.

              "Nevada Gaming Regulations" shall mean the Nevada Gaming Control Act, as codified in Chapter 463 of the Nevada Revised Statutes, as amended from time to time, and the regulations of the Nevada Gaming Commission promulgated thereunder, as amended from time to time.

              "New Senior Subordinated Note Indenture" shall mean the Indenture, dated as of August 8, 1997, among the U.S. Borrower, certain of its Subsidiaries and United States Trust Company of New York, as trustee thereunder, as in effect on the Effective Date and as the same may be modified, amended or supplemented from time to time in accordance with the terms hereof and thereof.

              "New Senior Subordinated Notes" shall mean the Borrower's 10% Senior Subordinated Notes due 2007, as in effect on the Effective Date and as the same may be modified, supplemented or amended from time to time pursuant to the terms hereof and thereof.

              "New Senior Subordinated Notes Documents" shall mean and include each of the documents and other agreements entered into (including, without limitation, the New Senior Subordinated Note Indenture) relating to the issuance by the U.S. Borrower of the New Senior Subordinated Notes, as in effect on the Effective Date and as the same may be modified, supplemented or amended from time to time pursuant to the terms hereof and thereof.

               "New Senior Subordinated Notes Offering Memorandum" shall mean the Offering Memorandum, dated August 4, 1997, in connection with the offering of the New Senior Subordinated Notes.

               "Non-Defaulting Lender" shall mean and include each Lender other than a Defaulting Lender.

               "Non-German Revolving Loan Sub-Commitment" means, for any Lender at any time, such Lender's Revolving Loan Commitment minus, in the case of a Lender that is, or whose Affiliate is, a German Revolving Lender, such Lender's or such Affiliate's German Revolving Loan Sub-Commitment.

               "Non-Recourse German Leasing Subsidiary Debt" means Indebtedness
(i) as to which neither the U.S. Borrower nor any of its Subsidiaries (other than one or more German Leasing Subsidiaries) (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor, general partner or otherwise) and (ii) as to which the respective lenders have been notified in writing that they will not have any recourse to the stock or assets of the U.S. Borrower or any of its Subsidiaries (other than the respective

German Leasing Subsidiary or German Leasing Subsidiaries).

               "Note" shall mean each U.S. Borrower Tranche A Term Note, each German Borrower Tranche A Term Note, each Delayed Draw Term Note, each Tranche B Term Note, each Tranche C Term Note, each Dollar Revolving Note, each Deutsche Mark Revolving Note and the Swingline Note.

               "Notice of Borrowing" shall have the meaning provided in Section 1.03(a).

              "Notice of Conversion" shall have the meaning provided in Section 1.06.

              "Notice Office" shall mean the office of the Administrative Agent located at 11 Madison Avenue, New York, New York 10010, Attention: Bruce MacKenzie, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto; provided that in the case of German Letters of Credit, the "Notice Office" shall mean the office specified above, with a copy of the respective notice to be delivered at the same time as otherwise required pursuant to the terms of this Agreement to the office of the Administrative Agent located at Messefurm 60308, Frankfurt AM, Main, Germany, attention: Hamad Urf.

               "Obligation Currency" shall have the meaning provided in Section 13.16(a).

               "Obligations" shall mean all amounts owing to the Administrative Agent, the Collateral Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document.

               "Other Creditor" shall have the meaning provided in the Security Documents.

               "Other Hedging Agreement" shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency values.

               "Outstanding A Term Loan Amount" shall have the meaning provided in Section 4.05.

              "Parent Guarantor" shall mean the U.S. Borrower in its capacity as a Guarantor pursuant to Section 14 of this Agreement.

               "Parent Guaranty" shall mean the guaranty of the U.S. Borrower pursuant to Section 14 of this Agreement.

              "Participant" shall have the meaning provided in Section 2.04(a).

              "Payment Office" shall mean (i) in respect of Dollar Loans, U.S. Letters of Credit, Fees (other than Letter of Credit Fees and Facing Fees with respect to German Letters of Credit) and, except as provided in clause (ii) below, all other amounts owing under this Agreement and the other Credit Documents, the office of the Administrative Agent located at 11 Madison Avenue, New York, New York 10010, ABA Number: 026009179, Account Name: Alliance Gaming Clearing Account, Account Number: 931268-31, Attention: Bruce MacKenzie, and
(ii) in the case of Deutsche Mark Loans, German Letters of Credit, the office of the Administrative Agent located at Messeturm 60308, Frankfurt AM Main, Germany Credit Suisse First Boston, Aktiengesellschaft Frankfurt, Germany, Swift address: CRESDEFF, Account Number: 000333361, Reference: Alliance Gaming,
Attention: Client Services or in each case such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

              "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

              "Permitted Acquisition" shall mean the acquisition (regardless of form and whether by purchase of assets, purchase of stock, merger, consolidation or otherwise) by the U.S. Borrower or any of the U.S. Subsidiary Guarantors which is a Wholly-Owned Subsidiary of the U.S. Borrower of assets constituting a business or division of any Person or of at least 80% of the Equity Interests of any Person which Person shall, as a result of such acquisition, become a Subsidiary of the U.S. Borrower, provided that (A) the consideration paid by the U.S. Borrower and/or its Subsidiaries consists solely of cash, the issuance of common stock of the U.S. Borrower and the issuance or assumption, as the case may be, of Indebtedness permitted in Section 9.04(ix) and/or (xiii), (B) the assets acquired, or the business of the Person whose stock is acquired, shall be in the Gaming Business, and (C) in the case of the acquisition of 80% of the Equity Interests of any Person (the "Acquired Person"), such Acquired Person shall own no Equity Interests of any other Person unless (x) such Acquired Person owns at least 80% of the Equity Interests of such other Person or (y) (1) such Acquired Person and/or its Wholly-Owned Subsidiaries own 80% of the consolidated assets of such other Person and its Subsidiaries and (2) any non-Wholly-Owned Subsidiary of such Acquired Person was non-Wholly-Owned prior to the date of such Permitted Acquisition of such Acquired Person. Notwithstanding anything to the contrary contained in the immediately preceding sentence, (x) a Permitted Acquisition of at least 80% of the Equity Interests in a Person may be effected by means of a two-step transaction, but only so long as such acquisition is effected by means of a Two-Step Permitted Acquisition (complying with all requirements of the definition thereof) and, in any event, all requirements set forth in this definition of Permitted Acquisition shall in any event be satisfied, except as the requirement of 80% ownership of the Equity Interests of the Target need not be satisfied until the earlier to occur of the consummation of the subsequent merger or compulsory share acquisition referenced in the definition of Two-Step Permitted Acquisition or the date which occurs 270 days after the consummation of the first step of the Two-Step Permitted Acquisition and (y) any acquisition shall be a Permitted Acquisition only if all requirements of Sections 8.13 and 9.02(ii) applicable to Permitted Acquisitions are met with respect thereto.

               "Permitted Encumbrance" shall mean, with respect to any Mortgaged Property, such exceptions to title as are set forth in the title insurance policy or title commitment delivered with respect thereto, all of which exceptions must be acceptable to the Administrative Agent in its reasonable discretion.

               "Permitted Holders" shall mean Joel Kirschbaum, Koots DiCesare or Fred Wilms (or any entity controlled by one or more of such individuals).

               "Permitted Liens" shall have the meaning provided in Section
9.01.

              "Permitted Rights Plan" shall mean any shareholder rights plan adopted by the U.S. Borrower (i.e., a "poison pill"), so long as the respective rights plan only entitles the holders (or specified holders) of the U.S. Borrower's common stock to obtain or purchase additional shares of the U.S. Borrower's stock or preferred stock meeting the requirements of the immediately succeeding sentence (but not preferred stock, promissory notes or other assets) in accordance with the terms provided in the respective plan. Any preferred stock to be issued pursuant to any Permitted Rights Plan shall be preferred stock of the U.S. Borrower which is not redeemable (except at the sole option of the U.S. Borrower) prior to the second anniversary of the Tranche C Term Loan Maturity Date as then in effect, provides that dividends may be paid thereon in kind (through the issuance of additional shares of such preferred stock), rather than in cash, and expressly provides that no payments shall be permitted to be made thereon if the making of the respective such payment will violate the terms of this Agreement or any other agreement relating to Indebtedness for borrowed money of the U.S. Borrower.

               "Person" shall mean any individual, partnership, joint venture, limited liability company, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

               "PIK Preferred Drawdown Date" shall mean the date occurring after the Initial Borrowing Date upon which payments are made to redeem all of the then outstanding Existing PIK Preferred Stock, which date must occur on or prior to the date which occurs 45 days after the Initial Borrowing Date.

               "Plan" shall mean any pension plan as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute

of) the U.S. Borrower or a Subsidiary of the U.S. Borrower or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which the U.S. Borrower, or a Subsidiary of the U.S. Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

              "Pledge Agreement" shall mean and include the U.S. Pledge Agreement and the German Pledge Documents.

               "Pledged Securities" shall mean all "Pledged Securities" as defined in the relevant Pledge Agreement.

               "Pledged Securities Requisite Gaming Approvals" shall have the meaning provided in Section 13.18(c).

               "Preferred Stock" as applied to the capital stock of any Person, means capital stock of such Person (other than common stock of such Person) of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of capital stock of any other class of such Person.

               "Prime Lending Rate" shall mean the rate which CSFB announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. CSFB may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

               "Pro Forma Basis" shall mean, as to any Person, for any of the following events which occur subsequent to the commencement of a period for which the financial effect of such event is being calculated, and giving effect to the event for which such calculation is being made, such calculation as will give pro forma effect to such event as if same had occurred at the beginning of such period of calculation, and

                (i) for purposes of the foregoing calculation, the transaction giving rise to the need to calculate the pro forma effect to any of the following events shall be assumed to have occurred on the first day of the four fiscal quarter period last ended before the occurrence of the respective event for which such pro forma effect is being determined (the "Reference Period"), and

               (ii) in making any determination with respect to the incurrence or assumption of any Indebtedness during the Reference Period or subsequent to the Reference Period and on or prior to the date of the transaction referenced in clause (i) above (the "Transaction Date"), (x) all Indebtedness (including the Indebtedness incurred or assumed and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving indebtedness incurred for working capital purposes and not to finance any Permitted Acquisition) incurred or permanently repaid during the Reference Period shall be deemed to have been incurred or repaid at the beginning of such period,
        (y) Consolidated Interest Expense of such Person attributable to interest or dividends on any Indebtedness, as the case may be, bearing floating interest rates should be computed on a pro forma basis as if the rate in effect on the Transaction Date had been the applicable rate for the entire period and (z) Consolidated Interest Expense will be increased or reduced by the net cost (including amortization of discount) or benefit (after giving effect to amortization of discount) associated with the Interest Rate Protection Agreements, which will remain in effect for the twelve-month period after the Transaction Date and which shall have the effect of fixing the interest rate on the date of computation, and

              (iii) in making any determination of Consolidated EBITDA, pro forma effect shall be given to any Permitted Acquisition, any discontinued operations and any Asset Sale, in each case which occurred during the Reference Period or subsequent to the Reference Period and prior to the Transaction Date, as if such Permitted Acquisition, discontinuance of operations or Asset Sale, as the case may be, occurred on the first day of the Reference Period.

All pro forma determinations required above shall be determined in accordance with GAAP. For purposes of this definition, whenever pro forma effect is to be given to any occurrence or event, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the U.S. Borrower.

              "Projections" shall mean the projected financial statements of the U.S. Borrower and its subsidiaries contained in the Bank Information Memorandum.

               "Proprietary Gaming Operations" shall mean and include networked progressive systems and games, second feature/multi-level niche games, network gaming, new video product platforms and any electronic gaming machines for which the U.S. Borrower and its Subsidiaries receive a participation in revenues.

               "Quarterly Payment Date" shall mean the last Business Day of each October, January, April and July occurring after the Initial Borrowing Date.

               "Rainbow Debt" shall mean Indebtedness of RCVP in the original principal amount of $12,000,000 in respect of loans made by National Gaming Mississippi, Inc. to RCVP.

               "Rainbow Royalty Payments" shall mean the payments required to be paid made by Rainbow Casino Corporation ("RCC") under a Marketing and Services Agreement dated as of March 15, 1994 between RCC and HFS Games Corp., which payment obligations of RCC were assumed by RCVP upon the contribution by RCC of the Rainbow Casino to RCVP.

              "RCRA" shall mean the Resource Conservation and Recovery Act, as the same may be amended from time to time, 42 U.S.C. Section 6901 et seq.

               "RCVP" shall mean Rainbow Casino-Vicksburg Partnership, L.P., a Mississippi Limited partnership.

               "Real Property" of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

              "Recovery Event" shall mean the receipt by the U.S. Borrower or any of its Subsidiaries of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction or damage or any other similar event with respect to any property or assets of the U.S. Borrower or any of its Subsidiaries and (ii) under any policy of insurance required to be maintained under Section 8.03; provided that the term "Recovery Event" shall exclude any receipt of cash insurance proceeds or condemnation awards in connection with a single occurrence or event (but treating a series of related occurrences or events as a single occurrence or event) where the aggregate amount of cash proceeds so received by the U.S. Borrower and its Subsidiaries does not exceed $100,000.

               "Refinancing" shall mean the various refinancing transactions described in clauses (ii), (iii) and (v) of the definition of Transaction contained herein.

               "Register" shall have the meaning provided in Section 13.15.

               "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

               "Regulation G" shall mean Regulation G of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

               "Regulation T" shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

               "Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

               "Regulation X" shall mean Regulation X of the Board of Governors of the

Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

               "Release" means disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring or migrating, into or upon any land or water or air, or otherwise entering into the environment.

              "Replaced Lender" shall have the meaning provided in Section 1.13.

              "Replacement Lender" shall have the meaning provided in Section 1.13.

              "Reportable Event" shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043.

               "Required Lenders" shall mean Non-Defaulting Lenders the sum of whose outstanding Term Loans (and, prior to the termination thereof, Term Loan Commitments) and Revolving Loan Commitments (or after the termination thereof, outstanding Revolving Loans and RL Percentage and/or German RL Percentage, as the case may be, of all Letter of Credit Outstandings and outstanding Swingline Loans) represent an amount greater than 50% of the sum of all outstanding Term Loans (and, if prior to the termination thereof, Term Loan Commitments) of Non-Defaulting Lenders and the Total Revolving Loan Commitment less the Revolving Loan Commitments of Defaulting Lenders (or after the termination of the Total Revolving Loan Commitment, the sum of the then total outstanding Revolving Loans of Non-Defaulting Lenders, and the aggregate RL Percentages and/or German RL Percentage, as the case may be, of all Non-Defaulting Lenders of Letter of Credit Outstandings and outstanding Swingline Loans at such time). For purposes of determining Required Lenders, all outstanding Loans and Commitments, as the case may be, that are denominated in Dollars will be calculated in Dollars and all Loans and Commitments, as the case may be, denominated in Deutsche Marks will be calculated according to the Dollar Equivalent thereof.

               "Restricted Payments" shall mean (a) any payment of any Distributions with respect to the U.S. Borrower or any of its Subsidiaries by the U.S. Borrower or any of its Subsidiaries and (b) the making (or the giving of any notice in respect thereof) by the U.S. Borrower or any of its Subsidiaries of any voluntary or mandatory payment, purchase, acquisition or redemption, whether by the making of any payments of the principal, interest or otherwise, in respect of any Preferred Stock of such Person, the

Existing Senior Secured Notes or the New Senior Subordinated Notes; provided that payments of regularly accruing interest and liquidated damages in accordance with the requirements of the Existing Senior Secured Notes and the New Senior Subordinated Notes (to the extent the payment is permitted in accordance the subordination provisions applicable to the New Senior Subordinated Notes) shall not constitute Restricted Payments.

               "Returns" shall have the meaning provided in Section 7.09.

              "Revolving Loan" shall have the meaning provided in Section
1.01(f).

              "Revolving Loan Borrowers" shall mean and include each of the U.S. Borrower and each German Borrower.

              "Revolving Loan Commitment" shall mean, for each Lender, the amount set forth opposite such Lender's name in Schedule I-A directly below the column entitled "Revolving Loan Commitment," as the same may be (x) reduced from time to time pursuant to Sections 3.02, 3.03 and/or 10 or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section
1.13 or 13.04(b).

               "Revolving Loan Commitment Commission" shall have the meaning provided in Section 3.01(b).

               "Revolving Loan Maturity Date" shall mean July 30, 2003.

               "RL Percentage" of any Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Non-German Revolving Loan Sub-Commitment of such Lender at such time and the denominator of which is the aggregate amount of Non-German Revolving Loan Commitments of all Lenders at such time, or, in the case of a Lender that is, or whose Affiliate is, a German Revolving Lender, at any time when the Aggregate Non-German Revolving Exposure equals or exceeds the aggregate of the Non-German Revolving Loan Commitments, such Bank's or such Affiliate's German RL Percentage. Notwithstanding anything to the contrary contained above, if the RL Percentage of any Lender is to be determined after the Total Revolving Loan Commitment has been terminated, then the RL Percentages of the Lenders shall be determined immediately prior (and without giving effect) to such termination.

               "Sale and Leaseback Transaction" shall mean any transaction structured as a sale and leaseback or similar transaction.

               "Scheduled Repayment" shall mean each U.S. Borrower Tranche A Scheduled Repayment, each German Borrower Tranche A Scheduled Repayment, each

Delayed Draw Scheduled Repayment, each Tranche B Scheduled Repayment and each Tranche C Scheduled Repayment, as the case may be.

               "SEC" shall have the meaning provided in Section 8.01(h).

              "Section 4.04(b)(ii) Certificate" shall have the meaning provided in Section 4.04(b)(ii).

               "Secured Creditors" shall have the meaning assigned that term in the respective Security Documents.

               "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

               "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

               "Security Document" shall mean and include each U.S. Security Document, each German Security Document and each security document entered into by the U.S. Borrower or any Subsidiary of the U.S. Borrower pursuant to Section 8.11, 8.12, 8.14 and/or 9.16.

               "Series E Preferred Stock" shall mean the U.S. Borrower's 11-1/2% Non-Voting Junior Convertible Pay-In-Kind Special Stock Series E.

               "Shareholders' Agreements" shall mean all agreements entered into by the U.S. Borrower or any of its Subsidiaries governing the terms and relative rights of its capital stock and any agreements entered into by shareholders relating to any such entity with respect to its capital stock.

               "Specified Inactive Subsidiaries" shall mean and include each of:

                      APT Coin Machines, Inc.
                      Trolley Stop, Inc.
                      Oregon Ventures, Inc.
                      Indiana Gaming Ventures, Inc.
                      United Games, Inc.
                      Mizpah Investments, Inc.
                      United Gaming Ventures, Inc.
                      Mississippi Ventures II, Inc.
                      WCAL, Inc.
                      Slot Palace, Inc. (dba Quality Inn)
                      Vermont Financial Venture, Inc.

                      Missouri Ventures II, Inc.
                      FCJI, Inc.
                      Douglas Eagle Hotel & Casino, Inc.
                      Pennsylvania Gaming Ventures, Inc.
                      Bally Wulff Beteiligungs GmbH
                      Kuepper GmbH

               "Specified Non-Material Subsidiaries" shall mean (i) on and after the Initial Borrowing Date, each of:

                      Casino Electronics, Inc.
                      Mississippi Ventures, Inc.
                      United Gaming of Iowa, Inc.
                      United Native American, Inc.
                      Kansas Gaming Ventures, Inc.
                      Kansas Gaming Partners, LLC
                      Kansas Financial Partners, LLC
                      Alpine Willow Investments, Inc.

and (ii) after the Initial Borrowing Date, any additional Wholly-Owned Subsidiary established, created or acquired after the Initial Borrowing Date which at the time of such establishment, creation or acquisition is designated as a Specified Non-Material Subsidiary; provided that no Subsidiary shall be designated as a Specified Non-Material Subsidiary at any time when (x) the aggregate book value or fair market value (as determined in good faith by the U.S. Borrower), whichever is greater, of all assets of such Subsidiary is equal to or in excess of $5,000,000 or (y) if immediately after giving effect to such designation, the aggregate book value or fair market value (as determined in good faith by the U.S. Borrower), whichever is greater, of all assets of all Specified Non-Material Subsidiaries is equal to or in excess of $15,000,000. Notwithstanding anything to the contrary contained above, (i) at any time when the assets of any Subsidiary therefore designated as a Specified Non-Material Subsidiary exceed the amount provided in clause (x) of the immediately preceding sentence, such Subsidiary shall automatically cease to constitute a Specified Non-Material Subsidiary, (y) at any time when the assets of all Specified Non-Material Subsidiaries exceed the amount specified in clause (y) of the immediately preceding sentence, one or more Specified Non-Material Subsidiaries (as designated by the U.S. Borrower or, in the absence of any such designation, as designated by the Administrative Agent) shall cease to constitute Specified Non-Material Subsidiaries, so that the thresholds described in clause (y) of the immediately preceding sentence are not exceeded and (iii) the U.S. Borrower may, at its discretion, at any time, by giving written notice to the Administrative Agent, designate a Subsidiary as no longer constituting a Specified Non-Material Subsidiary (in which case such Subsidiary shall no longer constitute a Specified Non-Material Subsidiary).

              "Standby Letter of Credit" shall have the meaning provided in
Section 2.01(a).

              "Start Date" shall mean, with respect to any Margin Adjustment Period, the first day of such Margin Adjustment Period.

              "Stated Amount" of each Letter of Credit shall, at any time, mean the maximum amount available to be drawn thereunder (in each case determined without regard to whether any conditions to drawing could then be met, but after giving effect to all previous drawings made thereunder), provided that the "Stated Amount" of each Letter of Credit denominated in any currency other than Dollars shall be (except to the extent that calculations are expressly required to be made hereunder in Deutsche Marks), on any date of calculation, the Dollar Equivalent of the maximum amount available to be drawn in such other currency thereunder (determined without regard to whether any conditions to drawing could then be met).

               "Subsidiary" shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

              "Subsidiary Guarantor" shall mean each Subsidiary of the U.S. Borrower which has executed and delivered a Guaranty.

              "Subsidiary Guaranty" shall mean and include the U.S. Subsidiaries Guaranty and each Foreign Subsidiaries Guaranty.

               "Subsidiary Stock Restrictions" shall mean the negative pledge (i.e., the prohibition of Liens pursuant to Section 9.01), and restrictions on transfers pursuant to Section 9.02, on the capital stock of (x) APT Games, Inc., Casino Electronics, Inc., Bally Gaming International, Inc., Bally Gaming Inc., Plantation Investments, Inc. and United Coin Machine Co. and (y) Bally Gaming, Inc. and the general and limited partnership interests of RCVP, in each case to the extent such restrictions, to be included in the Agreement, require the approval of (i) in the case of the Persons listed in preceding clause (x), the Nevada Gaming Commission acting upon the recommendation of the Nevada State Gaming Control Board and (ii) in the case of the Persons listed in preceding clause (y), the Mississippi Gaming Commission.

              "Subsidiary Stock Restrictions Approval Date" shall mean the first date occurring after the Initial Borrowing Date upon which (i) all requisite approvals of Gaming Authorities have been obtained to the Subsidiary Stock Restrictions, so that same may be fully effective in accordance with the terms of this Agreement (without giving effect to the limitations provided in Section 13.18(c)) and (ii) the Administrative Agent shall have received a satisfactory opinion of Nevada and Mississippi counsel to the U.S. Borrower to the effect that such approvals have been obtained and that the Subsidiary Stock Restrictions contained in this Agreement are fully enforceable in accordance with the terms hereof, which opinion shall be in form and substance reasonably satisfactory to the Administrative Agent.

              "Subsidiary Stock Restrictions Requisite Gaming Approvals" shall have the meaning provided in Section 13.18(c).

              "Substitute Lender" shall have the meaning provided in Section 13.04(c).

              "Supermajority Lenders" of any Tranche shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if (x) all outstanding Obligations of the other Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated and (y) the percentage "50%" contained therein were changed to "66-2/3%."

               "SVS" shall mean Southern Video Services, Inc., a Louisiana corporation which, as of the Initial Borrowing Date, is 49% owned by LVI.

               "Swingline Expiry Date" shall mean the date which is five (5) Business Days prior to the Revolving Loan Maturity Date.

              "Swingline Loan" shall have the meaning provided in Section
1.01(g).

              "Swingline Note" shall have the meaning provided in Section
1.05(a).

              "Syndication Date" shall have the meaning provided in Section 1.01(a).

              "Target" shall have the meaning assigned that term in the definition of "Two-Step Permitted Acquisition".

              "Taxes" shall have the meaning provided in Section 4.04(a).

              "Term Loan" shall mean each U.S. Borrower Tranche A Term Loan, each German Borrower Tranche A Term Loan, each Delayed Draw Term Loan, each Tranche B Term Loan and each Tranche C Term Loan.

              "Term Loan Commitment" shall mean each U.S. Borrower Tranche A

Term Loan Commitment, each German Borrower Tranche A Term Loan Commitment, each Delayed Draw Term Loan Commitment, each Tranche B Term Loan Commitment and each Tranche C Term Loan Commitment.

               "Term Loan Commitment Commission" shall have the meaning provided in Section 3.01(a).

               "Test Date" shall mean the last day of each fiscal quarter ended after the Initial Borrowing Date.

              "Test Period" shall mean each period of four consecutive fiscal quarters of the U.S. Borrower ended after the Initial Borrowing Date.

               "Total Commitments" shall mean, at any time, the sum of the Commitments of each of the Lenders.

               "Total Delayed Draw Term Loan Commitment" shall mean, at any time, the sum of the Delayed Draw Term Loan Commitments of each of the Lenders.

               "Total German Borrower Tranche A Term Loan Commitment" shall mean, at any time, the sum of the German Borrower Tranche A Term Loan Commitments of each of the Lenders.

               "Total German Revolving Loan Sub-Commitment" at any time shall mean the sum of the German Revolving Loan Sub-Commitments of all the German Revolving Lenders; provided that at no time shall the Total German Revolving Loan Sub-Commitment exceed the Total Revolving Loan Commitment as then in effect.

               "Total Non-German Revolving Loan Sub-Commitment" at any time shall mean the sum of the Non-German Revolving Loan Sub-Commitments of all the Lenders; provided that at no time shall the Total Non-German Revolving Loan Sub-Commitment exceed the Total Revolving Loan Commitment as then in effect.

               "Total Revolving Loan Commitment" shall mean, at any time, the sum of the Revolving Loan Commitments of each of the Lenders.

               "Total Term Loan Commitment" shall mean, at any time, the sum of the Total U.S. Borrower Tranche A Term Loan Commitment, the Total German Borrower Tranche A Term Loan Commitment, the Total Delayed Draw Term Loan Commitment, the Total Tranche B Term Loan Commitment and the Total Tranche C Term Loan Commitment.

               "Total Tranche B Term Loan Commitment" shall mean, at any time, the sum of the Tranche B Term Loan Commitments of each of the Lenders.

               "Total Tranche C Term Loan Commitment" shall mean, at any time, the sum of the Tranche C Term Loan Commitments of each of the Lenders.

               "Total Unutilized Revolving Loan Commitment" shall mean, at any time, an amount equal to the remainder of (x) the Total Revolving Loan Commitment then in effect, less (y) the sum of (I) the aggregate principal amount of Revolving Loans then outstanding (or the Dollar Equivalent thereof in the case of Deutsche Mark Revolving Loans then outstanding) plus (II) the aggregate principal amount of Swingline Loans then outstanding plus (III) the then aggregate amount of Letter of Credit Outstandings.

               "Total U.S. Borrower Tranche A Term Loan Commitment" shall mean, at any time, the sum of the U.S. Borrower Tranche A Term Loan Commitments of each of the Lenders.

              "Trade Letter of Credit" shall have the meaning provided in
Section 2.01(a).

               "Tranche" shall mean the respective facility and commitments utilized in making Loans hereunder, with there being seven separate Tranches, i.e., U.S. Borrower Tranche A Term Loans, German Borrower Tranche A Term Loans, Delayed Draw Term Loans, Tranche B Term Loans, the Tranche C Term Loans, Revolving Loans and Swingline Loans.

               "Tranche A Term Loan Maturity Date" shall mean July 31, 2003.

               "Tranche B Scheduled Repayment" shall have the meaning provided in Section 4.02(b)(iv).

               "Tranche B Scheduled Repayment Date" shall have the meaning provided in Section 4.02(b)(iv).

               "Tranche B Term Loan" shall have the meaning provided in Section 1.01(d).

               "Tranche B Term Loan Borrowing Date" shall mean each date on or after the Initial Borrowing Date on which Tranche B Term Loans are incurred hereunder.

              "Tranche B Term Loan Commitment" shall mean, for each Lender, the amount set forth opposite such Lender's name in Schedule I-A directly below the column entitled "Tranche B Term Loan Commitment", as the same may be (x) reduced from time to time pursuant to Sections 3.03, 4.02 and/or 10 and (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 1.13 or 13.04(b).

               "Tranche B Term Loan Commitment Termination Date" shall mean the date which occurs 45 days after the Initial Borrowing Date.

               "Tranche B Term Loan Maturity Date" shall mean January 31, 2005.

               "Tranche B Term Note" shall have the meaning provided in Section 1.05(a).

               "Tranche C Scheduled Repayment" shall have the meaning provided in Section 4.02(b)(v).

               "Tranche C Scheduled Repayment Date" shall have the meaning provided in Section 4.02(b)(v).

               "Tranche C Term Loan" shall have the meaning provided in Section 1.01(e).

               "Tranche C Term Loan Commitment" shall mean, for each Lender, the amount set forth opposite such Lender's name in Schedule I-A directly below the column entitled "Tranche C Term Loan Commitment", as the same may be (x) reduced from time to time pursuant to Sections 3.03, 4.02 and/or 10 or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to
Section 1.13 or 13.04(b).

               "Tranche C Term Loan Commitment Termination Date" shall mean the date which occurs 45 days after the Initial Borrowing Date.

               "Tranche C Term Loan Maturity Date" shall mean July 31, 2005.

               "Tranche C Term Note" shall have the meaning provided in Section 1.05(a).

              "Transaction" shall mean, collectively, (i) the issuance by the U.S. Borrower of the Senior Subordinated Notes, (ii) the consummation of the Existing Senior Secured Notes Tender Offer/Consent Solicitation and the making of the Existing Senior Secured Notes Tender Offer Repurchases pursuant thereto and the amendments to the Existing Senior Secured Notes Indenture and Existing Senior Secured Notes Collateral Documents as contemplated therein, (iii) the repayment of all amounts owing, and the termination of all commitments, in respect of the Indebtedness to be Refinanced, (iv) the incurrence of Loans on the Initial Borrowing Date, (v) the redemption of all outstanding Existing PIK Preferred Stock, (vi) the purchase of the Rainbow Royalty Payments and Rainbow Debt as contemplated by Section 5B.02 and (vii) the payment of fees and expenses owing in connection with the foregoing.

               "Two-Step Permitted Acquisition" shall mean the acquisition by the U.S. Borrower or any Wholly-Owned Subsidiary of the U.S. Borrower of at least 80% of the capital stock of any Person (a "Target") not already a Subsidiary of the U.S. Borrower by way of (x) a tender offer for, or other acquisition of, capital stock of such Target (with the actions taken pursuant to preceding clause (x) being herein called the "First Step" of the respective Two-Step Permitted Acquisition) and (y) a subsequent merger of the Target with and into the U.S. Borrower or with and into a Subsidiary of the U.S. Borrower or a subsequent compulsory acquisition of outstanding shares of capital stock (or common stock) of the Target as a result of which the 80% requirement referred to above is satisfied; provided that (i) any such Two-Step Permitted Acquisition shall be effected in accordance with the definition of Permitted Acquisition,
(ii) the subsequent merger or compulsory share acquisition to be effected as part of such Two-Step Permitted Acquisition shall be consummated as soon as practicable after the consummation of the tender offer portion thereof but in any event within 270 days thereafter, (iii) upon the consummation of the First Step of any such Two-Step Permitted Acquisition, the U.S. Borrower or its respective Subsidiary shall have acquired sufficient shares of the outstanding capital stock of the respective Target to effect (without any vote by any other stockholders of Target) the subsequent merger (as a result of which the Target shall be merged into the U.S. Borrower or become an 80%-owned Subsidiary of the U.S. Borrower) or compulsory share acquisition within 270 days after the consummation of said tender offer and (iv) prior to the consummation of the First Step of any such Two-Step Permitted Acquisition, the U.S. Borrower shall have available to it sufficient Committed Financing to effect such Two-Step Permitted Acquisition (and to make all payments owing in connection with both steps thereof).

               "Type" shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan, a Eurodollar Loan or a Deutsche Mark Loan.

               "UCC" shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

               "Unfunded Current Liability" of any Plan shall mean the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year, determined in accordance with actuarial assumptions at such time consistent with Statement of Financial Accounting Standards No. 87, exceeds the market value of the assets allocable thereto.

               "United Coin Machine Notes" shall mean promissory notes arising from time to time in the ordinary course of business of United Coin Machine Co. and payable to it by customers (primarily bar and restaurant owners).

               "United Coin Machine Percentage Notes" shall be any United Coin Machine Note which provides for payments thereon to be based, in whole or in part, on a percentage of the gaming revenues of the respective obligor or equipment financed with the respective promissory note.

               "United States" and "U.S." shall each mean the United States of America.

               "Unpaid Drawing" shall have the meaning provided for in Section 2.05(a).

               "Unutilized Revolving Loan Commitment" with respect to any Lender, at any time, shall mean such Lender's Revolving Loan Commitment at such time less the sum of (x) the aggregate principal amount of Revolving Loans of such Lender (including any Affiliate of any such Lender acting as a German Revolving Lender) then outstanding (taking the Dollar Equivalent thereof in the case of any Deutsche Mark Revolving Loans then outstanding), (y) such Lender's RL Percentage of the U.S. Letter of Credit Outstandings and (z) such Lender's (or the related German Revolving Lender's) German RL Percentage of the German Letter of Credit Outstandings; provided that the Unutilized Revolving Loan Commitment of CFSB shall at any time and from time to time be deemed reduced (but not below zero) by the aggregate principal amount of Swingline Loans made by it which are then outstanding.

              "U.S. Borrower" shall have the meaning provided in the first paragraph of this Agreement.

              "U.S. Borrower Common Stock" shall mean the common stock of the U.S. Borrower.

              "U.S. Borrower Tranche A Term Loan" shall have the meaning provided in Section 1.01(a).

               "U.S. Borrower Tranche A Term Loan Commitment" shall mean, for each Lender, the amount set forth opposite such Lender's name in Schedule I-A directly below the column entitled "U.S. Borrower Tranche A Term Loan Commitment", as the same may be (x) reduced from time to time pursuant to Sections 3.03, 4.02 and/or 10 or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 1.13 or 13.04(b).

               "U.S. Borrower Tranche A Term Loan Commitment Termination Date" shall mean the date which occurs 45 days after the Initial Borrowing Date.

               "U.S. Borrower Tranche A Term Note" shall have the meaning provided in Section 1.05(a).

               "U.S. Borrower Tranche A Scheduled Repayment" shall have the meaning provided in Section 4.02(b)(i).

               "U.S. Borrower Tranche A Scheduled Repayment Date" shall have the meaning provided in Section 4.02(b)(i).

               "U.S. Borrowing Base" shall mean, as at any date of which the amount thereof is being determined, an amount (expressed in Dollars) equal to the sum of (i) 75% of U.S. Eligible Receivables and (ii) 40% of U.S. Eligible Inventory, each as determined for the Borrowing Base Certificate most recently delivered pursuant to Section 8.01(j).

               "U.S. Eligible Inventory" shall mean the book value of the inventory of the U.S. Borrower and the Wholly-Owned Subsidiary Guarantors which conforms to the representations and warranties contained in the U.S. Security Agreement (and in which a Lien has been granted pursuant to the U.S. Security Agreement) which inventory is located in the United States less (i) any supplies (other than raw materials), goods returned or rejected (except to the extent that such returned or rejected goods continue to conform to the representations and warranties contained in the U.S. Security Agreement) by customers and goods returned to suppliers, (ii) all used equipment otherwise reflected in such inventory, (iii) any advance payments made by customers with respect to inventory of the U.S. Borrower and Wholly-Owned Subsidiary Guarantors and (iv) inventory subject to any Lien other than Liens created under the Security Agreement.

              "U.S. Eligible Receivables" shall mean the gross book value of the receivables of the U.S. Borrower and the Wholly-Owned Subsidiary Guarantors arising from the sale or lease of inventory or services by the U.S. Borrower or the Wholly- Owned Subsidiary Guarantors in the ordinary course of business which conform to the representations and warranties contained in the Security Agreement (including, without limitation, that the Collateral Agent shall have and maintain a first priority perfected security interest in all such receivables) less any returns and claims of any nature (whether issued, owing, granted or outstanding) and excluding (i) bill and hold (deferred shipment) and consignment transactions, (ii) contracts or sales to any Affiliate, (iii) all installment or lease receivables where the respective account debtor has two or more installments which are past due, (iv) all receivables from any party subject to any bankruptcy, receivership insolvency or like proceedings by the account debtor, and (v) excluding one-third of the amount of all receivables to account debtors outside the United States of America which would otherwise have been included as U.S. Eligible Receivables. Notwithstanding anything to the contrary contained above, to the extent that the book reserves in respect of receivables of the U.S. Borrower and the Wholly-Owned Subsidiary Guarantors would exceed 20% of the gross book value of the receivables of such Persons on their financial statements as prepared in accordance with GAAP, the amount of such excess reserves shall apply to reduce the amount of U.S. Eligible Receivables.

              "U.S. Letter of Credit" shall mean each Letter of Credit issued for the account of the U.S. Borrower pursuant to Section 2.01.

              "U.S. Letter of Credit Outstandings" shall mean, at any time, the sum of (i) the aggregate Stated Amount of all outstanding U.S. Letters of Credit and (ii) the amount of all Unpaid Drawings with respect to U.S. Letters of Credit.

              "U.S. Pledge Agreement" shall have the meaning provided in Section 5A.13.

              "U.S. Pledge Agreement Collateral" shall mean all "Collateral" as defined in the U.S. Pledge Agreement.

              "U.S. Security Agreement" shall have the meaning provided in
Section 5A.14.

              "U.S. Security Agreement Collateral" shall mean all "Collateral" as defined in the U.S. Security Agreement.

              "U.S. Security Document" shall mean and include each of the U.S. Security Agreement, the U.S. Pledge Agreement, each Mortgage and, after the execution and delivery thereof, each Additional Security Document executed and delivered by the U.S. Borrower or any Domestic Subsidiary thereof.

              "U.S. Subsidiary Guarantor" shall mean each Domestic Subsidiary of the U.S. Borrower which has executed and delivered a U.S. Subsidiaries Guaranty or an Additional Guaranty unless and until such Person is released from the respective such Guaranty in accordance with the terms thereof.

              "U.S. Subsidiaries Guaranty" shall have the meaning provided in
Section 5A.12.

               "VDSI" shall mean Video Distributing Services, Inc., a Louisiana corporation which, as of the Initial Borrowing Date, is 49% owned by LVI.

               "Voting Stock" shall mean, as to any Person, any class or classes of capital stock of such Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such Person.

               "VSI" shall mean Video Services, Inc., a Louisiana corporation which, as of the Initial Borrowing Date, is 49% owned by LVI.

              "Waivable Repayment" shall have the meaning provided in Section 4.05.

              "Wholly-Owned Domestic Subsidiary" shall mean any Subsidiary of the U.S. Borrower which is both a Domestic Subsidiary and a Wholly-Owned Subsidiary of the U.S. Borrower.

              "Wholly-Owned Foreign Subsidiary" shall mean any Subsidiary of the U.S. Borrower which is both a Foreign Subsidiary and a Wholly-Owned Subsidiary of the U.S. Borrower.

              "Wholly-Owned Subsidiary" shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time. Notwithstanding anything to the contrary contained above, a Foreign Subsidiary of the U.S. Borrower shall be deemed to be a Wholly-Owned Subsidiary of the U.S. Borrower if both (x) it would satisfy the requirements of the definition contained above with respect to the U.S. Borrower if the percentages "100%" contained above were changed to "99%" and (y) the reduction to 99% as contemplated by preceding clause (x) is necessary because director's qualifying shares, ownership of shares by foreign nationals, or other ownership requirements apply under applicable law (or is necessary to obtain applicable approvals required by law) to the respective such Foreign Subsidiary.

               "Wholly-Owned Subsidiary Guarantors" shall mean, at any time, each U.S. Subsidiary Guarantor which has executed and delivered a counterpart of the U.S. Subsidiaries Guaranty (unlimited as to the amount guaranteed), and which is a Wholly- Owned Domestic Subsidiary of the U.S. Borrower at such time.

               "Withdrawal Period" shall have the meaning provided in Section 13.04(d).

              SECTION 12. The Administrative Agent.

               12.01 Appointment. The Lenders hereby designate CSFB as Administrative Agent (for purposes of this Section 12, the term "Administrative Agent" shall include CSFB in its capacity as Collateral Agent pursuant to the Security Documents) to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder by or through its respective officers, directors, agents, employees or affiliates.

               12.02 Nature of Duties. The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither the Administrative Agent nor any of its respective officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct. The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

               12.03 Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrowers and their Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrowers and their Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of any Borrower or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of any Borrower or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.

               12.04 Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender and no holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

               12.05 Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

               12.06 Indemnification. To the extent the Administrative Agent is not reimbursed and indemnified by the U.S. Borrower or any of its Subsidiaries, the Lenders will reimburse and indemnify the Administrative Agent, in proportion to their respective "percentages" as used in determining the Required Lenders (for this purpose, determined as if there were no Defaulting Lenders at such time), for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its respective duties hereunder or under any other Credit Document, in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's gross negligence or willful misconduct.

               12.07 The Administrative Agent in its Individual Capacity. With respect to its obligation to make Loans, or issue or participate in Letters of Credit, under this

Agreement, the Administrative Agent shall have the rights and powers specified herein for a "Lender" and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term "Lenders," "Required Lenders," "Majority Lenders," "Supermajority Lenders," "holders of Notes" or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with any Credit Party or any Affiliate of any Credit Party as if it were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

               12.08 Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

              12.09 Resignation by the Administrative Agent. (a) The Administrative Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days' prior written notice to the Lenders and the Borrowers. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below, provided that to the extent required by Applicable Gaming Regulations, the incumbent Administrative Agent shall remain the Collateral Agent for the Secured Creditors with respect to any Collateral for which a lienholder must be qualified under such Gaming Regulations until the new Administrative Agent can be so qualified (it being understood that the incumbent Administrative Agent shall be entitled to the indemnities and other protections provided to the Administrative Agent hereunder in such capacity).

               (b) Upon any such notice of resignation, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the U.S. Borrower.

               (c) If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the U.S. Borrower (which consent shall not be unreasonably withheld or delayed), shall then appoint a suc-cessor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

               (d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent's resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

               SECTION 13.  Miscellaneous.

              13.01 Payment of Expenses, etc. The Borrowers jointly and severally agree that they shall: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and disbursements of White & Case and the Administrative Agent's local and foreign counsel and consultants) in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Administrative Agent in connection with its syndication efforts with respect to this Agreement and of the Administrative Agent and, after the occurrence of an Event of Default, each of the Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein (including, without limitation, the reasonable fees and disbursements of counsel for the Administrative Agent); (ii) pay and hold each of the Lenders harmless from and against any and all present and future stamp, excise and other similar documentary taxes with respect to the foregoing matters and save each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such taxes; and (iii) indemnify the Administrative Agent and each Lender, and each of their respective officers, directors, employees, representatives and agents from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments and suits, and all reasonable (in the context of the actions required to be taken) costs, expenses and disbursements (including reasonable attorneys' and consultants' fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or the consummation of any transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or ground- water or on the surface or subsurface of any Real Property owned or at any time operated by the U.S. Borrower or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials at any location, whether or not owned or operated by the U.S. Borrower or any of its Subsidiaries, the non-compliance of any Real Property with foreign, federal, state and local laws, regulations, and ordinances (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against the U.S. Borrower, any of its Subsidiaries or any Real Property owned or at any time operated by the U.S. Borrower or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified). To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the U.S. Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

               13.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default, each Lender is hereby authorized (to the extent not prohibited by applicable law) at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of any Credit Party against and on account of the Obligations and liabilities of such Credit Party to such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

               13.03 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered: if to any Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents; if to any Lender, at its address specified on Schedule II; and if to the Administrative Agent, at its Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the U.S. Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective (x) three Business Days after deposited in the mails, (y) one Business Day after delivered to the telegraph company, cable company or a recognized overnight courier, as the case may be, or
(z) when sent by telex or telecopier, except that notices and communications to the Administrative Agent shall not be effective until received by the Administrative Agent.

              13.04 Benefit of Agreement; Assignments; Participations. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that no Borrower may assign or transfer any of its rights, obligations or interest hereunder or under any Credit Document without the prior written consent of the Administrative Agent and all the Lenders (although any German Borrower may, at its request and with the consent of the Required Lenders, otherwise cease to be a Borrower hereunder so long as no Default or Event of Default then exists and all Loans incurred by such German Borrower are repaid in full and the U.S. Borrower shall become the account party with respect to any outstanding Letters of Credit issued for the account of such German Borrower pursuant to documentation satisfactory to the Administrative Agent and the respective Issuing Bank) and, provided further, that, although any Lender may transfer or grant participations in its rights hereunder to any Eligible Transferee, such Lender shall remain a "Lender" for all purposes hereunder (and may not transfer or assign all or any portion of its Revolving Loan Commitments hereunder except as provided in Section 13.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a "Lender" hereunder and, provided further, that (x) each Lender which transfers or grants any participation as contemplated above shall provide written notice to the U.S. Borrower of such participation promptly after entering into of the respective participation agreement and (y) no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Loan Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant's participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in any Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant's participation is not increased as a result thereof). In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant's rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and the Borrowers shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Credit Documents and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation.

              (b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitments and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to an Eligible Transferee which is (i) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or to one or more Lenders or (ii) in the case of any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor of such Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $5,000,000 in the aggregate for the assigning Lender or assigning Lenders, of such Commitments and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to one or more Eligible Transferees, each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that, (i) the assignment by any Lender of its German Revolving Loan Sub-Commitment (or any portion thereof) shall constitute the assignment of a like amount of such Lender's (or its respective Affiliate's) Revolving Loan Commitment, (ii) any assignment of all or any portion of the Revolving Loan Commitment of any Lender shall be required to be accompanied by the assignment of all or such portions of the German Revolving Loan Sub-Commitment and/or Non-German Revolving Loan Commitment Loan Sub-Commitment of such Lender (or its respective Affiliate) as is equal, in the aggregate, to the amount of the Revolving Loan Commitment being so assigned, (iii) any assignment of all or any portion of the Revolving Loan Commitment and related outstanding Obligations (or, if the Revolving Loan Commitment has terminated, any assignment of Obligations originally extended pursuant to the Revolving Loan Commitments) shall be made on a basis such that the respective assignee participates in Revolving Loans, and in Letter of Credit Outstandings, in accordance with the Revolving Loan Commitment (and Sub-Commitments described above) so assigned (or if the Revolving Loan Commitment has terminated, on the same basis as participated in by the Lenders with Revolving Loan Commitments (and Sub-Commitments described above) prior to the termination thereof), (iv) at such time Schedules I-A and, if applicable, I-B shall be deemed modified to reflect the Commitments (or outstanding Term Loans, as the case may be) of such new Lender and of the existing Lenders, (v) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender's indemnifying the respective Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrowers' expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of
Section 1.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments (or outstanding Term Loans, as the case may be), (vi) the consent of the Administrative Agent shall be required in connection with any assignment to an Eligible Transferee pursuant to clause (y) above, (vii) at any time when no Event of Default is in existence, and when no Default exists pursuant to Section 10.01 or 10.05, the approval of the U.S. Borrower shall be required (except with respect to assignments of Loans, but not of Commitments, pursuant to clause (x) above), which approval shall not be unreasonably withheld or delayed (and, in instances where the approval of the U.S. Borrower is not required, each Lender which effects any assignment as contemplated in this
Section 13.04(b) shall provide written notice to the U.S. Borrower of the respective assignment promptly after entering into the respective assignment agreement),
(viii) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500, and (ix) promptly after such assignment, the Borrowers shall have received from the Administrative Agent notice of any such assignment and of the identity, nationality and applicable lending office of any such Eligible Transferee that is not a United States Person (as defined in Section 7701(a)(30) of the Code), together with the copy of the Assignment and Assumption Agreement relating thereto and, provided further, that such transfer or assignment will not be effective until recorded by the Administrative Agent on the Register pursuant to Section 13.15 hereof. To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments. At the time of each assignment pursuant to this Section 13.04(b) to a Person which is not already a Lender hereunder and which is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the U.S. Borrower the Internal Revenue Forms (and, if applicable a Section 4.04(b)(ii) Certificate) described
Section 4.04(b). To the extent that an assignment of all or any portion of a Lender's Commitments and related outstanding Obligations pursuant to Section
1.13 or this Section 13.04(b) would, at the time of such assignment, result in increased costs under Section 1.10, 2.06 or 4.04 in excess of those being charged by the respective assigning Lender prior to such assignment, then the Borrowers shall not be obligated to pay such excess increased costs (although the Borrowers, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay the costs which are not in excess of those being charged by the respective assigning Lender prior to such assignment and any subsequent increased costs of the type described above resulting from changes after the date of the respective assignment).

              (c) If the Gaming Authorities shall determine that any Lender does not meet the suitability standards under the Nevada Gaming Regulations or any other Gaming Authority with jurisdiction over the Gaming Business of the U.S. Borrower and its Subsidiaries shall determine that any Lender does not meet its suitability standards (in any such case, a "Former Lender"), the Administrative Agent or the U.S. Borrower shall have the right (but not the duty) to designate an Eligible Transferee or Transferees (in each case, a "Substitute Lender," which may be any Lender or Lenders that agree to become a Substitute Lender) that has agreed to assume the rights and obligations of the Former Lender, subject to receipt by the Administrative Agent of evidence that such Substitute Lender is an Eligible Transferee. The Substitute Lender shall assume the rights and obligations of the Former Lender under this Agreement, which assumption shall become effective in accordance with, the provisions of Section 13.04(b), provided that the purchase price to be paid by the Substitute Lender to the Administrative Agent for the account of the Former Lender for such assumption shall equal the sum of (i) the unpaid principal amount of any Notes held or Loans made by the Former Lender plus accrued interest thereon plus (ii) the Former Lender's pro rata share of the aggregate amount of

Drawings under all Letters of Credit that have not been reimbursed by the Borrowers, plus accrued interest thereon, plus (iii) such Former Lender's pro rata share of accrued Fees to the date of the assumption, and, provided further, the Borrowers shall pay all obligations owing to the Former Lender under the Credit Documents (including all obligations, if any, owing pursuant to Section 1.11, but excluding those amounts in respect of which the purchase price is being paid as provided above). Each Lender agrees that if it becomes a Former Lender, upon payment to it by the Borrowers of all such amounts, if any, owing to it under the Credit Documents, it will execute and deliver an Assignment and Assumption Agreement, upon payment of such purchase price.

               (d) Notwithstanding the provisions of subsection (c) of this
Section 13.04, if any Lender becomes a Former Lender, and if the Administrative Agent or the U.S. Borrower fails to find a Substitute Lender pursuant to subsection (c) of this Section within any time period specified by the appropriate Gaming Authority for the withdrawal of a Former Lender (the "Withdrawal Period"), the Borrowers shall, immediately (i) prepay in full the outstanding principal amount of each Note held or Loan made by such Former Lender, together with accrued interest thereon to the earlier of (x) the date of payment or (y) the last day of any Withdrawal Period, and (ii) at the option of the U.S. Borrower either (A) place an amount equal to such Former Lender's RL Percentage or German RL Percentage as the case may be, in each Letter of Credit in a separate cash collateral account with the Administrative Agent for each outstanding Letter of Credit which amount will be applied by the Administrative Agent to satisfy the respective Borrower's reimbursement obligations to the respective Issuing Bank in respect of Drawings under the applicable Letter of Credit or (B) if no Default or Event of Default then exists, terminate the Revolving Loan Commitment of such Former Lender at which time the other Lenders' RL Percentages and German RL Percentages will be automatically adjusted as a result thereof, provided that the option specified in this clause (B) may only be exercised if, immediately after giving effect thereto, no Lender's outstanding Revolving Loans, when added to the product of (a) such Lender's RL Percentage and/or German RL Percentage as the case may be, and (b) the sum of
(I) the aggregate amount of all Letter of Credit Outstandings at such time and
(II) the aggregate amount of all Swingline Loans then outstanding, would exceed such Lender's Revolving Loan Commitments at such time.

               (e) Subject to the last sentence of this Section 13.04(e), each Lender agrees that all participations and assignments made hereunder shall be subject to, and made in compliance with, all Gaming Regulations applicable to lenders under this Agreement. Each Lender agrees further that it will not grant participations or assignments prior to receiving notice from the Administrative Agent that it has completed the primary syndication of this facility. The Administrative Agent shall provide such notice to the Lenders promptly after completing such primary syndication. Each Borrower hereby acknowledges that unless the U.S. Borrower has provided the Lenders with a written opinion of counsel as to the suitability standards applicable to lenders of any relevant

Gaming Authority with jurisdiction over the Gaming Business of the U.S. Borrower and its Subsidiaries, no Lender shall have the responsibility of determining whether or not a potential assignee of such Lender would be an Eligible Transferee under the Gaming Regulations of any such jurisdiction.

               (f) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with the consent of the Administrative Agent, any Lender which is a fund may pledge all or any portion of its Notes or Loans to its trustee in support of its obligations to its trustee. No pledge pursuant to this clause (f) shall release the transferor Lender from any of its obligations hereunder.

               13.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between any Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent or any Lender to any other or further action in any circumstances without notice or demand.

              13.06 Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of any Borrower in respect of any Obligations hereunder, it shall distribute such payment to the Lenders (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

               (b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings, Term Loan Commitment Commission, Revolving Loan Commitment Commission or Letter of Credit Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

               13.07 Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP, consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the U.S. Borrower to the Lenders).

              (b) Notwithstanding anything to the contrary contained in clause
(a) of this Section 13.07, (i) for purposes of determining compliance with any incurrence tests set forth in Sections 8 and/or 9 (excluding Sections 9.08 through 9.11, inclusive), any amounts so incurred or expended (to the extent incurred or expended in a currency other than Dollars) shall be converted into Dollars on the basis of the Dollar Equivalent of the respective such amounts as in effect on the date of such incurrence or expenditure under any provision of any such Section that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the Dollar Equivalent of the respective such amounts as in effect on the date any new incurrence or expenditures made under any provision of any such Section that regulates the Dollar amount outstanding at any time) and (ii) except as otherwise specifically provided herein, all computations determining compliance with Sections 9.08 through 9.11, inclusive, shall utilize accounting principles and policies in conformity with those used to prepare the financial statements delivered to the Lenders pursuant to Section 7.05(a).

               (c) All computations of interest, Commitment Commission and Fees hereunder shall be made on the basis of a year of 360 days (or 365 days in the case of interest on Base Rate Loans) for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, Commitment Commission or Fees are payable.

              13.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS (EXCEPT, IN THE CASE OF OTHER CREDIT DOCUMENTS, AS SPECIFICALLY OTHERWISE PROVIDED THEREIN) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND

THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK AND APPLICABLE GAMING REGULATIONS. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF (X) THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, OR (Y) THE COURTS IN AND FOR BERLIN, GERMANY, IN THE FEDERAL REPUBLIC OF GERMANY AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH BORROWER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH BORROWER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENTS BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH BORROWER. EACH BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH BORROWER AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY BORROWER IN ANY OTHER JURISDICTION.

               (b) EACH BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (A) ABOVE AND HEREBY FURTHER IRREVOCABLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH

ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

               (c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

               13.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the U.S. Borrower and the Administrative Agent.

               13.10 Effectiveness. This Agreement shall become effective on the date (the "Effective Date") on which each Borrower, the Administrative Agent and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent at its Notice Office or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it. The Administrative Agent shall give each Borrower and each Lender prompt written notice of the occurrence of the Effective Date.

               13.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

              13.12 Amendment or Waiver; etc. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party thereto and the Required Lenders (except that additional parties may be added to, and Subsidiaries of the U.S. Borrower may be released from, the various Guaranties and Security Documents in accordance with the provisions thereof, without the consent of the other Credit Parties party thereto or the Required Lenders), provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) with Obligations being directly modified, (i) extend the final scheduled maturity of any Loan or Note or extend the stated expiration date of any Letter of Credit beyond the Revolving Loan Maturity Date, or reduce the rate or extend the time of payment of interest or Fees thereon, or reduce the principal amount thereof (except to the extent repaid in cash), (ii) release or terminate any Guaranty provided by the U.S. Borrower or either German Borrower, (iii) release all or substantially all of the Collateral (except as expressly provided in the Credit

Documents) under all the Security Documents, (iv) amend, modify or waive any provision of this Section 13.12 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections set forth in the proviso below to such additional extensions of credit), (v) reduce the percentage specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Term Loans and Revolving Loan Commitments are included on the Effective Date) or (vi) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement; provided further, that no such change, waiver, discharge or termination shall (u) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitments shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (v) without the consent of each Issuing Bank, amend, modify or waive any provision of Section 2 or alter its rights or obligations with respect to Letters of Credit, (w) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 12 or any other provision as same relates to the rights or obligations of the Administrative Agent, (x) without the consent of the Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent, (y) except in cases where additional extensions of term loans are being afforded substantially the same treatment afforded to the Term Loans pursuant to this Agreement as originally in effect and except as expressly provided in Section 4.05, without the consent of the Majority Lenders of each Tranche which is being allocated a lesser pre-payment, repayment or commitment reduction as a result of the actions described below (or without the consent of the Majority Lenders of each Tranche in the case of an amendment to the definition of Majority Lenders), amend the definition of Majority Lenders or alter the required application of any prepayments or repayments (or commitment reductions), as between the various Tranches, pursuant to Section 4.01 or 4.02 (excluding Section 4.02(b)) (although the Required Lenders may waive, in whole or in part, any such prepayment, repayment or commitment reduction, so long as the application, as amongst the various Tranches, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered) or (z) without the consent of the Supermajority Lenders of the respective Tranche, waive, or decrease the amount of, any U.S. Borrower Tranche A Scheduled Repayment, German Borrower Tranche A Scheduled Repayment, Delayed Draw Scheduled Repayment, Tranche B Scheduled Repayment or Tranche C Scheduled Repayment or extend the date on which the respective Scheduled Repayment is required to be made.

               (b) If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by clauses (i) through (vi), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the U.S. Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described below, to replace each such non-consenting Lender or Lenders (or, at the option of the U.S. Borrower if the respective Lender's consent is required with respect to less than all Tranches of Loans (or related Commitments), to replace only the respective Tranche or Tranches of Commitments and/or Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender's individual consent) with one or more Replacement Lenders pursuant to Section 1.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination provided further, that in any event the U.S. Borrower shall not have the right to replace a Lender, terminate its Revolving Loan Commitment or repay its Loans solely as a result of the exercise of such Lender's rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.12(a).

              13.13 Survival. All indemnities set forth herein including, without limitation, in Sections 1.10, 1.11, 2.06, 4.04, 12.06 and 13.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

               13.14 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 1.10, 1.11, 2.06 or 4.04 in excess of those being charged by the respective Lender prior to such transfer, then the Borrowers shall not be obligated to pay such excess increased costs (although the Borrowers, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay the costs which would apply in the absence of such designation and any subsequent increased costs of the type described above resulting from changes after the date of the respective transfer).

               13.15 Register. Each Borrower hereby designates the Administrative Agent to serve as such Borrower's agent, solely for purposes of this Section 13.15, to maintain a register (the "Register") on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation shall not affect the respective Borrower's obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender. Each Borrower jointly and severally agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 13.15.

               13.16 Judgment Currency. (a) The Credit Parties' obligations hereunder and under the other Credit Documents to make payments in the respective Applicable Currency (the "Obligation Currency") shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent, the Collateral Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent, the Collateral Agent or such Lender under this Agreement or the other Credit Documents. If for the purpose of obtaining or enforcing judgment against any Credit Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the "Judgment Currency") an amount due in the Obligation Currency, the conversion shall be made, at the Deutsche Mark Equivalent or the Dollar Equivalent thereof, as the case may be, and, in the case of other currencies, the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the "Judgment Currency Conversion Date").

               (b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrowers covenant and agree to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate or exchange prevailing on the Judgment Currency Conversion Date.

               (c) For purposes of determining the Deutsche Mark Equivalent or the Dollar Equivalent or any other rate of exchange for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

              13.17 Confidentiality. (a) Subject to the provisions of clause (b) of this Section 13.17, each Lender agrees that it will use its reasonable best efforts not to disclose without the prior consent of the U.S. Borrower (other than to its employees, auditors, advisors or counsel or to another Lender if the Lender or such Lender's holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 13.17 to the same extent as such Lender) any information with respect to the U.S. Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such information (a) as has become generally available to the public other than by virtue of a breach of this Section by such Lender, (b) to the extent such information was legally in possession of such Lender prior to its receipt from or on behalf of the U.S. Borrower or any of its Subsidiaries and was from a source not known to such Lender to be (x) bound by a confidentiality agreement with the U.S. Borrower or (y) otherwise prohibited from transmitting such information to such Lender by a contractual, legal or fiduciary obligation, (c) such information becomes available to such Lender from a source other than the U.S. Borrower or any of its Subsidiaries and such source is not known to such Lender to be (x) bound by a confidentiality agreement with the U.S. Borrower or
(y) otherwise prohibited from transmitting such information to such Lender by a contractual, legal or fiduciary obligation, (d) as may be required or reasonably appropriate in any report, statement or testimony submitted to, or in response to a request from, any Gaming Authority or any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board, the Federal Deposit Insurance Corporation, the NAIC or similar organizations (whether in the United States or elsewhere) or their successors, (e) as may be required or reasonably appropriate in respect to any summons or subpoena or in connection with any litigation, (f) in order to comply with any law, order, regulation or ruling applicable to such Lender, (g) to the Administrative Agent or the Collateral Agent or any other Lender, (h) to any direct or indirect contractual counterparties in swap agreements or such contractual counterparties' professional advisors; provided that such contractual counterparty or professional advisor to such contractual counterparty agrees in writing to keep such information confidential to the same extent required of the Lenders thereunder, and (i) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender, provided, that such prospective transferee shall have agreed to be subject to the provisions of this Section 13.17(a).

               (b) Each of the Borrowers hereby acknowledge and agree that each Lender may, in connection with the Transaction or the participation of such Lender pursuant to this Agreement and the other Credit Documents, share with any of its affiliates any information related to the U.S. Borrower or any of its Subsidiaries (including, without limitation, any nonpublic customer information regarding the creditworthiness of the U.S. Borrower and its Subsidiaries, provided such Persons shall be subject to the provisions of this Section 13.17 to the same extent as such Lender).

               13.18 Applicable Gaming Laws; Requisite Gaming Approvals. (a) This Agreement, the Notes, the Credit Documents and the security interests thereunder are subject to the Nevada Gaming Regulations, the Louisiana Video Draw Poker Devices Control Law and the rules and regulations thereunder, the Mississippi Gaming Control Act and the rules and regulations thereunder, Missouri laws relating to licensed gaming activities and excursion gambling boats set forth in SectionSection 313.800 et seq. of the Missouri Code and the rules and regulations thereunder, and the applicable gaming legislation, rules and regulations of the Federal Republic of Germany (collectively, the "Applicable Gaming Regulations") (and each Borrower represents and warrants that all requisite approvals thereunder have been obtained, except as specifically contemplated by following clauses (b) and (c)), and the exercise of remedies under the Security Documents with respect to the collateral thereunder will be subject to the Applicable Gaming Regulations.

              (b) Notwithstanding anything to the contrary contained above or elsewhere in this Agreement or the other Credit Documents, it is understood and agreed that (x) pursuant to Gaming Regulations as in effect in the State of Missouri on the Initial Borrowing Date, no direct or indirect ownership interest in a Missouri gaming licensee that is not a publicly held entity or a holding company that is not a publicly held entity may be pledged or hypothecated in any way (the "Missouri Equity Pledge Restrictions") and (ii) security interests in gaming equipment located in Missouri are not permitted to be held by any entity not licensed by the Missouri Gaming Commission. The parties hereto hereby agree that, notwithstanding anything to the contrary contained elsewhere in this

Agreement or in any Security Document, so long as the applicable laws and Gaming Regulations of the State of Missouri (x) prohibit the pledge of equity interests in any Subsidiary of the U.S. Borrower, such pledge shall not be required or (y) prohibit the granting of security interests in gaming equipment located in Missouri, such security interests shall not be created or deemed to exist. However, the U.S. Borrower hereby covenants and agrees to take all action as may be needed so that a new Wholly-Owned Domestic Subsidiary is established after the Initial Borrowing Date, which Subsidiary (the "Missouri License Subsidiary") shall hold all Missouri gaming licenses theretofore held, or at any time in the future to be held, by the U.S. Borrower or any of its Subsidiaries. The Missouri License Subsidiary may also hold any gaming equipment from time to time located in the State of Missouri, but shall hold no assets (including capital stock of other Persons) except to the extent solely related to the conduct of business in the State of Missouri. Notwithstanding anything to the contrary contained elsewhere in this Agreement or in any of the other Credit Documents, the Missouri License Subsidiary shall conduct no business, shall engage in no operations, and shall hold no assets except in conjunction with the Missouri gaming licenses held by it and the gaming activities of the U.S. Borrower and its Subsidiaries to be conducted in Missouri. The Missouri License Subsidiary shall, to the fullest extent permitted by applicable Missouri law, enter into a counterpart of the U.S. Subsidiaries Guaranty and the various Security Documents (although, to the extent the granting of security interest in any collateral is prohibited under relevant Missouri Gaming Regulations, such prohibition shall control), and the stock of the Missouri License Subsidiary shall not be required to be pledged to the extent such pledge is not prohibited under applicable Missouri Gaming Regulations as in effect from time to time.

              (c) Notwithstanding anything to the contrary contained above or elsewhere in this Agreement or in the other Credit Documents, it is understood and agreed that, in connection with (i) the pledge of the stock of, or equity interests in, (1) Bally Gaming, Inc. and RCVP which would otherwise be required by this Agreement and the Security Documents, the prior approval of such pledge is required by the Mississippi Gaming Commission pursuant to the Mississippi Gaming Control Act, (2) APT Games, Inc., Casino Electronics, Inc., Bally Gaming International, Inc., Bally Gaming, Inc., Plantation Investments, Inc. and United Coin Machine Co. require the prior approval of the Nevada Gaming Commission acting upon the recommendation of the Nevada State Gaming Control Board (collectively, the "Pledged Securities Requisite Gaming Approvals") and (ii) to become effective, the Subsidiary Stock Restrictions require the approvals described in the definition thereof (the "Subsidiary Stock Restrictions Requisite Gaming Approvals"). On the Initial Borrowing Date, the U.S. Borrower in good faith believes that it shall be able to obtain all Pledged Securities Requisite Gaming Approvals and all Subsidiary Stock Restrictions Requisite Gaming Approvals, and shall be able to establish the Missouri License Subsidiary and transfer assets to it so that the only pledge of stock or equity interests subject to the Missouri Equity Pledge Restrictions is the stock of the Missouri License Subsidiary, in each case within 270 days after the Initial Borrowing

Date. Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, unless and until (x) the relevant Pledged Securities Requisite Gaming Approvals have been obtained with respect to the pledge of the equity interests of any entity described above, the pledge of such equity interests shall not be required and (y) the relevant Subsidiary Stock Restrictions Requisite Gaming Approvals have been obtained, the Subsidiary Stock Restrictions contained in Sections 9.01 and 9.02 shall not apply (although the provisions of Sections 3.03(g), 4.02(l) and 10.12 shall be fully effective in accordance with the terms thereof) with the U.S. Borrower hereby representing and warranting that no Gaming Approvals are required for the effectiveness of said Sections in accordance with the express terms thereof). To the extent the relevant Pledged Securities Requisite Gaming Approvals are obtained with respect to one or more of the entities described above, the equity interests of such entity shall, subject to the provisions of Section 8.13(b) (to the extent applicable) promptly (and in any event within 10 days after obtaining such approvals) be pledged pursuant to the relevant Security Documents. Furthermore, each Borrower agrees to use its best efforts to obtain all Pledged Securities Requisite Gaming Approvals and all Subsidiary Stock Restrictions Requisite Gaming Approvals, and to establish the Missouri License Subsidiary in such manner so that the Missouri Equity Pledge Restrictions apply only to the capital stock of the Missouri License Subsidiary, in each case as promptly as is possible after the Initial Borrowing Date.

               (d) Notwithstanding anything to the contrary contained above or elsewhere in this Agreement or any of the other Credit Documents, to the extent any promissory note, with respect to which the payee is the U.S. Borrower, APT Games, Inc., Casino Electronics, Inc., Bally Gaming International, Inc., Bally Gaming, Inc., Plantation Investments, Inc. or United Coin Machine Co., that would otherwise be required to be pledged pursuant to the U.S. Pledge Agreement or other relevant Security Document, constitutes a "security" the pledge of which requires the approval of the Nevada Gaming Commission acting upon the recommendation of the Nevada State Gaming Control Board, then the respective such promissory note shall not be required to be pledged unless and until such approval is obtained. If at any time any promissory note of the type described in the first sentence of this clause (d) is outstanding, the U.S. Borrower shall notify the Administrative Agent thereof and, if requested by the Administrative Agent, the Collateral Agent or the Required Lenders, it shall use good faith efforts to obtain all necessary approvals to permit the pledge of such promissory note pursuant to the terms of the relevant Security Documents. Upon obtaining such approvals with respect to one or more promissory notes, the respective promissory note or notes shall be immediately pledged, and delivered for pledge, pursuant to the U.S. Pledge Agreement or other relevant Security Document.

               13.19 Gaming Authorities. The Administrative Agent and each Lender agrees to cooperate with any Gaming Authority in connection with such Gaming Authority's administration of its regulatory jurisdiction over the U.S. Borrower and/or its Subsidiaries, including, without limitation, through the provision of such documents or other information as may be requested by any such Gaming Authority relating to the Administrative Agent, any Lender, the U.S. Borrower or any of its Subsidiaries or the Documents.

               13.20 Nevada Gaming Collateral. Subject to the release of any Collateral as contemplated by any of the Documents, the Collateral Agent shall (or through one or more of its agents, sub-agents or sub-collateral agents shall), to the extent required by Nevada Gaming Regulations, retain possession of all Pledged Securities delivered to it consisting of capital stock of any Nevada gaming licensee or registered intermediary company within the State of Nevada at a location designated to the Nevada State Gaming Control Board.

               13.21 Limitation on Additional Amounts, etc. Notwithstanding anything to the contrary contained in Section 1.10, 1.11 or 2.06 of this Agreement, unless a Lender gives notice to the respective Borrower that it is obligated to pay an amount under the respective Section within one year after the later of (x) the date the Lender incurs the respective increased costs, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital or (y) the date such Lender has actual knowledge of its incurrence of the respective increased costs, loss, expense or liability, reductions in amounts received or receivable or reduction in return on capital, then such Lender shall only be entitled to be compensated for such amount by such Borrower pursuant to said Section 1.10, 1.11 or 2.06, as the case may be, to the extent the costs, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital are incurred or suffered on or after the date which occurs one year prior to such Lender giving notice to such Borrower that it is obligated to pay the respective amounts pursuant to said Section 1.10, 1.11 or 2.06, as the case may be. This Section
13.21 shall have no applicability to any Section of this Agreement other than said Sections 1.10, 1.11 or 2.06.

               13.22 Power of Attorney. Each of the Administrative Agent and the Collateral Agent is hereby authorized by, and on behalf of, each Lender to enter into any Security Document required to be executed and delivered pursuant to this Agreement or the other Credit Documents in order to secure the obligations of the Borrowers and Guarantors hereunder and thereunder. In addition, the Administrative Agent shall be authorized to execute on behalf of each Lender the German Security Documents and the German Subsidiaries Guaranty. The Administrative Agent and the Collateral Agent shall be entitled to all declarations it considers necessary or useful in connection with the aforementioned matters. The Administrative Agent and the Collateral Agent shall further be entitled to rescind, amend and/or execute new and different version of before-mentioned documents. Each Lender hereby grants to each of the Administrative Agent and the Collateral Agent an irrevocable power-of-attorney, in such Lender's name, to take the actions contemplated above in this Section 13.22.

              13.23 Post Closing Actions. Notwithstanding anything to the contrary contained in this Agreement or the other Credit Documents, the parties hereto acknowledge and agree that:

               (a) Filing of Financing Statements. The U.S. Borrower and its Subsidiaries shall be required to cause the filing of all financing statements (on Form UCC-1 or other appropriate form) in the relevant filing offices within ten (10) days after the Initial Borrowing Date, but shall not be required to have same filed on the Initial Borrowing Date;

               (b) Filing of Credit Documents. The U.S. Borrower shall, or shall cause, a loan report and any required Credit Documents to be filed with the Mississippi Gaming Commission and the Nevada Gaming Commission, in each case within 30 days (or 5 days in the case of the Nevada Gaming Commission) after the Initial Borrowing Date.

               (c) Bailee Agreements. Although a Bailee Agreement shall be required to be executed and delivered on the Initial Borrowing Date by the trustee pursuant to the Existing Senior Secured Notes Indenture, the sub-agent of such trustee which holds collateral in the State of Nevada shall not be required to execute or deliver a Bailee Agreement on the Initial Borrowing Date. Within 10 Business Days after the Initial Borrowing Date, a copy of the executed Bailee Agreement with the trustee pursuant to the Existing Senior Secured Notes Indenture shall be sent to such sub-agent, with a notice, in form and substance reasonably satisfactory to the Collateral Agent, informing the sub-agent that all collateral held by it is subject to the Bailee Agreement and the security interests (subject to the provisions of Section 13.18) created pursuant to the Security Documents.

               (d) Surveys. To the extent any survey otherwise meeting the requirements of Section 5A.16(iii) is not available with respect to any Mortgaged Property on the Initial Borrowing Date, such survey shall instead be required to be delivered within 60 days after the Initial Borrowing Date.

               (e) RCVP Actions. If the Delayed Draw Term Loans are incurred on, or within one week after, the Initial Borrowing Date, then all conditions set forth in Section 5B shall be satisfied on the Initial Delayed Draw Term Loan Borrowing Date, except that the actions specified in the third and fourth sentences of Section 5B.03 and the related opinions of counsel with respect to such actions which would be required pursuant to Section 5B.04, shall instead be required to be completed, to the satisfaction of the Collateral Agent, and to the extent requested by the Administrative Agent, the Collateral Agent or the Required Lenders as otherwise provided in Section 5B, within 60 days after the Initial Delayed Draw Term Loan Borrowing Date.

               (f) Pledge of Specified Inactive Susidiary Stock. The capital stock of specified inactive subsidiaries shall not be required to be pledged, or delivered for pledge, on the Initial Borrowing Date; provided that, to the extent the respective specified Inactive Subsidiary remains in existence on the 60th day after the Initial Borrowing Date, all capital stock thereof owned by the U.S. Borrower and its subsidiaries shall be pledged, and delivered to the Collateral Agent for pledge, in accordance with the requirements of the U.S. Pledge Agreement or other relevant Security Documents.

               All conditions precedent and representations contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as elsewhere provided in the Credit Documents); provided, that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Initial Borrowing Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 13.23 and (y) all representations and warranties relating to the Security Documents shall be required to be true immediately after the actions required to be taken by
Section 13.23 have been taken (or were required to be taken). The acceptance of the benefits of each Credit Event shall constitute a representation, warranty and covenant by the Borrowers to each of the Lenders that the actions required pursuant to this Section 13.23 will be, or have been, taken within the relevant time periods referred to in this Section 13.23 and that, at such time, all representations and warranties contained in this Agreement and the other Credit Documents shall then be true and correct without any modification pursuant to this Section 13.23, the parties hereto acknowledge and agree that the failure to take any of the actions required above, within the relevant time periods required above, shall give rise to an immediate Event of Default pursuant to this Agreement.

               13.24 Specific Provisions Regarding German Borrowers. It is agreed and acknowledged by the parties hereto that Bally Wulff Automaten and Bally Wulff Vertriebs regularly and customarily use the management services (including, inter alia, financial management and cash management services) of their common parent, Alliance Automaten GmbH & Co. KG. The parties hereto therefore agree and acknowledge that Bally Wulff Automaten and Bally Wulff Vertriebs coordinate their borrowings hereunder through Alliance Automaten GmbH & Co. KG and that Alliance Automaten GmbH & Co. KG shall have the authority to give any notice of borrowing or any other notice or communication hereunder on behalf of, and with legally binding effect on, Bally Wulff Automaten and Bally Wulff Vertriebs.

              13.25 Specific Provisions Regarding BGI Chattel Paper. It is acknowledged and agreed by the parties hereto that, notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, BGI Chattel Paper shall not be required to be delivered to the Collateral Agent (or any sub-agent of the

Collateral Agent). Notwithstanding the foregoing, if a Specified Default (as defined in the U.S. Security Agreement) has occurred and is continuing at any time, then the Administrative Agent, the Collateral Agent or the Required Lenders may require that all BGI Chattel Paper be delivered to the Collateral Agent or a sub-agent designated by it (in which case the U.S. Borrower shall cause all BGI Chattel Paper to be so deliv- ered). Furthermore, the fact that BGI Chattel Paper need not be delivered to the Collateral Agent at a given time as a result of the provisions of this Section 13.25 shall in no way alter the requirement that a perfected security interest be granted therein pursuant to the U.S. Security Agreement or the requirement that all appropriate filings under the Uniform Commercial Code of the relevant jurisdictions be made and maintained so that such a perfected security interest at all times exists in favor of the Collateral Agent with respect to the BGI Chattel Paper. Furthermore, if requested by the Administrative Agent or the Collateral Agent, the U.S. Borrower shall cause all BGI Chattel Paper to be stamped with a legend indicating that it is subject to the security interests created pursuant to the U.S. Security Agreement.

               13.26 Special Provisions Regarding United Coin Machine Notes. It is acknowledged and agreed by the parties hereto that no United Coin Machine Notes shall be pledged, or delivered for pledge, on the Initial Borrowing Date. The U.S. Borrower shall, and shall cause United Coin Machine Co. to, take all actions so that, not later than 90 days after the Initial Borrowing Date, all United Coin Machine Notes shall be pledged, and delivered for pledge, to the Collateral Agent (or a sub-agent designated by the Collateral Agent located in the State of Nevada) pursuant to the U.S. Pledge Agreement; provided that the parties hereto acknowledge and agree that the ability of the Collateral Agent to foreclose on United Coin Machine Percentage Notes may be subject to licensing or other necessary approvals pursuant to Applicable Gaming Regulations. It is further understood and agreed that, with respect to all United Coin Machine Notes required to be pledged pursuant to the immediately preceding sentence (or thereafter acquired), all such United Coin Machine Notes shall be delivered on a weekly or a monthly, as agreed with the Collateral Agent, to a sub-agent designated by the Collateral Agent located in the State of Nevada. Notwithstanding anything to the contrary contained above, it shall not constitute a breach or violation of this Agreement or any related Credit Document if at any time less than $500,000 in aggregate principal amount of outstanding United Coin Machine Notes which are otherwise required to be pledged pursuant to the U.S. Pledge Agreement (and in accordance with the provisions of this Section 13.26) have not been delivered for pledge pursuant thereto (although the U.S. Borrower and its Subsidiaries shall use good faith efforts to deliver said promissory notes on a weekly or monthly basis as agreed with the Collateral Agent as provided above).

              13.27 Override Provisions Regarding Margin Stock. Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, the parties hereto acknowledge and agree that, so long as the aggregate fair market value of all Margin Stock owned by the U.S. Borrower and its Subsidiaries does not exceed

$100,000, such Margin Stock shall not be required to be pledged, or delivered for pledge, pursuant to any Security Document. If at any time the aggregate fair market value of all Margin Stock owned by the U.S. Borrower and its Subsidiaries exceeds $100,000, then all Margin Stock owned by the U.S. Borrower and its Subsidiaries shall be pledged, and delivered for pledge, to the extent otherwise required by the terms of this Agreement and the various Security Documents and, in connection therewith, the U.S. Borrower will, or will cause to be taken, all actions required pursuant to Section 8.15.

               SECTION 14.  Parent Guaranty.

               14.01 The Parent Guaranty. In order to induce the Lenders to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by the Parent Guarantor from the proceeds of the Loans extended to the German Borrowers and the issuance of the Letters of Credit for the account of the German Borrowers, the Parent Guarantor hereby agrees with the Lenders as follows: the Parent Guarantor hereby unconditionally and irrevocably guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all Guaranteed Obligations of each German Borrower to the Guaranteed Creditors. If any or all of the Guaranteed Obligations of any German Borrower to the Guaranteed Creditors becomes due and payable hereunder, the Parent Guarantor unconditionally promises to pay such indebtedness to the Lenders, or order, on demand, together with any and all reasonable expenses which may be incurred by the Guaranteed Creditors (or the Administrative Agent or Collateral Agent) in collecting any of the Guaranteed Obligations. If claim is ever made on upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including the German Borrowers), then and in such event the Parent Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon the Parent Guarantor, notwithstanding any revocation of this Parent Guaranty or any other instrument evidencing any liability of the German Borrowers, and the Parent Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such an amount had never originally been received by any such payee.

              14.02 Bankruptcy. Additionally, the Parent Guarantor unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations of each German Borrower to the Guaranteed Creditors whether or not due or payable by the respective German Borrower upon the occurrence in respect of any Borrower of any of the events specified in Section 10.05, and unconditionally and irrevocably promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand, in lawful money of the United States.

               14.03 Nature of Liability. The liability of the Parent Guarantor hereunder is exclusive and independent of any security for or other guaranty of the indebtedness of either German Borrower whether executed by the Parent Guarantor, any other guarantor or by any other party, and the liability of the Parent Guarantor hereunder shall not be affected or impaired by (a) any direction as to application of payment by either German Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the indebtedness of either German Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by either German Borrower, or (e) any payment made to the Administrative Agent or the Guaranteed Creditors on the indebtedness which such Administrative Agent or such Guaranteed Creditor repays either German Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and the Parent Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

               14.04 Independent Obligation. The obligations of the Parent Guarantor hereunder are independent of the obligations of any other guarantor or the German Borrowers, and a separate action or actions may be brought and prosecuted against the Parent Guarantor whether or not action is brought against any other guarantor or either German Borrower and whether or not any other guarantor or either German Borrower be joined in any such action or actions. The Parent Guarantor waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the respective German Borrower or other circumstance which operates to toll any statute of limitations as to either German Borrower shall, to the fullest extent permitted by law, operate to toll the statute of limitations as to the Parent Guarantor.

               14.05 Authorization. The Parent Guarantor authorizes the Administrative Agent and the Guaranteed Creditors without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

              (a) subject to the agreement of the respective German Borrower, change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the indebtedness (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the Parent Guaranty herein made shall apply to the indebtedness as so changed, extended, renewed or altered;

               (b) take and hold security for the payment of the indebtedness and sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the indebtedness or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

               (c) exercise or refrain from exercising any rights against the German Borrowers or others or otherwise act or refrain from acting;

               (d) release or substitute any one or more endorsers, guarantors, the German Borrowers or other obligors;

               (e) settle or compromise any of the indebtedness, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the German Borrowers to their creditors other than the Lenders;

               (f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of a German Borrower to the Banks regardless of what liability or liabilities of the Parent Guarantor or the German Borrowers remain unpaid; and/or

               (g) consent to or waive any breach of, or any act, omission or default under, this Agreement or any of the instruments or agreements referred to herein, or otherwise, with the agreements required pursuant to Section 13.12, amend, modify or supplement this Agreement or any of such other instruments or agreements.

               14.06 Reliance. It is not necessary for the Administrative Agent or any Guaranteed Creditors to inquire into the capacity or powers of either German Borrower or its Subsidiaries or the officers, directors, partners or agent acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

               14.07 Subordination. Any indebtedness of a German Borrower now or hereafter owing to the Parent Guarantor is hereby subordinated in right of payment to the indebtedness of the respective German Borrower owing to the Administrative Agent and the Guaranteed Creditors; provided that payment may be made by the respective German Borrower on any such indebtedness owing to the Parent Guarantor so long as the same is not prohibited by this Agreement; and provided further, that if the Administrative Agent so requests at a time when an Event of Default exists, all such indebtedness of the German

Borrowers to the Parent Guarantor shall be collected, enforced and received by the Parent Guarantor as trustee for the Guaranteed Creditors and be paid over to the Guaranteed Creditors on account of the indebtedness of the respective German Borrower to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of the Parent Guarantor under the other provisions of this Parent Guaranty. Prior to the transfer by the Parent Guarantor of any note or negotiable instrument evidencing any indebtedness of a German Borrower to the Parent Guarantor, the Parent Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.

               14.08 Waiver. (a) The Parent Guarantor waives any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent or the Guaranteed Creditors to (i) proceed against either German Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from either German Borrower, any other guarantor or any other party or (iii) pursue any other remedy in the Administrative Agent's or the Guaranteed Creditors' power whatsoever. The Parent Guarantor waives any defense based on or arising out of any defense of either German Borrower, any other guarantor or any other party other than payment in full of the indebtedness, including, without limitation, any defense based on or arising out of the disability of either German Borrower, any other guarantor or any other party, or the unenforceability of the indebtedness or any part thereof from any cause, or the cessation from any cause of the liability of either German Borrower other than payment in full of the indebtedness. The Administrative Agent and the Guaranteed Creditors may, at their election, foreclose on any security held by the Administrative Agent, the Collateral Agent or the Guaranteed Creditors by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent and the Guaranteed Creditors may have against either German Borrower or any other party, or any security, without affecting or impairing in any way the liability of the Parent Guarantor hereunder except to the extent the indebtedness has been paid. The Parent Guarantor waives, to the fullest extent permitted by law, any defense arising out of any such election by the Administrative Agent and the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Parent Guarantor against any German Borrower or any other party or any security.

               (b) The Parent Guarantor waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Parent Guaranty, and notices of the existence, creation or incurring of new or additional indebtedness. The Parent Guarantor assumes all responsibility for being and keeping itself informed of each German Borrower's financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the indebtedness and the nature, scope and extent of the risks which the Parent Guarantor assumes and incurs hereunder, and agrees that the

Administrative Agent and the Guaranteed Creditors shall have no duty to advise the Parent Guarantor of information known to them regarding such circumstances or risks.

               14.09 Limitation on Enforcement. The Guaranteed Creditors agree that this Parent Guaranty may be enforced only by the action of the Administrative Agent or the Collateral Agent, in each case acting upon the instructions of the Required Lenders and that no Guaranteed Creditors shall have any right individually to seek to enforce or to enforce this Parent Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Guaranteed Creditors upon the terms of this Agreement. The Guaranteed Creditors further agree that this Parent Guaranty may not be enforced against any Affiliate, director, officer, employee or stockholder of the Parent Guarantor.

               IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.


Address:
--------
6601 South Bermuda Road                    ALLIANCE GAMING CORPORATION
Las Vegas, Nevada  89119
Attention:  Scott Schweinfurth
Telephone No.:  (702) 896-7700             By __________________________________
Telecopier No.:  (702) 263-5636               Name:
                                              Title:



6601 South Bermuda Road                    BALLY WULFF VERTRIEBS GMBH
Las Vegas, Nevada  89119
Attention:  Scott Schweinfurth
Telephone No.:  (702) 896-7700             By __________________________________
Telecopier No.:  (702) 263-5636               Name:
                                              Title:



6601 South Bermuda Road                    BALLY WULFF AUTOMATEN GMBH
Las Vegas, Nevada  89119
Attention:  Scott Schweinfurth
Telephone No.:  (702) 896-7700             By __________________________________
Telecopier No.:  (702) 263-5636               Name:
                                              Title:

Eleven Madison Avenue                      CREDIT SUISSE FIRST BOSTON,
New York, New York 10010                   Individually and as Administrative
Attention:  Ed Barr                        Agent
Telephone No.:  (212) 325-9151
Telecopier No.:  (212) 325-8309            By __________________________________
                                              Name:
                                              Title:


                                           By __________________________________
                                              Name:
                                              Title:

                                                                    SCHEDULE I-A


                                   COMMITMENTS


                                             Tranche A     Delayed Draw         Tranche B         Tranche C
                                              Term Loan      Term Loan          Term Loan         Term Loan        Revolving Loan
Lender                                       Commitment     Commitment         Commitment         Commitment         Commitment
------                                       ----------     ----------         ----------         ----------         ----------
Credit Suisse                                   $0.00     $11,428,571.43     $37,885,714.29     $18,285,714.28     $22,500,000.00
First Boston

The Bank of
Nova Scotia                                     $0.00              $0.00              $0.00              $0.00     $22,500,000.00

Southern Pacific
Thrift & Loan
Association                                     $0.00              $0.00              $0.00              $0.00     $15,000,000.00

The Mitsubishi
Trust and Banking
Corporation                                     $0.00              $0.00              $0.00              $0.00     $15,000,000.00

Sumitomo Bank of
California                                      $0.00              $0.00              $0.00              $0.00     $15,000,000.00

Merrill Lynch
Senior Floating
Rate Fund, Inc.                                 $0.00      $2,678,571.43      $8,035,714.29      $4,285,714.28              $0.00

MassMutual Life                                 $0.00      $2,142,857.14      $6,428,571.43      $3,428,571.43              $0.00
Insurance Co.

Van Kampen American                             $0.00      $2,142,857.14      $6,428,571.43      $3,428,571.43              $0.00
Prime Rate Income Trust

Prime Income Trust                              $0.00      $1,428,571.43      $4,285,714.28      $2,285,714.29              $0.00

Royalton Company                                $0.00      $1,250,000.00      $3,750,000.00      $2,000,000.00              $0.00

CIBC Inc.                                       $0.00      $1,071,428.57      $3,214,285.71      $1,714,285.72              $0.00

KZH-ING-1 Corporation, Inc.                     $0.00      $1,071,428.58      $3,214,285.71      $1,714,285.71              $0.00

Crescent/Mach I
Partners, L.P.                                  $0.00        $714,285.71        $342,857.15      $1,142,857.14              $0.00

KZH-Crescent                                    $0.00        $714,285.71        $342,857.14      $1,142,857.15              $0.00
Corporation

Deeprock & Company                              $0.00        $357,142.86      $1,071,428.57        $571,428.57              $0.00

                                        -------------     --------------     --------------     --------------     --------------
      TOTAL:                                    $0.00        $25,000,000        $75,000,000        $40,000,000        $90,000,000

                                                                    SCHEDULE I-B


                      GERMAN REVOLVING LOAN SUB-COMMITMENTS


                                                                      German Revolving Loan
German Revolving Lender                                                   Sub-Commitments
-----------------------                                                   ---------------
Credit Suisse First Boston                                                $16,500,000.00
The Bank of Nova Scotia                                                   $16,500,000.00
The Mitsubishi Trust and Banking Corporation                              $11,000,000.00
Sumitomo Bank of California                                               $11,000,000.00
                                                                          --------------
TOTAL:                                                                       $55,000,000

                                                                     SCHEDULE II


                 LENDER ADDRESSES AND APPLICABLE LENDING OFFICES


Credit Suisse First Boston                    Eleven Madison Avenue
                                              New York, New York  10010
                                              Telephone No.:  (212) 325-9151
                                              Facsimile No.:  (212) 325-8309
                                              Attention:  Ed Barr

The Bank of Nova Scotia                       One Liberty Plaza
                                              New York, New York  10006
                                              Telephone No.:  (212) 225-5009
                                              Facsimile No.:  (212) 225-5090
                                              Attention:  John Hopmans

Southern Pacific Thrift & Loan                12300 Wilshire Boulevard
                                              Suite 200
                                              Los Angeles, California  90025
                                              Telephone No.:  (310) 442-3315
                                              Facsimile No.:  (310) 707-4067
                                              Attention:  Chuck Martorano

Mitsubishi Trust and Banking                  801 South Figuero Street
                                              Suite 500
                                              Los Angeles, California
                                              Telephone No.:  (213) 896-4666
                                              Facsimile No.:  (213) 687-4639
                                              Attention:  Dean Kawai

Sumitomo Bank of California                   611 West 6th Street
                                              Suite 3900
                                              Los Angeles, California
                                              Telephone No.:  (213) 362-5715
                                              Facsimile No.:  (213) 622-1385
                                              Attention:  Steven Sloan

Merrill Lynch Senior Floating Rate Fund, Inc. 800 Scudders Mill Road
                                              Plainsboro, New Jersey  08536
                                              Telephone No.:  (609) 282-2092
                                              Facsimile No.:  (609) 282-2550
                                              Attention:  Anthony Clemente

                                                                     SCHEDULE II
                                                                          Page 2




Deeproch & Company                            24 Federal Street
                                              Boston, Massachusetts
                                              Telephone No.:  (617) 348-0115
                                              Facsimile No.:  (617) 695-9594
                                              Attention:  Juliana Riley

KZH-ING-1 Corporation, Inc.                   333 South Grand Avenue
                                              Suite 400
                                              Los Angeles, California  90071
                                              Telephone No.:  (213) 396-3972
                                              Facsimile No.:  (213) 626-6552
                                              Attention:  Michael Hattley

CIBC Inc.                                     425 Lexington Avenue
                                              7th Floor
                                              New York, New York  10017
                                              Telephone No.:  (212) 856-3768
                                              Facsimile No.:  (212) 856-3799
                                              Attention: Elizabeth Schreiber

Massachussetts Mutual Life Insurance Co.      1295 State Street
                                              Springfield, Massachusetts  01111
                                              Telephone No.:  (413) 744-6228
                                              Facsimile No.:  (413) 744-6127
                                              Attention:  John Mecler

Prime Income Trust                            Two World Trade Center
                                              72nd Floor
                                              New York, New York  10048
                                              Telephone No.:  (212) 392-5845
                                              Facsimile No.:  (212) 392-5345
                                              Attention:  Louis Pistecchia

Van Kampen American Capital Prime Rate        Income Trust
                                              One Parkview Plaza
                                              Oakbrook Terrace, Illinois
                                              Telephone No.:  (630) 684-6438
                                              Facsimile No.:  (630) 684-6740
                                              Attention:  Jeffrey Maillet

                                                                     SCHEDULE II
                                                                          Page 3

Crescent/Mach I Partners, L.P.                333 South Grand Avenue
                                              Suite 400
                                              Los Angeles, California  90071
                                              Telephone No.:  (213) 346-3972
                                              Facsimile No.:  (213) 626-6552
                                              Attention:  Michael Hattley


KZH-Crescent Corporation                      333 South Grand Avenue
                                              Suite 400
                                              Los Angeles, California  90071
                                              Telephone No.:  (213) 346-3972
                                              Facsimile No.:  (213) 626-6552
                                              Attention:  Michael Hattley

Royalton Company                              840 Newport Center Drive
                                              Newport Beach, California  92658
                                              Telephone No.:  (714) 640-3407
                                              Facsimile No.:  (714) 725-6839
                                              Attention:  Jason Rosiak

                                   EXHIBIT A

                                                                       EXHIBIT A


                           FORM OF NOTICE OF BORROWING

                                                                          [Date]


Credit Suisse First Boston, as Administrative Agent
  for the Banks party to the Credit Agreement
  referred to below
Eleven Madison Avenue
New York, NY  10010

Attention:

Ladies and Gentlemen:

         The undersigned, [Name of Borrower] (the "Borrower"), refers to the Credit Agreement, dated as of August 8, 1997 (as amended from time to time, the "Credit Agreement", the terms defined therein being used herein as therein defined), among Alliance Gaming Corporation, Bally Wulff Automaten GmbH, Bally Wulff Vertriebs GmbH, various lenders from time to time party thereto (the "Lenders"), and you, as Administrative Agent for such Lenders, and hereby gives you notice, irrevocably, pursuant to Section 1.03(a) of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the "Proposed Borrowing") as required by Section 1.03(a) of the Credit
Agreement:

                  (i) The Business Day of the Proposed Borrowing is________ , 19___.(1)

                  (ii) The Proposed Borrowing shall consist of [U.S. Borrower Tranche A Loans] [German Borrower Tranche A Term Loans] [Delayed Draw Term Loans] [Tranche B Term Loans] [Tranche C Term Loans] [Dollar Revolving Loans] [Deutsche Mark Revolving Loans].

----------
(1) Shall be a Business Day at least one Business Day in the case of Base Rate Loans and three Business Days in the case of Euro Rate Loans, in each case after the date hereof.

                                                                       EXHIBIT A
                                                                          Page 2



                  (iii) The aggregate principal amount of the Proposed Borrowing is __________.(2)

                  [(iv) The Dollar Loans to be made pursuant to the Proposed Borrowing shall be initially maintained as [Base Rate Loans] [Eurodollar Loans].(3)

                  [(iv)/(v) The initial Interest Period for the Proposed Borrowing is month(s).(4)

         The undersigned hereby certifies that the following statements are true and correct on the date hereof, and will be true and correct on the date of the Proposed Borrowing:

                  (A) the representations and warranties contained in the Credit Agreement and in the other Credit Documents are and will be true and correct in all material respects, both before and after giving effect to the Proposed Borrowing and to the application of the proceeds thereof, as though made on such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date); and

                  (B) no Default or Event of Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds thereof.

                                       Very truly yours,


                                      [NAME OF BORROWER(S)]


                                       By__________________________
                                         Title:
----------

(2) Stated in the Applicable Currency.

(3) To be included for a Proposed Borrowing of Dollar Loans.

(4) To be included for a Proposed Borrowing of Euro Rate Loans.

                                   EXHIBIT B

                                  EXHIBIT B-1

                                                                     EXHIBIT B-1


                    FORM OF U.S. BORROWER TRANCHE A TERM NOTE

$_____________                                                New York, New York
                                                               _______ ___, 199_

         FOR VALUE RECEIVED, ALLIANCE GAMING CORPORATION, a Nevada corporation (the "Borrower"), hereby promises to pay to the order of __________ (the "Lender"), in lawful money of the United States of America in immediately available funds, at the appropriate Payment Office (as defined in the Agreement referred to below) of Credit Suisse First Boston (the "Administrative Agent") on the Tranche A Term Loan Maturity Date (as defined in the Agreement) the principal sum of ______________________ DOLLARS ($__________) or, if less, the unpaid principal amount of the U.S. Borrower Tranche A Term Loans (as defined in the Agreement) made by the Lender pursuant to the Agreement.

         The Borrower promises also to pay interest on the unpaid principal amount hereof in like money at said office from the date hereof until paid at the rates and at the times provided in Section 1.08 of the Agreement.

         This Note is one of the U.S. Borrower Tranche A Term Notes referred to in the Credit Agreement, dated as of August 8, 1997, among the Borrower, Bally Wulff Vertriebs GmbH, Bally Wulff Automaten GmbH, the lenders from time to time party thereto (including the Lender), and the Administrative Agent (as amended, modified or supplemented from time to time, the "Agreement") and is entitled to the benefits thereof and of the other Credit Documents (as defined in the Agreement). This Note is secured by certain of the Security Documents (as defined in the Agreement) and is entitled to the benefits of certain of the Guaranties (as defined in the Agreement). This Note is subject to voluntary prepayment and mandatory repayment prior to the Tranche A Term Loan Maturity Date, in whole or in part, as provided in the Agreement.

         In case an Event of Default (as defined in the Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Agreement.

         The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

         THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

                                           ALLIANCE GAMING CORPORATION


                                           By________________________________
                                             Title:

                                  EXHIBIT B-2

                                                                     EXHIBIT B-2

                   FORM OF GERMAN BORROWER TRANCHE A TERM NOTE

DM_____________                                               New York, New York
                                                               _______ ___, 199_

         FOR VALUE RECEIVED, BALLY WULFF VERTRIEBS GMBH, a company with limited liability organized under the laws of the Federal Republic of Germany ("BWV"), and BALLY WULFF AUTOMATEN GMBH, a company with limited liability organized under the laws of the Federal Republic of Germany ("BWA" and, together with BWV, each a "Borrower" and, collectively, the "Borrowers"), hereby jointly and severally promise to pay to the order of __________ (the "Lender"), in lawful money of the Federal Republic of Germany in immediately available funds, at the appropriate Payment Office (as defined in the Agreement referred to below) of Credit Suisse First Boston (the "Administrative Agent") on the Tranche A Term Loan Maturity Date (as defined in the Agreement), the principal sum of ____________________ DEUTSCHE MARKS (DM__________) or, if less, the unpaid principal amount of the German Borrower Tranche A Term Loans (as defined in the Agreement) made by the Lender pursuant to the Agreement.

         The Borrowers also jointly and severally promise to pay interest on the unpaid principal amount hereof in like money at said office from the date hereof until paid at the rates and at the times provided in Section 1.08 of the Agreement.

         This Note is one of the German Borrower Tranche A Term Notes referred to in the Credit Agreement, dated as of August 8, 1997, among Alliance Gaming Corporation, the Borrowers, the lenders from time to time party thereto (including the Lender), and the Administrative Agent (as amended, modified or supplemented from time to time, the "Agreement") and is entitled to the benefits thereof and of the other Credit Documents (as defined in the Agreement). This
Note is secured by certain of the Security Documents (as defined in the Agreement) and is entitled to the benefits of certain of the Guaranties (as defined in the Agreement). This Note is subject to voluntary prepayment and mandatory repayment prior to the Tranche A Term Loan Maturity Date, in whole or in part, as provided in the Agreement.

         In case an Event of Default (as defined in the Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Agreement.

         The Borrowers hereby waive presentment, demand, protest or notice of any kind in connection with this Note.

                                                                     EXHIBIT B-2
                                                                          Page 2


         THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.


                                         BALLY WULFF VERTRIEBS GMBH



                                         By________________________________
                                           Title:


                                         BALLY WULFF AUTOMATEN GMBH



                                         By________________________________
                                           Title:

                                  EXHIBIT B-3

                                                                     EXHIBIT B-3


                         FORM OF DELAYED DRAW TERM NOTE

$_____________                                                New York, New York
                                                               _______ ___, 199_

         FOR VALUE RECEIVED, ALLIANCE GAMING CORPORATION, a Nevada corporation (the "Borrower"), hereby promises to pay to the order of __________ (the "Lender"), in lawful money of the United States of America in immediately available funds, at the appropriate Payment Office (as defined in the Agreement referred to below) of Credit Suisse First Boston (the "Administrative Agent") on the Delayed Draw Term Loan Maturity Date (as defined in the Agreement) the principal sum of ______________________ DOLLARS ($__________) or, if less, the unpaid principal amount of the Delayed Draw Term Loans (as defined in the Agreement) made by the Lender pursuant to the Agreement.

         The Borrower promises also to pay interest on the unpaid principal amount hereof in like money at said office from the date hereof until paid at the rates and at the times provided in Section 1.08 of the Agreement.

         This Note is one of the Delayed Draw Term Notes referred to in the Credit Agreement, dated as of August 8, 1997, among the Borrower, Bally Wulff Vertriebs GmbH, Bally Wulff Automaten GmbH, the lenders from time to time party thereto (including the Lender), and the Administrative Agent (as amended, modified or supplemented from time to time, the "Agreement") and is entitled to the benefits thereof and of the other Credit Documents (as defined in the Agreement). This Note is secured by certain of the Security Documents (as defined in the Agreement) and is entitled to the benefits of certain of the Guaranties (as defined in the Agreement). This Note is subject to voluntary prepayment and mandatory repayment prior to the Delayed Draw Term Loan Maturity Date, in whole or in part, as provided in the Agreement.

         In case an Event of Default (as defined in the Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Agreement.

         The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

         THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

                                      ALLIANCE GAMING CORPORATION

                                      By________________________________
                                       Title:

                                  EXHIBIT B-4

                                                                     EXHIBIT B-4


                           FORM OF TRANCHE B TERM NOTE

$_____________                                                New York, New York
                                                               _______ ___, 199_

         FOR VALUE RECEIVED, ALLIANCE GAMING CORPORATION, a Nevada corporation (the "Borrower"), hereby promises to pay to the order of __________ (the "Lender"), in lawful money of the United States of America in immediately available funds, at the appropriate Payment Office (as defined in the Agreement referred to below) of Credit Suisse First Boston (the "Administrative Agent") on the Tranche B Term Loan Maturity Date (as defined in the Agreement) the principal sum of _______ DOLLARS ($______) or, if less the unpaid principal amount of the Tranche B Term Loans (as defined in the Agreement) made by the Lender pursuant to the Agreement.

         The Borrower promises also to pay interest on the unpaid principal amount hereof in like money at said office from the date hereof until paid at the rates and at the times provided in Section 1.08 of the Agreement.

         This Note is one of the Tranche B Term Notes referred to in the Credit Agreement, dated as of August 8, 1997, among the Borrower, Bally Wulff Vertriebs GmbH, Bally Wulff Automaten GmbH, the lenders from time to time party thereto (including the Lender), and the Administrative Agent (as amended, modified or supplemented from time to time, the "Agreement") and is entitled to the benefits thereof and of the other Credit Documents (as defined in the Agreement). This
Note is secured by certain of the Security Documents (as defined in the Agreement) and is entitled to the benefits of the Guaranties (as defined in the Agreement). This Note is subject to voluntary prepayment and mandatory repayment prior to the Tranche B Term Loan Maturity Date, in whole or in part, as provided in the Agreement.

         In case an Event of Default (as defined in the Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Agreement.

         The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

                     THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

                                       ALLIANCE GAMING CORPORATION

                                       By________________________________
                                         Title:

                                   EXHIBIT-5

                                                                     EXHIBIT B-5


                           FORM OF TRANCHE C TERM NOTE

$_____________                                                New York, New York
                                                               _______ ___, 199_

         FOR VALUE RECEIVED, ALLIANCE GAMING CORPORATION, a Nevada corporation (the "Borrower"), hereby promises to pay to the order of __________ (the "Lender"), in lawful money of the United States of America in immediately available funds, at the appropriate Payment Office (as defined in the Agreement referred to below) of Credit Suisse First Boston (the "Administrative Agent") on the Tranche C Term Loan Maturity Date (as defined in the Agreement) the principal sum of _______ DOLLARS ($______) or, if less the unpaid principal amount of the Tranche C Term Loans (as defined in the Agreement) made by the Lender pursuant to the Agreement.

         The Borrower promises also to pay interest on the unpaid principal amount hereof in like money at said office from the date hereof until paid at the rates and at the times provided in Section 1.08 of the Agreement.

         This Note is one of the Tranche C Term Notes referred to in the Credit Agreement, dated as of August 8, 1997, among the Borrower, Bally Wulff Vertriebs GmbH, Bally Wulff Automaten GmbH, the lenders from time to time party thereto (including the Lender), and the Administrative Agent (as amended, modified or supplemented from time to time, the "Agreement") and is entitled to the benefits thereof and of the other Credit Documents (as defined in the Agreement). This
Note is secured by certain of the Security Documents (as defined in the Agreement) and is entitled to the benefits of the Guaranties (as defined in the Agreement). This Note is subject to voluntary prepayment and mandatory repayment prior to the Tranche C Term Loan Maturity Date, in whole or in part, as provided in the Agreement.

         In case an Event of Default (as defined in the Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Agreement.

         The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

         THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

                                             ALLIANCE GAMING CORPORATION

                                             By________________________________
                                               Title:

                                  EXHIBIT B-6

                                                                     EXHIBIT B-6


                          FORM OF DOLLAR REVOLVING NOTE

$_______________                                              New York, New York
                                                              ____________, 199_

         FOR VALUE RECEIVED, ALLIANCE GAMING CORPORATION, a Nevada corporation (the "Borrower"), hereby promises to pay to the order of ______________ (the "Lender"), in lawful money of the United States of America in immediately available funds, at the appropriate Payment Office (as defined in the Credit Agreement referred to below) of Credit Suisse First Boston (the "Administrative Agent") on the Revolving Loan Maturity Date (as defined in the Credit Agreement) the principal sum of _______________ DOLLARS ($______________) or, if less, the then unpaid principal amount of all Dollar Revolving Loans (as defined in the Credit Agreement) made by the Lender pursuant to the Credit Agreement.

         The Borrower promises also to pay interest on the unpaid principal amount hereof in like money at said office from the date hereof until paid at the rates and at the times provided in Section 1.08 of the Agreement.

         This Note is one of the Dollar Revolving Notes referred to in the Credit Agreement, dated as of August 8, 1997, among the Borrower, Bally Wulff Vertriebs GmbH, Bally Wulff Automaten GmbH, the lenders from time to time party thereto (including the Lender), and the Administrative Agent (as amended, modified or supplemented from time to time, the "Credit Agreement"), and is entitled to the benefits thereof and of the other Credit Documents (as defined in the Credit Agreement). This Note is secured by certain of the Security Documents (as defined in the Credit Agreement) and is entitled to the benefits of certain of the Guaranties (as defined in the Credit Agreement). This Note is subject to voluntary prepayment and mandatory repayment prior to the Revolving Loan Maturity Date, in whole or in part, as provided in the Credit Agreement.

         In case an Event of Default (as defined in the Credit Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

         The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

         THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

                                               ALLIANCE GAMING CORPORATION


                                               By_____________________________
                                                 Title:

                                  EXHIBIT B-7

                                                                     EXHIBIT B-7



                      FORM OF DEUTSCHE MARK REVOLVING NOTE

DM_______________                                             New York, New York
                                                             _____________, 199_

         FOR VALUE RECEIVED, BALLY WULFF VERTRIEBS GMBH ("BWV"), and BALLY WULFF AUTOMATEN GMBH, a company with limited liability organized under the laws of the Federal Republic of Germany ("BWA" and, together with BWV, each a "Borrower" and, collectively, the "Borrowers"), hereby jointly and severally promise to pay to the order of (the "Lender"), in lawful money of the Federal Republic of Germany in immediately available funds, at the appropriate Payment Office (as defined in the Credit Agreement referred to below) of Credit Suisse First Boston (the "Administrative Agent") on the Revolving Loan Maturity Date (as defined in the Agreement) the principal sum of ____________ DEUTSCHE MARKS (DM_____) or, if less, the unpaid principal amount of all Deutsche Mark Revolving Loans (as defined in the Agreement) made by the Lender pursuant to the Credit Agreement.

         The Borrowers also jointly and severally promise to pay interest on the unpaid principal amount hereof in like money at said office from the date hereof until paid at the rates and at the times provided in Section 1.08 of the Agreement.

         This Note is one of the Deutsche Mark Revolving Notes referred to in the Credit Agreement, dated as of August 8, 1997, among Alliance Gaming Corporation, the Borrowers, the lenders from time to time party thereto (including the Lender), and the Administrative Agent (as amended, modified or supplemented from time to time, the "Credit Agreement"), and is entitled to the benefits thereof and of the other Credit Documents (as defined in the Credit Agreement). This Note is secured by certain of the Security Documents (as defined in the Credit Agreement) and is entitled to the benefits of the Guaranties (as defined in the Credit Agreement). This Note is subject to voluntary prepayment and mandatory repayment prior to the Revolving Loan Maturity Date, in whole or in part, as provided in the Credit Agreement.

         In case an Event of Default (as defined in the Credit Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

         The Borrowers hereby waive presentment, demand, protest or notice of any kind in connection with this Note.

         THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.


                                               BALLY WULFF VERTRIEBS GMBH


                                               By_____________________________
                                                 Title:

                                               BALLY WULFF AUTOMATEN GMBH


                                               By_____________________________
                                                 Title:

                                  EXHIBIT B-8

                                                                     EXHIBIT B-8

                                 SWINGLINE NOTE


$________                                                     New York, New York
                                                              ____________, 199_


         FOR VALUE RECEIVED, ALLIANCE GAMING CORPORATION, a Nevada corporation (the "Borrower"), hereby promises to pay to the order of CREDIT SUISSE FIRST BOSTON (the "Bank"), in lawful money of the United States of America in immediately available funds, at the appropriate Payment Office (as defined in the Agreement referred to below) of Credit Suisse First Boston (the "Administrative Agent") on the Swingline Expiry Date (as defined in the Agreement) the principal sum of ______________ DOLLARS ($_____________) or, if less, the unpaid principal amount of all Swingline Loans (as defined in the Agreement) made by the Bank pursuant to the Agreement.

         The Borrower promises also to pay interest on the unpaid principal amount hereof in like money at said office from the date hereof until paid at the rates and at the times provided in Section 1.08 of the Agreement.

         This Note is the Swingline Note referred to in the Credit Agreement, dated as of August 8, 1997, among the Borrower, Bally Wulff Vertriebs GmbH, Bally Wulff Automaten GmbH, the lenders party thereto (including the Lender) from time to time and CREDIT SUISSE FIRST BOSTON, as Administrative Agent (as amended, modified or supplemented from time to time, the "Agreement") and is entitled to the benefits thereof and of the other Credit Documents (as defined in the Agreement). This Note is secured by certain of the Security Documents (as defined in the Agreement) and is entitled to the benefits of certain of the Guaranties (as defined in the Agreement). This Note is subject to voluntary prepayment and mandatory repayment prior to the Swingline Expiry Date, in whole or in part, as provided in the Agreement.

         In case an Event of Default (as defined in the Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may become or be declared to be due and payable in the manner and with the effect provided in the Agreement.

         The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

         THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

                                        ALLIANCE GAMING CORPORATION

                                        By__________________________
                                          Title:

                                   EXHIBIT C

                                                                       EXHIBIT C


                        FORM OF LETTER OF CREDIT REQUEST


No. (1)      Dated  (2)

         Credit Suisse First Boston, individually and as Administrative Agent under the Credit Agreement (as amended, modified or supplemented from time to time, the "Credit Agreement"), dated as of August 8, 1997, among Alliance Gaming Corporation, Bally Wulff Vertriebs GmbH, Bally Wulff Automaten GmbH (the "Borrowers" and each a "Borrower"), the Lenders from time to time party thereto, and Credit Suisse First Boston, as Administrative Agent.


Eleven Madison Avenue
New York, New York  10010
Attention :


Dear Sirs:

         We hereby request that [Name of Proposed Issuing Bank], in its individual capacity, issue a [Standby] [Trade] Letter of Credit for the [joint and several] (3) account of the undersigned on (4) (the "Date of Issuance") in the aggregate stated amount of (5). The requested Letter of Credit shall be denominated in (6) .

----------------
(1)   Letter of Credit Request Number.

(2)   Date of Letter of Credit Request.

(3)   Insert in the case a German Letter of Credit is requested.

(4) Date of Issuance which shall be at least 5 Business Days from the date hereof (or such shorter period as may be acceptable to the Issuing Bank).

(5)   Aggregate initial stated amount of Letter of Credit.

(6) Specify Dollars in the case of U.S. Letters of Credit and Deutsche Marks in the case of German Letters of Credit.

                                                                       EXHIBIT C
                                                                          Page 2

         For purposes of this Letter of Credit Request, unless otherwise defined herein, all capitalized terms used herein which are defined in the Credit Agreement shall have the respective meaning provided therein.

         The beneficiary of the requested Letter of Credit will be (7), and such Letter of Credit will be in support of (8) and will have a stated expiration date of (9). The Letter of Credit will be a [U.S./German](10) Letter of Credit.

                  We hereby certify that:

                  (1) The representations and warranties contained in the Credit Documents will be true and correct in all material respects on the Date of Issuance, both before and after giving effect to the issuance of the Letter of Credit requested hereby (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).


--------

(7)   Insert name and address of beneficiary.

(8) Insert description of L/C Supportable Obligations in the case of Standby Letters of Credit and a description of the commercial transaction which is being supported in the case of Trade Letters of Credit.

(9) Insert last date upon which drafts may be presented which (i) in the case of Standby Letters of Credit, may not be later than the 12 months after the Date of Issuance or, if earlier, the third Business Day prior to the Revolving Loan Maturity Date (although any such Standby Letter of Credit may be extendable for successive periods of up to 12 months, but not beyond the third Business Day prior to the Revolving Loan Maturity Date on terms acceptable to Issuing Bank) or (ii) in the case of Trade Letters of Credit, may not be later than 180 days after the Date of Issuance or, if earlier, the date which is 30 days prior to the Revolving Loan Maturity Date.

(10)  Insert appropriate alternative.

                                                                       EXHIBIT C
                                                                          Page 3


                  (2) No Default or Event of Default has occurred and is continuing nor, after giving effect to the issuance of the Letter of Credit requested hereby, would such a Default or an Event of Default occur.

                                         [ALLIANCE GAMING CORPORATION


                                         By_____________________________
                                                      Title:]


                                         [BALLY WULFF VERTRIEBS GMBH


                                         By_____________________________
                                                      Title:


                                         BALLY WULFF AUTOMATEN GMBH


                                         By_____________________________
                                                     Title:

                                   EXHIBIT D

                                                                       EXHIBIT D



                         SECTION 4.04(b)(ii) CERTIFICATE


         Reference is hereby made to the Credit Agreement, dated as of August 8, 1997, among Alliance Gaming Corporation, Bally Wulff Vertriebs GmbH, Bally Wulff Automaten GmbH, the Lenders from time to time party thereto, and Credit Suisse First Boston, as Administrative Agent (as amended from time to time, the "Credit Agreement"). Pursuant to the provisions of Section 4.04(b)(ii) of the Credit Agreement, the undersigned hereby certifies that it is not a "bank" as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended.


                                               [NAME OF BANK]



                                               By ____________________________
                                                  Title:

Date:  _______________, ____

                                   EXHIBIT F

                                                                       EXHIBIT F



                             [NAME OF CREDIT PARTY]

                          FORM OF OFFICERS' CERTIFICATE


         I, the undersigned, [Title of Authorized Officer] of [NAME OF CREDIT PARTY], a [corporation] [partnership] organized and existing under the laws of [the State of ________] [Country of incorporation] (the "Company"), DO HEREBY CERTIFY that:

         1. This Certificate is furnished pursuant to the Credit Agreement, dated as of August 8, 1997, among Alliance Gaming Corporation, Bally Wulff Vertriebs GmbH, Bally Wulff Automaten GmbH, the Lenders from time to time party thereto, and Credit Suisse First Boston, as Administrative Agent (such Credit Agreement, as in effect on the date of this Certificate, being herein called the "Credit Agreement"). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

         2. The following named individuals are presently the elected officers of the Company, each holds the office of the Company set forth opposite his or her name below and has held such office as of the date of signing of any Credit Document. The signature written opposite the name and title of each such officer below is his or her correct signature.

       Name(1)                      Office                     Signature
__________________           ____________________         _________________

__________________           ____________________         _________________

__________________           ____________________         _________________

         3. Attached hereto as Exhibit A is a true and correct copy of the [Certificate of Incorporation of the Company as filed in the Office of the Secretary of State of the State of its incorporation][equivalent organizational documents], together with all amendments thereto adopted through the date hereof.

--------

(1) Include name, office and signature of each officer who will sign any Credit Document, including the officer who will sign the certification at the end of this Certificate.

                                                                       EXHIBIT F
                                                                          Page 2


         4. Attached hereto as Exhibit B is a true and correct copy of the By-Laws (or equivalent organizational document) of the Company, together with all amendments thereto, which were duly adopted and are in full force and effect on the date hereof.

         5. Attached hereto as Exhibit C is a true and correct copy of resolutions which were duly adopted on __________, 199_ [by unanimous written consent of the Board of Directors of the Company] [by a meeting of the Board of Directors of the Company at which a quorum was present and acting throughout], and said resolutions have not been rescinded, amended or modified. Except as attached hereto as Exhibit C, no resolutions have been adopted by the Board of Directors of the Company which deal with the execution, delivery or performance of any of the Credit Documents to which the Company is party.

         [6. Attached hereto as Exhibit D are true and correct copies of all New Senior Subordinated Notes Documents (other than the New Senior Subordinated Notes actually issued).

         7. Attached hereto as Exhibit E are true and correct copies of the Existing PIK Preferred Stock Redemption Documents.

         8. Attached hereto as Exhibit F are true and correct copies of all Existing Senior Secured Notes Tender Offer/Consent Solicitation Documents (other than the Existing Senior Subordinated Notes actually issued).

         9. Attached hereto as Exhibit G are true and correct copies of the Existing Senior Secured Notes Indenture, the Existing Senior Secured Notes Indenture Supplement, the Existing Senior Secured Notes Collateral Documents and the Existing Senior Secured Notes Collateral Document Amendments.](2)

         [6][10]. On the date hereof, all of the applicable conditions set forth in Sections 5A.05, 5A.06, 5A.07, 5A.08, 5A.09. 5A.10, 5A.11 and 5A.19 of the
Credit Agreement have been satisfied.](3)


         [6][7][11]. On the date hereof, the representations and warranties contained in the Credit Agreement and in the other Credit Documents are true and correct in all material respects, both before and after giving effect to each Credit Event to occur on the date hereof and the application of the proceeds thereof (it being understood and agreed that

--------

(2)   Insert only in Officer's Certificate of the U.S. Borrower.

(3)   Insert only in Officers' Certificate of a Borrower.

                                                                       EXHIBIT F
                                                                          Page 3


any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

         [7][8][12]. On the date hereof, no Default or Event of Default has occurred and is continuing or would result from the Credit Events to occur on the date hereof or from the application of the proceeds thereof.

         [8][9][13]. There is no proceeding for the dissolution or liquidation of the Company or, to the knowledge of the Company, threatening its existence.


         IN WITNESS WHEREOF, I have hereunto set my hand this ___ day of __________, 1997.


                                          [NAME OF CREDIT PARTY]


                                          ______________________________
                                          Name:
                                          Title:

                                                                       EXHIBIT F
                                                                          Page 4


         I, the undersigned, [Secretary] [Assistant Secretary] of the Company, do hereby certify that:

                  1. [Name of Person making above certifications] is the duly elected and qualified [Title] of the Company and the signature above is [his/her] genuine signature.

                  2. The certifications made by [name of Person making the above certifications] on behalf of the Company in paragraphs 2, 3, 4, 5 and [8][9][13] above are true and correct.


         IN WITNESS WHEREOF, I have hereunto set my hand this ___ day of __________, 1997.


                                       [NAME OF CREDIT PARTY]

                                       ___________________________________
                                       Name:
                                       Title:

                                    EXHIBIT G

                                                               EXHIBIT G
                                                         [CONFORMED AS EXECUTED]

                                BAILEE AGREEMENT


         THIS BAILEE AGREEMENT (this "Bailee Agreement") is made as of the 8th day of August, 1997 among CREDIT SUISSE FIRST BOSTON, as Administrative Agent and as Collateral Agent under the Credit Agreement and the other Credit Documents and for the benefit of the Lenders from time to time party to the Credit Agreement and the other Secured Creditors from time to time, United States Trust Company of New York (the "Bailee"), ALLIANCE GAMING CORPORATION, a Nevada corporation (the "U.S. Borrower") and each Subsidiary of the U.S. Borrower which is a party to any Indenture Collateral Document.


                              W I T N E S S E T H :


         WHEREAS, the U.S. Borrower has issued $154,000,000 of the Senior Secured Notes pursuant to the Indenture, of which $153,981,000 aggregate principal amount of Senior Secured Notes has been accepted by the U.S. Borrower for purchase pursuant to its Offer to Purchase dated July 3, 1997;

         WHEREAS, the obligations of the U.S. Borrower with respect to the Senior Secured Notes which remain outstanding are guaranteed by the Subsidiaries of the U.S. Borrower party to this Agreement, and are secured pursuant to the Indenture Collateral Documents;

         WHEREAS, the Lenders have entered or are about to enter into the Credit Agreement with the Borrowers pursuant to which CSFB and various other Lenders will, upon certain terms and conditions, make loans and provide other financial accommodations to the Borrowers secured by substantially all of the assets and properties of the U.S. Borrower and its Subsidiaries (a portion of the proceeds of which will be used to pay for the purchase of Senior Secured Notes tendered pursuant to the Offer to Purchase described above in the first recital);

                                                                       EXHIBIT G
                                                                          Page 2


         WHEREAS, it is a condition precedent to the extensions of credit pursuant to the Credit Agreement that this Agreement shall have been entered into by the parties hereto;

         WHEREAS, the parties hereto desire to enter into this Agreement to satisfy the condition precedent referenced in the immediately preceding paragraph and to set forth their respective rights, obligations and responsibilities in connection with various collateral held by the Bailee pursuant to the Indenture Collateral Documents;


         NOW, THEREFORE, in consideration of the mutual benefits accruing hereunder and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

         1. DEFINITIONS

         As used above and in this Bailee Agreement, the following terms shall have the meanings ascribed to them below:

         "Administrative Agent" shall mean the Administrative Agent, under, and as defined in, the Credit Agreement (including its successors in such capacity).

         "Agreements" shall mean, collectively, the CSFB Agreements, the Senior Secured Notes, the Indenture and the Indenture Collateral Documents.

         "Bailee" shall have the meaning provided in the first paragraph of this Bailee Agreement.

         "Bailee Agreement" shall have the meaning provided in the first paragraph hereof.

         "Borrowers" shall mean any entity at any time which is a Borrower under, and as defined in, the Credit Agreement, as then in effect.

         "Collateral Agent" shall mean the Collateral Agent under, and as defined in, the Credit Agreement and the various other Credit Documents, including any successor thereto.

         "Credit Agreement" shall mean the Credit Agreement, dated of even date herewith, among the U.S. Borrower, Bally Wulff Vertriebs GmbH, Bally Wulff

                                                                       EXHIBIT G
                                                                          Page 3


Automaten GmbH, various Lenders party thereto from time to time, and CSFB as Administrative Agent, as such agreement may be amended (including any amendment, restatement or restructuring thereof), supplemented or otherwise modified or replaced from time to time, including any agreement extending the maturity of, refunding, refinancing, increasing the amount available under or replacing such agreement or document or any successor or replacement agreement or document and whether by the same or any other agent, lender or group of lenders.

         "Credit Documents" shall mean that term as defined in the Credit Agreement.

         "Creditors" shall mean, collectively, CSFB (including in its capacity as Administrative Agent and Collateral Agent for the various Secured Creditors from time to time) and the Trustee (including in its capacity as the Trustee for the holders of the Senior Secured Notes) and their respective successors and assigns.

         "CSFB" shall mean Credit Suisse First Boston and its successors and assigns, acting in its capacity as Administrative Agent and Collateral Agent under the Credit Agreement and for the benefit of the Lenders and the other Secured Creditors.

         "CSFB Agreements" shall mean, collectively, (a) the Credit Agreement,
(b) each Interest Rate Agreement or Other Hedging Agreement (each as defined in the Credit Agreement) at any time secured pursuant to the Credit Agreement or the related Credit Documents and (c) each guaranty, security agreement, pledge agreement, mortgage or other Security Document (as defined in the Credit Agreement) or Credit Document from time to time entered into pursuant to, or in connection with, the Credit Agreement or the Interest Rate Agreements or Other Hedging Agreements referenced in preceding clause (b).

         "Existing Indenture Collateral" shall mean all Indenture Collateral as same exists on the date of this Bailee Agreement (after giving effect to the execution and delivery of the First Supplemental Indenture), as well as all other Indenture Collateral required to be delivered pursuant to the Existing Indenture Collateral Documents in accordance with the terms thereof as in effect on the date of this Bailee Agreement (after giving effect to the execution and delivery of the First Supplemental Indenture), and any proceeds thereof constituting collateral pursuant to said Existing Indenture Collateral Documents as in effect on the date of this Bailee Agreement.

         "Existing Indenture Collateral Documents" shall mean all Indenture Collateral Documents in effect on the date hereof (after giving effect to the execution

                                                                       EXHIBIT G
                                                                          Page 4


and delivery of the First Supplemental Indenture), which agreements consist of
(i) a Pledge Agreement, dated as of June 18, 1996, among Alliance Gaming Corporation, various of its Subsidiaries and the Trustee and (ii) the Pledge and Security Agreement dated as of June 18, 1996, among Alliance Gaming Corporation, various of its Subsidiaries and the Trustee, in each case after giving effect to all amendments or modifications thereto effected on or prior to the date hereof (including pursuant to the First Supplemental Indenture).

         "First Supplemental Indenture" shall mean the First Supplemental Indenture, dated as of August 8, 1997, supplementing the Indenture and the Existing Indenture Collateral Documents.

         "Indenture" shall mean the Indenture, dated as of June 18, 1996, among U.S. Borrower the Guarantors referred to therein and the Trustee, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

         "Indenture Documents" shall mean, collectively, the Senior Secured Notes, the Indenture and the Indenture Collateral Documents.

         "Indenture Collateral" shall mean all stock, promissory notes, cash, investments, proceeds thereof and any other collateral whatsoever at any time delivered to the Trustee (or any agent or sub-agent upon its behalf) pursuant to the Indenture or any of the Indenture Collateral Documents.

         "Indenture Collateral Documents" shall mean all pledge or security agreements, and any other agreement securing, the Senior Secured Notes or any obligations owing pursuant to the Indenture, whether now in existence or at any time entered into, including, without limitation all Collateral Agreements as defined in the Indenture as in effect on the date hereof.

         "Lenders" shall mean each lender from time to time party to the Credit Agreement.

         "Obligations" shall mean all obligations, liabilities and indebtedness of every kind, nature and description owing by the U.S. Borrower or any of its Subsidiaries (including each Borrower) to the Creditors, the Secured Creditors or the holders of Senior Secured Notes (and as to CSFB, the Lenders and participants under the Credit Agreement and the other Secured Creditors), including principal, reimbursement obligations, interest, charges, fees, premiums, indemnities and expenses, however evidenced,

                                                                       EXHIBIT G
                                                                          Page 5

whether as principal, surety, endorser, guarantor or otherwise, whether arising under the CSFB Agreements, the Indenture Documents or by operation of law, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of the CSFB Agreements or Indenture Documents or after the commencement of any case with respect to the U.S. Borrower or any of its Subsidiaries under the U.S. Bankruptcy Code or any similar statute, whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, original, renewed or extended, and shall also include all amounts chargeable to the U.S. Borrower or any of its Subsidiaries under the CSFB Agreements or Indenture Documents, as the case may be, or in connection with any of the foregoing.

         "Secured Creditors" shall mean each Lender and each other person or entity which constitutes a creditor secured pursuant to any of the Credit Documents or defined as a "Secured Creditor" pursuant to the Credit Agreement.

         "Senior Secured Notes" shall mean, individually and collectively, the 12-7/8% Senior Secured Notes due 2003 issued by U.S. Borrower pursuant to the Indenture, as the same now exist or may hereafter be amended, modified or supplemented from time to time.

         "Subsidiary" shall have the meaning provided in the Indenture, as in effect on the date of this Bailee Agreement.

         "Trustee" shall mean United States Trust Company of New York, acting in its capacity as Trustee on behalf of the holders of the Senior Secured Notes pursuant to the Indenture, and its successors and assigns (and including, without limitation, any successor, assignee or additional person at any time acting as Trustee for the benefit of the holders of the Senior Secured Notes).

         "U.S. Borrower" shall mean Alliance Gaming Corporation, a Nevada corporation, and its successors and assigns, including, without limitation, a receiver, trustee or debtor-in-possession on behalf of the U.S. Borrower or on behalf of any such successor or assign.

         All terms used herein which are defined in the Uniform Commercial Code, unless otherwise defined herein, shall have the meanings set forth therein. All references to any term in the plural shall include the singular and all references to any term in the singular shall include the plural.

                                                                       EXHIBIT G
                                                                          Page 6


         2. NOTICE OF SECURITY INTERESTS; ETC.

         2.1 Notice. Notice is hereby given to the Bailee that security interests in all Indenture Collateral (including without limitation all Existing Indenture Collateral in the possession of the Bailee) have been granted pursuant to the Credit Documents to secure all Obligations owing to the Secured Creditors. Such security interests have been created in favor of the Collateral Agent for the benefit of the Secured Creditors, and apply to all Indenture Collateral now or hereafter in the Bailee's possession, including, without limitation, all certificated securities, letters of credit, advices of credit, goods and instruments now or at any time hereafter in the Bailee's possession. The notice given pursuant to this paragraph is intended by the parties hereto to perfect the Collateral Agent's (on behalf of the Secured Creditors) security interests in all Indenture Collateral now or at any time hereafter in your possession. Such notice is given for purposes of all applicable law (including without limitation the provisions of Sections 9-305 and 8-313 of the Uniform Commercial Code as in effect in the States of New York and Nevada).

         2.2 Bailee Representations. For the benefit of the Secured Creditors, the Bailee hereby represents that (x) Annex I hereto constitutes a true and correct list, as of the date hereof, of all Existing Indenture Collateral in its possession and (y) Annex II hereto is a true and correct list of each (or any) agent, sub-agent, sub-collateral agent, custodian, bailee or other Person, as of the date hereof, holding any Existing Indenture Collateral for, or at the direction of, the Bailee, together with a true and correct list as of the date hereof of all Existing Indenture Collateral held by such agent, sub-agent, sub-collateral agent, custodian, bailee or other Person.

         2.3 Successor Bailee; Resignation of Bailee. (a) If the Bailee at any time resigns as a holder of Indenture Collateral, it shall (contemporaneously with the effectiveness of such resignation) use reasonable efforts to cause any successor to it as holder of Indenture Collateral (if any) to execute a Bailee Agreement in substantially the form of this Bailee Agreement.

         3. DELIVERY OF INDENTURE COLLATERAL TO CSFB.

         3.1 Delivery of Collateral. (a) If at any time any Indenture Collateral held by the Bailee or any of its agents or sub-agent is, in accordance with the requirements of the respective Indenture Collateral Document, to be delivered to the U.S. Borrower or any of its Subsidiaries (including without limitation as a result of any covenant defeasance effected in accordance with the requirements of the Indenture), the Bailee shall instead directly deliver such Indenture Collateral to CSFB to be held by it

                                                                       EXHIBIT G
                                                                          Page 7


pursuant to the Credit Documents (or released by it in accordance with the terms thereof if same is not required to be held pursuant thereto).

         (b) If at any time an Event of Default under, and as defined in, the Indenture occurs and the Bailee (or the Trustee) takes remedial action, or otherwise obtains proceeds from, the Indenture Collateral, any Indenture Collateral (or proceeds thereof) which remains after the satisfaction in full of all Obligations of, and claims of, the holders of the Senior Secured Notes (and of the Trustee and any Bailee) will be delivered to CSFB.

         (c) By their execution and delivery of a copy of this Agreement, each of the U.S. Borrower and each of its Subsidiaries party hereto hereby authorizes and directs the Bailee to deliver Indenture Collateral to CSFB in accordance with the provisions of preceding clauses (a) and (b).

         4. MISCELLANEOUS

         4.1 Successors and Assigns. (a) This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of each of Creditors (and the Secured Creditors) and their respective successors, participants and assigns.

         (b) In connection with any assignment or transfer of any or all of the obligations owed to either Creditor or any or all rights of either of the Creditors in the Indenture Collateral (other than pursuant to a participation), the Bailee, the U.S Borrower and each of the Creditors agrees to execute and deliver an agreement containing terms substantially identical to those contained herein in favor of any such assignee or transferee and, in addition, upon CSFB's request, will execute and deliver an agreement containing terms substantially identical to those contained herein in favor of any third person who succeeds to or replaces a material portion of the financing pursuant to the CSFB Agreements, whether such successor financing or replacement occurs by transfer, assignment, "takeout" or any other means or vehicle.

         4.2 Notices. All notices, requests and demands to or upon the respec-tive parties hereto shall be in writing and shall be deemed duly given, made or received: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next business day, one (1) business day after sending; and if mailed by certified mail, return receipt requested, five (5) days after mailing to the parties at their addresses set forth

                                                                       EXHIBIT G
                                                                          Page 8

below (or to such other addresses as the parties may designate in accordance with the provisions of this Section):

                     To CSFB:

                     Credit Suisse First Boston
                     Eleven Madison Avenue
                     New York, New York 10010
                     Attention:  Ed Barr
                     Telephone No.:  (212) 325-9151
                     Telecopier No.: (212) 325-8309


                     To the Bailee:

                     United States Trust Company of New York
                     114 West 47th Street
                     New York, New York  10036-153
                     Attention: Corporate Trust and Agency Division Telephone No.: (212) 852-1000
                     Telecopier No.: (212) 852-1626


                     To the U.S. Borrower:

                     Alliance Gaming Corporation
                     6601 South Bermuda Road
                     Las Vegas, Nevada  89119
                     Telephone No.:  (702) 896-7700
                     Telecopier No.: (702) 263-5636
                     Attention:  Scott Schweinfurth

Any Creditor may change the address(es) to which all notices, requests and other communications are to be sent by giving written notice of such address change to the other Creditor in conformity with this Section 6.2, but such change shall not be effective until notice of such change has been received by the other Creditor.

                                                                       EXHIBIT G
                                                                          Page 9


         4.3 Counterparts. This Bailee Agreement may be executed in any number of counterparts, each of which shall be an original with the same force and effect as if the signatures thereto and hereto were upon the same instrument.

         4.4 Governing Law. The validity, construction and effect to this Agreement shall be governed by the laws of the State of New York (without regard to principles of conflict of laws).

         4.5 Compensation. The Bailee shall not be entitled to any independent compensation for its actions as Bailee hereunder; provided that the U.S. Borrower agrees to promptly reimburse the Bailee for any fees and expenses incurred by it hereunder (including, without limitation, reasonable fees and expenses of legal counsel). Furthermore, the U.S. Borrower shall indemnify the Bailee, to the same extent as it is obligated to indemnify the Trustee pursuant to Section 8.7 of the Indenture, for any actions taken by it as Bailee pursuant to this Bailee Agreement, which indemnification obligations shall be fully secured by the Indenture Collateral.

         4.6 No Third Parties Benefitted. Except as expressly provided in
Section 6.1, this Agreement is solely for the benefit of Bailee, the Creditors (and the Secured Creditors) and the U.S. Borrower, its Subsidiaries party hereto and their respective successors, participants and assigns, and no other person shall have any right, benefit, priority or interest under, or because of the existence of, this Bailee Agreement.

         4.7 Applicable Gaming Laws. The parties hereto agree that the provisions of this Agreement are subject to all Applicable Gaming Regulations (as defined in the Credit Agreement) and all Gaming Regulations (as defined in the Indenture). Furthermore, to the extent that at any time any Indenture Collateral is not pledged to secure the Obligations owing pursuant to the Credit Agreement (in the circumstances contemplated by Section 13.18 of the Credit Agreement or otherwise), then this Bailee Agreement shall not create or be deemed to create a security interest in such Indenture Collateral.

         4.8 Term. This Bailee Agreement is a continuing agreement and shall remain in full force and effect until the satisfaction in full of all Obligations owing to the holders of the Senior Secured Notes and the Trustee, if any, and the transfer by the Bailee of all Indenture Collateral then held by it to CSFB in accordance with the requirements of this Bailee Agreement.

         IN WITNESS WHEREOF, the parties have caused this Bailee Agreement to be duly executed as of the day and year first above written.

                                        UNITED STATES TRUST COMPANY
                                            OF NEW YORK


                                        By:/s/ John Guiliano
                                           -------------------------------
                                           Title: Vice President


                                        CREDIT SUISSE FIRST BOSTON,
                                          as Administrative Agent and
                                          as Collateral Agent


                                        By:/s/ Sean S. Bernard
                                           -------------------------------
                                           Title: Assistant Vice President


                                        By:/s/ Edward Barr
                                           -------------------------------
                                           Title: Associate

        Each of the undersigned hereby acknowledges and agrees to the foregoing terms and provisions. By its signature below, each of the undersigned agrees that it will, together with its successors and assigns, be bound by the provisions of the foregoing Bailee Agreement.

        Each of the undersigned acknowledges and agrees that it will execute and deliver such additional documents and take such additional action as may be reasonably requested by either of Creditors to effectuate the provisions and purposes of the foregoing Bailee Agreement.


                                         ALLIANCE GAMING CORPORATION


                                         By: /s/ Scott Schweinfurth
                                             --------------------------
                                             Title: Senior Vice President, CFO
                                                      and Treasurer



                                         ALLIANCE HOLDING COMPANY,


                                         By: /s/ Scott Schweinfurth
                                             --------------------------
                                             Title: Treasurer



                                         APT GAMES, INC.,


                                         By: /s/ Scott Schweinfurth
                                             --------------------------
                                             Title: Treasurer

                                              UNITED COIN MACHINE CO.


                                              By: /s/ Scott Schweinfurth
                                                  --------------------------
                                                  Title: Treasurer


                                              PLANTATION INVESTMENTS, INC.


                                              By: /s/ Scott Schweinfurth
                                                  --------------------------
                                                  Title: Treasurer



                                              FOREIGN GAMING VENTURES, INC.


                                              By: /s/ Scott Schweinfurth
                                                  --------------------------
                                                  Title: Treasurer



                                              LOUISIANA VENTURES, INC.


                                              By: /s/ Scott Schweinfurth
                                                  --------------------------
                                                  Title: Treasurer

                                              UNITED GAMING RAINBOW


                                              By: /s/ Scott Schweinfurth
                                                  --------------------------
                                                  Title: Treasurer



                                              NATIVE AMERICAN INVESTMENT, INC.


                                              By: /s/ Scott Schweinfurth
                                                  --------------------------
                                                  Title: Treasurer



                                              BALLY GAMING INTERNATIONAL, INC.


                                              By: /s/ Scott Schweinfurth
                                                  --------------------------
                                                  Title: Treasurer



                                              BALLY GAMING, INC.


                                              By: /s/ Scott Schweinfurth
                                                  --------------------------
                                                  Title: Treasurer

                                   EXHIBIT H-1

                                                                     EXHIBIT H-1
                                                         [CONFORMED AS EXECUTED]

                           U.S. SUBSIDIARIES GUARANTY

            GUARANTY, dated as of August 8, 1997 (as amended, modified or supplemented from time to time, this "Guaranty"), made by each of the undersigned (each a "Guarantor", and together with any other entity that becomes a party hereto pursuant to Section 25 hereof, the "Guarantors"). Except as otherwise defined herein, capitalized terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.

                              W I T N E S S E T H :

            WHEREAS, Alliance Gaming Corporation, Bally Wulff Vertriebs GmbH, Bally Wulff Automaten GmbH (each a "Borrower, and collectively, the "Borrowers"), various lenders from time to time party thereto (the "Lenders"), and Credit Suisse First Boston, as Administrative Agent (together with any successor agent, the "Administrative Agent", and together with the Lenders and the Collateral Agent are herein called the "Lender Creditors"), have entered into a Credit Agreement, dated as of August 8, 1997 (as amended, modified or supplemented from time to time, the "Credit Agreement"), providing for the making of Loans and the issuance of, and participation in, Letters of Credit, as contemplated therein;

            WHEREAS, each Borrower and/or one or more of its Subsidiaries may at any time and from time to time enter into one or more Interest Rate Protection Agreements or Other Hedging Agreements with one or more Lenders or any affiliate thereof (each such Lender or affiliate, even if the respective Lender subsequently ceases to be a Lender under the Credit Agreement for any reason, together with such Lender's or affiliate's successors and assigns, if any, collectively, the "Other Creditors," and together with the Lender Creditors, are herein called the "Creditors");

            WHEREAS, each Guarantor is a direct or indirect Subsidiary of the U.S. Borrower;

                                                                     EXHIBIT H-1
                                                                          Page 2

            WHEREAS, it is a condition precedent to the making of Loans and the issuance of Letters of Credit under the Credit Agreement that each Guarantor shall have executed and delivered this Guaranty; and

            WHEREAS, each Guarantor will obtain benefits from the incurrence of Loans and the issuance of Letters of Credit under the Credit Agreement and the entering into of Interest Rate Protection Agreements or Other Hedging Agreements and, accordingly, desires to execute this Guaranty in order to satisfy the conditions described in the preceding paragraph;

            NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Guarantor, the receipt and sufficiency of which are hereby acknowledged, each Guarantor hereby makes the following representations and warranties to the Creditors and hereby covenants and agrees with each Creditor as follows:

            1. Each Guarantor, jointly and severally, unconditionally and irrevocably guarantees: (i) to the Lender Creditors the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of (x) the principal of and interest on the Notes issued by, and the Loans made to, each Borrower under the Credit Agreement, and all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit issued under the Credit Agreement and (y) all other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities owing by any Borrower to the Lender Creditors under the Credit Agreement or any other Credit Document to which such Borrower is a party (including, without limitation, indemnities, Fees and interest thereon), whether now existing or hereafter incurred under, arising out of or in connection with the Credit Agreement or any such other Credit Document and the due performance and compliance with all of the terms, conditions and agreements contained in such Credit Documents by any Borrower (all such principal, interest, liabilities and obligations being herein collectively called the "Credit Document Obligations"); and (ii) to each Other Creditor the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities owing by the U.S. Borrower or any Subsidiary of the U.S. Borrower (each such Subsidiary, together with the U.S. Borrower, are herein called the "Credit Parties") under any Interest Rate Protection Agreement or Other Hedging Agreement, whether now in existence or hereafter arising, and the due performance and compliance by each Credit Party with all of the terms, conditions and agreements contained in the Interest Rate Protection Agreements or Other Hedging Agreements (all such obligations and liabilities being herein collectively called the "Other Obligations," and together with the Credit Document Obligations are herein collectively called the

                                                                     EXHIBIT H-1
                                                                          Page 3

"Guaranteed Obligations"). Each Guarantor understands, agrees and confirms that the Creditors may enforce this Guaranty up to the full amount of the Guaranteed Obligations against each Guarantor without proceeding against any other Guarantor, any other Credit Party, against any security for the Guaranteed Obligations, or under any other guaranty covering all or a portion of the Guaranteed Obligations. For purposes of this Section 1, the term "Guarantor" as applied to any Guarantor shall refer to such Guarantor as a guarantor of indebtedness incurred by others, as opposed to indebtedness directly incurred by it.

            2. Additionally, each Guarantor, jointly and severally, unconditionally and irrevocably, guarantees the payment of any and all Guaranteed Obligations of any Credit Party to the Creditors whether or not due or payable by the Credit Parties upon the occurrence in respect of such Credit Party of any of the events specified in Section 10.05 of the Credit Agreement, and unconditionally and irrevocably, jointly and severally, promises to pay such Guaranteed Obligations to the Creditors, or order, on demand.

            3. Each Guarantor agrees that all payments made by it with respect to any Guaranteed Obligations pursuant to this Guaranty shall be made in the respective currency in which the underlying Guaranteed Obligations are denominated or payable, as the case may be. This Guaranty shall constitute a guaranty of payment, and not of collection.

            4. The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the indebtedness of any Credit Party whether executed by such Guarantor, any other Guarantor, any other guarantor or by any other party, and the liability of each Guarantor hereunder shall not be affected or impaired by any circumstance or occurrence whatsoever, including, without limitation: (a) any direction as to application of payment by any Credit Party or by any other party, (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the indebtedness of any Credit Party, (c) any payment on or in reduction of any such other guaranty or undertaking, (d) any dissolution, termination or increase, decrease or change in personnel by any Credit Party, (e) any payment made to any Creditor on the indebtedness which any Creditor repays to any Credit Party pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, (f) any action or inaction by the Creditors as contemplated in Section 7 hereof, or (g) any invalidity, irregularity or unenforceability of all or part of the Guaranteed Obligations or of any security therefor.

            5. The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, any other guarantor or any Credit Party, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not

                                                                     EXHIBIT H-1
                                                                          Page 4

action is brought against any other Guarantor, any other guarantor of any Credit Party or any Credit Party and whether or not any other Guarantor, any other guarantor of any Credit Party or any Credit Party be joined in any such action or actions. Each Guarantor waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by any Credit Party or other circumstance which operates to toll any statute of limitations as to such Credit Party shall operate to toll the statute of limitations as to each Guarantor.

            6. Each Guarantor hereby waives notice of acceptance of this Guaranty and notice of any liability to which it may apply, and waives promptness, diligence, presentment, demand of payment, protest, notice of dishonor or nonpayment of any such liabilities, suit or taking of other action by the Administrative Agent or any other Creditor against, and any other notice to, any party liable thereon (including such Guarantor, any other guarantor of any Credit Party or any Credit Party).

            7. Any Creditor may at any time and from time to time without the consent of, or notice to, any Guarantor, without incurring responsibility to such Guarantor, without impairing or releasing the obligations of such Guarantor hereunder, upon or without any terms or conditions and in whole or in part:

            (a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew or alter, any of the Guaranteed Obligations, any security therefor, or any liability incurred directly or indirectly in respect thereof, and the guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

            (b) sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

            (c) exercise or refrain from exercising any rights against any Credit Party or others or otherwise act or refrain from acting;

            (d) release or substitute any one or more endorsers, guarantors, any Credit Party or other obligors;

            (e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all

                                                                     EXHIBIT H-1
                                                                          Page 5

      or any part thereof to the payment of any liability (whether due or not) of any Credit Party to creditors of such Credit Party other than the Creditors;

            (f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of any Credit Party to the Creditors regardless of what liabilities of such Credit Party remain unpaid;

            (g) consent to or waive any breach of, or any act, omission or default under, any of the Interest Rate Protection Agreements or Other Hedging Agreements, the Credit Documents or any of the instruments or agreements referred to therein, or otherwise amend, modify or supplement any of the Interest Rate Protection Agreements or Other Hedging Agreements, the Credit Documents or any of such other instruments or agreements; and/or

            (h) act or fail to act in any manner referred to in this Guaranty which may deprive such Guarantor of its right to subrogation against any Credit Party to recover full indemnity for any payments made pursuant to this Guaranty.

            8. No invalidity, irregularity or unenforceability of all or any part of the Guaranteed Obligations or of any security therefor shall affect, impair or be a defense to this Guaranty, and this Guaranty shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment in full of the Guaranteed Obligations.

            9. This Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. No failure or delay on the part of any Creditor in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which any Creditor would otherwise have. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Creditor to any other or further action in any circumstances without notice or demand. It is not necessary for any Creditor to inquire into the capacity or powers of any Credit Party or the officers, directors, partners or agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

                                                                     EXHIBIT H-1
                                                                          Page 6

            10. Any indebtedness of any Credit Party now or hereafter held by any Guarantor is hereby subordinated to the indebtedness of such Credit Party to the Creditors; and such indebtedness of such Credit Party to any Guarantor, if the Administrative Agent, after an Event of Default has occurred and is continuing, so requests, shall be collected, enforced and received by such Guarantor as trustee for the Creditors and be paid over to the Creditors on account of the indebtedness of such Credit Party to the Creditors, but without affecting or impairing in any manner the liability of such Guarantor under the other provisions of this Guaranty. Prior to the transfer by any Guarantor of any note or negotiable instrument evidencing any indebtedness of any Credit Party to such Guarantor, such Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, each guarantor hereby agrees with the Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full.

            11. (a) Each Guarantor waives any right (except as shall be required by applicable statute and cannot be waived) to require the Creditors to: (i) proceed against any Credit Party, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party; (ii) proceed against or exhaust any security held from any Credit Party, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party; or (iii) pursue any other remedy in the Creditors' power whatsoever. Each Guarantor waives any defense based on or arising out of any defense of any Credit Party, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party other than payment in full of the Guaranteed Obligations, including, without limitation, any defense based on or arising out of the disability of such Credit Party, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of such Credit Party other than payment in full of the Guaranteed Obligations. The Creditors may, at their election, foreclose on any security held by the Administrative Agent, the Collateral Agent or the other Creditors by one or more judicial or nonjudicial sales (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Creditors may have against any Credit Party or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guaranteed Obligations have been paid in full. Each Guarantor waives any defense arising out of any such election by the Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any Credit Party or any other party or any security.

                                                                     EXHIBIT H-1
                                                                          Page 7

            (b) Each Guarantor waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional indebtedness. Each Guarantor assumes all responsibility for being and keeping itself informed of each Credit Party's financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that the Creditors shall have no duty to advise any Guarantor of information known to them regarding such circumstances or risks.

            12. In order to induce the Lenders to make Loans and issue Letters of Credit pursuant to the Credit Agreement, and in order to induce the Other Creditors to execute, deliver and perform the Interest Rate Protection Agreements or Other Hedging Agreements, each Guarantor represents, warrants and covenants that:

            (a) Such Guarantor (i) is a duly organized and validly existing corporation partnership, or limited liability company in good standing under the laws of the jurisdiction of its organization, (ii) has the requisite corporate, partnership, or limited liability company power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on the business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the U.S. Borrower and its Subsidiaries taken as a whole.

            (b) Such Guarantor has the requisite corporate, partnership, or limited liability company power and authority to execute, deliver and carry out the terms and provisions of this Guaranty and each other Credit Document to which it is a party and has taken all necessary corporate, partnership, or limited liability company action to authorize the execution, delivery and performance by it of each such Credit Document. Such Guarantor has duly executed and delivered this Guaranty and each other Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Guarantor enforceable in accordance with its terms, except to the extent that the enforceability hereof and thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law).

                                                                     EXHIBIT H-1
                                                                          Page 8

            (c) Neither the execution, delivery or performance by such Guarantor of this Guaranty or any other Credit Document to which it is a party, nor compliance by it with the terms and provisions hereof and thereof (i) will contravene any applicable provision of any law, statute, rule or regulation, or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under or (other than pursuant to the Security Documents) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Guarantor or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, credit agreement or other material agreement or other instrument to which such Guarantor is a party or by which it or any of its property or assets is bound or to which it may be subject or (iii) will violate any provision of the certificate of incorporation or by-laws (or equivalent organizational documents) of such Guarantor.

            (d) Except as specifically described in Schedule X to the Credit Agreement, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of this Guaranty or any other Credit Document to which such Guarantor is a party or (ii) the legality, validity, binding effect or enforceability of this Guaranty or any other Credit Document to which such Guarantor is a party.

            (e) There are no actions, suits or proceedings pending or threatened
      (i) with respect to this Guaranty or (ii) with respect to such Guarantor that could reasonably be expected to have a material adverse effect on the business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the U.S. Borrower and its Subsidiaries taken as a whole.

            13. Each Guarantor covenants and agrees that on and after the date hereof and until the termination of the Total Commitments and all Interest Rate Protection Agreements or Other Hedging Agreements and when no Note or Letter of Credit remains outstanding and all Guaranteed Obligations have been paid in full, such Guarantor shall take, or will refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no violation of any provision, covenant or agreement contained in Section 8 or 9 of the Credit Agreement, and so that no Default or Event of Default, is caused by the actions of such Guarantor or any of its Subsidiaries.

                                                                     EXHIBIT H-1
                                                                          Page 9

            14. The Guarantors hereby jointly and severally agree to pay all reasonable out-of-pocket costs and expenses of each Creditor in connection with the enforcement of this Guaranty and any amendment, waiver or consent relating hereto (including, without limitation, the reasonable fees and disbursements of counsel (including in-house counsel) employed by any of the Creditors).

            15. This Guaranty shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the Creditors and their successors and assigns.

            16. Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated except with the written consent of each Guarantor directly affected thereby and with the written consent of either (x) the Required Lenders (or to the extent required by Section 13.12 of the Credit Agreement, with the written consent of each Lender) at all times prior to the time at which the Total Commitments have terminated and all Credit Document Obligations have been paid in full or (y) the holders of at least a majority of the outstanding Other Obligations at all times after the time at which the Total Commitments have terminated and all Credit Document Obligations have been paid in full; provided, that any change, waiver, modification or variance affecting the rights and benefits of a single Class (as defined below) of Creditors (and not all Creditors in a like or similar manner) shall require the written consent of the Requisite Creditors (as defined below) of such Class of Creditors (it being understood that the addition or release of any Guarantor hereunder shall not constitute a change, waiver, discharge or termination affecting any Guarantor other than the Guarantor so added or released). For the purpose of this Guaranty the term "Class" shall mean each class of Creditors, i.e., whether
(x) the Lender Creditors as holders of the Credit Document Obligations or (y) the Other Creditors as the holders of the Other Obligations. For the purpose of this Guaranty, the term "Requisite Creditors" of any Class shall mean (x) with respect to the Credit Document Obligations, the Required Lenders and (y) with respect to the Other Obligations, the holders of at least a majority of all obligations outstanding from time to time under the Interest Rate Protection Agreements or Other Hedging Agreements.

            17. Each Guarantor acknowledges that an executed (or conformed) copy of each of the Credit Documents, as same exist on the Initial Borrowing Date, have been made available to its principal executive officers and such officers are familiar with the contents thereof.

            18. In addition to any rights now or hereafter granted under applicable law (including, without limitation, Section 151 of the New York Debtor and Creditor Law) and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default (such term to mean and include any "Event of Default" as defined in the Credit Agreement or any payment default under any Interest Rate Protection Agree-

                                                                     EXHIBIT H-1
                                                                         Page 10

ment or Other Hedging Agreement continuing after any applicable grace period), each Creditor is hereby authorized at any time or from time to time, without notice to any Guarantor or to any other Person, any such notice being expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Creditor to or for the credit or the account of such Guarantor, against and on account of the obligations and liabilities of such Guarantor to such Creditor under this Guaranty, irrespective of whether or not such Creditor shall have made any demand hereunder and although said obligations, liabilities, deposits or claims, or any of them, shall be contingent or unmatured.

            19. All notices, requests, demands or other communications pursuant hereto shall be deemed to have been duly given or made when delivered to the Person to which such notice, request, demand or other communication is required or permitted to be given or made under this Guaranty, addressed to such party at
(i) in the case of any Lender Creditor, as provided in the Credit Agreement,
(ii) in the case of any Guarantor, at 6601 South Bermuda Road, Las Vegas, Nevada 89119, Attention: Scott Schweinfurth, Telephone No.: (702) 896-7700, Telecopier
No.: (702) 263-5636 and (iii) in the case of any Other Creditor, at such address as such Other Creditor shall have specified in writing to the Guarantors; or in any case at such other address as any of the Persons listed above may hereafter notify the others in writing.

            20. If claim is ever made upon any Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including any Credit Party), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Guarantor, notwithstanding any revocation hereof or other instrument evidencing any liability of any Credit Party, and such Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

            21. (A) THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE CREDITORS AND OF THE UNDERSIGNED HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS). Any legal action or proceeding with respect to this Guaranty or any other Credit Document to which such Guarantor is a party may be brought in the courts of the State of New York or of the United States of America for the Southern District of New

                                                                     EXHIBIT H-1
                                                                         Page 11

York, and, by execution and delivery of this Guaranty, each Guarantor hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each Guarantor hereby further irrevocably waives any claim that any such courts lack jurisdiction over such Guarantor, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement or any other Credit Document brought in any of the aforesaid courts, that any such court lacks jurisdiction over such Guarantor. Each Guarantor further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Guarantor at its address set forth opposite its signature below, such service to become effective 30 days after such mailing. Each Guarantor hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other Credit Document that service of process was in any way invalid or ineffective. Nothing herein shall affect the right of any of the Creditors to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against each Guarantor in any other jurisdiction.

            (B) Each Guarantor hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Guaranty or any other Credit Document to which such Guarantor is a party brought in the courts referred to in clause (A) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that such action or proceeding brought in any such court has been brought in an inconvenient forum.

            (C) EACH GUARANTOR AND EACH CREDITOR (BY ITS ACCEPTANCE OF THE BENEFITS OF THIS GUARANTY) HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY, THE OTHER CREDIT DOCUMENTS TO WHICH SUCH GUARANTOR IS A PARTY OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

            22. In the event that all of the capital stock of one or more Guarantors is sold or otherwise disposed of (but not to the U.S. Borrower or a Subsidiary thereof) or liquidated in compliance with the requirements of Section
9.02 of the Credit Agreement (or such sale or other disposition has been approved in writing by the Required Lenders (or all Lenders if required by Section 13.12 of the Credit Agreement)) and the proceeds of such sale, disposition or liquidation are applied in accordance with the provisions of the Credit Agreement, to the extent applicable, such Guarantor shall (so long as such Guarantor is contemporaneously released from any guaranty by it of the New Senior Subordinated Notes)

                                                                     EXHIBIT H-1
                                                                         Page 12

be released from this Guaranty and this Guaranty shall, as to each such Guarantor or Guarantors, terminate, and have no further force or effect (it being understood and agreed that the sale of one or more Persons (but not to the U.S. Borrower or a Subsidiary thereof) that own, directly or indirectly, all of the capital stock or partnership or limited liability company interests of any Guarantor shall be deemed to be a sale of such Guarantor for the purposes of this Section 22).

            23. This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Guarantors and the Administrative Agent.

            24. All payments made by any Guarantor hereunder will be made without setoff, counterclaim or other defense and on the same basis as payments made by the Borrowers pursuant to Sections 4.03 and 4.04 of the Credit Agreement.
            25. It is understood and agreed that any Subsidiary of the U.S. Borrower that is required to execute a counterpart of this Guaranty pursuant to the Credit Agreement shall automatically become a Guarantor hereunder by executing a counterpart hereof and delivering the same to the Administrative Agent.

            26. At any time a payment in respect of the Guaranteed Obligations is made under this Guaranty, the right of contribution of each Guarantor against each other Guarantor shall be determined as provided in the immediately following sentence, with the right of contribution of each Guarantor to be revised and restated as of each date on which a payment (a "Relevant Payment") is made on the Guaranteed Obligations under this Guaranty. At any time that a Relevant Payment is made by a Guarantor that results in the aggregate payments made by such Guarantor in respect of the Guaranteed Obligations to and including the date of the Relevant Payment exceeding such Guarantor's Contribution Percentage (as defined below) of the aggregate payments made by all Guarantors in respect of the Guaranteed Obligations to and including the date of the Relevant Payment (such excess, the "Aggregate Excess Amount"), each such Guarantor shall have a right of contribution against each other Guarantor who has made payments in respect of the Guaranteed Obligations to and including the date of the Relevant Payment in an aggregate amount less than such other Guarantor's Contribution Percentage of the aggregate payments made to and including the date of the Relevant Payment by all Guarantors in respect of the Guaranteed Obligations (the aggregate amount of such deficit, the "Aggregate Deficit Amount") in an amount equal to (x) a fraction the numerator of which is the Aggregate Excess Amount of such Guarantor and the denominator of which is the Aggregate Excess Amount of all Guarantors multiplied by (y) the Aggregate Deficit Amount of such other

                                                                     EXHIBIT H-1
                                                                         Page 13

Guarantor. A Guarantor's right of contribution pursuant to the preceding sentences shall arise at the time of each computation, subject to adjustment to the time of any subsequent computation; provided, that no Guarantor may take any action to enforce such right until the Guaranteed Obligations have been paid in full and the Total Commitment and all Letters of Credit have been terminated, it being expressly recognized and agreed by all parties hereto that any Guarantor's right of contribution arising pursuant to this Section 26 against any other Guarantor shall be expressly junior and subordinate to such other Guarantor's obligations and liabilities in respect of the Guaranteed Obligations and any other obligations owing under this Guaranty. As used in this Section 26: (i) each Guarantor's "Contribution Percentage" shall mean the percentage obtained by dividing (x) the Adjusted Net Worth (as defined below) of such Guarantor by (y) the aggregate Adjusted Net Worth of all Guarantors; (ii) the "Adjusted Net Worth" of each Guarantor shall mean the greater of (x) the Net Worth (as defined below) of such Guarantor and (y) zero; and (iii) the "Net Worth" of each Guarantor shall mean the amount by which the fair salable value of such Guarantor's assets on the date of any Relevant Payment exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any Guaranteed Obligations arising under this Guaranty) on such date. All parties hereto recognize and agree that, except for any right of contribution arising pursuant to this Section 26, each Guarantor who makes any payment in respect of the Guaranteed Obligations shall have no right of contribution or subrogation against any other Guarantor in respect of such payment. Each of the Guarantors recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. In this connection, each Guarantor has the right to waive its contribution right against any Guarantor to the extent that after giving effect to such waiver such Guarantor would remain solvent, in the determination of the Required Lenders.

            27. Each Creditor and each Guarantor hereby confirms that it is its intention that this Guaranty not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act or any similar Federal or state law. To effectuate the foregoing intention, each Creditor and each Guarantor hereby irrevocably agrees that the Guaranteed Obligations guaranteed by each Guarantor shall be limited to such amount as will, after giving effect to such maximum amount and all of such Guarantor's other (contingent or otherwise) liabilities that are relevant under such laws, and after giving effect to any rights to contribution pursuant to any agreement providing for an equitable contribution among the Guarantors (including pursuant to Section 26 hereof), result in the Guaranteed Obligations of such Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance.

            28. (a) The Guarantors' obligations hereunder to make payments in the Applicable Currency (the "Obligation Currency") shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency

                                                                     EXHIBIT H-1
                                                                         Page 14

other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the respective Creditor of the full amount of the Obligation Currency expressed to be payable to such Creditor under this Guaranty. If for the purpose of obtaining or enforcing judgment against any Guarantor in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the "Judgment Currency") an amount due in the Obligation Currency, the conversion shall be made, at the Deutsche Mark Equivalent or the Dollar Equivalent thereof, as the case may be, and, in the case of other currencies the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as on the day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the "Judgment Currency Conversion Date").

            (b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Guarantors covenant and agree to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment of judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

            (c) For purposes of determining the Deutsche Mark Equivalent or the Dollar Equivalent or any other rate of exchange for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

            29. Notwithstanding anything to the contrary contained elsewhere in this Guaranty, the parties hereto hereby agree that if at any time RCVP is a Guarantor (whether as an initial signatory hereto or as a result of its execution of a counterpart hereof as contemplated by Section 25 after the Initial Borrowing Date), then, and for so long as RCVP is not a Wholly-Owned Subsidiary of the U.S. Borrower, the obligations of RCVP pursuant to this Guaranty (including without limitation pursuant to Sections 1 and 2) shall be limited from time to time the maximum amount permitted to be guaranteed by it in accordance with the terms of the Second Amended and Restated Agreement of Limited Partnership, dated as of March 29, 1995 (the "RCVP Partnership Agreement") entered into by United Gaming Rainbow, as general partner, and The Rainbow Casino Corporation, as limited partner, as same is in effect from time to time; provided that the relevant restrictions which would apply to amounts guaranteed by RCVP shall not be made more restrictive (from the point of view of Creditors) than those as in effect on the Initial Borrowing Date.

            IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.


                                              ALLIANCE HOLDING COMPANY,
                                               as a Guarantor

                                              By  /s/ Scott Schweinfurth
                                                  ------------------------------
                                                  Title: Treasurer

                                              APT GAMES, INC.,
                                               as a Guarantor

                                              By  /s/ Scott Schweinfurth
                                                  ------------------------------
                                                  Title: Treasurer

                                              UNITED COIN MACHINE CO.,
                                               as a Guarantor

                                              By  /s/ Scott Schweinfurth
                                                  ------------------------------
                                                  Title: Treasurer

                                              PLANTATION INVESTMENTS, INC.,
                                               as a Guarantor

                                              By  /s/ Scott Schweinfurth
                                                  ------------------------------
                                                  Title: Treasurer

                                              FOREIGN GAMING VENTURES, INC.,
                                               as a Guarantor

                                              By  /s/ Scott Schweinfurth
                                                  ------------------------------
                                                  Title: Treasurer

                                              LOUISIANA VENTURES, INC.,
                                               as a Guarantor

                                              By  /s/ Scott Schweinfurth
                                                  ------------------------------
                                                  Title: Treasurer

                                              UNITED GAMING RAINBOW,
                                               as a Guarantor

                                              By  /s/ Scott Schweinfurth
                                                  ------------------------------
                                                  Title: Treasurer

                                              NATIVE AMERICAN INVESTMENT,
                                               INC., as a Guarantor

                                              By  /s/ Scott Schweinfurth
                                                  ------------------------------
                                                  Title: Treasurer

                                              BALLY GAMING INTERNATIONAL,
                                               INC., as a Guarantor

                                              By  /s/ Scott Schweinfurth
                                                  ------------------------------
                                                  Title: Treasurer

                                              BALLY GAMING, INC.,
                                               as a Guarantor

                                              By  /s/ Scott Schweinfurth
                                                  ------------------------------
                                                  Title: Treasurer

Accepted and Agreed to:

CREDIT SUISSE FIRST BOSTON,
   as Administrative Agent

By /s/ Sean S. Bernard
   ---------------------------------
   Title: Assistant Vice President


By /s/ Edward E. Barr
   ---------------------------------
   Title: Associate

                                                                     EXHIBIT H-2

                                                                     EXHIBIT H-2
                                                         [CONFORMED AS EXECUTED]

                          GERMAN SUBSIDIARIES GUARANTY

            GUARANTY, dated as of August 8, 1997 (as amended, modified or supplemented from time to time, the "Guaranty"), made by each of the undersigned (each a "Guarantor" and collectively, the "Guarantors"). Except as otherwise defined herein, terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.

            WHEREAS, (i) Alliance Gaming Corporation, Las Vegas, USA (the "US-Borrower"), (ii) Bally Wulff Vertriebs GmbH, Hannover, Germany (hereinafter the "Bally Wulff Vertrieb"), (iii) Bally Wulff Automaten GmbH, Berlin, Germany (hereinafter the "Bally Wulff Automaten") (Bally Wulff Vertrieb and Bally Wulff Automaten the "German Borrowers", the plural form including the singular; the US-Borrower and the German Borrowers together the "Borrowers"), the financial institutions from time to time party thereto (the "Lenders") and Credit Suisse First Boston, as Administrative Agent (the "Agent," and together with the Lenders, the "Lender Creditors"), have entered into a credit agreement, dated as of August 8, 1997 (as amended, modified or supplemented from time to time, the "Credit Agreement");

            WHEREAS, in the Credit Agreement the Lender Creditors, among others, severally agreed to grant to the German Borrowers Revolving Loans of up to the amount of $55,000,000 (taking the Deutsche Mark Equivalent thereof) (the "Loans");

            WHEREAS, the German Borrowers may enter into Interest Rate Protection Agreements and/or Hedging Agreements with one or all of the Lender Creditors or any affiliate thereof (hereinafter the "Other Creditors" and together with the Lender Creditors the "Creditors") (hereinafter the "Additional Agreements").

            WHEREAS, it is a condition precedent to the making of the Loans and the issuance of, and participation in, German Letters of Credit under the Credit Agreement that each German Subsidiary Guarantor shall have executed and delivered this Guaranty in order to secure the obligations of the German Borrowers under the Credit Agreement and the Additional Agreements.

                                                                     EXHIBIT H-2
                                                                          Page 2

            WHEREAS, each Guarantor will obtain benefits from the incurrence of the Loans by, and the issuance of German Letters of Credit to, the German Borrowers under the Credit Agreement and from the entering into Additional Agreements and, accordingly, desires to execute this Guaranty in order to satisfy the conditions described in the preceding paragraph and to induce the Lenders to make Loans to, and to issue and participate in German Letters of Credit for the account of the German Borrowers;

            NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Guarantor, the receipt and sufficiency of which are hereby acknowledged, each Guarantor hereby makes the following representations and warranties to the Creditors and hereby covenants and agrees with each Creditor as follows:

                                    Section 1

                                    Guaranty

            1. Each Guarantor, jointly and severally, irrevocably and unconditionally guarantees (i) to the Lender Creditors the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of (x) the principal of and interest on the Loans made to the German Borrowers under the Credit Agreement and all reimbursement obligations and Unpaid Drawings with respect to German Letters of Credit issued under the Credit Agreement, and
(y) all other obligations and liabilities owing by any German Borrowers to the Lender Creditors under the Credit Agreement or an other Credit Document to which any German Borrower is a party (including, without limitation, indemnities, Fees and interest thereon) whether now existing or hereafter incurred under, arising out of or in connection with the Credit Agreement or any other Credit Document and the due performance and compliance with all of the terms, conditions and agreements contained in such Credit Documents by any German Borrower (all such principal, interest, liabilities and obligations being herein collectively called the "Credit Document Obligations") and (ii) to each Other Creditor the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations and liabilities owing by any German Borrower under any Additional Agreement, whether now in existence or hereafter arising and the due performance and compliance by any German Subsidiary with all of the terms, conditions and agreements contained in the Additional Agreements (all such obligations and liabilities being herein collectively called the "Other Obligations").

                                                                     EXHIBIT H-2
                                                                          Page 3

            2. In case the Credit Agreement should be void, each Guarantor, jointly and severally, irrevocably and unconditionally guarantees any obligation of the German Borrowers created by applicable law, including, but without limitation the repayment of Loans already paid out to the German Borrowers (those obligations together with the Credit Document Obligations and the Other Obligations the "Guaranteed Obligations").

            3. Each Guarantor, jointly and severally, unconditionally and irrevocably, guarantees any and all Guaranteed Obligations of the German Borrowers to the Creditors whether or not due or payable by the German Borrowers upon the occurrence in respect of the German Borrowers of any of the events specified in Section 10 of the Credit Agreement, and unconditionally and irrevocably, jointly and severally, promises to pay such Guaranteed Obligations to the Creditors, on demand, in lawful money of the Federal Republic of Germany.

            4. Each Guarantor understands, agrees and confirms that the guaranties created hereunder are payable on demand and that the Creditors may enforce this Guaranty up to the full amount of the Guaranteed Obligations against each Guarantor without proceeding against any other Guarantor, one of the German Borrowers, against any security for the Guaranteed Obligations, or under any other guaranty covering all or a portion of the Guaranteed Obligations. All payments by each Guarantor under this Guaranty shall be made on the same basis as payments by the German Borrowers under Section 4 of the Credit Agreement.

            5. The total amount collectable by the Creditors hereunder from those Guarantors which are subsidiaries of each German Subsidiary, (i) shall not exceed the total amount of free reserves plus profits carried forward of this company, and (ii) will meet the restrictions of SectionSection 30, 31 of the German Act on Limited Liability Companies.

                               Section 2

                             Severability

            1. The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the indebtedness of the German Borrowers whether executed by such Guarantor, any other Guarantor, any other guarantor of the German Borrowers or by any other party, and the liability of each

                                                                     EXHIBIT H-2
                                                                          Page 4

Guarantor hereunder shall not be affected or impaired by (a) any direction as to application of payment by the German Borrowers or by any other party, (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the indebtedness of the German Borrowers,
(c) any payment on or in reduction of any such other guaranty or undertaking,
(d) any dissolution, termination or increase, decrease or change in personnel by the German Borrowers or (e) any payment made to any Creditor on the indebtedness which any Creditor repays to the German Borrowers pursuant to a court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding and each Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

            2. The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, any other guarantor of the German Borrowers or the German Borrowers, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor, any other guarantor of the German Borrowers or the German Borrowers and whether or not any other Guarantor, any other guarantor of the German Borrowers or the German Borrowers be joined in any such action or actions.

                                    Section 3

                                     Waiver

            Each Guarantor hereby waives notice of acceptance of this Guaranty and notice of any liability to which it may apply, and waives promptness, diligence, presentment, demand of payment, protest, notice of dishonor or nonpayment of any such liabilities, suit or taking of other action by the Agent or any other Creditor against, and any other notice to, any party liable thereon (including such Guarantor or any other guarantor of the German Borrowers).

                                    Section 4

                      Amendments to Guaranteed Obligations;
                     Independence of Guaranteed Obligations

                                                                     EXHIBIT H-2
                                                                          Page 5


            1. Any Creditor may at any time and from time to time without the consent of, or notice to, any Guarantor, without incurring responsibility to such Guarantor, without impairing or releasing the obligations of such Guarantor hereunder, upon or without any terms or conditions and in whole or in part:

            (a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew or alter, any of the Guaranteed Obligations, any security therefor, or any liability incurred directly or indirectly in respect thereof, and the guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

            (b) sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

            (c) exercise or refrain from exercising any rights against the German Borrowers, or others or otherwise act or refrain from acting;

            (d) release or substitute any one or more endorsers, guarantors, any German Borrower or other obligors;

            (e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the German Subsidiaries to creditors of the German Subsidiaries;

            (f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the German Subsidiaries to the Creditors regardless of what liabilities of the German Subsidiaries remain unpaid;

            (g) consent to or waive any breach of, or any act, omission or default under, any of the Additional Agreements, the Credit Documents or any of the instruments or agreements referred to therein, or otherwise amend, modify or supplement any of the Additional Agreements, Credit Documents or any of such other instruments or agreements; and/or

                                                                     EXHIBIT H-2
                                                                          Page 6


            (h) act or fail to act in any manner referred to in this Guaranty which may deprive such Guarantor of its right to subrogation against any German Subsidiary to recover full indemnity for any payments made pursuant to this Guaranty.

            2. No invalidity, irregularity or unenforceability of all or any part of the Guaranteed Obligations or of any security therefor shall affect, impair or be a defense to this Guaranty, and this Guaranty shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a discharge of a surety or guarantor of the German Borrowers except payment in full of the Guaranteed Obligations.

            3. This Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. No failure or delay on the part of any Creditor in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which any Creditor would otherwise have. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Creditor to any other or further action in any circumstances without notice or demand. It is not necessary for any Creditor to inquire into the capacity or powers of the German Borrowers or any of their respective Subsidiaries or the officers, directors, partners or agents acting or purporting to act on their behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

                                    Section 5

                    Subordination of Rank; Guaranty on Demand

            1. Any indebtedness of any German Subsidiary now or hereafter held by any Guarantor is hereby subordinated to the indebtedness of such German Subsidiary to the Creditors; and such indebtedness of such German Subsidiary to any Guarantor, if the Agent, after an Event of Default has occurred, so requests, shall be collected, enforced and received by such Guarantor as trustee for the Creditors and be paid over

                                                                     EXHIBIT H-2
                                                                          Page 7


to the Creditors on account of the indebtedness of such German Subsidiary to the Creditors, but without affecting or impairing in any manner the liability of such Guarantor under the other provisions of this Guaranty. Prior to the transfer by any Guarantor of any note or negotiable instrument evidencing any indebtedness of any German Subsidiary to such Guarantor, such Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.

            2. Each Guarantor waives any right (except as shall be required by applicable statute and cannot be waived) to require the Creditors to: (i) proceed against the German Borrowers, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party; (ii) proceed against or exhaust any security held from any German Subsidiary, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party; or (iii) pursue any other remedy in the Creditors' power whatsoever. Each Guarantor waives, to the extent permitted by applicable law, any defense based on or arising out of any defense of the German Subsidiaries, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party other than payment in full of the Guaranteed Obligations, including, without limitation, any defense based on or arising out of the disability of the German Subsidiaries, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the German Subsidiaries other than payment in full of the Guaranteed Obligations. The Creditors may, at their election, foreclose on any security held by the Agent, the Collateral Agent or the other Creditors by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Creditors may have against the German Subsidiaries or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guaranteed Obligations have been paid in full.

            3. Each Guarantor waives, to the extent permitted by applicable law, all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional indebtedness. Each Guarantor assumes all responsibility for being and keeping itself informed of each German Subsidiary's financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which such Guarantor assumes

                                                                     EXHIBIT H-2
                                                                          Page 8


and incurs hereunder and agrees that the Creditors shall have no duty to advise any Guarantor of information known to them regarding such circumstances or risks.

            4. Until such time as the Guaranteed Obligations have been paid in full in cash or Cash Equivalents, each Guarantor hereby waives all rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under applicable law, or otherwise) to the claims of the Creditors against the German Subsidiaries, any other Guarantor or any other guarantor of the Guaranteed Obligations and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from the German Subsidiaries or any other Guarantor which it may at any time otherwise have as a result of this Guaranty.

                                    Section 6

                                   Warranties

In order to induce the Bank Creditors to make Loans and issue German Letter of Credit pursuant to the Credit Agreement, and in order to induce the Other Creditors to execute, deliver and perform the Additional Agreements, each Guarantor represents, warrants and covenants that:

            1. Such Guarantor (i) is a duly organized and validly existing limited partnership or limited liability company in good standing under the laws of Germany, (ii) has the requisite power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on the business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the German Borrowers and the other German Subsidiaries taken as a whole.

            2. Such Guarantor has the requisite power and authority to execute, deliver and carry out the terms and provisions of the Guaranty and each other Credit Documents to which it is a party and has taken all necessary action to authorize the execution, delivery and performance by it of each such Credit Document. Such Guarantor has duly executed and delivered this Guaranty and each other Credit Document to which it is party and each such Credit Document constitutes the legal, valid and binding obligation of such Guarantor enforceable in accordance with its terms,

                                                                     EXHIBIT H-2
                                                                          Page 9


except to the extent that the enforceability hereof and thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar law affecting creditors' rights generally.

            3. Neither the execution, delivery or performance of such Guarantor of this Guaranty or any other Credit Document to which it is a party, nor compliance by it with the terms and provisions hereof and thereof (i) will contravene any applicable provision of any law, statute, rule or regulation, or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under or (other than pursuant to the Security Documents) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Guarantor or any of its Subsidiaries pursuant to the terms of an indenture, mortgage, loan agreement, credit agreement or other material agreement or other instrument to which such Guarantor is a party or by which it or any property or assets is bound or to which it may be subject or (iii) will violate any provisions of the by-laws of such Guarantor.

            4. No order, consent, approval, license, authorization or validation of, or filing recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of this Guaranty, or any other Credit Document to which such Guarantor is a party or (ii) the legality, validity, binding effect or enforceability of this Guaranty or any other Credit Document to which such Guarantor is a party.

            5. There are no actions, suits or proceedings pending or threatened
(i) with respect to this Guaranty or (ii) with respect to such Guarantor that could reasonably be expected to have a material adverse effect on the business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the German Borrowers and the other German Subsidiaries taken as a whole.

                                    Section 7

                                    Payments

            1. If and to the extent that any Guarantor makes any payment to any Creditor or to any other Person pursuant to or in respect of this Guaranty, any claim

                                                                     EXHIBIT H-2
                                                                         Page 10


which such Guarantor may have against any German Subsidiary by reason thereof shall be subject and subordinate to the prior payment in full of the Guaranteed Obligations to each Creditor. Prior to the transfer by any Guarantor of any note or negotiable instrument evidencing any indebtedness of the German Borrowers to such Guarantor, such Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.

            2. Each Guarantor covenants and agrees that on and after the date hereof and until the termination of the Total Deutsche Mark Revolving Loan Commitment and when no Deutsche Mark Revolving Notes or German Letters of Credit remain outstanding and all Guaranteed Obligations have been paid in full, such Guarantor shall take, or will refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no violation of any provision, covenant or agreement contained in Section 7, 8 or 9 of the Credit Agreement, and so that no Event of Default, is caused by the actions of such Guarantor or any of its Subsidiaries.

            3. The Guarantors hereby jointly and severally agree to pay, to the extent not paid pursuant to Section 13.01 of the Credit Agreement, all reasonable out-of-pocket costs and expenses of each Lender Creditor in connection with the enforcement of this Guaranty and any amendment, waiver or consent relating hereto (including, without limitation, the reasonable fees and disbursements of counsel employed by any of the Lender Creditors).

                                    Section 8

                                  Miscellaneous

            1. This Guaranty shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the Creditors and their successors and assigns.

            2. Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated except with the written consent of each Guarantor directly affected thereby and with the written consent of either (x) the Required Lenders (or to the extent required by Section 13.12 of the Credit Agreement, with the written consent of each Lender) at all times prior to the time at which the Total Revolving Loan Commitment has terminated and all Credit Document Obligations has been paid in full or (y) the holders of at least a majority of the outstanding Other Obligations at

                                                                     EXHIBIT H-2
                                                                         Page 11


all times after the time at which the Total Revolving Loan Commitment has terminated and all Credit Document Obligations has been paid in full; provided that any change, waiver, modification or variance affecting the rights and benefits of a single Class (as defined below) of Creditors (and not all Creditors in a like or similar manner, shall require the written consent of the Requisite Creditors (as defined below) of such Class of Creditors) (it being understood that the addition or release of any Guarantor hereunder shall not constitute a change, waiver, discharge or termination affecting any Guarantor other than the Guarantor so added or released). For the purpose of this Guaranty the term "Class" shall mean each class of Creditors, i.e., whether (x) the Lender Creditors as holders of the Credit Document Obligations or (y) the Other Creditors as the holders of the Other Obligations. For purposes of this Guaranty, the term "Requisite Creditors" of any Class shall mean (x) with respect to the Credit Document Obligations, the Required Lenders and (y) with respect to the Other Obligations, the holders of at least a majority of all obligations outstanding from time to time under the Additional Agreements.

            3. Each Guarantor acknowledges that an executed (or conformed) copy of each of the Credit Documents and the Additional Agreements has been made available to its principal executive officers and such officers are familiar with the contents thereof.

            4. In addition to any rights now or hereafter granted under applicable law (including, without limitation, Section 151 of the New York Debtor and Bank Creditor Law) and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default (such term to mean and include any "Event of Default" as defined in the Credit Agreement or any payment default under any Additional Agreement continuing after any applicable grace period), each Creditor is hereby authorized at any time or from time to time, without notice to any Guarantor or to any other Person, any such notice being expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Creditor to or for the credit or the account of such Guarantor, against and on account of the obligations and liabilities of such Guarantor to such Creditor under this Guaranty, irrespective of whether or not such Creditor shall have made any demand hereunder and although said obligations, liabilities, deposits or claims, or any of them, shall be contingent or unmatured. Each Creditor agrees to promptly notify the relevant Guarantor after any such set off and application, provided, however, that the failure to give such notice shall not affect the validity of such set off and application.

                                                                     EXHIBIT H-2
                                                                         Page 12


            5. All notices, requests, demands or other communications pursuant hereto shall be deemed to have been duly given or made when delivered to the Person to which such notice, request, demand or other communication is required or permitted to be given or made under this Guaranty, addressed to such party at
(i) in the case of any Lender Creditor, as provided in the Credit Agreement,
(ii) in the case of any Guarantor, at its address set forth in Annex A attached hereto and (iii) in the case of any Other Creditor, at such address as such Other Creditor shall have specified in writing to the Guarantor; or in any case at such other address as any of the Persons listed above may hereafter notify the others in writing.

            6. If claim is ever made upon any Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including the German Borrowers), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Guarantor, notwithstanding any revocation hereof or other instrument evidencing any liability of any German Subsidiary, and such Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

            7. THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE CREDITORS AND OF THE UNDERSIGNED HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Guaranty may be brought in the courts of (x) the State of New York or of the United States of America for the Southern District of New York, or (y) the courts in and for Berlin, Germany, in the Federal Republic of Germany and, by execution and delivery of this Guaranty, each Guarantor hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each Guarantor hereby irrevocably designates, appoints and empowers CT Corporation with offices on the date hereof at 1633 Broadway, New York, New York 10019 as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding, if for any reason such designee, appointee and agent shall cease to be available to act as such, each Guarantor agrees to designate a new designee, appointee and agent in New York City

                                                                     EXHIBIT H-2
                                                                         Page 13

on the terms and for the purposes of this provision satisfactory to the Agent under this Agreement. Each Guarantor irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Guarantor, at its address for notices pursuant to this Section 8, paragraph 7, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of any of the Creditors to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against each Guarantor in any other jurisdiction.

            8. Each Guarantor hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Guaranty or any other Credit Document brought in the courts referred to in clause (7) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that such action or proceeding brought in any such court has been brought in an inconvenient forum.

            9. Each Guarantor hereby irrevocably waives all rights to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Guaranty, the other Credit Documents or the transactions contemplated hereby or thereby.

            10. In the event that all of the capital stock of one or more Guarantors is sold or otherwise disposed of or liquidated in compliance with the requirements of Section 9.02 of the Credit Agreement (or such sale or other disposition has been approved in writing by the Required Lenders (or all the Lenders if required by Section 13.12 of the Credit Agreement), in each case so long as the respective sale is to a Person other than the U.S. Borrower or any of its Subsidiaries and the proceeds of such sale, disposition or liquidation are applied, to the extent applicable, in accordance with the provisions of the Credit Agreement, such Guarantor shall be released from this Guaranty and this Guaranty shall, as to each such Guarantor or Guarantors, terminate, and have no further force or effect (it being understood and agreed that the sale of one or more Persons (but not to the U.S. Borrower or any of its Subsidiaries) that own, directly or indirectly, all of the capital stock or partnership interests of any Guarantor shall be deemed to be a sale of such Guarantor for the purposes of this paragraph 10). The foregoing provisions of this paragraph 10 shall not be construed to limit the ability of a Guarantor to merge with another Person to the extent permitted by the Credit Agreement.

                                                                     EXHIBIT H-2
                                                                         Page 14


            11. Each Guarantor, in addition to the subrogation rights it shall have against the German Subsidiaries under applicable law as a result of any payment it makes hereunder, shall also have a right of contribution against all other Guarantors in respect of any such payment pro rata among same based on their respective net fair value as enterprises, provided any such right of contribution shall be subject and subordinate to the prior payment in full of the Guaranteed Obligations (and such Guarantor's obligations in respect thereof). It is the desire and intent of each Guarantor and the Creditors that this Guaranty shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If and to the extent that the obligations of any Guarantor under this Guaranty would, in the absence of this sentence, be adjudicated to be invalid or unenforceable because of any applicable state or federal law relating to fraudulent conveyances or transfers, then the amount of such Guarantor's liability hereunder in respect of the Guaranteed Obligations shall be deemed to be reduced ab initio to that maximum amount which would be permitted without causing such Guarantor's obligations hereunder to be so invalidated.

            12. The Creditors agree that this Guaranty may be enforced only by the action of the Agent, in each case acting upon the instructions of the Required Lenders and that no Creditor shall have any right individually to seek to enforce or to enforce this Guaranty or to realize upon the security to be granted by the Security Documents, it being understood and agreed that such rights and remedies may be exercised by the Agent for the benefit of the Creditors upon the terms of this Guaranty and the Security Documents. The Creditors further agree that this Guaranty may not be enforced against any director, officer or employee of any Guarantor.

            13. All payments made by any Guarantor hereunder will be made without setoff, counterclaim or other defense and on the same basis as payments made by the German Borrowers pursuant to Section 4.03 and 4.04 of the Credit Agreement.

            14. This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Guarantors and the Agent.

August 8, 1997 New York, NY                  /s/ Scott Schweinfurth
------------------------------              ------------------------------------
(time, place)                               (Alliance Automaten Verwaltungs
                                            GmbH)

August 8, 1997 New York, NY                  /s/ Scott Schweinfurth
------------------------------              ------------------------------------
(time, place)                               (Alliance Automaten GmbH&Co. KG)

August 8, 1997 New York, NY                  /s/ Scott Schweinfurth
------------------------------              ------------------------------------
(time, place)                               (Geda AutomatenGrosshandel GmbH)

August 8, 1997 New York, NY                  /s/ Scott Schweinfurth
------------------------------              ------------------------------------
(time, place)                               (Erkens Vertriebs GmbH)

August 8, 1997 New York, NY                  /s/ Scott Schweinfurth
------------------------------              ------------------------------------
(time, place)                               (Westav Westdeutscher Automaten
                                            Vertrieb GmbH)

August 8, 1997 New York, NY                  /s/ Scott Schweinfurth
------------------------------              ------------------------------------
(time, place)                               (Bally Gaming International GmbH)

Acknowledged and Agreed to by:

August 8, 1997 New York, NY                  /s/ Sean S. Bernard
------------------------------              ------------------------------------
(time, place)                               (Credit Suisse First Boston)

August 8, 1997 New York, NY                  /s/ Edward E. Barr
------------------------------              ------------------------------------
(time, place)                               (Credit Suisse First Boston)

                                   EXHIBIT I

                                                                       EXHIBIT I
                                                         [CONFORMED AS EXECUTED]


                              U.S. PLEDGE AGREEMENT


               PLEDGE AGREEMENT, dated as of August 8, 1997 (as amended, modified or supplemented from time to time, this "Agreement"), made by each of the undersigned (each a "Pledgor", and together with any entity that becomes a party hereto pursuant to Section 23 hereof, the "Pledgors"), in favor of CREDIT SUISSE FIRST BOSTON, as Collateral Agent (the "Pledgee"), for the benefit of the Secured Creditors (as defined below). Except as otherwise defined herein, terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.


                                W I T N E S S E T H :


               WHEREAS, Alliance Gaming Corporation, Bally Wulff Vertriebs GmbH, Bally Wulff Automaten GmbH (each a "Borrower" and collectively, the "Borrowers"), various lenders from time to time party thereto (the "Lenders"), and Credit Suisse First Boston, as Administrative Agent (together with any successor agent, the "Administrative Agent," and together with the Pledgee and the Lenders, the "Lender Creditors"), have entered into a Credit Agreement, dated as of August 8, 1997 (as amended, modified or supplemented from time to time, the "Credit Agreement"), providing for the making of Loans to each Borrower and the issuance of, and participation in, Letters of Credit for the account of each Revolving Loan Borrower, all as contemplated therein;

               WHEREAS, Borrower may from time to time be party to (or guaranty the obligations of one or more of their Subsidiaries under) one or more (i) interest rate agreements, interest rate cap agreements, interest rate collar agreements or other similar agreements or arrangements, (ii) foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency values and/or (iii) other types of hedging agreements from time to time (each such agreement or arrangement with an Other Creditor (as hereinafter defined), an "Interest Rate Protection Agreement or Other Hedging Agreement"), with a Lender or an affiliate of a Lender (each such Lender or affiliate, even if the respective Lender subsequently ceases to be a Lender under the Credit Agreement for any reason, together with such Lender's or affiliate's successors and assigns, collectively, the "Other Creditors," and together with Lender Creditors, the "Secured Creditors");

                                                                       EXHIBIT I
                                                                          Page 2



               WHEREAS, pursuant to the Parent Guaranty, the Parent Guarantor has guaranteed to the Secured Creditors the payment when due of all obligations and liabilities of each Guaranteed Party under or with respect to (x) the Credit Documents and (y) each Interest Rate Protection Agreement or Other Hedging Agreement with one or more Other Creditors;

               WHEREAS, pursuant to the U.S. Subsidiaries Guaranty, each U.S. Subsidiary Guarantor has jointly and severally guaranteed to the Secured Creditors the payment when due of all the Guaranteed Obligations as described therein;

               WHEREAS, it is a condition precedent to the extensions of credit under the Credit Agreement that each Pledgor shall have executed and delivered to the Pledgee this Agreement; and

               WHEREAS, each Pledgor will obtain benefits from the incurrence of Loans and the issuance of Letters of Credit under the Credit Agreement and the entering into of Interest Rate Protection Agreements or Other Hedging Agreements and, accordingly, each Pledgor desires to execute this Agreement to satisfy the conditions described in the preceding paragraph;


               NOW, THEREFORE, in consideration of the benefits accruing to each Pledgor, the receipt and sufficiency of which are hereby acknowledged, each Pledgor hereby makes the following representations and warranties to the Pledgee and hereby covenants and agrees with the Pledgee as follows:

               1. SECURITY FOR OBLIGATIONS. This Agreement is made by each Pledgor for the benefit of the Secured Creditors to secure:

               (i) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations and liabilities (including, without limitation, indemnities, Fees and interest thereon) of such Pledgor, now existing or hereafter incurred under, arising out of or in connection with any Credit Document to which it is a party (including, without limitation, all such obligations and liabilities under the Guaranty to which such Pledgor is a party) and the due performance and compliance by such Pledgor with the terms of each such Credit Document (all such obligations and liabilities under this clause (i), except to the extent consisting of Other Obligations (as defined below), being herein collectively called the "Credit Document Obligations");

                                                                       EXHIBIT I
                                                                          Page 3



               (ii) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations and liabilities of such Pledgor, now existing or hereafter incurred under, arising out of or in connection with any Interest Rate Protection Agreement or Other Hedging Agreement (including, without limitation, all such obligations and liabilities under the Guaranty to which such Pledgor is a party) and the due performance and compliance by such Pledgor with the terms of each such Interest Rate Protection Agreement or Other Hedging Agreement (all such obligations and liabilities under this clause (ii) being herein collectively called the "Other Obligations");

               (iii) any and all sums advanced by the Pledgee in order to preserve the Collateral (as hereinafter defined) or preserve its security interest in the Collateral (as hereinafter defined);

               (iv) in the event of any proceeding for the collection or enforcement of any indebtedness, obligations, or liabilities referred to in clauses (i), (ii) and (iii) above, after an Event of Default (such term, as used in this Agreement, shall mean any Event of Default under, and as defined in, the Credit Agreement, or any payment default by any Borrower under any Interest Rate Protection Agreement or Other Hedging Agreement and shall in any event include, without limitation, any payment default (after the expiration of any applicable grace period) on any of the Obligations (as hereinafter defined)) shall have occurred and be continuing, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing or realizing on the Collateral, or of any exercise by the Pledgee of its rights hereunder, together with reasonable attorneys' fees and court costs; and

               (v) all amounts paid by any Secured Creditor as to which such Secured Creditor has the right to reimbursement under Section 12 of this Agreement;

all such obligations, liabilities, sums and expenses set forth in clauses (i) through (v) of this Section 1 being herein collectively called the "Obligations," it being acknowledged and agreed that the "Obligations" shall include extensions of credit of the type described above, whether outstanding on the date of this Agreement or extended from time to time after the date of this Agreement.

               2. DEFINITION OF STOCK, NOTES, LIMITED LIABILITY COMPANY INTERESTS, PARTNERSHIP INTERESTS, SECURITIES, ETC. As used herein: (i) the term "Stock" shall mean (x) with respect to corporations incorporated under the laws of the United States or any State or territory thereof (each a "Domestic Corporation"), all of the issued and outstanding shares of capital stock at any time owned by any Pledgor of any Domestic Corporation and (y) with respect to corporations that are not Domestic

                                                                       EXHIBIT I
                                                                          Page 4



Corporations (each a "Foreign Corporation"), all of the issued and outstanding shares of capital stock at any time owned by any Pledgor of any Foreign Corporation, provided that, (A) except as provided in the last sentence of this
Section 2, to the extent capital stock entitled to vote for directors of any Exempted Foreign Corporation (herein called "Voting Stock") is pledged hereunder which represents more than 65% of the total combined voting power of all classes of Voting Stock of the respective any Exempted Foreign Corporation (with all Voting Stock of the respective Foreign Corporation in excess of said 65% limit being herein called "Excess Foreign Corporation Voting Stock"), such Excess Foreign Corporation Voting Stock shall secure Obligations of the respective Pledgor only as a guarantor of Obligations of the German Borrowers, and shall not secure any direct obligations of Alliance Gaming Corporation as a Borrower (or guarantees of such Obligations by the respective Pledgor) and (B) the Pledgor shall be required to pledge hereunder 100% of the issued and outstanding shares of all capital stock which is not Voting Stock (herein called "Non-Voting Stock") at any time owned by the Pledgor of any Foreign Corporation, which Non-Voting Stock shall not be subject to the limitations described in preceding clause (A); (ii) the term "Notes" shall mean all promissory notes from time to time issued to, or held by, each Pledgor; (iii) the term "Limited Liability Company Interest" shall mean the entire limited liability company interest at any time owned by each Pledgor in any limited liability company; (iv) the term "Partnership Interest" shall mean the entire partnership interests (whether general and/or limited partnership interests) at any time owned by each Pledgor in any Person (it being understood that the entire limited partnership interest of Alliance Automaten GmbH & Co. KG shall be pledged by Alliance Holding Company pursuant to this clause (iv)); (v) the term "Securities" shall mean all of the Stock, Notes, Limited Liability Company Interests and Partnership Interests; and
(vi) the term "Exempted Foreign Corporation" shall mean any Foreign Corporation that is treated as a corporation or an association taxable as a corporation for U.S. Federal income tax purposes. Each Pledgor represents and warrants that on the date hereof (i) the Stock held by such Pledgor consists of the number and type of shares of the stock of the corporations as described in Annex A hereto;
(ii) such Stock constitutes that percentage of the issued and outstanding capital stock of the issuing corporation as is set forth in Annex A hereto;
(iii) the Notes held by such Pledgor consist of the promissory notes described in Annex B hereto; (iv) the Limited Liability Interests held by such Pledgor consists of the number and type of interest of the Persons as described in Annex C hereto; (v) such Limited Liability Company Interests constitute that percentage of the issued and outstanding equity interests of the issuing Person as set forth in Annex C thereto; (vi) the Partnership Interests held by such Pledgor constitutes that percentage of the entire Partnership Interest of the respective Pledged Partnership as is set forth in Annex D hereto for such Pledgor; and (vii) on the date hereof, such Pledgor owns no other Securities. In the circumstances and to the extent provided in Section 8.12 of the Credit Agreement, the limitation set forth in part (A) of the proviso to clause (i)(y) of this Section 2 and in Section 3.2 hereof shall

                                                                       EXHIBIT I
                                                                          Page 5

no longer be applicable and such Pledgor shall duly pledge and deliver to the Pledgee such of the Securities not theretofore required to be pledged hereunder.


               3.  PLEDGE OF SECURITIES, ETC.

               3.1. Pledge. (a) To secure all Obligations (subject to part (A) of the proviso to clause (i)(y) of Section 2(a) of the case of Voting Stock of Foreign Corporations pledged hereunder) of such Pledgor and for the purposes set forth in Section 1 hereof, each Pledgor hereby: (i) grants to the Pledgee a security interest in all of the Collateral (as defined in Section 3.4 hereof) owned by such Pledgor; (ii) pledges and deposits as security with the Pledgee the Securities owned by such Pledgor on the date hereof, and delivers to the Pledgee certificates or instruments therefor, duly endorsed in blank in the case of Notes and accompanied by undated stock powers duly executed in blank by such Pledgor in the case of Stock, or such other instruments of transfer as are reasonably acceptable to the Pledgee; (iii) assigns, transfers, hypothecates, mortgages, charges and sets over to the Pledgee all of such Pledgor's right, title and interest in and to such Securities (and in and to all certificates or instruments evidencing such Securities), to be held by the Pledgee, upon the terms and conditions set forth in this Agreement; and (iv) transfers and assigns to the Pledgee all of such Pledgor's Limited Liability Company Interests and all of such Pledgor's right, title and interest in each limited liability company to which such interests relate, whether now existing or hereafter acquired, including, without limitation:

               (A) all the capital thereof and its interest in all profits, losses, Limited Liability Company Assets (as defined below) and other distributions to which such Pledgor shall at any time be entitled in respect of such Limited Liability Company Interests;

               (B) all other payments due or to become due to such Pledgor in respect of Limited Liability Company Interests, whether under any limited liability company agreement or otherwise, whether as contractual obligations, damages, insurance proceeds or otherwise;

               (C) all of its claims, rights, powers, privileges, authority, options, security interest, liens and remedies, if any, under any limited liability company agreement or operating agreement, or at law or otherwise in respect of such Limited Liability Company Interests;

               (D) all present and future claims, if any, of any of such Pledgor against any such limited liability company for moneys loaned or advanced, for services rendered or otherwise;

                                                                       EXHIBIT I
                                                                          Page 6

               (E) all of such Pledgor's rights under any limited liability company agreement or operating agreement or at law to exercise and enforce every right, power, remedy, authority, option and privilege of any of such Pledgor relating to such Limited Liability Company Interests, including any power to terminate, cancel or modify any limited liability company agreement or operating agreement, to execute any instruments and to take any and all other action on behalf of and in the name of any of such Pledgor in respect of such Limited Liability Company Interest and any such limited liability company, to make determinations, to exercise any election (including, but not limited to, election of remedies) or option or to give or receive any notice, consent, amendment, waiver or approval, together with full power and authority to demand, receive, enforce, collect or receipt for any of the foregoing or for any Limited Liability Company Asset, to enforce or execute any checks, or other instruments or orders, to file any claims and to take any action in connection with any of the foregoing;

               (F) all other property hereafter delivered in substitution for or in addition to any of the foregoing, all certificates and instruments representing or evidencing such other property and all cash, securities, interest, dividends, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof; and

               (G) to the extent not otherwise included, all proceeds of any or all of the foregoing;

and (vi) transfers and assigns to the Pledgee such Pledgor's Partnership Interests (and delivers any certificates or instruments evidencing such partnership interests, duly endorsed in blank) and all of such Pledgor's right, title and interest in each Pledged Partnership including, without limitation:

               (A) all of the capital thereof and its interest in all profits, losses, Partnership Assets (as defined below) and other distributions to which such Pledgor shall at any time be entitled in respect of any such Collateral;

               (B) all other payments due or to become due to such Pledgor in respect of any such Collateral, whether under any partnership agreement or otherwise, whether as contractual obligations, damages, insurance proceeds or otherwise;

               (C) all of its claims, rights, powers, privileges, authority, options, security interest, liens and remedies, if any, under any partnership or other agreement or at law or otherwise in respect of any such Collateral;

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               (D) all present and future claims, if any, of such Pledgor against any Pledged Partnership for moneys loaned or advanced, for services rendered or otherwise;

               (E) all of such Pledgor's rights under any partnership agreement or at law to exercise and enforce every right, power, remedy, authority, option and privilege of such Pledgor relating to any Partnership Interest, including any power, if any, to terminate, cancel or modify any general or limited partnership agreement, to execute any instruments and to take any and all other action on behalf of and in the name of such Pledgor in respect of such Partnership Interest and any Pledged Partnership, to make determinations, to exercise any election (including, but not limited to, election of remedies) or option or to give or receive any notice, consent, amendment, waiver or approval, together with full power and authority to demand, receive, enforce, collect, or receipt for any of the foregoing or for any Partnership Asset, to enforce or execute any checks, or other instruments or orders, to file any claims and to take any action in connection with any of the foregoing;

               (F) all other property hereafter delivered in substitution for or in addition to any of the foregoing, all certificates and instruments representing or evidencing such other property and all cash, securities, interest, dividends, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof; and

               (G) to the extent not otherwise included, all proceeds of any or all of the foregoing.

               (b) As used herein, the term "Limited Liability Company Assets" shall mean all assets, whether tangible or intangible and whether real, personal or mixed (including, without limitation, all limited liability company capital and interests in other limited liability companies), at any time owned or represented by any Limited Liability Company Interest.

               (c) As used herein, the term "Partnership Assets" shall mean all assets, whether tangible or intangible and whether real, personal or mixed (including, without limitation, all partnership capital and interests in other partnerships), at any time owned by any Pledged Partnership or represented by any Partnership Interest.

               3.2. Subsequently Acquired Securities. If any Pledgor shall acquire (by purchase, stock dividend or otherwise) any additional Securities at any time or from time to time after the date hereof, such Pledgor will forthwith pledge and deposit such Securities (or certificates or instruments representing such Securities) as security with the Pledgee and

                                                                       EXHIBIT I
                                                                          Page 8

deliver to the Pledgee certificates therefor or instruments thereof, duly endorsed in blank in the case of Notes and accompanied by undated stock powers duly executed in blank in the case of Stock, Limited Liability Company Interests or Partnership Interests or such other instruments of transfer as are reasonably acceptable to the Pledgee, and will promptly thereafter deliver to the Pledgee a certificate executed by any Authorized Officer of such Pledgor describing such Securities and certifying that the same have been duly pledged with the Pledgee hereunder. Subject to the last sentence of Section 2 hereof, any pledge of Voting Stock of any Foreign Corporation shall be subject to the provisions of part (A) of the proviso to clause (i)(y) of Section 2 hereof.

               3.3. Uncertificated Securities. If any Securities (whether now owned or hereafter acquired) are uncertificated securities, the respective Pledgor shall promptly notify the Pledgee thereof, and shall promptly take all actions required to perfect the security interest of the Pledgee under applicable law (including, in any event, under Sections 8-313 and 8-321 of the New York UCC, if applicable). Each Pledgor further agrees to take such actions as the Pledgee deems reasonably necessary or desirable to effect the foregoing and to permit the Pledgee to exercise any of its rights and remedies hereunder, and agrees to provide an opinion of counsel reasonably satisfactory to the Pledgee with respect to any such pledge of uncertificated Securities promptly upon request of the Pledgee.

               3.4. Definition of Pledged Stock, Pledged Notes, Pledged Limited Liability Company Interests, Pledged Partnership Interests, Pledged Securities and Collateral. All Stock at any time pledged or required to be pledged hereunder is hereinafter called the "Pledged Stock," all Notes at any time pledged or required to be pledged hereunder are hereinafter called the "Pledged Notes," all Limited Liability Company Interests at any time pledged or required to be pledged hereunder are hereinafter called the "Pledged Limited Liability Company Interests," all Partnership Interests at any time pledged or required to be pledged hereunder are hereinafter called the "Pledged Partnership Interests," all of the Pledged Stock, Pledged Notes, Pledged Limited Liability Interest and Pledged Partnership Interest together are hereinafter called the "Pledged Securities," which together with all proceeds thereof, including any securities and moneys received and at the time held by the Pledgee hereunder are hereinafter called the "Collateral".


               4.  CERTAIN OVERRIDE PROVISIONS.

               4.1. Existing Senior Secured Notes; Delivery of Security Requirements. Notwithstanding anything to the contrary contained in this Agreement, to the extent at any time while this Agreement is in effect any Existing Senior Secured Notes remain outstanding, and to the extent that any Securities or other Collateral is pledged to secure the Existing Senior

                                                                       EXHIBIT I
                                                                          Page 9

Secured Notes in accordance with the terms of the Existing Senior Secured Notes Documents, then the pledge of such Collateral pursuant to this Agreement shall be subject to the prior security interests created pursuant to the Existing Senior Secured Notes Collateral Documents in such Collateral (although the existence of such prior security interests shall in no way limit or preclude the Pledgee or Secured Creditors from taking enforcement actions with respect to the Collateral). Furthermore, at any time when any Existing Senior Secured Notes remain outstanding, to the extent that any Collateral has been physically delivered to the trustee pursuant to the Existing Senior Secured Notes Indenture (the "Trustee") or any other agent, sub-agent, collateral agent, custodian or bailee for the benefit of the holders of the Existing Senior Secured Notes or as directed by the Trustee (with each such person or entity, together with the Trustee, being herein called a "Bailee"), then (and for so long as such Collateral is so held), such Collateral shall not be required to be delivered to the Pledgee pursuant to this Agreement, in each case (subject to the provisions of Section 13.23(c) of the Credit Agreement) so long as the respective such Bailee is a party to a Bailee Agreement, in the form required by the Credit Agreement.

               4.2. Pledged Securities Requisite Gaming Approvals; Etc. Notwithstanding anything to the contrary contained above or elsewhere in this Agreement, unless and until the Pledged Securities Requisite Gaming Approvals are obtained, the Notes, stock or other equity interests of the entities listed in Section 13.18(c) of the Credit Agreement shall not be pledged hereunder. Furthermore, equity interests shall not be pledged hereunder to the extent the pledge is not permitted as contemplated by Section 13(b) of the Credit Agreement, and items which would otherwise constitute Collateral hereunder shall not be pledged to the extent specifically provided in Sections 13.26 and 13.27 of the Credit Agreement. As and when, and to the extent, pledges of assets described above are permitted in accordance with Applicable Gaming Regulations and the provisions of Sections 13.18 and 13.26, as applicable, of the Credit Agreement, all such assets which would otherwise constitute Collateral hereunder shall be pledged, and delivered for pledge, hereunder.

               5. APPOINTMENT OF SUB-AGENTS; ENDORSEMENTS, ETC. (a) The Pledgee shall have the right to appoint one or more sub-agents for the purpose of retaining physical possession of the Pledged Securities, which may be held (in the discretion of the Pledgee) in the name of such Pledgor, endorsed or assigned in blank or in favor of the Pledgee or any nominee or nominees of the Pledgee or a sub-agent appointed by the Pledgee. The Pledgee agrees to promptly notify the relevant Pledgor after the appointment of any sub-agent; provided, however, that the failure to give such notice shall not affect the validity of such appointment.

        (b) In the case of any Pledgor's grant to the Pledgee of Securities of any corporation, partnership or limited liability company incorporated or organized in the state

                                                                       EXHIBIT I
                                                                         Page 10

of Nevada, such Securities shall be held by a sub-agent of the Pledgee residing in the state of Nevada.

               6. VOTING, ETC., WHILE NO SPECIFIED DEFAULT. Unless and until a Default under Section 10.01 or 10.05 of the Credit Agreement, any other payment default in respect of the Obligations, or any Event of Default under the Credit Agreement (with each such Default or Event of Default being herein called a "Specified Default") shall have occurred and be continuing, each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Securities and to give all consents, waivers or ratifications in respect thereof; provided, that no vote shall be cast or any consent, waiver or ratification given or any action taken which would violate or be inconsistent with any of the terms of this Agreement, any other Credit Document or any Interest Rate Protection Agreement or Other Hedging Agreement (collectively, the "Secured Debt Agreements"), or which would have the effect of impairing the rights, priorities or remedies of the Pledgee or any other Secured Creditor under this Agreement or any other Secured Debt Agreement. All such rights of such Pledgor to vote and to give consents, waivers and ratifications shall cease in case a Specified Default shall occur and be continuing, and
Section 8 hereof shall become applicable.

               7. DIVIDENDS AND OTHER DISTRIBUTIONS. Unless a specified Default shall have occurred and be continuing, all cash dividends payable in respect of the Pledged Stock, Pledged Limited Liability Company Interests and Pledged Partnership Interests and all payments in respect of the Pledged Notes shall be paid to the respective Pledgor. The Pledgee shall also be entitled to receive directly, and to retain as part of the Collateral:

               (i) all other or additional stock or other securities or property (other than cash) paid or distributed by way of dividend or otherwise in respect of the Pledged Stock, Pledged Limited Liability Company Interests and Pledged Partnership
        Interests;

              (ii) all other or additional stock or other securities or property (including cash) paid or distributed in respect of the Pledged Stock, Pledged Limited Liability Company Interests or Pledged Partnership Interests by way of stock-split, spin-off, split-up, reclassification, combination of shares or similar rearrangement; and

             (iii) all other or additional stock or other securities or property (including cash) which may be paid in respect of the Collateral by reason of any consolidation, merger, exchange of stock, conveyance of assets, liquidation or similar corporate reorganization.

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                                                                         Page 11



Nothing contained in this Section 7 shall limit or restrict in any way the Pledgee's right to receive proceeds of the Collateral in any form in accordance with Section 3 of this Agreement. All dividends, distributions or other payments which are received by the Pledgor contrary to the provisions of this Section 7 and Section 8 below shall be received in trust for the benefit of the Pledgee, shall be segregated from other property or funds of the Pledgor and shall be forthwith paid over to the Pledgee as Collateral in the same form as so received (with any necessary endorsement).

               8. REMEDIES IN CASE OF SPECIFIED DEFAULTS. In case a Specified Default shall have occurred and be continuing, the Pledgee shall be entitled to exercise all of the rights, powers and remedies (whether vested in it by this Agreement or by any other Secured Debt Agreement or by law) for the protection and enforcement of its rights in respect of the Collateral, and the Pledgee shall, subject to compliance with the Applicable Gaming Regulations, be entitled to exercise all the rights and remedies of a secured party under the Uniform Commercial Code and also shall, subject to compliance with the Applicable Gaming Regulations, be entitled, without limitation, to exercise the following rights, which each Pledgor hereby agrees to be commercially reasonable:

               (i) to receive all amounts payable in respect of the Collateral payable to such Pledgor under Section 7 hereof;

               (ii) to transfer all or any part of the Pledged Securities into the Pledgee's name or the name of its nominee or nominees (the Pledgee agrees to promptly notify the relevant Pledgor after such transfer; provided, however, that the failure to give such notice shall not affect the validity of such transfer);

             (iii) to accelerate any Pledged Note which may be accelerated in accordance with its terms, and take any other action to collect upon any Pledged Note (including, without limitation, to make any demand for payment thereon);

              (iv) to vote all or any part of the Pledged Stock, Pledged Limited Liability Company Interests or Pledged Partnership Interests (whether or not transferred into the name of the Pledgee) and give all consents, waivers and ratifications in respect of the Collateral and otherwise act with respect thereto as though it were the outright owner thereof (each Pledgor hereby irrevocably constituting and appointing the Pledgee the proxy and attorney-in-fact of such Pledgor, with full power of substitution to do so); and

               (v) at any time or from time to time to sell, assign and deliver, or grant options to purchase, all or any part of the Collateral, or any interest therein, at any public or private sale, without demand of performance, advertisement or notice of

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        intention to sell or of the time or place of sale or adjournment thereof or to redeem or otherwise (all of which are hereby waived by each Pledgor), for cash, on credit or for other property, for immediate or future delivery without any assumption of credit risk, and for such price or prices and on such terms as the Pledgee in its absolute discretion may determine; provided, that at least 10 Business Days' notice of the time and place of any such sale shall be given to such Pledgor. Each Pledgor hereby waives and releases to the fullest extent permitted by law any right or equity of redemption with respect to the Collateral, whether before or after sale hereunder, and all rights, if any, of marshalling the Collateral and any other security for the Obligations or otherwise. At any such sale, unless prohibited by applicable law, the Pledgee on behalf of the Secured Creditors may bid for and purchase all or any part of the Collateral so sold free from any such right or equity of redemption. Neither the Pledgee nor any Secured Creditor shall be liable for failure to collect or realize upon any or all of the Collateral or for any delay in so doing nor shall any of them be under any obligation to take any action whatsoever with regard thereto.

               9. REMEDIES, ETC., CUMULATIVE. Each right, power and remedy of the Pledgee provided for in this Agreement or any other Secured Debt Agreement or now or hereafter existing at law or in equity or by statute shall be cumulative and concurrent and shall be in addition to every other such right, power or remedy. The exercise or beginning of the exercise by the Pledgee or any other Secured Creditor of any one or more of the rights, powers or remedies provided for in this Agreement or any other Secured Debt Agreement or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by the Pledgee or any other Secured Creditor of all such other rights, powers or remedies, and no failure or delay on the part of the Pledgee or any other Secured Creditor to exercise any such right, power or remedy shall operate as a waiver thereof. The Secured Creditors agree that this Agreement may be enforced only by the action of the Administrative Agent or the Pledgee, in each case acting upon the instructions of the Required Lenders (or, after the date on which all Credit Document Obligations have been paid in full, the holders of at least a majority of the outstanding Other Obligations) and that no other Secured Creditor shall have any right individually to seek to enforce or to enforce this Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent or the Pledgee or the holders of at least a majority of the outstanding Other Obligations, as the case may be, for the benefit of the Secured Creditors upon the terms of this Agreement.

               10. APPLICATION OF PROCEEDS. (a) All moneys collected by the Pledgee upon any sale or other disposition of the Collateral pursuant to the terms of this

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                                                                         Page 13


Agreement, together with all other moneys received by the Pledgee hereunder, shall be applied in the manner provided in the U.S. Security Agreement.

               (b) It is understood and agreed that the Pledgors shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral hereunder and the aggregate amount of the Obligations.

               11. PURCHASERS OF COLLATERAL. Upon any sale of the Collateral by the Pledgee hereunder (whether by virtue of the power of sale herein granted, pursuant to judicial process or otherwise), the receipt of the Pledgee or the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Pledgee or such officer or be answerable in any way for the misapplication or nonapplication thereof.

               12. INDEMNITY. Each Pledgor jointly and severally agrees (i) to indemnify and hold harmless the Pledgee in such capacity and each other Secured Creditor from and against any and all claims, demands, losses, judgments and liabilities of whatsoever kind or nature, and (ii) to reimburse the Pledgee and each other Secured Creditor for all reasonable costs and expenses, including reasonable attorneys' fees, in each case to the extent growing out of or resulting from the exercise by the Pledgee of any right or remedy granted to it hereunder or under any other Secured Debt Agreement except, with respect to clauses (i) and (ii) above, for those arising from the Pledgee's or such other Secured Creditor's gross negligence or willful misconduct. In no event shall the Pledgee be liable, in the absence of gross negligence or willful misconduct on its part, for any matter or thing in connection with this Agreement other than to account for moneys actually received by it in accordance with the terms hereof. If and to the extent that the obligations of the Pledgors under this
Section 12 are unenforceable for any reason, each Pledgor hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law.

               13. FURTHER ASSURANCES. (a) Each Pledgor agrees that it will join with the Pledgee in executing and, at such Pledgor's own expense, file and refile under the applicable UCC or such other law such financing statements, continuation statements and other documents in such offices as the Pledgee may reasonably deem necessary or appropriate and wherever required or permitted by law in order to perfect and preserve the Pledgee's security interest in the Collateral and hereby authorizes the Pledgee to file financing statements and amendments thereto relative to all or any part of the Collateral without the signature of such Pledgor where permitted by law, and agrees to do such further acts and things and to execute and deliver to the Pledgee such additional conveyances, assignments, agreements and instruments as the Pledgee may reasonably deem

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necessary or advisable to carry into effect the purposes of this Agreement or to further assure and confirm unto the Pledgee its rights, powers and remedies hereunder.

               (b) Each Pledgor agrees to assist the Pledgee in obtaining all approvals of any Gaming Authority or other governmental authority that are required by law in connection with any action or transaction contemplated by this Agreement, including, without limitation, the Pledged Stock Requisite Gaming Approvals, and, at the Pledgee's request after and during the continuance of an Event of Default, to prepare, sign and file with the appropriate Gaming Authority the respective Pledgor's portion of any application or applications for consent to the transfer of the equity interest of such Pledgor necessary or appropriate under the Applicable Gaming Regulations for approval by the respective Gaming Authority of any sale or transfer of such equity interest, pursuant to the exercise of any Secured Creditor's remedies hereunder and under the Documents.

               14. THE PLEDGEE AS AGENT. The Pledgee will hold in accordance with this Agreement all items of the Collateral at any time received under this Agreement. It is expressly understood and agreed that the obligations of the Pledgee as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement. The Pledgee shall act hereunder on the terms and conditions set forth herein and in Section 12 of the Credit Agreement.

               15. TRANSFER BY PLEDGORS. No Pledgor will sell or otherwise dispose of, grant any option with respect to, or mortgage, pledge or otherwise encumber any of the Collateral or any interest therein (except in accordance with the terms of this Agreement and as permitted by the terms of the Credit Agreement).

               16.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF
PLEDGOR. Each Pledgor represents, warrants and covenants that (i) it is the legal, record and beneficial owner of, and has good title to, all Pledged Securities, subject to no pledge, lien, mortgage, hypothecation, security interest, charge, option or other encumbrance whatsoever, except the liens and security interests created by this Agreement and liens permitted under Section
9.01 of the Credit Agreement (including those referenced in Section 4.10 hereof); (ii) it has requisite power, authority and legal right to pledge all the Pledged Securities; (iii) this Agreement has been duly authorized, executed and delivered by such Pledgor and constitutes a legal, valid and binding obligation of such Pledgor enforceable in accordance with its terms, except to the extent that the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law); (iv) no consent of any other party (including, without limitation, any stockholder or creditor of such Pledgor or any of its Subsidiaries)

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and, except for any approval of the Gaming Authorities that may be required as contemplated by Section 13.18(b) of the Credit Agreement or in connection with the exercise of any remedies hereunder, no consent, license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing (except any filings required under the Uniform Commercial Code, which filings have been made) or declaration with, any governmental authority is required to be obtained by such Pledgor in connection with the execution, delivery or performance of this Agreement, or in connection with the exercise of its rights and remedies pursuant to this Agreement, except those which have been obtained or made or as may be required by laws affecting the offer and sale of securities generally in connection with the exercise by the Pledgee of certain of its remedies hereunder; (v) the execution, delivery and performance of this Agreement by such Pledgor does not violate any provision of any applicable law or regulation or of any order, judgment, writ, award or decree of any court, arbitrator or governmental authority, domestic or foreign, or of the certificate of incorporation or by-laws (or analogous organizational documents) of such Pledgor or of any securities issued by such Pledgor or any of its Subsidiaries, or of any mortgage, indenture, lease, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument to which such Pledgor or any of its Subsidiaries is a party or which purports to be binding upon such Pledgor or any of its Subsidiaries or upon any of their respective assets and will not result in the creation or imposition of any lien or encumbrance on any of the assets of such Pledgor or any of its Subsidiaries except as contemplated by this Agreement; (vi) all the shares of Stock and all Pledged Limited Liability Company Interests have been duly and validly issued, are fully paid and nonassessable and subject to no options to purchase or similar rights; (vii) to the best knowledge of the respective Pledgor, each of the Pledged Notes, when executed by the obligor thereof, will be the legal, valid and binding obligation of such obligor, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law); and (viii) subject to Section 4.2 hereof, the pledge, assignment and delivery to the Pledgee of the Pledged Securities creates a valid and perfected first security interest in such Securities, subject to no prior lien or encumbrance or to any agreement purporting to grant to any third party a lien or encumbrance on the property or assets of such Pledgor which would include the Securities. Each Pledgor covenants and agrees that it will defend the Pledgee's right, title and security interest in and to the Securities and the proceeds thereof against the claims and demands of all persons whomsoever; and such Pledgor covenants and agrees that it will have like title to and right to pledge any other property at any time hereafter pledged to the Pledgee as Collateral hereunder and will likewise defend the right thereto and security interest therein of the Pledgee and the other Secured Creditors.

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               17. PLEDGORS' OBLIGATIONS ABSOLUTE, ETC. The obligations of each Pledgor under this Agreement shall be absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including, without limitation: (i) any renewal, extension, amendment or modification of or addition or supplement to or deletion from any Secured Debt Agreement or any other instrument or agreement referred to therein, or any assignment or transfer of any thereof; (ii) any waiver, consent, extension, indulgence or other action or inaction under or in respect of any such agreement or instrument or this Agreement; (iii) any furnishing of any additional security to the Pledgee or its assignee or any acceptance thereof or any release of any security by the Pledgee or its assignee; (iv) any limitation on any party's liability or obligations under any such instrument or agreement or any invalidity or unenforceability, in whole or in part, of any such instrument or agreement or any term thereof; or (v) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to such Pledgor or any Subsidiary of such Pledgor, or any action taken with respect to this Agreement by any trustee or receiver, or by any court, in any such proceeding, whether or not such Pledgor shall have notice or knowledge of any of the foregoing.

               18. REGISTRATION, ETC. (a) If an Event of Default shall have occurred and be continuing and any Pledgor shall have received from the Pledgee a written request or requests that such Pledgor cause any registration, qualification or compliance under any Federal or state securities law or laws to be effected with respect to all or any part of the Pledged Stock or Pledged Limited Liability Company Interests, such Pledgor as soon as practicable and at its expense will, subject to compliance with the Applicable Gaming Regulations, use its reasonable efforts to cause such registration to be effected (and be kept effective) and will use its reasonable efforts to cause such qualification and compliance to be effected (and be kept effective) as may be so requested and as would permit or facilitate the sale and distribution of such Pledged Stock or Pledged Limited Liability Company Interests, including, without limitation, registration under the Securities Act of 1933 as then in effect (or any similar statute then in effect), appropriate qualifications under applicable blue sky or other state securities laws and appropriate compliance with any other government requirements; provided, that the Pledgee shall furnish to such Pledgor such information regarding the Pledgee as such Pledgor may request in writing and as shall be required in connection with any such registration, qualification or compliance. Such Pledgor will cause the Pledgee to be kept reasonably advised in writing as to the progress of each such registration, qualification or compliance and as to the completion thereof, will furnish to the Pledgee such number of prospectuses, offering circulars or other documents incident thereto as the Pledgee from time to time may reasonably request, and will indemnify the Pledgee, each other Secured Creditor and all others participating in the distribution of the Pledged Stock or Pledged Limited Liability Company Interests against

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all claims, losses, damages and liabilities caused by any untrue statement (or alleged untrue statement) of a material fact contained therein (or in any related registration statement, notification or the like) or by any omission (or alleged omission) to state therein (or in any related registration statement, notification or the like) a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same may have been caused by an untrue statement or omission based upon information furnished in writing to such Pledgor by the Pledgee or such other Secured Creditor expressly for use therein.

               (b) If at any time when the Pledgee shall determine to exercise its right to sell all or any part of the Pledged Securities pursuant to Section 7 hereof, such Pledged Securities or the part thereof to be sold shall not, for any reason whatsoever, be effectively registered under the Securities Act of 1933, as then in effect, the Pledgee may, in its sole and absolute discretion, other than as restricted by Applicable Gaming Regulations, sell such Pledged Securities or part thereof by private sale in such manner and under such circumstances as the Pledgee may deem necessary or advisable in order that such sale may legally be effected without such registration; provided, that at least 10 Business Days' notice of the time and place of any such sale shall be given to such Pledgor. Without limiting the generality of the foregoing, in any such event the Pledgee, in its sole and absolute discretion, other than as restricted by Applicable Gaming Regulations: (i) may proceed to make such private sale notwithstanding that a registration statement for the purpose of registering such Pledged Securities or part thereof shall have been filed under such Securities Act; (ii) may approach and negotiate with a single possible purchaser to effect such sale; and (iii) may restrict such sale to a purchaser who will represent and agree that such purchaser is purchasing for its own account, for investment, and not with a view to the distribution or sale of such Pledged Securities or part thereof. In the event of any such sale, the Pledgee shall incur no responsibility or liability for selling all or any part of the Pledged Securities at a price which the Pledgee, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might be realized if the sale were deferred until after registration as aforesaid.

               19. TERMINATION, RELEASE. (a) After the Termination Date (as defined below), this Agreement shall terminate (provided that all indemnities set forth herein including, without limitation, in Section 12 hereof shall survive any such termination) and the Pledgee, at the request and expense of the respective Pledgor, will promptly execute and deliver to such Pledgor a proper instrument or instruments acknowledging the satisfaction and termination of this Agreement, and will duly assign, transfer and deliver to such Pledgor (without recourse and without any representation or warranty) such of the Collateral as may be in the possession of the Pledgee and as has not theretofore been sold or otherwise applied or released pursuant to this Agreement. As used

                                                                       EXHIBIT I
                                                                         Page 18


in this Agreement, "Termination Date" shall mean the date upon which the Total Commitments and all Interest Rate Protection Agreements or Other Hedging Agreements have been terminated, no Note (as defined in the Credit Agreement) or Letter of Credit is outstanding and all other Obligations then due and payable have been indefeasibly paid in full.

               (b) In the event that any part of the Collateral is sold (but not to the U.S. Borrower or a Subsidiary thereof) in connection with a sale permitted by Section 9.02 of the Credit Agreement or is otherwise released at the direction of the Required Lenders (or all the Lenders if required by Section
13.12 of the Credit Agreement), the Pledgee, at the request and expense of such Pledgor will duly assign, transfer and deliver to such Pledgor (without recourse and without any representation or warranty) such of the Collateral as is then being (or has been) so sold or released and as may be in possession of the Pledgee and has not theretofore been released pursuant to this Agreement.

               (c) At any time that a Pledgor desires that Collateral be released as provided in the foregoing Section 19(a) or (b), it shall deliver to the Pledgee a certificate signed by an Authorized Officer of such Pledgor stating that the release of the respective Collateral is permitted pursuant to
Section 19(a) or (b), and the Pledgee shall be entitled (but not required) to conclusively rely thereof.

               20. NOTICES, ETC. Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be deemed to have been given or made when delivered to the party to which such notice, request, demand or other communication is required or permitted to be given or made under this Agreement, addressed as follows:

               (a)  if to any Pledgor, at:

                      6601 South Bermuda
                      Las Vegas, Nevada
                      Attention:  Scott Schweinfurth
                      Telephone No.: (702) 899-7700
                      Facsimile No.: (702) 263-5636

               (b)  if to the Pledgee, at:

                      Credit Suisse First Boston
                      Eleven Madison Avenue
                      New York, New York  10010
                      Attention:  Ed Barr

                                                                       EXHIBIT I
                                                                         Page 19

                      Telephone No.:   (212) 325-9151
                      Telecopier No.: (212) 325-8309

               (c) if to any Lender (other than the Pledgee), at such address as such Lender shall have specified in the Credit Agreement;

               (d) if to any Other Creditor, at such address as such Other Creditor shall have specified in writing to each Pledgor and the Pledgee; or at such other address as shall have been furnished in writing by any Person described above to the party required to give notice hereunder.

               21. WAIVER; AMENDMENT. None of the terms and conditions of this Agreement may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by each Pledgor directly affected thereby (it being understood that additional Pledgors may be added as parties hereto from time to time in accordance with Section 23, and that no consent of any other Pledgor or of the Required Lenders shall be required in connection therewith) and the Pledgee (with the written consent of either (x) the Required Lenders (or all the Lenders if required by Section 13.12 of the Credit Agreement) at all times prior to the time on which all Credit Document Obligations have been paid in full or (y) the holders of at least a majority of the outstanding Other Obligations at all times after the time on which all Credit Document Obligations have been paid in full; provided, that any change, waiver, modification or variance affecting the rights and benefits of a single Class (as defined below) of Secured Creditors (and not all Secured Creditors in a like or similar manner) shall require the written consent of the Requisite Creditors (as defined below) of such Class. For the purpose of this Agreement, the term "Class" shall mean each class of Secured Creditors, i.e., whether (i) the Lender Creditors as holders of the Credit Document Obligations or (ii) the Other Creditors as holders of the Other Obligations. For the purpose of this Agreement, the term "Requisite Creditors" of any Class shall mean each of (i) with respect to the Credit Document Obligations, the Required Lenders and (ii) with respect to the Other Obligations, the holders of at least a majority of all obligations outstanding from time to time under the Interest Rate Protection Agreements or Other Hedging Agreements.

               22. RELEASE OF GUARANTORS. In the event any Pledgor which is a Subsidiary of the U.S. Borrower party to the U.S. Subsidiaries Guaranty is released from its Guaranty under the U.S. Subsidiaries Guaranty, such Pledgor shall be released from this Agreement and this Agreement shall, as to such Pledgor only, have no further force or effect.

                                                                       EXHIBIT I
                                                                         Page 20


               23. MISCELLANEOUS. This Agreement shall be binding upon the successors and assigns of each Pledgor and shall inure to the benefit of and be enforceable by the Pledgee and its successors and assigns. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS). The headings in this Agreement are for purposes of reference only and shall not limit or define the meaning hereof. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.

               24. ADDITIONAL PLEDGORS. It is understood and agreed that any Domestic Subsidiary of the U.S. Borrower that is required to execute a counterpart of this Agreement after the date hereof pursuant to the Credit Agreement shall automatically become a Pledgor hereunder by executing a counterpart hereof and delivering the same to the Pledgee.

               25. RECOURSE. This Agreement is made with full recourse to the Pledgors and pursuant to and upon all representations, warranties, covenants and agreements on the part of the Pledgors contained herein and in the other Secured Debt Agreements and otherwise in writing in connection herewith or therewith.

               26. LIMITATION BY LAW; SEVERABILITY. All rights, remedies and powers in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of the Applicable Gaming Regulations, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of the Applicable Gaming Regulations which may be controlling and to be limited to the extent necessary so that they will not render this Agreement invalid or unenforceable, in whole or in part.

               27. GAMING REGULATORY MATTERS. The Pledgee, on behalf of the Secured Creditors, acknowledges and agrees that:

               (a) In the event that a Secured Creditor exercises one or more of the remedies set forth in this Agreement or any other Secured Debt Agreement with respect to any Pledged Stock that is subject to the Pledged Stock Requisite Gaming Approvals, such exercise of remedies would be deemed a separate transfer of such Pledged Stock and would require the separate and prior approval of the applicable Gaming Authority pursuant to Applicable Gaming Regulations.

               (b) The approval by the applicable Gaming Authority of this Agreement shall not be, and shall not be construed as, the approval, either express or implied, for the

                                                                       EXHIBIT I
                                                                         Page 21

Secured Creditors to take any actions or steps provided for in this Agreement for which approval by the Gaming Authorities is required, without first obtaining such prior and separate approval of such Gaming Authority, to the extent required by the Applicable Gaming Regulations.

               (c) The Pledgee and each sub-agent of the Pledgee shall comply with the conditions, if any, imposed by any Gaming Authority in connection with the approvals of the security interests granted hereunder by Pledgors, including, without limitation, any conditions requiring the Pledgee or sub-agent of the Pledgee to maintain the certificates representing certain Pledged Securities at a location within the applicable jurisdiction designated to the applicable Gaming Authority and to permit representatives of the Gaming Authorities to inspect such Pledged Securities and certificates thereof. Neither the Pledgee nor any sub-agent of the Pledgee shall surrender possession of any Pledged Securities to any Person other than the respective Pledgor without the prior approval of the applicable Gaming Authority or as otherwise permitted by Applicable Gaming Regulations.

               (d) In connection with the foregoing provisions of this Section 27, it is acknowledged and agreed that neither the Pledgee, nor any Secured Creditor, shall have any liability to any Pledgee for any non-compliance or failure to meet obligations as otherwise provided above in this Section 27, except to the extent of the gross negligence or willful misconduct of the Pledgee or the respective Secured Creditor. Furthermore, the Pledgee and Secured Creditors shall be entitled to conclusively rely on the advise of counsel selected by it or them in connection with the foregoing matters.

               IN WITNESS WHEREOF, each Pledgor and the Pledgee have caused this Agreement to be executed by their duly elected officers duly authorized as of the date first above written.


                                       ALLIANCE GAMING CORPORATION,
                                         as a Pledgor


                                       By /s/ Scott Schweinfurth
                                         -----------------------------------
                                          Title: Senior Vice President, CFO
                                                  and Treasurer

                                       ALLIANCE HOLDING COMPANY,
                                        as a Pledgor


                                       By /s/ Scott Schweinfurth
                                         -----------------------------------
                                          Title: Treasurer


                                       UNITED COIN MACHINE CO.,
                                         as a Pledgor


                                       By /s/ Scott Schweinfurth
                                         -----------------------------------
                                          Title: Treasurer


                                       PLANTATION INVESTMENTS, INC.,
                                         as a Pledgor


                                       By /s/ Scott Schweinfurth
                                         -----------------------------------
                                          Title: Treasurer

                                       APT GAMES, INC.,
                                        as a Pledgor


                                       By /s/ Scott Schweinfurth
                                         -----------------------------------
                                          Title: Treasurer

                                       FOREIGN GAMING VENTURES, INC.,
                                         as a Pledgor


                                       By /s/ Scott Schweinfurth
                                         -----------------------------------
                                          Title: Treasurer


                                       LOUISIANA VENTURES, INC.,
                                         as a Pledgor


                                       By /s/ Scott Schweinfurth
                                         -----------------------------------
                                          Title: Treasurer


                                       UNITED GAMING RAINBOW,
                                        as a Pledgor


                                       By /s/ Scott Schweinfurth
                                         -----------------------------------
                                          Title: Treasurer


                                       NATIVE AMERICAN INVESTMENT,
                                        INC., as a Pledgor


                                       By /s/ Scott Schweinfurth
                                         -----------------------------------
                                          Title: Treasurer



                                       BALLY GAMING INTERNATIONAL,
                                        INC., as a Pledgor


                                       By /s/ Scott Schweinfurth
                                         -----------------------------------
                                          Title: Treasurer

                                         BALLY GAMING, INC., as a Pledgor


                                       By /s/ Scott Schweinfurth
                                         -----------------------------------
                                          Title: Treasurer

Accepted and Agreed to:


CREDIT SUISSE FIRST BOSTON,
as Pledgee


By /s/ Sean S. Bernard
  ------------------------------
  Title: Assistant Vice President


By /s/ Edward E. Barr
  -------------------------------
  Title: Associate

                                    EXHIBIT J

                                                                       EXHIBIT J
                                                         [CONFORMED AS EXECUTED]


                             U.S. SECURITY AGREEMENT

                                      among

                          ALLIANCE GAMING CORPORATION,

                           CERTAIN OF ITS SUBSIDIARIES

                                       and

                           CREDIT SUISSE FIRST BOSTON,
                               as Collateral Agent

                           Dated as of August 8, 1997

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I       SECURITY INTERESTS.........................................  2
      1.1.  Grant of Security Interests....................................  2
      1.2.  Power of Attorney..............................................  3

ARTICLE II      GENERAL REPRESENTATIONS, WARRANTIES AND
                COVENANTS..................................................  3
      2.1.  Necessary Filings..............................................  3
      2.2.  No Liens.......................................................  4
      2.3.  Other Financing Statements.....................................  4
      2.4.  Chief Executive Office; Records................................  4
      2.5.  Location of Inventory and Equipment............................  5
      2.6.  Recourse.......................................................  5
      2.7.  Trade Names; Change of Name....................................  5

ARTICLE III     SPECIAL PROVISIONS CONCERNING RECEIVABLES;
                CONTRACT RIGHTS; INSTRUMENTS...............................  6
      3.1.  Additional Representations and Warranties......................  6
      3.2.  Maintenance of Records.........................................  6
      3.3.  Direction to Account Debtors; Contracting Parties; etc.........  7
      3.4.  Modification of Terms; etc.....................................  7
      3.5.  Collection.....................................................  8
      3.6.  Instruments....................................................  8
      3.7.  Assignors Remain Liable Under Receivables......................  8
      3.8.  Assignors Remain Liable Under Contracts........................  9
      3.9.  Further Actions................................................  9

ARTICLE IV      SPECIAL PROVISIONS CONCERNING TRADEMARKS...................  9
      4.1.  Additional Representations and Warranties......................  9
      4.2.  Infringements.................................................. 10
      4.3.  Preservation of Marks.......................................... 10
      4.4.  Maintenance of Registration.................................... 10
      4.5.  Future Registered Marks........................................ 11
      4.6.  Remedies....................................................... 11
      4.7.  Override Provisions Relating to Bally Trademark License
            Agreement...................................................... 11

ARTICLE V       SPECIAL PROVISIONS CONCERNING PATENTS, COPYRIGHTS
                AND TRADE SECRETS.......................................... 12
      5.1.  Additional Representations and Warranties...................... 12


                                (i)

                                                                            Page
                                                                            ----
      5.2.  Infringements.................................................. 13
      5.3.  Maintenance of Patents......................................... 13
      5.4.  Prosecution of Patent Application.............................. 13
      5.5.  Other Patents and Copyrights................................... 13
      5.6.  Remedies....................................................... 14

ARTICLE VI      PROVISIONS CONCERNING ALL COLLATERAL....................... 14
      6.1.  Protection of Collateral Agent's Security...................... 14
      6.2.  Further Actions................................................ 15
      6.3.  Financing Statements........................................... 15
      6.4.  Assistance with Gaming Approvals............................... 15

ARTICLE VII      REMEDIES UPON OCCURRENCE OF SPECIFIED DEFAULT............. 16
      7.1.  Remedies; Obtaining the Collateral Upon Default................ 16
      7.2.  Remedies; Disposition of the Collateral........................ 17
      7.3.  Waiver of Claims............................................... 18
      7.4.  Application of Proceeds........................................ 19
      7.5.  Remedies Cumulative............................................ 22
      7.6.  Discontinuance of Proceedings.................................. 22

ARTICLE VIII    INDEMNITY.................................................. 23
      8.1.  Indemnity...................................................... 23
      8.2.  Indemnity Obligations Secured by Collateral; Survival.......... 24

ARTICLE IX      DEFINITIONS................................................ 24

ARTICLE X       MISCELLANEOUS.............................................. 30
      10.1.  Notices....................................................... 30
      10.2.  Waiver; Amendment............................................. 31
      10.3.  Obligations Absolute.......................................... 32
      10.4.  Successors and Assigns........................................ 32
      10.5.  Headings Descriptive.......................................... 32
      10.6.  Governing Law................................................. 32
      10.7.  Assignor's Duties............................................. 32
      10.8.  Termination; Release.......................................... 32
      10.9.  Counterparts.................................................. 33
      10.10. Limitation by Law; Severability............................... 33
      10.11. The Collateral Agent.......................................... 34
      10.12. Additional Assignors.......................................... 34


ANNEX A      Schedule of Chief Executive Offices/Record Locations
ANNEX B      Schedule of Inventory and Equipment Locations
ANNEX C      Schedule of Trade and Fictitious Names

                                (ii)

ANNEX D      List of Marks
ANNEX E      List of Patents and Applications
ANNEX F      List ofCopyrights and Applications
ANNEX G      Assignment of Security Interest in United States
               Trademarks and Patents
ANNEX H      Assignment of Security Interest in United States
               Copyrights


                                      (iii)

                                                                       EXHIBIT J

                             U.S. SECURITY AGREEMENT


            SECURITY AGREEMENT, dated as of August 8, 1997, among each of the undersigned (each an "Assignor", and together with any other entity that becomes a party hereto pursuant to Section 10.12 hereof, the "Assignors") and Credit Suisse First Boston, as Collateral Agent (the "Collateral Agent") for the benefit of the Secured Creditors (as defined below). Except as otherwise defined herein, capitalized terms used herein and defined in the Credit Agreement referred to below shall be used herein as so defined.

                              W I T N E S S E T H :

            WHEREAS, Alliance Gaming Corporation, Bally Wulff Vertriebs GmbH, Bally Wulff Automaten GmbH (collectively, the "Borrowers" and each, a "Borrower"), various lenders from time to time party thereto (the "Lenders"), and Credit Suisse First Boston, as Administrative Agent (together with any successor agent, the "Administrative Agent," and together with the Collateral Agent and the Lenders, the "Lender Creditors"), have entered into a Credit Agreement, dated as of August 8, 1997 (as amended, modified or supplemented from time to time, the "Credit Agreement"), providing for the making of Loans to each Borrower and the issuance of, and participation in, Letters of Credit for the account of each Revolving Loan Borrower, all as contemplated therein;

            WHEREAS, each Borrower may from time to time be party to (or guaranty the obligations of one or more of its Subsidiaries under) one or more
(i) interest rate protection agreements, interest rate cap agreements, interest rate collar agreements or other similar agreements or arrangements, (ii) foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency values and/or (iii) other types of hedging agreements from time to time with an Other Creditor (as hereinafter defined) (collectively, the "Interest Rate Protection Agreements or Other Hedging Agreements"), with a Lender or an affiliate of a Lender (each such Lender or affiliate, even if the respective Lender subsequently ceases to be a Lender under the Credit Agreement for any reason, together with such Lender's or affiliate's successors and assigns, collectively, the "Other Creditors," and together with the Lender Creditors, the "Secured Creditors").

                                                                       EXHIBIT J
                                                                          Page 2

            WHEREAS, pursuant to the Parent Guaranty, the Parent Guarantor has guaranteed to the Secured Creditors the payment when due of all obligations and liabilities of each Guaranteed Party under or with respect to (x) the Credit Documents and (y) each Interest Rate Protection Agreement or Other Hedging Agreement with one or more Other Creditors;

            WHEREAS, pursuant to the U.S. Subsidiaries Guaranty, each U.S. Subsidiary Guarantor has jointly and severally guaranteed to the Secured Creditors the payment when due of all the Guaranteed Obligations as described therein;

            WHEREAS, it is a condition precedent to the extensions of credit under the Credit Agreement that each Assignor shall have executed and delivered to the Collateral Agent this Agreement; and

            WHEREAS, each Assignor will obtain benefits from the incurrence of Loans and the Issuance of Letters of Credit under the Credit Agreement and the entering into of Interest Rate Protection Agreements and Other Hedging Agreements and, accordingly, each Assignor desires to execute this Agreement to satisfy the condition described in the preceding paragraph;

            NOW, THEREFORE, in consideration of the benefits accruing to each Assignor, the receipt and sufficiency of which are hereby acknowledged, each Assignor hereby makes the following representations and warranties to the Collateral Agent for the benefit of the Secured Creditors and hereby covenants and agrees with the Collateral Agent for the benefit of the Secured Creditors as follows:

                                    ARTICLE I

                               SECURITY INTERESTS

            1.1. Grant of Security Interests. (a) As security for the prompt and complete payment and performance when due of all of the Obligations of such Assignor, each Assignor does hereby assign and transfer unto the Collateral Agent, and does hereby pledge and grant to the Collateral Agent for the benefit of the Secured Creditors, a continuing security interest of first priority in, all of the right, title and interest of such Assignor in, to and under all of the following, whether now existing or hereafter from time to time acquired: (i) each and every Receivable, (ii) all Contracts, together with all Contract Rights arising thereunder, (iii) all Inventory, (iv) all Equipment, (v) all Marks, together with the registrations and right to all renewals thereof, and the goodwill of the

                                                                       EXHIBIT J
                                                                          Page 3

business of such Assignor symbolized by the Marks, (vi) all Patents, (vii) all Copyrights, (viii) all computer programs of such Assignor and all intellectual property rights therein and all Proprietary Information and Trade Secrets of such Assignor, (ix) all other Goods, General Intangibles, Chattel Paper, Documents and Instruments, (x) the Cash Collateral Account and all monies, securities and instruments deposited or required to be deposited in such Cash Collateral Account and (xi) all Proceeds and products of any and all of the foregoing (all of the above, collectively, the "Collateral").

            (b) The security interest of the Collateral Agent under this Agreement extends to all Collateral of the kind which is the subject of this Agreement which any Assignor may acquire at any time during the continuation of this Agreement.

            1.2. Power of Attorney. Each Assignor hereby constitutes and appoints the Collateral Agent its true and lawful attorney, irrevocably, with full power after the occurrence of and during the continuance of a Specified Default (as hereinafter defined) (in the name of such Assignor or otherwise) to act, require, demand, receive, compound and give acquittance for any and all monies and claims for monies due or to become due to such Assignor under or arising out of the Collateral, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute any proceedings which the Collateral Agent may deem to be necessary or advisable to protect the interests of the Secured Creditors, which appointment as attorney is coupled with an interest.

                                   ARTICLE II

                GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS

            Each Assignor represents, warrants and covenants, which representations, warranties and covenants shall survive execution and delivery of this Agreement, as follows:

            2.1. Necessary Filings. All filings, registrations and recordings necessary or appropriate to create, preserve and perfect the security interest granted by such Assignor to the Collateral Agent hereby in respect of the Collateral have been (or within 10 days after the Initial Borrowing Date will be) accomplished and the security interest granted to the Collateral Agent pursuant to this Agreement in and to the Collateral constitutes a perfected security interest therein prior to the rights of all other Persons therein and subject to no other Liens (other than Permitted Liens) and is entitled to all the rights, priorities and benefits afforded by the Uniform Commercial Code or other relevant law as enacted in any relevant jurisdiction to perfected security interests, in each case to the extent that the

                                                                       EXHIBIT J
                                                                          Page 4

Collateral consists of the type of property in which a security interest may be perfected by filing a financial statement under the Uniform Commercial Code as enacted in the relevant jurisdiction or in the United States Patent and Trademark Office or United States Copyright Office.

            2.2. No Liens. Such Assignor is, and as to Collateral acquired by it from time to time after the date hereof such Assignor will be, the owner of all Collateral pledged by it hereunder free from any Lien, security interest, encumbrance or other right, title or interest of any Person (other than Permitted Liens), and such Assignor shall defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein (other than in connection with Permitted Liens) adverse to the Collateral Agent.

            2.3. Other Financing Statements. As of the date hereof, there is no financing statement (or similar statement or instrument of registration under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Collateral (other than financing statements filed in respect of Permitted Liens), and so long as the Termination Date has not occurred, such Assignor will not execute or authorize to be filed in any public office any financing statement (or similar statement or instrument of registration under the law of any jurisdiction) or statements relating to the Collateral, except financing statements filed or to be filed in respect of and covering the security interests granted hereby by such Assignor or in connection with Permitted Liens.

            2.4. Chief Executive Office; Records. As of the date hereof, the chief executive office of such Assignor is located at the address indicated on Annex A hereto for such Assignor. Such Assignor will not move its chief executive office except to such new location as such Assignor may establish in accordance with the last sentence of this Section 2.4. A complete set of books of account and records of such Assignor relating to the Receivables and the Contract Rights are, and will continue to be, kept at such chief executive office, at one or more of the other record locations set forth on Annex A hereto for such Assignor or at such new locations as such Assignor may establish in accordance with the last sentence of this Section 2.4. All Receivables and Contract Rights of such Assignor are, and will continue to be, maintained at, and controlled and directed (including, without limitation, for general accounting purposes) from, the office locations described above or such new location established in accordance with the last sentence of this Section 2.4. No Assignor shall establish new locations for such offices until (i) it shall have given to the Collateral Agent not less than 15 days' prior written notice of its intention to do so, clearly describing such new location and providing such other information in connection therewith as the Collateral Agent may reasonably request and (ii) with respect to such new location, it shall have taken all action, reasonably satisfactory to the Collateral Agent, to maintain

                                                                       EXHIBIT J
                                                                          Page 5

the security interest of the Collateral Agent in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect.

            2.5. Location of Inventory and Equipment. All Inventory and Equipment held on the date hereof by each Assignor is located at one of the locations shown on Annex B hereto for such Assignor. Each Assignor agrees that all Inventory and Equipment now held or subsequently acquired by it shall be kept at (or shall be in transport to) any one of the locations shown on Annex B hereto, or such new location as such Assignor may establish in accordance with the next sentence of this Section 2.5. Any Assignor may establish a new location for Inventory and Equipment only if (i) it shall have given to the Collateral Agent not less than 15 days' prior written notice of its intention so to do, clearly describing such new location and providing such other information in connection therewith as the Collateral Agent may reasonably request and (ii) with respect to such new location, it shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the security interest of the Collateral Agent in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect. Notwithstanding anything to the contrary contained in this Section 2.5, it is understood and agreed that (i) the Assignors may hold Inventory and Equipment at locations other than those shown on Annex B hereto so long as the aggregate fair market value of all such Inventory and Equipment does not exceed $1,000,000 at any time and (ii) any Assignor may hold Inventory and Equipment at a location other than those identified on Annex B hereto so long as an effective UCC-1 financing statement (or equivalent thereof) has been filed with the Secretary of State of the State wherein such Inventory or Equipment is located (and, if necessary to create a perfected security interest in such Inventory or Equipment, with the county clerk of the county in which such Inventory or Equipment is located). Each Assignor agrees from time to time upon the request of the Collateral Agent to provide an updated Annex B which shall list the location of all Inventory and Equipment held by each Assignor on the date such updated Annex B is prepared by each Assignor.

            2.6. Recourse. This Agreement is made with full recourse to each Assignor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such Assignor contained herein, in the other Secured Debt Agreements and otherwise in writing in connection herewith or therewith.

            2.7. Trade Names; Change of Name. As of the date hereof, no Assignor has or operates in any jurisdiction under, or in the preceding 12 months has had or has operated in any jurisdiction under, any trade names, fictitious names or other names except its legal name and such other trade or fictitious names as are listed on Annex C hereto for such Assignor. No Assignor shall change its legal name or assume or operate in any jurisdiction under any trade, fictitious or other name except those names listed on Annex C hereto for such Assignor and new names established in accordance with the last sentence

                                                                       EXHIBIT J
                                                                          Page 6


of this Section 2.7. No Assignor shall assume or operate in any jurisdiction under any new trade, fictitious or other name until (i) it shall have given to the Collateral Agent not less than 15 days' prior written notice of its intention so to do, clearly describing such new name and the jurisdictions in which such new name shall be used and providing such other information in connection therewith as the Collateral Agent may reasonably request and (ii) with respect to such new name, it shall have taken all action reasonably requested by the Collateral Agent, to maintain the security interest of the Collateral Agent in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect.

                                   ARTICLE III

                          SPECIAL PROVISIONS CONCERNING
                    RECEIVABLES; CONTRACT RIGHTS; INSTRUMENTS

            3.1. Additional Representations and Warranties. As of the time when each of its Receivables arises, each Assignor shall be deemed to have represented and warranted that such Receivable, and all records, papers and documents relating thereto (if any) are what they purport to be and that all papers and documents (if any) relating thereto (i) will, to the best knowledge of the respective Assignor, represent the genuine, legal, valid and binding obligation of the account debtor evidencing indebtedness unpaid and owed by the respective account debtor arising out of the performance of labor or services or the sale or lease and delivery of the merchandise listed therein, or both, (ii) will be the only original writings evidencing and embodying such obligation of the account debtor named therein (other than copies created for general accounting purposes), (iii) will, to the best knowledge of the respective Assignor, evidence true and valid obligations of the account debtor, enforceable in accordance with their respective terms and (iv) will be in compliance and will conform in all material respects with all applicable federal, state and local laws and applicable laws of any relevant foreign jurisdiction, except where the failure to so comply and confirm could not reasonably be expected to have a material adverse effect on the validity or enforceability of any such Receivables.

            3.2. Maintenance of Records. Each Assignor will keep and maintain at its own cost and expense, records of its Receivables and Contracts and such Assignor will make the same available on such Assignor's premises to the Collateral Agent for inspection, at such Assignor's own cost and expense, at any and all reasonable times upon reasonable prior notice to such Assignor. Upon the occurrence and during the continuance of an Event of Default and at the reasonable request of the Collateral Agent, such Assignor shall, at its own cost and expense, deliver all tangible evidence of its Receivables and Contract Rights (including, without limitation, all documents evidencing the Receivables and all Contracts) and such books and records to the Collateral Agent or to its representatives (copies of

                                                                       EXHIBIT J
                                                                          Page 7


which evidence and books and records may be retained by such Assignor). If the Collateral Agent so directs, upon the occurrence and during the continuance of an Event of Default, such Assignor shall legend, in form and manner reasonably satisfactory to the Collateral Agent, the Receivables and the Contracts, as well as books, records and documents of such Assignor evidencing or pertaining to such Receivables and Contracts with an appropriate reference to the fact that such Receivables and Contracts have been assigned to the Collateral Agent and that the Collateral Agent has a security interest therein.

            3.3. Direction to Account Debtors; Contracting Parties; etc. Upon the occurrence and during the continuance of a Default under Section 10.01 or
10.05 of the Credit Agreement, any other payment default in respect of the Obligations, or any Event of Default under the Credit Agreement (with each such Default or Event of Default being herein called a "Specified Default"), and if the Collateral Agent so directs any Assignor, such Assignor agrees (x) to cause all payments on account of the Receivables and Contracts to be made directly to the Cash Collateral Account, (y) that the Collateral Agent may, at its option, directly notify the obligors with respect to any Receivables and/or under any Contracts to make payments with respect thereto as provided in preceding clause
(x) and (z) that the Collateral Agent may enforce collection of any such Receivables and Contracts and may adjust, settle or compromise the amount of payment thereof, in the same manner and to the same extent as such Assignor. Without notice to or assent by any Assignor, the Collateral Agent may apply any or all amounts then in, or thereafter deposited in, the Cash Collateral Account which application shall be effected in the manner provided in Section 7.4 of this Agreement. The reasonable costs and expenses (including reasonable attorneys' fees) of collection, whether incurred by the relevant Assignor or the Collateral Agent, shall be borne by the relevant Assignor. The Collateral Agent shall deliver a copy of each notice referred to in the preceding clause (y) to the relevant Assignor; provided, that the failure by the Collateral Agent to so notify such Assignor shall not affect the effectiveness of such notice or the other rights of the Collateral Agent created by this Section 3.3.

            3.4. Modification of Terms; etc. No Assignor shall rescind or cancel any indebtedness evidenced by any Receivable or under any Contract, or modify any term thereof or make any adjustment with respect thereto, or extend or renew the same, or compromise or settle any material dispute, claim, suit or legal proceeding relating thereto, or sell any Receivable or Contract, or interest therein, without the prior written consent of the Collateral Agent, other than at times when no direction has been given by the Collateral Agent which is then in effect pursuant to preceding Section 3.3. Each Assignor will duly fulfill all obligations on its part to be fulfilled under or in connection with the Receivables and Contracts and will do nothing to impair the rights of the Collateral Agent in the Receivables or Contracts.

                                                                       EXHIBIT J
                                                                          Page 8


            3.5. Collection. Each Assignor shall endeavor in accordance with reasonable business practices to cause to be collected from the account debtor named in each of its Receivables or obligor under any Contract, as and when due (including, without limitation, amounts which are delinquent, such amounts to be collected in accordance with generally accepted lawful collection procedures) any and all amounts owing under or on account of such Receivable or Contract (as adjusted or modified from time to time), and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Receivable or under such Contract, except that, at all times other than at times when the Collateral Agent has given any direction which is then in effect pursuant to preceding Section 3.3, any Assignor may allow in the ordinary course of business as adjustments to amounts owing under its Receivables and Contracts
(i) an extension or renewal of the time or times of payment, or settlement for less than the total unpaid balance, which such Assignor finds appropriate in accordance with reasonable business judgment and (ii) a refund or credit due as a result of returned or damaged merchandise or improperly performed services or for other reasons which such Assignor finds appropriate in accordance with reasonable business judgment. The reasonable costs and expenses (including, without limitation, reasonable attorneys' fees) of collection, whether incurred by an Assignor or the Collateral Agent, shall be borne by the relevant Assignor.

            3.6. Instruments. If any Assignor owns or acquires any Instrument constituting Collateral, such Assignor will promptly deliver such Instrument to the Collateral Agent appropriately endorsed to the order of the Collateral Agent as further security hereunder.

            3.7. Assignors Remain Liable Under Receivables. Anything herein to the contrary notwithstanding, the Assignors shall remain liable under each of the Receivables to observe and perform all of the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise to such Receivables. Neither the Collateral Agent nor any other Secured Creditor shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Creditor of any payment relating to such Receivable pursuant hereto, nor shall the Collateral Agent or any other Secured Creditor be obligated in any manner to perform any of the obligations of any Assignor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by them or as to the sufficiency of any performance by any party under any Receivable (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

                                                                       EXHIBIT J
                                                                          Page 9


            3.8. Assignors Remain Liable Under Contracts. Anything herein to the contrary notwithstanding, the Assignors shall remain liable under each of the Contracts to observe and perform all of the conditions and obligations to be observed and performed by them thereunder, all in accordance with and pursuant to the terms and provisions of each Contract. Neither the Collateral Agent nor any other Secured Creditor shall have any obligation or liability under any Contract by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Creditor of any payment relating to such contract pursuant hereto, nor shall the Collateral Agent or any other Secured Creditor be obligated in any manner to perform any of the obligations of any Assignor under or pursuant to any Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any performance by any party under any Contract, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

            3.9. Further Actions. Each Assignor will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, power of attorney, certificates, reports and other assurances or instruments and take such further steps relating to its Receivables, Contracts, Instruments and other property or rights covered by the security interest hereby granted, as the Collateral Agent may reasonably require.

                                   ARTICLE IV

                    SPECIAL PROVISIONS CONCERNING TRADEMARKS

            4.1. Additional Representations and Warranties. Each Assignor represents and warrants that, as of the date hereof, it is the true and lawful owner of all right, title and interest to, or otherwise has the right to use the registered Marks listed in Annex D hereto for such Assignor and that said listed Marks constitute all the marks and applications for marks registered in the United States Patent and Trademark Office that such Assignor presently owns or uses in connection with its business. Each Assignor represents and warrants that it owns, is licensed to use or otherwise has the right to use all material Marks that it uses. Each Assignor further warrants that it has no actual knowledge of any third party claim that any aspect of such Assignor's present or contemplated business operations infringes or will infringe any trademark, service mark or trade name. Each Assignor represents and warrants that it is the beneficial and record owner of all trademark registrations and applications listed in Annex D hereto for such Assignor and that said registrations are valid and subsisting, and that such Assignor is not aware of any third-party

                                                                       EXHIBIT J
                                                                         Page 10


claim that any of said registrations in respect of any Mark is invalid or unenforceable. Each Assignor hereby grants to the Collateral Agent an absolute power of attorney to sign, upon the occurrence and during the continuance of a Specified Default, any document which may be required by the United States Patent and Trademark Office in order to effect an absolute assignment of all right, title and interest in each Mark, and record the same.

            4.2. Infringements. Each Assignor agrees, promptly upon learning thereof, to notify the Collateral Agent in writing of the name and address of, and to furnish such pertinent information that may be available with respect to, any party who such Assignor believes is infringing or diluting or otherwise violating in any material respect any of such Assignor's rights in and to any Mark, or with respect to any party, which Assignor has actual knowledge, claiming that such Assignor's use of any Mark violates in any material respect any property right of that party. Each Assignor further agrees, unless otherwise agreed by the Collateral Agent, to prosecute any Person infringing any Mark in accordance with reasonable business practices.

            4.3. Preservation of Marks. Each Assignor agrees to use its Marks in interstate commerce during the time in which this Agreement is in effect, sufficiently to preserve such Marks as trademarks or service marks under the laws of the United States and any other applicable law; provided, that no Assignor shall be obligated to preserve any Mark in the event such Assignor determines, in its reasonable business judgment, that the preservation of such Mark is no longer desirable in the conduct of its business.

            4.4. Maintenance of Registration. Each Assignor shall, at its own expense, diligently process all documents required by the Trademark Act of 1946, 15 U.S.C. SectionSection 1051 et seq. to maintain trademark registrations, including but not limited to affidavits of use and applications for renewals of registration in the United States Patent and Trademark Office for all of its registered Marks pursuant to 15 U.S.C. SectionSection 1058(a), 1059 and 1065, and shall pay all fees and disbursements in connection therewith and shall not abandon any such filing of affidavit of use or any such application of renewal prior to the exhaustion of all administrative and judicial remedies without prior written consent of the Collateral Agent; provided, that no Assignor shall be obligated to maintain any Mark in the event that such Assignor determines, in its reasonable business judgment, that the maintenance of such Mark is no longer necessary or desirable in the conduct of its business.

            4.5. Future Registered Marks. If any Mark registration issues hereafter to any Assignor as a result of any application now or hereafter pending before the United States Patent and Trademark Office, within 60 Business Days of receipt of such certificate, such Assignor shall deliver to the Collateral Agent a copy of such certificate, and an assignment for security in such Mark, to the Collateral Agent and at the expense of such Assignor, confirming the assignment for security in such Mark to the Collateral Agent

                                                                       EXHIBIT J
                                                                         Page 11

hereunder, the form of such security to be substantially the same as the form hereof or in such other form as may be reasonably satisfactory to the Collateral Agent.

            4.6. Remedies. If a Specified Default shall occur and be continuing, the Collateral Agent may take any or all of the following actions: (i) declare the entire right, title and interest of such Assignor in and to each of the Marks, together with all trademark rights and rights of protection to the same, vested in the Collateral Agent for the benefit of the Secured Creditors, in which event such rights, title and interest shall immediately vest, in the Collateral Agent for the benefit of the Secured Creditors, and the Collateral Agent shall be entitled to exercise the power of attorney referred to in Section
4.1 hereof to execute, cause to be acknowledged and notarized and record said absolute assignment with the applicable agency; (ii) take and use or sell the Marks and the goodwill of such Assignor's business symbolized by the Marks and the right to carry on the business and use the assets of such Assignor in connection with which the Marks have been used; and (iii) direct such Assignor to refrain, in which event such Assignor shall refrain, from using the Marks in any manner whatsoever, directly or indirectly, and, if requested by the Collateral Agent, change such Assignor's corporate name to eliminate therefrom any use of any Mark and execute such other and further documents that the Collateral Agent may request to further confirm this and to transfer ownership of the Marks and registrations and any pending trademark application in the United States Patent and Trademark Office to the Collateral Agent.

            4.7. Override Provisions Relating to Bally Trademark License Agreement. For purposes of Section 6(b) of the Third Amendment to Trademark License Agreement and Settlement Agreement dated as of May 10, 1996, by and among Bally Entertainment Corporation ("Bally"), the U.S. Borrower and BGII Acquisition Corp. (the "Third Amendment"), a true, correct and complete copy of which has been delivered to the Collateral Agent, the Collateral Agent acknowledges and agrees (and each Secured Creditor, by accepting the benefits of this Agreement, also acknowledges and agrees) that (a) any transfer (whether by foreclosure or otherwise) of "Inventory" (as such term is defined in such Third Amendment) effected by the Collateral Agent shall be subject to the royalty and rebate provisions of the Bally Trademark License Agreement (as defined below) so that the Collateral Agent (or the Secured Creditors) shall have paid or caused to be paid to Bally, simultaneously with any such transfer, the royalty per machine due to Bally by reason of such transfer, (b) any transfer (whether by foreclosure or otherwise) of rights under the Bally Trademark License Agreement effected by the Collateral Agent (or the Secured Creditors) shall be subject to the condition precedent that the prospective transferee shall have agreed in writing to be bound by the provisions of the Bally Trademark License Agreement; and (c) any foreclosure by the Collateral Agent (or the Secured Creditors) (whether involving stock or assets of the U.S. Borrower or any of its affiliates) that would result in any transfer or change in ownership or control, direct or indirect, of Bally Gaming

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                                                                         Page 12


International, Inc. ("BGI") or BGI's rights under the Bally Trademark License Agreement shall comply with all of the provisions of the Bally Trademark License Agreement applicable thereto (including, without limitation, the provisions of Section 9 of the Amended and Restated Trademark License Agreement referred to below and Section 6 of the Third Amendment). For purposes hereof, the term "Bally Trademark License Agreement" shall mean, collectively, the Amended and Restated Trademark License Agreement, dated as of July 8, 1992, between Bally and BGI, the Second Amendment to Trademark License Agreement and Settlement Agreement, dated as of March 31, 1995, between Bally, BGI and Bally Gaming, Inc. and the Third Amendment.

                                    ARTICLE V

                          SPECIAL PROVISIONS CONCERNING
                      PATENTS, COPYRIGHTS AND TRADE SECRETS

            5.1. Additional Representations and Warranties. Each Assignor represents and warrants that it is the true and lawful owner of all rights in
(i) all Trade Secrets and Proprietary Information necessary to operate the business of such Assignor, (ii) the Patents listed in Annex E hereto for such Assignor and that said Patents constitute all the patents and applications for patents that such Assignor owns and (iii) the Copyrights listed in Annex F hereto for such Assignor and that said Copyrights constitute all registrations of copyrights and applications for copyright registrations that such Assignor owns. Each Assignor further warrants that it has no actual knowledge of any third party claim that any aspect of such Assignor's present or contemplated business operations infringes or will infringe any patent or any copyright or such Assignor has misappropriated any Trade Secret or Proprietary Information. Each Assignor hereby grants to the Collateral Agent an absolute power of attorney to sign, upon the occurrence and during the continuance of a Specified Default, any document which may be required by the United States Patent and Trademark Office or the United States Copyright Office in order to effect an absolute assignment of all right, title and interest in each Patent and Copyright, and to record the same.

            5.2. Infringements. Each Assignor agrees, promptly upon learning thereof, to furnish the Collateral Agent in writing with all pertinent information available to such Assignor with respect to any infringement, contributing infringement or active inducement to infringe in any respect any material Patent or material Copyright or to any claim that the practice of any material Patent or the use of any material Copyright violates in any material respect any property right of a third party, or with respect to any misappropriation of any Trade Secret or any claim that practice of any Trade Secret violates in any material respect any property right of a third party. Each Assignor further agrees, to the extent consistent

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                                                                         Page 13


with reasonable business practices, to prosecute any Person infringing any Patent or Copyright or any Person misappropriating any Trade Secret.

            5.3. Maintenance of Patents. At its own expense, each Assignor shall make timely payment of all post-issuance fees required pursuant to 35 U.S.C.
Section 41 to maintain in force rights under each Patent, absent prior written consent of the Collateral Agent; provided, that no Assignor shall be obligated to maintain any Patent in the event such Assignor determines, in its reasonable business judgment, that the maintenance of such Patent is no longer necessary or desirable in the conduct of its business.

            5.4. Prosecution of Patent Application. At its own expense, each Assignor shall diligently prosecute all applications for Patents for such Assignor and shall not abandon any such application prior to exhaustion of all administrative and judicial remedies, absent written consent of the Collateral Agent; provided, that no Assignor shall be obligated to prosecute any application in the event such Assignor determines, in its reasonable business judgment, that the prosecuting of such application is no longer necessary or desirable in the conduct of its business.

            5.5. Other Patents and Copyrights. Within 30 Business Days of the acquisition or issuance of a Patent, registration of a Copyright, or acquisition of a registered copyright, the relevant Assignor shall deliver to the Collateral Agent a copy of said Copyright or certificate or registration of said patents, as the case may be, with an assignment for security as to such Patent or Copyright, as the case may be, to the Collateral Agent and at the expense of such Assignor, confirming the assignment for security, the form of such assignment for security to be substantially the same as the form hereof or in such other form as may be reasonably satisfactory to the Collateral Agent.

            5.6. Remedies. If a Specified Default shall occur and be continuing, the Collateral Agent may take any or all of the following actions: (i) declare the entire right, title, and interest of such Assignor in each of the Patents and Copyrights vested in the Collateral Agent for the benefit of the Secured Creditors, in which event such right, title, and interest shall immediately vest in the Collateral Agent for the benefit of the Secured Creditors, in which case the Collateral Agent shall be entitled to exercise the power of attorney referred to in Section 5.1 hereof to execute, cause to be acknowledged and notarized and to record said absolute assignment with the applicable agency;
(ii) take and practice or sell the Patents and Copyrights; and (iii) direct such Assignor to refrain, in which event such Assignor shall refrain, from practicing the Patents and using the Copyrights directly or indirectly, and such Assignor shall execute such other and further documents as the Collateral Agent may request further to confirm this and to transfer ownership of the Patents and Copyrights to the Collateral Agent for the benefit of the Secured Creditors.

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                                                                         Page 14


                                   ARTICLE VI

                      PROVISIONS CONCERNING ALL COLLATERAL

            6.1. Protection of Collateral Agent's Security. Each Assignor will at all times keep its Inventory and Equipment insured in favor of the Collateral Agent, at such Assignor's own expense to the extent and in the manner provided in the Secured Debt Agreements; all policies or certificates with respect to such insurance (and any other insurance maintained by such Assignor) (i) shall be endorsed to the Collateral Agent's reasonable satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as additional insured and loss payee) and (ii) shall state that such insurance policies shall not be cancelled without 30 days' prior written notice thereof by the insurer to the Collateral Agent; and certified copies of such policies or certificates with respect thereto shall be deposited with the Collateral Agent. If any Assignor shall fail to insure its Inventory and Equipment in accordance with the preceding sentence, or if any Assignor shall fail to so endorse and deposit all policies or certificates with respect thereto, the Collateral Agent shall have the right (but shall be under no obligation), upon prior written notice to such Assignor, to procure such insurance and such Assignor agrees to promptly reimburse the Collateral Agent for all reasonable costs and expenses of procuring such insurance. The Collateral Agent shall, at the time any proceeds of such insurance are distributed to the Secured Creditors, apply such proceeds in accordance with
Section 7.4 hereof. Each Assignor assumes all liability and responsibility in connection with the Collateral acquired by it and the liability of such Assignor to pay the Obligations shall in no way be affected or diminished by reason of the fact that such Collateral may be lost, destroyed, stolen, damaged or for any reason whatsoever unavailable to such Assignor.

            6.2. Further Actions. Each Assignor will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such lists, descriptions and designations of its Collateral, warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments and take such further steps relating to the Collateral and other property or rights covered by the security interest hereby granted, which the Collateral Agent deems reasonably appropriate or advisable to perfect, preserve or protect its security interest in the Collateral.

            6.3. Financing Statements. Each Assignor agrees to execute and deliver to the Collateral Agent such financing statements, in form reasonably acceptable to the Collateral Agent, as the Collateral Agent may from time to time reasonably request or as are necessary or desirable in the reasonable opinion of the Collateral Agent to establish and

                                                                       EXHIBIT J
                                                                         Page 15


maintain a valid, enforceable, first priority perfected security interest in the Collateral as provided herein and the other rights and security contemplated hereby all in accordance with the UCC as enacted in any and all relevant jurisdictions or any other relevant law. Each Assignor will pay any applicable filing fees, recordation taxes and related expenses relating to its Collateral. Each Assignor hereby authorizes the Collateral Agent to file any such financing statements without the signature of such Assignor where permitted by law.

            6.4. Assistance with Gaming Approvals. Each Assignor agrees to assist the Collateral Agent in obtaining all approvals of any Gaming Authority or other governmental authority that are required by law, including, without limitation, the Applicable Gaming Regulations, in connection with any action or transaction contemplated by this Agreement and, at the request of the Collateral Agent after and during an Event of Default, to prepare, sign and file with the appropriate Gaming Authority such Assignor's portion of any application for consent to the transfer of any Collateral necessary or appropriate under Applicable Gaming Regulations for approval by such Gaming Authority of any sale or transfer of such Collateral pursuant to the exercise of the Collateral Agent's (or Secured Creditors') remedies hereunder and under the Credit Documents.

                                   ARTICLE VII

                  REMEDIES UPON OCCURRENCE OF SPECIFIED DEFAULT

            7.1. Remedies; Obtaining the Collateral Upon Default. Each Assignor agrees that, if a Specified Default shall have occurred and be continuing, then and in every such case, the Collateral Agent, in addition to any rights now or hereafter existing under applicable law, shall have all rights as a secured creditor under the UCC in all relevant jurisdictions and may:

            (i) personally, or by agents or attorneys, immediately take possession of the Collateral or any part thereof, from such Assignor or any other Person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon such Assignor's premises where any of the Collateral is located and remove the same and use in connection with such removal any and all services, supplies, aids and other facilities of such Assignor;

           (ii) instruct the obligor or obligors on any agreement, instrument or other obligation (including, without limitation, the Receivables and the Contracts) constituting the Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Collateral Agent;

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                                                                         Page 16


            (iii) withdraw all monies, securities and instruments in the Cash Collateral Account and/or in any other cash collateral account for application to the Obligations in accordance with Section 7.4 hereof;

            (iv) sell, assign or otherwise liquidate any or all of the Collateral or any part thereof in accordance with Section 7.2 hereof, or direct the relevant Assignor to sell, assign or otherwise liquidate any or all of the Collateral or any part thereof, and, in each case, take possession of the proceeds of any such sale or liquidation;

            (v) take possession of the Collateral or any part thereof, by directing the relevant Assignor in writing to deliver the same to the Collateral Agent at any place or places designated by the Collateral Agent, in which event such Assignor shall at its own expense:

                  (x) forthwith cause the same to be moved to the place or
            places so designated by the Collateral Agent and there delivered to the Collateral Agent;

                  (y) store and keep any Collateral so delivered to the
            Collateral Agent at such place or places pending further action by the Collateral Agent as provided in Section 7.2 hereof; and

                  (z) while the Collateral shall be so stored and kept, provide such guards and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition; and

           (vi) license or sublicense, whether on an exclusive or nonexclusive basis, any Marks, Patents or Copyrights included in the Collateral for such term and on such conditions and in such manner as the Collateral Agent shall in its sole judgment determine;

it being understood that each Assignor's obligation so to deliver the Collateral is of the essence of this Agreement and that, accordingly, upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by such Assignor of said obligation. The Secured Creditors agree that this Agreement may be enforced only by the action of the Collateral Agent acting upon the instructions of the Required Lenders (or, after the date on which all Credit Document Obligations have been paid in full, the holders of at least the majority of the Other Obligations) and that no other Secured Creditor shall have any right individually to seek to enforce this Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Collateral

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                                                                         Page 17

Agent or the holders of at least a majority of the outstanding Other Obligations, as the case may be, for the benefit of the Secured Creditors upon the terms of this Agreement.

            7.2. Remedies; Disposition of the Collateral. Any Collateral repossessed by the Collateral Agent under or pursuant to Section 7.1 hereof and any other Collateral whether or not so repossessed by the Collateral Agent, may be sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms as the Collateral Agent may, in compliance with any mandatory requirements of applicable law, determine to be commercially reasonable. Any of the Collateral may be sold, leased or otherwise disposed of, in the condition in which the same existed when taken by the Collateral Agent or after any overhaul or repair at the expense of the relevant Assignor which the Collateral Agent shall determine to be commercially reasonable, provided that the Collateral Agent shall first apply for and receive all required approvals of any applicable Gaming Authority for the sale of disposition of slot machines and other gaming devices. Any such disposition which shall be pursuant to a private sale or other private proceedings permitted by such requirements shall be made upon not less than 10 Business Days' written notice to the relevant Assignor specifying the time at which such disposition is to be made and the intended sale price or other consideration therefor, and shall be subject, for the 10 Business Days after the giving of such notice, to the right of the relevant Assignor or any nominee of such Assignor to acquire the Collateral involved at a price or for such other consideration at least equal to the intended sale price or other consideration so specified. Any such disposition which shall be a public sale permitted by such requirements shall be made upon not less than 10 days' written notice to the relevant Assignor specifying the time and place of such sale and, in the absence of applicable requirements of law, shall be by public auction (which may, at the Collateral Agent's option, be subject to reserve), after publication of notice of such auction not less than 10 days prior thereto in two newspapers in general circulation in the City of New York. The Collateral Agent may also request, in connection therewith, that the Nevada Gaming Commission petition a District Court of the State of Nevada for the appointment of a supervisor to conduct the normal gaming activities on the premises of any non-restricted licensed location following appointment of a receiver. To the extent permitted by any such requirement of law, the Collateral Agent may bid for and become the purchaser of the Collateral or any item thereof, offered for sale in accordance with this Section without accountability to the relevant Assignor. If, under mandatory requirements of applicable law, the Collateral Agent shall be required to make disposition of the Collateral within a period of time which does not permit the giving of notice to the relevant Assignor as hereinabove specified, the Collateral Agent need give such Assignor only such notice of disposition as shall be reasonably practicable in view of such mandatory requirements of applicable law.

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                                                                         Page 18


            7.3. Waiver of Claims. Except as otherwise provided in this Agreement, EACH ASSIGNOR HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, NOTICE AND JUDICIAL HEARING IN CONNECTION WITH THE COLLATERAL AGENT'S TAKING POSSESSION OR THE COLLATERAL AGENT'S DISPOSITION OF ANY OF THE COLLATERAL, INCLUDING, WITHOUT LIMITATION, ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES AND ANY SUCH RIGHT WHICH SUCH ASSIGNOR WOULD OTHERWISE HAVE UNDER THE CONSTITUTION OR ANY STATUTE OF THE UNITED STATES OR OF ANY STATE, and each Assignor hereby further waives, to the extent permitted by law:

            (i) all damages occasioned by such taking of possession except any damages which are the direct result of the Collateral Agent's gross negligence or willful misconduct;

           (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent's rights hereunder; and

          (iii) all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any applicable law in order to prevent or delay the enforcement of this Agreement or the absolute sale of the Collateral or any portion thereof, and each Assignor, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waives the benefit of all such laws.

Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the relevant Assignor therein and thereto, and shall be a perpetual bar both at law and in equity against such Assignor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through and under such Assignor.

            7.4. Application of Proceeds. (a) All moneys collected by the Collateral Agent (or, to the extent the U.S. Pledge Agreement or any Mortgage or any other Security Document requires proceeds of collateral under such Security Documents to be applied in accordance with the provisions of this Agreement, the Pledgee, Mortgagee or Collateral Agent under such other Security Document) upon any sale or other disposition of the Collateral, together with all other moneys received by the Collateral Agent hereunder, shall be applied as follows:

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            (i) first, to the payment of all Obligations owing the Collateral Agent of the type provided in clauses (iii) and (iv) of the definition of Obligations;

            (ii) second, to the extent proceeds remain after the application pursuant to the preceding clause (i), an amount equal to the outstanding Primary Obligations shall be paid to the Secured Creditors as provided in
      Section 7.4(e) hereof, with each Secured Creditor receiving an amount equal to such outstanding Primary Obligations or, if the proceeds are insufficient to pay in full all such Primary Obligations, its Pro Rata Share of the amount remaining to be distributed; and

            (iii) third, to the extent proceeds remain after the application pursuant to the preceding clauses (i) and (ii), an amount equal to the outstanding Secondary Obligations shall be paid to the Secured Creditors as provided in Section 7.4(e) hereof, with each Secured Creditor receiving an amount equal to its outstanding Secondary Obligations or, if the proceeds are insufficient to pay in full all such Secondary Obligations, its Pro Rata Share of the amount remaining to be distributed; and

           (iv) fourth, to the extent proceeds remain after the application pursuant to the preceding clauses (i) through (iii), inclusive, and following the termination of this Agreement pursuant to Section 10.8(a) hereof, to the relevant Assignor or to whomever may be lawfully entitled to receive such surplus.

            (b) For purposes of this Agreement (x) "Pro Rata Share" shall mean, when calculating a Secured Creditor's portion of any distribution or amount, that amount (expressed as a percentage) equal to a fraction the numerator of which is the then unpaid amount of such Secured Creditor's Primary Obligations or Secondary Obligations, as the case may be, and the denominator of which is the then outstanding amount of all Primary Obligations or Secondary Obligations, as the case may be, (y) "Primary Obligations" shall mean (i) in the case of the Credit Document Obligations, all obligations and liabilities of each Assignor arising out of or in connection with the principal of, and interest on, all Loans, all Unpaid Drawings theretofore made (together with all interest accrued thereon), and the aggregate Stated Amounts of all Letters of Credit issued under the Credit Agreement, and all Fees and (ii) in the case of the Other Obligations, all amounts due under the Interest Rate Protection Agreements or Other Hedging Agreements, (other than indemnities, fees (including, without limitation, attorneys' fees) and similar obligations and liabilities) and (z) "Secondary Obligations" shall mean all Obligations other than Primary Obligations.

            (c) When payments to Secured Creditors are based upon their respective Pro Rata Shares, the amounts received by such Secured Creditors hereunder shall be applied (for purposes of making determinations under this Section 7.4 only) (i) first, to their

                                                                       EXHIBIT J
                                                                         Page 20


Primary Obligations and (ii) second, to their Secondary Obligations. If any payment to any Secured Creditor of its Pro Rata Share of any distribution would result in overpayment to such Secured Creditor, such excess amount shall instead be distributed in respect of the unpaid Primary Obligations or Secondary Obligations, as the case may be, of the other Secured Creditors, with each Secured Creditor whose Primary Obligations or Secondary Obligations, as the case may be, have not been paid in full to receive an amount equal to such excess amount multiplied by a fraction the numerator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of such Secured Creditor and the denominator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of all Secured Creditors entitled to such distribution.

            (d) Each of the Secured Creditors agrees and acknowledges that if the Lender Creditors are to receive a distribution on account of undrawn amounts with respect to Letters of Credit issued under the Credit Agreement (which shall only occur after all outstanding Loans and Unpaid Drawings with respect to such Letters of Credit have been paid in full), such amounts shall be paid to the Administrative Agent under the Credit Agreement and held by it, for the equal and ratable benefit of the Lender Creditors, as cash security for the repayment of Obligations owing to the Lender Creditors as such. If any amounts are held as cash security pursuant to the immediately preceding sentence, then upon the termination of all outstanding Letters of Credit, and after the application of all such cash security to the repayment of all Obligations owing to the Lender Creditors after giving effect to the termination of all such Letters of Credit, if there remains any excess cash, such excess cash shall be returned by the Administrative Agent to the Collateral Agent for distribution in accordance with
Section 7.4(a) hereof.

            (e) Except as set forth in Section 7.4(d) hereof, all payments required to be made hereunder shall be made (x) if to the Lender Creditors, to the Administrative Agent under the Credit Agreement for the account of the Lender Creditors, and (y) if to the Other Creditors, to the trustee, paying agent or other similar representative (each a "Representative") for the Other Creditors or, in the absence of such a Representative, directly to the Other Creditors.

            (f) For purposes of applying payments received in accordance with this Section 7.4, the Collateral Agent shall be entitled to rely upon (i) the Administrative Agent under the Credit Agreement and (ii) the Representative for the Other Creditors or, in the absence of such a Representative, upon the Other Creditors for a determination (which the Administrative Agent, each Representative for any Other Creditors and the Secured Creditors agree (or shall agree) to provide upon request of the Collateral Agent) of the outstanding Primary Obligations and Secondary Obligations owed to the Lender Creditors or the Other Creditors, as the case may be. Unless it has actual knowledge (including by way of written notice from a Lender Creditor or an Other Creditor) to the contrary, the

                                                                       EXHIBIT J
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Administrative Agent and each Representative, in furnishing information pursuant to the preceding sentence, and the Collateral Agent, in acting hereunder, shall be entitled to assume that no Secondary Obligations are outstanding. Unless it has actual knowledge (including by way of written notice from a Representative for an Other Creditor or directly from an Other Creditor) to the contrary, the Collateral Agent, in acting hereunder, shall be entitled to assume that no Interest Rate Protection Agreements or Other Hedging Agreements are in existence.

            (g) It is understood and agreed that the Assignors shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral hereunder and the aggregate amount of the Obligations.

            7.5. Remedies Cumulative. Each and every right, power and remedy hereby specifically given to the Collateral Agent shall be in addition to every other right, power and remedy specifically given under this Agreement, the other Secured Debt Agreements or now or hereafter existing at law, in equity or by statute and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by the Collateral Agent. All such rights, powers and remedies shall be cumulative and the exercise or the beginning of the exercise of one shall not be deemed a waiver of the right to exercise any other or others. No delay or omission of the Collateral Agent in the exercise of any such right, power or remedy and no renewal or extension of any of the Obligations shall impair any such right, power or remedy or shall be construed to be a waiver of any Default or Event of Default or an acquiescence therein. No notice to or demand on any Assignor in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Collateral Agent to any other or further action in any circumstances without notice or demand. In the event that the Collateral Agent shall bring any suit to enforce any of its rights hereunder and shall be entitled to judgment, then in such suit the Collateral Agent may recover reasonable expenses, including reasonable attorneys' fees, and the amounts thereof shall be included in such judgment.

            7.6. Discontinuance of Proceedings. In case the Collateral Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case the relevant Assignor, the Collateral Agent and each holder of any of the Obligations shall be restored to their former positions and rights hereunder with respect to the Collateral subject to the security interest created under this Agreement, and all rights, remedies and powers of the Collateral Agent shall continue as if no such proceeding had been instituted.

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                                  ARTICLE VIII

                                    INDEMNITY

            8.1. Indemnity. (a) Each Assignor jointly and severally agrees to indemnify, reimburse and hold the Collateral Agent, each other Secured Creditor and their respective successors, permitted assigns, employees, agents and servants (hereinafter in this Section 8.1 referred to individually as "Indemnitee," and collectively as "Indemnitees") harmless from any and all losses, liabilities, obligations, damages, injuries, penalties, claims, demands, actions, suits, judgments and any and all reasonable costs, expenses or disbursements (including reasonable attorneys' fees and expenses and/or costs and expenses associated with obtaining required approvals of any Gaming Authority) (for the purposes of this Section 8.1 the foregoing are collectively called "expenses") of whatsoever kind and nature imposed on, asserted against or incurred by any of the Indemnitees in any way relating to or arising out of this Agreement, any other Secured Debt Agreement or any other document executed in connection herewith or therewith or in any other way connected with the administration of the transactions contemplated hereby or thereby or the enforcement of any of the terms of, or the preservation of any rights under any thereof, or in any way relating to or arising out of the manufacture, ownership, ordering, purchase, delivery, control, acceptance, lease, financing, possession, operation, condition, sale, return or other disposition, or use of the Collateral (including, without limitation, latent or other defects, whether or not discoverable), the violation of the laws of any country, state or other governmental body or unit, any tort (including, without limitation, claims arising or imposed under the doctrine of strict liability, or for or on account of injury to or the death of any Person (including any Indemnitee), or property damage), or contract claim; provided that no Indemnitee shall be indemnified pursuant to this Section 8.1(a) for losses, damages or liabilities to the extent caused by the gross negligence or willful misconduct of such Indemnitee. Each Assignor agrees that upon written notice by any Indemnitee of the assertion of such a liability, obligation, damage, injury, penalty, claim, demand, action, suit or judgment, the relevant Assignor shall assume full responsibility for the defense thereof. Each Indemnitee agrees to use its best efforts to promptly notify the relevant Assignor of any such assertion of which such Indemnitee has knowledge.

            (b) Without limiting the application of Section 8.1(a) hereof, each Assignor agrees, jointly and severally, to pay, or reimburse the Collateral Agent for any and all reasonable fees, costs and expenses of whatever kind or nature incurred in connection with the creation, preservation or protection of the Collateral Agent's Liens on, and security interest in, the Collateral, including, without limitation, all fees and taxes in connection with the recording or filing of instruments and documents in public offices, payment or discharge of any taxes or Liens upon or in respect of the Collateral, premiums for insurance with

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respect to the Collateral and all other reasonable fees, costs and expenses in connection with protecting, maintaining or preserving the Collateral and the Collateral Agent's interest therein, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions, suits or proceedings arising out of or relating to the Collateral.

            (c) If and to the extent that the obligations of any Assignor under this Section 8.1 are unenforceable for any reason, such Assignor hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law.

            8.2. Indemnity Obligations Secured by Collateral; Survival. Any amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement shall constitute Obligations secured by the Collateral. The indemnity obligations of each Assignor contained in this Article VIII shall continue in full force and effect notwithstanding the full payment of all of the other Obligations and notwithstanding the discharge thereof.

                                   ARTICLE IX

                                   DEFINITIONS

            The following terms shall have the meanings herein specified. Such definitions shall be equally applicable to the singular and plural forms of the terms defined.

            "Administrative Agent" shall have the meaning provided in the recitals of this Agreement.

            "Agreement" shall mean this Security Agreement as the same may be modified, supplemented or amended from time to time in accordance with its terms.

            "Assignor" shall have the meaning provided in the first paragraph of this Agreement.

            "Borrowers" shall have the meaning provided in the recitals to this Agreement.

            "Cash Collateral Account" shall mean a non-interest bearing cash collateral account maintained with, and in the sole dominion and control of, the Collateral Agent for the benefit of the Secured Creditors.

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            "Chattel Paper" shall have the meaning provided in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

            "Class" shall have the meaning provided in Section 10.2 of this Agreement.

            "Collateral" shall have the meaning provided in Section 1.1(a) of this Agreement.

            "Collateral Agent" shall have the meaning provided in the first paragraph of this Agreement.

            "Contract Rights" shall mean all rights of any Assignor (including, without limitation, all rights to payment) under each Contract.

            "Contracts" shall mean all contracts between any Assignor and one or more additional parties (including, without limitation, any Interest Rate Protection Agreements or Other Hedging Agreements), but excluding any contract to the extent that the terms thereof prohibit the assignment of, or granting a security interest in, such contract (it being understood and agreed, however, that notwithstanding the foregoing, all rights to payment for money due or to become due pursuant to any such excluded Contract shall be subject to the security interests created pursuant to this Agreement).

            "Copyrights" shall mean any United States or foreign copyright owned (or subject to the rights of ownership) by any Assignor, including any registrations of any copyright, in the United States Copyright Office or the equivalent thereof in any foreign country, as well as any application for a copyright registration now or hereafter made with the United States Copyright Office or the equivalent thereof in any foreign country by any Assignor.

            "Credit Agreement" shall have the meaning provided in the recitals of this Agreement.

            "Credit Document Obligations" shall have the meaning provided in the definition of "Obligations" in this Article IX.

            "Default" shall mean any event which, with notice or lapse of time, or both, would constitute an Event of Default.

            "Documents" shall have the meaning provided in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

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            "Equipment" shall mean any "equipment," as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York, now or hereafter owned by any Assignor and, in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings, movable trade fixtures and vehicles now or hereafter owned by any Assignor and any and all additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

            "Event of Default" shall mean any Event of Default under, and as defined in, the Credit Agreement and shall in any event, without limitation, include any payment default on any of the Obligations after the expiration of any applicable grace period.

            "General Intangibles" shall have the meaning provided in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

            "Goods" shall have the meaning provided in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

            "Indemnitee" shall have the meaning provided in Section 8.1 of this Agreement.

            "Instrument" shall have the meaning provided in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

            "Interest Rate Protection Agreements or Other Hedging Agreements" shall have the meaning provided in the recitals of this Agreement.

            "Inventory" shall mean merchandise, inventory and goods, and all additions, substitutions and replacements thereof, wherever located, together with all goods, supplies, incidentals, packaging materials, labels, materials and any other items used or usable in manufacturing, processing, packaging or shipping same, in all stages of production -- from raw materials through work-in-process to finished goods -- and all products and proceeds of whatever sort and wherever located and any portion thereof which may be returned, rejected, reclaimed or repossessed by the Collateral Agent from any Assignor's customers, and shall specifically include all "inventory" as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York, now or hereafter owned by any Assignor.

            "Lender Creditors" shall have the meaning provided in the recitals of this Agreement.

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            "Lenders" shall have the meaning provided in the recitals of this Agreement.

            "Liens" shall mean any security interest, mortgage, pledge, lien, claim, charge, encumbrance, title retention agreement, lessor's interest in a financing lease or analogous instrument, in, of, or on any Assignor's property.

            "Marks" shall mean any United States or foreign trademarks, service marks and trade names now owned, subject to a right of ownership or hereafter acquired by any Assignor, including any registration of, or application for, any trademarks and service marks in the United States Patent and Trademark Office or the equivalent thereof in any foreign country, and any trade dress including logos and/or designs used by any Assignor in the United States or any foreign country.

            "Obligations" shall mean (i) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities of each Assignor now existing or hereafter incurred under, arising out of or in connection with any Credit Document to which such Assignor is a party and the due performance and compliance by each Assignor with the terms of each such Credit Document (all such obligations and liabilities under this clause (i), except to the extent consisting of Other Obligations, being herein collectively called the "Credit Document Obligations"); (ii) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities of each Assignor now existing or hereafter incurred under, arising out of or in connection with any Interest Rate Protection Agreement or Other Hedging Agreement (including, without limitation, all obligations and liabilities of such Assignor under the U.S. Subsidiaries Guaranty in respect of Interest Rate Protection Agreements or Other Hedging Agreements) and the due performance and compliance by such Assignor with the terms contained in each such Interest Rate Protection Agreement or Other Hedging Agreement (all such obligations and indebtedness under this clause (ii) being herein collectively called the "Other Obligations"); (iii) any and all sums advanced by the Collateral Agent in order to preserve the Collateral or preserve its security interest in the Collateral;
(iv) in the event of any proceeding for the collection or enforcement of any obligations or liabilities referred to in clauses (i), (ii) and (iii) above, after an Event of Default shall have occurred and be continuing, the reasonable expenses of re-taking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent of its rights hereunder, together with reasonable attorneys' fees and court costs; and (v) all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement under Section 8.1 of this Agreement.

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            "Other Creditors" shall have the meaning provided in the recitals of this Agreement.

            "Other Obligations" shall have the meaning provided in the definition of "Obligations" in this Article IX.

            "Patents" shall mean any United States or foreign patent owned, subject to a right of ownership by or hereafter acquired by any Assignor and any divisions, continuations, reissues, reexaminations, extensions or renewals thereof, as well as any application for a United States or foreign patent now or hereafter made by any Assignor or subject to a right of ownership in such Assignor.

            "Primary Obligations" shall have the meaning provided in Section 7.4(b) of this Agreement.

            "Proceeds" shall have the meaning provided in the Uniform Commercial Code as in effect in the State of New York on the date hereof or under other relevant law and, in any event, shall include, but not be limited to, (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Collateral Agent or any Assignor from time to time with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable to any Assignor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any person acting under color of governmental authority) and (iii) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

            "Pro Rata Share" shall have the meaning provided in Section 7.4(b) of this Agreement.

            "Proprietary Information" means all information and know-how worldwide, including, without limitation, technical data, manufacturing data, research and development data, manufacturing data, research and development data, data relating to compositions, processes and formulations, manufacturing and production know-how and experience, management know-how, training programs, manufacturing, engineering and other drawings, specifications, performance criteria, operating instructions, maintenance manuals, technology, technical information, software, engineering and computer data and databases, design and engineering specifications, catalogs, promotional literature and financial, business and marketing plans, inventions and invention disclosures.

            "Receivables" shall mean any "account" as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York, now

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or hereafter owned by any Assignor and, in any event, shall include, but shall not be limited to, all of such Assignor's rights to payment for goods sold or leased or services performed by such Assignor, whether now in existence or arising from time to time hereafter, including, without limitation, rights evidenced by an account, note, contract, security agreement, chattel paper or other evidence of indebtedness or security, together with (a) all security pledged, assigned, hypothecated or granted to or held by such Assignor to secure the foregoing, (b) all of any Assignor's right, title and interest in and to any goods, the sale of which gave rise thereto, (c) all guarantees, endorsements and indemnifications on, or of, any of the foregoing, (d) all powers of attorney for the execution of any evidence of indebtedness or security or other writing in connection therewith, (e) all books, records, ledger cards and invoices relating thereto, (f) all evidences of the filing of financing statements and other statements and the registration of other instruments in connection therewith and amendments thereto, notices to other creditors or secured parties, and certificates from filing or other registration officers, (g) all credit information, reports and memoranda relating thereto and (h) all other writings related in any way to the foregoing.

            "Representative" shall have the meaning provided in Section 7.4(e) of this Agreement.

            "Requisite Creditors" shall have the meaning provided in Section
10.2 of this Agreement.

            "Secondary Obligations" shall have the meaning provided in Section 7.4(b) of this Agreement.

            "Secured Creditors" shall have the meaning provided in the recitals of this Agreement.

            "Secured Debt Agreements" shall mean and include this Agreement, the other Credit Documents and the Interest Rate Protection Agreements or Other Hedging Agreements.

            "Specified Default" shall have the meaning provided in Section 3.3 of this Agreement.

            "Termination Date" shall have the meaning provided in Section 10.8(a) of this Agreement.

            "Trade Secrets" means any secretly held existing engineering and other data, information, production procedures and other know-how relating to the design, manu-

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facture, assembly, installation, use, operation, marketing, sale and servicing of any products or business of the Assignor worldwide whether written or not written.


                               ARTICLE X

                             MISCELLANEOUS

            10.1. Notices. Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be deemed to have been duly given or made when delivered to the party to which such notice, request, demand or other communication is required or permitted to be given or made under this Agreement, addressed as follows:

            (a)   if to any Assignor:

                  6601 South Bermuda
                  Las Vegas, Nevada 89119
                  Attention:  Scott Schweinfurth
                  Telephone No.: (702) 896-7700
                  Facsimile No.: (702) 263-5636

            (b) if to the Collateral Agent:

                  Credit Suisse First Boston
                  Eleven Madison Avenue
                  New York, New York  10010
                  Attention:  Ed Barr
                  Telephone No.:   (212) 325-9151
                  Facsimile No.: (212) 325-8309

            (c) if to any Lender Creditor, at such address as such Lender Creditor shall have specified in the Credit Agreement;

            (d) if to any Other Creditor, at such address as such Other Creditor shall have specified in writing to each Assignor and the Collateral Agent;

or at such other address as shall have been furnished in writing by any Person described above to the party required to give notice hereunder.

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            10.2. Waiver; Amendment. None of the terms and conditions of this Agreement may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by each Assignor directly affected thereby (it being understood that additional Assignors may be added as parties hereto from time to time in accordance with Section 10.11, and that no consent of any other Assignor or of the Required Lenders shall be required in connection therewith) and the Collateral Agent (with the consent of (x) either the Required Lenders (or, to the extent required by Section 13.12 of the Credit Agreement, all of the Lenders) at all times prior to the time at which all Credit Document Obligations have been paid in full or (y) the holders of at least a majority of the outstanding Other Obligations at all times after the time on which all Credit Document Obligations have been paid in full); provided, that any change, waiver, modification or variance affecting the rights and benefits of a single Class of Secured Creditors (and not all Secured Creditors in a like or similar manner) shall require the written consent of the Requisite Creditors of such Class of Secured Creditors. For the purpose of this Agreement the term "Class" shall mean each class of Secured Creditors, i.e., whether (x) the Lender Creditors as holders of the Credit Document Obligations or (y) the Other Creditors as the holders of the Other Obligations. For the purpose of this Agreement, the term "Requisite Creditors" of any Class shall mean each of (x) with respect to the Credit Document Obligations, the Required Lenders and (y) with respect to the Interest Rate Protection Obligations, the holders of at least a majority of all obligations outstanding from time to time under the Interest Rate Protection Agreements or Other Hedging Agreements.

            10.3. Obligations Absolute. The obligations of each Assignor hereunder shall remain in full force and effect without regard to, and shall not be impaired by, (a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of such Assignor; (b) any exercise or non-exercise, or any waiver of, any right, remedy, power or privilege under or in respect of this Agreement or any other Secured Debt Agreement; or (c) any amendment to or modification of any Secured Debt Agreement or any security for any of the Obligations; whether or not any Assignor shall have notice or knowledge of any of the foregoing.

            10.4. Successors and Assigns. This Agreement shall be binding upon each Assignor and its successors and assigns and shall inure to the benefit of the Collateral Agent and the Secured Creditors and their respective successors and assigns. All agreements, statements, representations and warranties made by each Assignor herein or in any certificate or other instrument delivered by such Assignor or on its behalf under this Agreement shall be considered to have been relied upon by the Secured Creditors and shall survive the execution and delivery of this Agreement and the other Secured Debt Agreements regardless of any investigation made by the Secured Creditors or on their behalf.

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            10.5. Headings Descriptive. The headings of the several sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

            10.6. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK AND APPLICABLE GAMING REGULATIONS (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS).

            10.7. Assignor's Duties. It is expressly agreed, anything herein contained to the contrary notwithstanding, that each Assignor shall remain liable to perform all of the obligations, if any, assumed by it with respect to the Collateral and the Collateral Agent shall not have any obligations or liabilities with respect to any Collateral by reason of or arising out of this Agreement, nor shall the Collateral Agent be required or obligated in any manner to perform or fulfill any of the obligations of each Assignor under or with respect to any Collateral.

            10.8. Termination; Release. (a) After the Termination Date, this Agreement shall terminate (provided that all indemnities set forth herein including, without limitation, in Section 8.1 hereof shall survive such termination) and the Collateral Agent, at the request and expense of the respective Assignor, will promptly execute and deliver to such Assignor a proper instrument or instruments (including Uniform Commercial Code termination statements on form UCC-3) acknowledging the satisfaction and termination of this Agreement, and will duly assign, transfer and deliver to such Assignor (without recourse and without any representation or warranty) such of the Collateral as may be in the possession of the Collateral Agent and as has not theretofore been sold or otherwise applied or released pursuant to this Agreement. As used in this Agreement, "Termination Date" shall mean the date upon which the Total Commitments, and all Interest Rate Protection Agreements or Other Hedging Agreements have been terminated, no Note is outstanding (and all Loans have been repaid in full), all Letters of Credit have been terminated and all other Obligations then due and payable have been indefeasibly paid in full.

            (b) In the event that any part of the Collateral is sold (but not to the U.S. Borrower or a Subsidiary thereof) in connection with a sale permitted by Section 9.02 of the Credit Agreement or is otherwise released at the direction of the Required Lenders (or all the Lenders if required by Section
13.12 of the Credit Agreement), the Collateral Agent, at the request and expense of such Assignor, will duly assign, transfer and deliver to such Assignor (without recourse and without any representation or warranty) such of the Collateral as is then being (or has been) so sold or released and as may be in the possession

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of the Collateral Agent and has not been theretofore been released pursuant to this Agreement.

            (c) At any time that the respective Assignor desires that the Collateral be released as provided in the foregoing Section 10.8(a) or (b), it shall deliver to the Collateral Agent a certificate signed by an Authorized Officer of such Assignor stating that the release of the respective Collateral is permitted pursuant to Section 10.8(a) or (b) hereof.

            (d) In the event an Assignor which is a Subsidiary of the U.S. Borrower party to the U.S. Subsidiaries Guaranty is released from its Guaranty under the U.S. Subsidiaries Guaranty, such Assignor shall be released from this Agreement and this Agreement shall, as to such Assignor only, have no further force or effect.

            10.9. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the U.S. Borrower and the Collateral Agent.

            10.10. Limitation by Law; Severability. All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of Applicable Gaming Regulations, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of the Applicable Gaming Regulations which may be controlling and to be limited to extent necessary so that they will not render this Agreement invalid or unenforceable, in whole or in part.

            10.11. The Collateral Agent. The Collateral Agent will hold in accordance with this Agreement all items of the Collateral at any time received under this Agreement. It is expressly understood and agreed that the obligations of the Collateral Agent as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement. The Collateral Agent shall act hereunder on the terms and conditions set forth in this Agreement and in Section 12 of the Credit Agreement.

            10.12. Additional Assignors. It is understood and agreed to that any Subsidiary of the U.S. Borrower that is required to execute a counterpart of this Agreement after the date hereof pursuant to the Credit Agreement shall automatically become an Assignor hereunder by executing a counterpart hereof and delivering the same to the Collateral Agent.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.


                                              ALLIANCE GAMING CORPORATION,
                                               as an Assignor

                                              By  /s/ Scott Schweinfurth
                                                  ------------------------------
                                                  Title: Senior Vice President,
                                                           CFO and Treasurer

                                              ALLIANCE HOLDING COMPANY,
                                               as an Assignor

                                              By  /s/ Scott Schweinfurth
                                                  ------------------------------
                                                  Title: Treasurer

                                              UNITED COIN MACHINE CO.,
                                               as an Assignor

                                              By  /s/ Scott Schweinfurth
                                                  ------------------------------
                                                  Title: Treasurer

                                              PLANTATION INVESTMENTS, INC.,
                                               as an Assignor

                                              By  /s/ Scott Schweinfurth
                                                  ------------------------------
                                                  Title: Treasurer

                                              APT GAMES, INC.,
                                               as an Assignor

                                              By  /s/ Scott Schweinfurth
                                                  ------------------------------
                                                  Title: Treasurer

                                              FOREIGN GAMING VENTURES, INC.,
                                               as an Assignor

                                              By  /s/ Scott Schweinfurth
                                                  ------------------------------
                                                  Title: Treasurer

                                              louisiana VENTURES, INC.,
                                               as an Assignor

                                              By  /s/ Scott Schweinfurth
                                                  ------------------------------
                                                  Title: Treasurer

                                              UNITED GAMING RAINBOW,
                                               as an Assignor

                                              By  /s/ Scott Schweinfurth
                                                  ------------------------------
                                                  Title: Treasurer

                                              NATIVE AMERICAN INVESTMENT,
                                               INC., as an Assignor

                                              By  /s/ Scott Schweinfurth
                                                  ------------------------------
                                                  Title: Treasurer

                                              BALLY GAMING INTERNATIONAL,
                                               INC., as an Assignor

                                              By  /s/ Scott Schweinfurth
                                                  ------------------------------
                                                  Title: Treasurer

                                        BALLY GAMING, INC.,
                                         as an Assignor

                                        By /s/ Scott Schweinfurth
                                        ------------------------------
                                           Title: Treasurer



Accepted and Agreed to:

CREDIT SUISSE FIRST BOSTON,
   as Administrative Agent

By /s/ Sean S. Bernard
   ---------------------------------
   Title: Assistant Vice President


By /s/ Edward E. Barr
   ---------------------------------
   Title: Associate

                                                                  ANNEX G to
                                                              SECURITY AGREEMENT

                         ASSIGNMENT OF SECURITY INTEREST
                     IN UNITED STATES TRADEMARKS AND PATENTS

            FOR GOOD AND VALUABLE CONSIDERATION, receipt and sufficiency of which are hereby acknowledged, [Name of Assignor], a __________ [corporation] [partnership] ("the Assignor") with principal offices at ____________________________, hereby assigns and grants to Credit Suisse First Boston, as Collateral Agent, with principal offices at Eleven Madison Avenue, New York, New York 10010 (the "Assignee"), a security interest in (i) all of the Assignor's right, title and interest in and to the United States trademarks, trademark registrations and trademark applications (the "Marks") set forth on Schedule A attached hereto, (ii) all of the Assignor's rights, title and interest in and to the United States patents and patent applications (the "Patents") set forth on Schedule B attached, in each case together with (iii) all Proceeds (as such term is defined in the Security Agreement referred to below) and products of the Marks and Patents, (iv) the goodwill of the businesses with which the Marks are associated and (v) all causes of action arising prior to or after the date hereof for infringement of any of the Marks and Patents or unfair competition regarding the same.

            THIS ASSIGNMENT is made to secure the satisfactory performance and payment of all the Obligations of the Assignor, as such term is defined in the Security Agreement among the Assignor, the other assignors from time to time party thereto and the Assignee, dated as of August 8, 1997 (as amended from time to time, the "Security Agreement"). Upon the occurrence of the Termination Date (as defined in the Security Agreement), the Assignee shall, upon such satisfaction and upon the request and at the expense of the Assignor, promptly execute, acknowledge, and deliver to the Assignor an instrument in writing releasing the security interest in the Marks and Patents acquired under this Assignment.

                                                                         ANNEX G
                                                                          Page 2


            This Assignment has been granted in conjunction with the security interest granted to the Assignee under the Security Agreement. The rights and remedies of the Assignee with respect to the security interest granted herein are without prejudice to, and are in addition to those set forth in the Security Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this Assignment are deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall govern.

                                                                         ANNEX G
                                                                          Page 3


            IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the ____ day of _________, ___.


                                        [NAME OF ASSIGNOR], Assignor

                                        By
                                            ------------------------------------
                                            Name:
                                            Title:


                                        CREDIT SUISSE FIRST BOSTON, as
                                          Collateral Agent, Assignee

                                        By
                                            ------------------------------------
                                            Name:
                                            Title:

                                        By
                                            ------------------------------------
                                            Name:
                                            Title:

STATE OF NEW YORK       )
                        )  ss.:
COUNTY OF NEW YORK      )


            On this ____ day of _________, ___, before me personally came ________ _________________ who, being by me duly sworn, did state as follows: that [s]he is _______________ of [Name of Assignor], that [s]he is authorized to execute the foregoing Assignment on behalf of said [corporation] [partnership] and that [s]he did so by authority of the Board of Directors of said [corporation] [partnership].


                                       -----------------------------------------
                                                      Notary Public

STATE OF NEW YORK       )
                        )  ss.:
COUNTY OF NEW YORK      )


            On this ____ day of _________, ____, before me personally came ________ _____________________ who, being by me duly sworn, did state as follows: that [s]he is __________________ of Credit Suisse First Boston, that [s]he is authorized to execute the foregoing Assignment on behalf of said corporation and that [s]he did so by authority of the Board of Directors of said corporation.

                                       -----------------------------------------
                                                      Notary Public

                                                                   ANNEX H to
                                                              SECURITY AGREEMENT


                         ASSIGNMENT OF SECURITY INTEREST
                           IN UNITED STATES COPYRIGHTS

            WHEREAS, [Name of Assignor], a _______________ [corporation] [partnership] (the "Assignor"), having its chief executive office at __________________________________, ____________________________, is the owner of all right, title and interest in and to the United States copyrights and associated United States copyright registrations and applications for registration set forth in Schedule A attached hereto;

            WHEREAS, CREDIT SUISSE FIRST BOSTON, as Collateral Agent, having its principal offices at Eleven Madison Avenue, New York, New York 10010 (the "Assignee"), desires to acquire a security interest in said copyrights and copyright registrations and applications therefor; and

            WHEREAS, the Assignor is willing to assign to the Assignee, and to grant to the Assignee a security interest in and lien upon the copyrights and copyright registrations and applications therefor described above.

            NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and subject to the terms and conditions of the Security Agreement, dated as of August 8, 1997, made by the Assignor, the other assignors from time to time party thereto and the Assignee (as amended from time to time, the "Security Agreement"), the Assignor hereby assigns to the Assignee, and grants to the Assignee a security interest in the copyrights and copyright registrations and applications therefor set forth in Schedule A attached hereto.

            This Assignment is made to secure the satisfactory performance and payment of all the Obligations (as defined in the Security Agreement) of the Assignor. Upon the occurrence of the Termination Date (as defined in the Security Agreement), the Assignee shall, upon such satisfaction and upon the request and at the expense of the Assignor, promptly execute, acknowledge and deliver to the Assignor an instrument in writing releasing the security interest in the Copyrights acquired under this Assignment.

            This Assignment has been granted in conjunction with the security interest granted to the Assignee under the Security Agreement. The rights and remedies of the Assignee with respect to the security interest granted herein are without prejudice to, and are in addition to those set forth in the Security Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this Assignment are deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall govern.

                                                                         ANNEX H
                                                                          Page 2

            Executed at New York, New York, the __ day of _________, ____.


                                        [NAME OF ASSIGNOR]

                                        By
                                            ------------------------------------
                                            Name:
                                            Title:


                                        CREDIT SUISSE FIRST BOSTON

                                        By
                                            ------------------------------------
                                            Name:
                                            Title:

                                        By
                                            ------------------------------------
                                            Name:
                                            Title:

STATE OF NEW YORK       )
                        ) ss.:
COUNTY OF NEW YORK      )

            On this __ day of _________, ____, before me personally came ___________ _______________, who being duly sworn, did depose and say that [s]he is ___________________ of [Name of Assignor], that [s]he is authorized to execute the foregoing Assignment on behalf of said [corporation] [partnership] and that [s]he did so by authority of the Board of Directors of said corporation.

                                       -----------------------------------------
                                                      Notary Public

STATE OF NEW YORK       )
                        )  ss.:
COUNTY OF NEW YORK      )

            On this ____ day of _________, ____, before me personally came ________ _____________________ who, being by me duly sworn, did state as follows: that [s]he is __________________ of Credit Suisse First Boston, that [s]he is authorized to execute the foregoing Assignment on behalf of said corporation and that [s]he did so by authority of the Board of Directors of said corporation.

                                       -----------------------------------------
                                                      Notary Public

                                   EXHIBIT K

                                                                       EXHIBIT K




                           GERMAN SECURITY AGREEMENT

By and among

(1) Alliance Automaten Verwaltungs GmbH, a limited liability company established under the laws of Germany, registered with the commercial register of the Amtsgericht Charlottenburg No. HR B B 58120, Maybachufer 48-51, 12045 Berlin, Germany,

(2) Alliance Automaten GmbH & Co KG, a company established under the laws of Germany, registered with the commercial register of the Amtsgericht Charlottenburg under No. HR A 27571, Maybachufer 48-51, 12045 Berlin, Germany,

(3) Bally Wulff Vertriebs GmbH, a limited liability company established under the laws of Germany, registered with the commercial register of the Amtsgericht Hannover under HR B 6421, Sokelantstr. 35, 30165 Hannover, Germany,

(4) Geda Automatengro#handel Gesellschaft mit beschrankter Haftung, a limited liability company established under the laws of Germany, registered with the commercial register of the Amtsgericht Bruchsal under HR B 0535, An der B 35, 76646 Bruchsal, Germany,

(5) Erkens Vertriebs GmbH, a limited liability company established under the laws of Germany, registered with the commercial register of the Amtsgericht Mettmann under HR B 2844, Heinrich-Hertz-Str. 36, 40699 Erkrath, Germany,

(6) WESTAV Westdeutscher Automatenvertrieb GmbH, a limited liability company established under the laws of Germany, registered with the commercial register of the Amtsgericht Hannover under HR B 2000,

(7) Bally Gaming International GmbH, a limited liability company established under the laws of Germany, registered with the commercial register of the Amtsgericht Hannover under HR B 50491,

                                                                       EXHIBIT K
                                                                          Page 2




represented by the undersigned

       - hereinafter collectively the "Assignors", individually the "Assignor" -

and

                 Credit Suisse First Boston, a company established under the laws of Switzerland and certified as a bank, acting through its New York Branch and as collateral agent for the Lender Creditors (as defined below), represented by the undersigned

                                              - hereinafter "Collateral Agent" -

Except as otherwise defined herein, terms used and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.

         WHEREAS, (i) Alliance Gaming Corporation, Las Vegas, USA (the "US Borrower"), (ii) Bally Wulff Vertriebs GmbH, Hannover, Germany (hereinafter the "Bally Wulff Vertrieb"), (iii) Bally Wulff Automaten GmbH, Berlin, Germany (hereinafter the "Bally Wulff Automaten") (Bally Wulff Vertrieb and Bally Wulff Automaten the "German Borrowers", the plural form including the singular; the US Borrower and the German Borrowers together the "Borrowers"), the financial institutions from time to time party thereto (the "Lenders") and the Collateral Agent as Administrative Agent (together with the Lenders, the "Lender Creditors"), have entered into a credit agreement, dated as of August 8, 1997 (as amended, modified or supplemented from time to time, the "Credit Agreement");

         WHEREAS, in the Credit Agreement the Lender Creditors, among others, severally agreed to grant to the German Borrowers Revolving Loans up to the amount of $55,000,000 (taking the Deutsche equivalent thereof) (the "Loans"), including the issuance of Letters of Credit (the "German Letters of Credit");

         WHEREAS, the German Borrowers may enter into Interest Rate Protection Agreements and/or Hedging Agreements with one or all of the Lender Creditors or any affiliate thereof (hereinafter the "Other Creditors", and together with the Lender Creditors the "Creditors") (hereinafter the "Additional Agreements");

                                                                       EXHIBIT K
                                                                          Page 3




         WHEREAS, pursuant to the German Subsidiaries Guaranty, dated as of August 8, 1997 (as amended, modified or supplemented from time to time, the "German Subsidiaries Guaranty"), each Assignor (other than the German Borrowers) has jointly and severally guaranteed to the Creditors the payment when due of the Guaranteed Obligations (as defined in the German Subsidiaries Guaranty) (in such capacity the "Guarantors");

         WHEREAS, it is a condition precedent to the making of Loans and the issuance of, and participation in, German Letters of Credit under the Credit Agreement and the entering into of Additional Agreements that each Assignor shall have executed and delivered to the Collateral Agent this Agreement in order to secure the obligations of the German Borrowers under the Credit Agreement and the Additional Agreements and of the Guarantors under the German Subsidiaries Guaranty;

         WHEREAS, each Assignor will obtain benefits from the incurrence of the Loans by, and the issuance of German Letters of Credit to, the German Borrowers under the Credit Agreement and from the entering into of Additional Agreements and, accordingly, desires to execute this Security Agreement in order to satisfy the conditions described in the preceding paragraph and to induce the Lenders to make Loans to, and to issue and participate in Letters of Credit for the account of the German Borrowers and to enter into Additional Agreements;

         NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Assignor, the receipt and sufficiency of which are hereby acknowledged, each Assignor hereby makes the following representations and warranties and hereby covenants and agrees with the Collateral Agent as follows:


                                   Section  1
                               SECURITY INTERESTS

(1) As security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration, at the occurrence of an Event of Default or otherwise) of:

         (a) in the case of either German Borrower:

                 (i) the principal of and interest on the Loans made to the German Borrowers under the Credit Agreement and all reimbursemen obligations and Unpaid Drawings with respect to German Letters of Credit issued under the Credit Agreement,

                                                                       EXHIBIT K
                                                                          Page 4




                 (ii) all other obligations and liabilities owing by the German Borrowers to the Lender Creditors under the Credit Agreement (including, without limitation, indemnities, Fees and interest thereon) now existing or hereafter incurred under, arising out of or in connection with the Credit Agreement or any other Credit Document and the due performance and compliance with the terms of the Credit Documents by the German Borrowers (all such principal, interest, liabilities and obligations hereinafter the "Credit Document Obligations"),

                 (iii) all obligations and liabilities of the German Borrowers now existing or hereafter incurred under, arising out of or in connection with any Additional Agreement and the due performance and compliance by the German Borrowers with the terms contained in each Additional Agreement (all such obligations and indebtedness under this clause (iii) being herein collectively called the "Other Obligations");

         (b) in the case of any Assignor other than the German Borrowers all the obligations and liabilities of the Guarantor under the German Subsidiaries Guaranty (all such obligations hereinafter the "Guaranty Obligations");

         (c) in the case of Bally Gaming International GmbH, all of the obligations of Bally Gaming International GmbH pursuant to the Bally Gaming International Senior Secured Loans;

         (d) in the case of each Assignor:

                 (i) any and all sums advanced by the Collateral Agent in order to preserve the Collateral or preserve the security interests in the Collateral,

                 (ii) in an Event of Default the reasonable expenses of re-taking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent of its rights hereunder, together with reasonable attorneys' fees and court costs, and

                 (iii) all amounts paid by any Indemnitee (as defined in Section 10(1)) of this Agreement as to which such Indemnitee has the right to reimbursement under Section 10 of this Agreement;

         the respective Assignor does hereby

                                                                       EXHIBIT K
                                                                          Page 5




         1. assign and transfer unto the Collateral Agent, and does hereby grant to the Collateral Agent for the benefit of the Creditors a continuing security interest of first priority in, all of the right, title and interest (including any expectancy right) ("Anwartschaftsrecht") of such Assignor in, to and under all of the Collateral, and

         2. pledge to the Lender Creditors all Intellectual Property Rights of which the assignment and/or the transfer is excluded by mandatory provisions of the applicable law.

(2) In addition, Bally Wulff Vertriebs and/or Bally Wulff Automaten hereby assigns all claims arising from any future intercompany loans to Bally Gaming International GmbH, including, but not limited to, all rights or title to any note evidencing these claims. Each of Bally Wulff Vertriebs and Bally Wulff Automaten hereby warrant that such loan shall not have an equity substituting character (eigenkapitalesetzendes Darlehen). Bally Wulff Vertriebs and/or Bally Wulff Automaten further undertake(s) to assign, transfer or pledge, as the case may be, to the Collateral Agent any collateral or security granted by Bally Gaming International to Bally Wulff Vertriebs.

(3) In case the Credit Agreement should be void, the Collateral shall secure any obligation of the German Borrowers to the Creditors created by applicable law, including, but without limitation, the repayment of Loans already paid out to the German Borrowers (those obligations together with the obligations as described in the foregoing paragraph
         (1) under (a) to (d) the "Secured Obligations").

(4) The security interest of the Collateral Agent under this Agreement extends to all Collateral of the kind which is the subject of this Agreement which any Assignor may acquire at any time during the continuation of this Agreement.

(5) If at any time the aggregate amount of the realizable value of the Collateral and of any other rights and assets that constitute collateral for the Secured Obligations exceeds 120% (the "Coverage Amount") of the Secured Obligations and that not only on a temporary basis, the Collateral Agent shall, upon the written request of the Assignors and at the expense of the Assignors, but without undue delay, (i) reassign or retransfer such Collateral or collateral or such right

                                                                       EXHIBIT K
                                                                          Page 6




         or asset (to be selected by the Collateral Agent and the Lenders at their discretion) to the respective Assignor, as necessary to reduce such aggregate amount to the Coverage Amount, and (ii) if such aggregate amount thereafter still exceeds the Coverage Amount, reassign or retransfer, as the case may be, to the respective Assignor such part of the Collateral, collateral or of such right or asset (to be selected by the Collateral Agent and the Creditors in their discretion), together with all related rights and assets, as is necessary to reduce such aggregate amount to the Coverage Amount.

(6) If and to the extent the value of the Collateral exceeds 80% of the value of the total assets (in the meaning of Section 419 German Civil
         Code) of one or several of the Assignors, the Collateral Agent shall release to the respective Assignor an amount equal to such excess.
         The Assignors undertake to keep the Collateral Agent informed of the value of the Collateral and the value of each Assignor's total assets. If at any time after signing this Agreement Collateral might come into existence which would be assigned or transferred to the Collateral Agent under this Agreement and which would make the Collateral Agent acquire in the aggregate more than 80% of the assets of one or several of the Assignors (taking into account also any other securities the respective Assignor granted to the Creditors in the Credit Documents, to the extent this is necessary to avoid the applicability of Section 419 BGB), the respective Assignor shall inform the Collateral Agent in writing prior to the respective Collateral coming into existence and in such written communication specifically identify such Collateral and such Collateral shall not be assigned or transferred to the Collateral Agent and the Creditors under this Agreement.

(7) The Collateral Agent shall have no liability whatsoever to any Creditor as the result of any release of Collateral by it as permitted by the foregoing paragraphs (4) and (5). Upon any release of Collateral pursuant to the foregoing paragraphs (4) and (5), none of the Creditors shall have any continuing right or interest in such Collateral or the proceeds thereof.

(8) If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof, shall have any effect on the validity or enforceability of this Agreement or of the Security Interests created hereunder (including, without limitation, with respect to its priority rank), the Assignors shall, to the extent permitted by then applicable law, at their expense, execute, acknowledge and deliver all such further instruments and documents (including, without limitation, pledge agreements, security agreements, legal opinions and related documents), and take all such action as the Collateral Agent may from time to time request in order to provide the Collateral Agent with a legal position at least equal to the position it enjoyed under this Agreement before such adoption or change.

(9) The total amount collectable by the Creditors hereunder from those Assignors which are subsidiaries of Alliance Automaten GmbH & Co. KG, Berlin, (i) shall

                                                                       EXHIBIT K
                                                                          Page 7




         not exceed the total amount of free reserves plus profits carried forward of this company, and (ii) will meet the restrictions of Section Section 30, 31 of the German Act on Limited Liability Companies.


                                   Section  2
                               POWER OF ATTORNEY

         Each Assignor hereby constitutes and appoints the Collateral Agent its true and lawful attorney, irrevocably, with full power after the occurrence of and during the continuance of an Event of Default (in the name of such Assignor or otherwise) to act, require, demand, receive, compound and give acquittance for any and all monies and claims for monies due or to become due to the Assignor under or arising out of the Collateral, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute any proceedings which the Collateral Agent may deem to be necessary or advisable in the premises, which appointment as attorney is coupled with an interest.


                                   Section  3
               GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS

         Each Assignor represents, warrants and covenants, which representations, warranties and covenants shall survive execution and delivery of this Agreement, as follows:

(1) All filings, registrations and recordings necessary to create, preserve, protect and perfect the security interest granted by such Assignor to the Collateral Agent hereby in respect of the Collateral have been accomplished and the security interest granted to the Collateral Agent pursuant to this Agreement in and to the Collateral constitutes a perfected security interest therein superior and prior to the rights of all other Persons therein and subject to no other Liens (other than Liens permitted by Section 9.01 of the Credit Agreement) and is entitled to all the rights, priorities and benefits afforded by applicable law as enacted in any relevant jurisdiction to perfected security interests.

(2) Each Assignor is, and as to Collateral acquired by it from time to time after the date hereof such Assignor will be, the owner of all Collateral free from any Lien, security interest encumbrance or other right, title or interest of any Person (other than statutory liens and retentions of title incurred in the ordinary course of business), and such Assignor shall defend the Collateral against all claims and

                                                                       EXHIBIT K
                                                                          Page 8




         demands of all Persons at any time claiming the same or any interest therein adverse to the Collateral Agent.

(3) The chief executive office of each Assignor is located at the address indicated on ANNEX A hereto. No Assignor will move its chief executive office except to such new location as such Assignor may establish in accordance with the last sentence of this Section 3, paragraph 3. The originals of all documents evidencing all Receivables of such Assignor and the only original books of account and records of such Assignor relating thereto are, and will continue to be, kept at such chief executive office, or at such new locations as such Assignor may establish in accordance with the last sentence of this Section 3, paragraph 3. All Receivables of such Assignor are, and will continue to be, maintained at, and controlled and directed (including, without limitation, for general accounting purposes) from, the office locations described above, or such new locations as such Assignor may establish in accordance with the last sentence of this
         Section 3, paragraph 3. No Assignor shall establish new locations for such offices until (i) it shall have given to the Collateral Agent not less than 30 days' prior written notice (or such lesser notice as shall be acceptable to the Collateral Agent in the case of a new record location to be established in connection with newly acquired Contracts) of its intention so to do, clearly describing such new location and providing such other information in connection therewith as the Collateral Agent may reasonably request, and (ii) with respect to such new location, it shall have taken all action, satisfactory to the Collateral Agent, to maintain the security interest of the Collateral Agent in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect. The Assignors shall not change their corporate seat or chief executive office into a jurisdiction other than the Federal Republic of Germany without the expressly given prior written consent of the Collateral Agent.

(4) All Inventory and Equipment held on the date hereof by each Assignor is located at one of the locations shown on ANNEX B attached hereto. Each Assignor agrees that all Inventory and Equipment now held or subsequently acquired by it shall be kept at (or shall be in transport to or from) any one of the locations shown on ANNEX B hereto, or such new location as such Assignor may establish in accordance with the last sentence of this Section 3, paragraph 4. An Assignor may establish a new location for Inventory and Equipment only if (i) it shall have given to the Collateral Agent prior written notice of its intention so to do, clearly describing such new location and providing such other information in connection therewith as the Collateral Agent may reasonably request, and (ii) with respect to such new location, it shall have taken all action

                                                                       EXHIBIT K
                                                                          Page 9




         reasonably satisfactory to the Collateral Agent to maintain the security interest of the Collateral Agent in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect.

(5) No Assignor does have or operate in any jurisdiction under, or in the preceding five years has had or has operated in any jurisdiction under, any trade names, fictitious names or other names (including, without limitation, any names of divisions or operations) except its legal name. No Assignor shall change its legal name or assume or operate in any jurisdiction under any trade, fictitious or other name except in accordance with the last sentence of paragraph 5. No Assignor shall assume or operate in any jurisdiction under any new trade, fictitious or other name or operate under any existing name in any additional jurisdiction until (i) it shall have given to the Collateral Agent not less than 30 days' prior written notice of its intention so to do, clearly describing such new name and/or jurisdiction and, in the case of a new name, the jurisdictions in which such new name shall be used and providing such other information in connection therewith as the Collateral Agent may reasonably request, and (ii) with respect to such new name and/or new jurisdiction, it shall have taken all action to maintain the security interest of the Collateral Agent in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect.

(6) This Agreement is made with full recourse to the relevant Assignor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such Assignor contained herein and otherwise in writing in connection herewith or therewith.


                                   Section  4
                   SPECIAL PROVISIONS CONCERNING RECEIVABLES

(1) The assignment of the Receivables existent at the present time shall become effective upon the conclusion of this Agreement, whereas the assignment of all claims arising in the future shall become effective at the time of their accrual. Each such assignment takes effect without further action on the part of the parties or any other person.

(2) The realizable value of the Receivables corresponds to the nominal value of the Receivables, less such claims (i) for which the assignment is excluded or is dependent upon the assent of the third party debtor which assent is not available, (ii) which are subject to a customarily extended retention of title, (iii) which are

                                                                       EXHIBIT K
                                                                         Page 10




         confronted with claims which can be set off, (iv) for which there is no legal validity of the assignment in due of the seat of the third party debtor being abroad or due to the application of a foreign law, or (v) which do not exist because the deliveries and performances which form the basis of the claim were not performed or not to the full extent. The realizable value of these claims is their book value according to German GAAP. In cases of doubt regarding the realizable value the Collateral Agent is entitled to reassign the relevant Receivables back to the respective Assignor.

(3) If and to the extent that the Assignors may now or hereafter demand from a third party (i) reassignment of Receivables, assigned to such third party under an "extended retention of title" arrangement ("verlangerter Eigentumsvorbehalt"), (ii) or surrender of any proceeds obtained therefrom, the Assignors hereby assign such rights (including all ancillary rights) to the Collateral Agent. The same applies to any claim of the Assignors for the reassignment ("Anwartschaftsrecht") of a Receivable that has been assigned subject to the condition subsequent ("auflosende Bedingung") of the automatic reversal of the assignment in certain specified circumstances. The Collateral Agent is entitled to terminate the "extended retention of title" arrangement with respect to a Receivable at any time by satisfying the third party.

(4) If any amount payable under or in connection with any of the Receivables is or becomes evidenced by any promissory note or other instrument (such as a check or a bill of exchange) or is or will be paid by letter of credit, title to, and all rights with respect to, such note or instrument or rights under a bill of exchange or letter of credit or other note or instrument are hereby transferred and assigned to the Collateral Agent, and possession of such note or instrument is from the beginning held by the Assignors on behalf of the Collateral Agent ("Besitzkonstitut") without compensation. Such note or instrument shall be delivered to the Collateral Agent without undue delay, duly endorsed in a manner satisfactory to the Collateral Agent. If the Assignors do not obtain possession, they hereby assign their rights for possession against third parties to the Collateral Agent which accepts such assignment.

(5) The assignment does not extend to Receivables, for which the assignment is excluded, unless and to the extent permitted under
          Section 354a HGB (German Commercial Code).

(6) If, by virtue of this agreement, a Receivable relating to goods sold to the Assignors by third parties under "extended retention of title" arrangements ("verlangerter Eigentumsvorbehalt") is assigned to the Collateral Agent, such

                                                                       EXHIBIT K
                                                                         Page 11




         assignment shall become effective only upon termination of the "extended retention of title" arrangement. If the third party's claim covers only a part of the Receivable, only such part of the Receivable as is not covered by the third party's claim is initially assigned to the Collateral Agent; the assignment of the remainder of the Receivable to the Collateral Agent shall become effective only upon termination of the "extended retention of title" arrangement. The Collateral Agent is entitled to terminate the "extended retention of title" arrangement with respect to a Receivable at any time by satisfying the third party.

(7) As of the time when each of its Receivables arises, each Assignor shall be deemed to have represented and warranted that such Receivable, and all records, papers and documents relating thereto (if any) are, to the best knowledge of the Assignor after due inquiry, genuine and in all respects what they purport to be, and that all papers and documents (if any) relating thereto, to the best knowledge of the Assignor after due inquiry (i) will represent the genuine, legally valid and binding obligation of the account debtor, subject to adjustments customary in the business of such Assignor, and evidencing indebtedness unpaid and owed by the respective account debtor arising out of the performance of labor or services or the sale or lease and delivery of the merchandise listed therein, or both, (ii) will be the only original writings evidencing and embodying such obligation of the account debtor named therein (other than copies created for general accounting purposes), (iii) will evidence true and valid obligations, enforceable in accordance with their respective terms, subject to adjustments customary in the business of such Assignor, and (iv) will be in compliance and will conform in all material respects with all applicable laws of any relevant jurisdiction.

(8) Each Assignor will keep and maintain at its own cost and expense satisfactory and complete records of its Receivables, including, but not limited to, the originals of all documentation (including each contract) with respect thereto, records of all payments received, all credits granted thereon, all merchandise returned and all other dealings therewith, and such Assignor will make the same available to the Collateral Agent for inspection, at such Assignor's own cost and expense, at any and all reasonable times upon demand and upon reasonable advance notice. Each Assignor shall, at its own cost and expense, deliver all tangible evidence of its Receivables (including, without limitation, copies of all documents evidencing the Receivables, such copies, if requested by the Collateral Agent while an Event of Default is in existence, to be certified as true and complete by an appropriate officer of such Assignor) and such books and records to the Collateral Agent or to its representatives (copies of which

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         evidence and books and records may be retained by such Assignor) at any time upon its demand. If the Collateral Agent so directs while an Event of Default is in existence, each Assignor shall legend in form and manner reasonably satisfactory to the Collateral Agent, the Receivables, as well as books, records and documents of such Assignor evidencing or pertaining to the Receivables with an appropriate reference to the fact that the Receivables have been assigned to the Collateral Agent and that the Collateral Agent has a security interest therein.

(9) No Assignor shall rescind or cancel any indebtedness evidenced by any Receivable, or modify any term thereof or make any adjustment with respect thereto, or extend or renew the same, or compromise or settle any material dispute, claim, suit or legal proceeding relating thereto, or sell any Receivable, or interest therein, without the prior written consent of the Collateral Agent, except as permitted by paragraph 9 hereof, and so long as no Event of Default is then in existence in respect of which the Collateral Agent has given notice that this exception is no longer applicable, the Assignor may rescind, cancel, modify, make adjustments with respect to, extend or renew any indebtedness evidenced by any Receivable, or compromise or settle any such dispute, claim, suit, or legal proceeding, or sell any Receivable or interest therein, in the ordinary course of business. Each Assignor will duly fulfill all obligations on its part to be fulfilled under or in connection with the Receivables and will do nothing to materially impair the rights of the Collateral Agent in the Receivables.

(10) Each Assignor shall endeavor to collect from the account debtor, as and when due (including, without limitation, amounts which are delinquent, such amounts to be collected in accordance with generally accepted lawful collection procedures) any and all amounts owing under or on account of such Receivable, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Receivable, except that, so long as no Event of Default is then in existence in respect of which the Collateral Agent has given notice that this exception is no longer applicable, such Assignor may allow in the ordinary course of business as adjustments to amounts owing under its Receivables (i) an extension or renewal of the time or times of payment, or settlement for less than the total unpaid balance, which such Assignor finds appropriate in accordance with sound business judgment and (ii) a refund or credit due as a result of returned or damaged merchandise or improperly performed services. The reasonable out-of- pocket costs and expenses (including, without limitation, attorneys' fees) of collection, whether incurred by such Assignor or the Collateral Agent, shall be borne by such Assignor.

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(11) Upon the occurrence and during the continuance of an Event of Default, and if the Collateral Agent so directs the relevant Assignor, to the extent permitted by applicable law, such Assignor agrees (x) to cause all payments on account of the Receivables to be made directly to a special designated account of the Collateral Agent (hereinafter the "Cash Collateral Account"), (y) that the Collateral Agent may, at its option, directly notify the obligors with respect to any Receivables to make payments with respect thereto as provided in preceding clause
         (x) and (z) that the Collateral Agent may enforce collection of any such Receivables and may adjust, settle or compromise the amount of payment thereof. The Collateral Agent may apply any or all amounts then in, or thereafter deposited in, the Cash Collateral Account in the manner provided in Section 9(5) of this Agreement. The reasonable out-of-pocket costs and expenses (including attorneys' fees) of collection, whether incurred by such Assignor or the Collateral Agent, shall be borne by such Assignor.

(12) If any Assignor owns or acquires any instrument in connection with the Collateral, such Assignor will within 10 days notify the Collateral Agent thereof, and upon request by the Collateral Agent promptly deliver such instrument to the Collateral Agent appropriately endorsed to the order of the Collateral Agent as further security hereunder.

(13) Each Assignor will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such receipts, invoices, schedules, confirmatory assignments, conveyances, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments and take such further steps relating to its Receivables, instruments and other property or rights covered by the security interest hereby granted, as the Collateral Agent may reasonably require to give effect to the purposes of this Agreement.


                                   Section  5
             SPECIAL PROVISIONS CONCERNING INVENTORY AND EQUIPMENT

(1) The transfer of all right, title and interest (including expectancy rights ("Anwartschaftsrechte") with respect to Inventory and Equipment located at any of the locations shown in ANNEX B hereto at the time of the signature of this Agreement, shall become effective upon the conclusion of this Agreement, whereas the transfer of all future Inventory and Equipment shall be effective at the time of the arrival of such Collateral at such location without any further action on the part of the parties or any other person. Insofar as expectancy

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         rights under retention of title arrangements ("Eigentumsvorbehalt") are transferred to the Collateral Agent, the proprietary right will be acquired by the Collateral Agent directly from the third person at the time the retention of title arrangement terminates.

(2) Each Assignor represents, warrants and covenants, which representations, warranties and covenants shall survive execution and delivery of this Agreement, that he has title, right or interest (including expectancy rights) to all present and future Inventory and Equipment located at the locations shown on ANNEX B hereto and that the respective Assignor is entitled to dispose of these rights.

(3) The transfer of the present and future Collateral shall be replaced by the obligation of each Assignor, to store the Collateral for the benefit of the Collateral Agent with due diligence and care ("Besitzkonstitut").

(4) The Collateral Agent is entitled to repay obligations of each Assignor vis-a-vis third persons with respect to the Collateral.

(5) Each Assignor will keep and maintain at its own cost and expense satisfactory and complete records of any Inventory and Equipment, including, but not limited to, the originals of all documentation (including each contract) with respect thereto, and such Assignor will make the same available to the Collateral Agent for inspection, at such Assignor's own cost and expense, at any and all reasonable times upon demand and upon reasonable advance notice.

(6) Each Assignor shall be entitled to dispose of the Collateral in the ordinary course of business, provided, that no Event of Default has occurred and provided further, that the security interest of the Collateral Agent with respect to the Collateral shall not be materially impaired or affected.

(7) The security interests in Equipment created by this Agreement shall be subject to any Lien on Equipment permitted by Section 9.01 of the Credit Agreement until such time as such Lien no longer attaches to such Equipment.

                                   Section  6
                      SPECIAL PROVISIONS CONCERNING MARKS

(1) Each Assignor represents and warrants, to the best of its knowledge after due inquiry, that it is the true and lawful owner of the registered and unregistered Marks listed in ANNEX E attached hereto and that ANNEX E lists all the Marks

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         registered in the Trademark Register of the German Patent Office or the equivalent thereof in any foreign country and, to the best of its knowledge, all unregistered Marks that such Assignor now owns or uses for products developed by such Assignor in connection with its business. Each Assignor represents and warrants that except with respect to those licensed Marks set forth in ANNEX E, to the best of its knowledge after due inquiry, it owns all trademarks that it uses. Each Assignor further warrants that it is aware of no third party claim that any aspect of such Assignor's present or contemplated business operations infringes or will infringe any trademark in a manner which could have a material effect on the financial condition, business or property of such Assignor. Notwithstanding the foregoing, the representations contained in this Section 6(1) will only be deemed to be breached by matters that have, or would reasonably be expected to have, a Material Adverse Effect.

(2) Each Assignor hereby agrees not to divest itself of any right under a Significant Mark, other than in the ordinary course of business, absent prior written approval of the Collateral Agent.

(3) Each Assignor agrees, promptly upon learning thereof, to notify the Collateral Agent in writing of the name and address of, and to furnish such pertinent information that may be available with respect to, any party who may be infringing or otherwise violating any of such Assignor's right in and to any Mark that has a material effect on the financial condition, business or property of such Assignor taken as a whole (each such Mark, a "Significant Mark"), or with respect to any party claiming that such Assignor's use of any Significant Mark violates any property right of that party, to the extent that such infringement or violations could have a material effect on the financial condition, business or property of such Assignor. Each Assignor further agrees, unless otherwise directed by the Collateral Agent, diligently to prosecute any person infringing any Significant Mark in a manner consistent with its past practice and in the ordinary course of business.

(4) Each Assignor agrees to use or license the use of its Significant Marks in commerce during the time in which this Agreement is in effect, sufficiently to preserve such Significant Marks as trademarks registered under the laws of the Federal Republic of Germany or the relevant foreign jurisdiction.

(5) Each Assignor shall at its own expense, diligently process all documents required by Section 47 of the German Trademark Act and any foreign equivalent thereof to maintain trademark registration, the failure of which would reasonably be expected to have a Material Adverse Effect, including, but not limited to,

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         affidavits of use and applications for renewals of registration in the German Patent Office or equivalent governmental agency in any foreign jurisdiction for all its Marks (excluding unregistered Marks), and shall pay all fees an disbursements in connection therewith, and shall not abandon any such filing of affidavit of use or any such application of renewal prior to the exhaustion of all administrative and judicial remedies without prior written consent of the Collateral Agent, which consent shall not be unreasonably withheld, unless such Assignor shall determine that the pursuit or maintenance thereof is no longer desirable in the conduct of the business of such Assignor and that the loss thereof is not disadvantageous in any material respect to such Assignor.

(6) If any mark registration issued hereafter to an Assignor as a result of any application now or hereafter before the German Patent Office or equivalent governmental agency in any foreign jurisdiction within thirty (30) days of receipt of such certificate, such Assignor shall deliver a copy of such certificate, and a confirmatory grant of security in such mark to the Collateral Agent, the form of such confirmatory grant reasonably acceptable to the Collateral Agent.

(7) If an Event of Default shall occur and be continuing, the Collateral Agent may, by written notice to the relevant Assignor, take any or all of the following actions: (i) declare the right of such Assignor in and to each of the Marks together with all trademark rights and rights of protection to the same, vested; (ii) take and use or sell the Marks and the goodwill of such Assignor's business symbolized by the Marks and the right to carry on the business and use the assets of the Assignor in connection with which the Marks have been used; and (iii) direct such Assignor to refrain, in which event such Assignor shall refrain, from using the Marks in any manner whatsoever, directly or indirectly, and, if requested by the Collateral Agent, change such Assignor's corporate name to eliminate therefrom any use of any Mark and execute such other and further documents that the Collateral Agent may request to further confirm this. Each Assignor gives all necessary declarations of ownership of the Marks by signing this Agreement.

                                   Section  7
                     SPECIAL PROVISIONS CONCERNING PATENTS,
                        INDUSTRIAL DESIGNS AND COPYRIGHTS

(1) Each Assignor represents and warrants that, to the best of its knowledge after due inquiry, it is the true and lawful owner or licensee of all rights in the Patents listed in

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         ANNEX C attached hereto and the Industrial Designs listed in ANNEX C attached hereto, that said Patents constitute all the Patents, applications for Patents and intended applications for Patents that such Assignor now owns and that said Industrial Designs constitute all the Industrial Designs, applications for Industrial Designs and intended applications for Industrial Designs that such Assignor now owns. Each Assignor represents and warrants that, to the best of its knowledge, it owns or is licensed to practice under all Patents, Industrial Designs and Copyrights that is now owns, uses or practices under. Each Assignor further warrants that it is aware of no third party claim that any aspect of such Assignor's present or contemplated business operations infringes or will infringe any Patent, Industrial Design or any Copyright in a manner which could have material effect on the financial condition, business or property of such Assignor.

(2) Except as otherwise permitted by Section 9.02 of the Credit Agreement, each Assignor hereby agrees not to divest itself or any right under any Patent that has a material effect on the financial condition, business or property of such Assignor taken as a whole (each such patent, a "Significant Patent"), under any Industrial Design that has a material effect on the financial condition, business or property of such Assignor taken as a whole (each such Industrial Design, a "Significant Industrial Design") or any Copyright that has a material effect on the financial condition, business or property of such Assignor taken as a whole (each such copyright, a "Significant Copyright"), other than in the ordinary course of business absent prior written approval of the Collateral Agent, which such approval shall not be unreasonably withheld.

(3) At its own expense, each Assignor shall make timely payment of all post-issuance fees required pursuant to Section 17 German Patent Act, Section Section 4(4), 23(2) German Utility Model Act and Section
         Section 8 c, 9(3) German Design Act and any other national or foreign equivalent or additional fee to maintain in force rights under each Significant Patent, Significant Industrial Design or Significant Copyright.

(4) Each Assignor agrees, promptly upon learning thereof, to furnish the Collateral Agent in writing with all pertinent information available to such Assignor with respect to any infringement or other violation of such Assignor's rights in any Significant Patent, Significant Industrial Design or Significant Copyright, or with respect to any claim that practice of any Significant Patent, Significant Industrial Design or Significant Copyright violates any property right of that party to the extent that such infringement or violation could have a material effect on the financial condition, business or property of such Assignor. Each Assignor further agrees, absent direction of the Collateral Agent to the contrary, diligently to prosecute any person infringing any Significant Patent, Significat

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         Industrial Design or Significant Copyright, about which it has knowledge, in a manner consistent with its past practice and in the ordinary course of business.

(5) At its own expense, each Assignor shall diligently prosecute all actual and future applications for Patents, Industrial Designs and Copyrights, of which the intended applications are listed in ANNEX C, and shall not abandon any such application, except in favor of continuation application based on such application, prior to exhaustion of all administrative and judicial remedies, absent written consent of the Collateral Agent, which such consent shall not be unreasonably withheld, unless such Assignor shall determine that the pursuit of maintenance thereof is no longer desirable in the conduct or the business of such Assignor in that the loss thereof is not disadvantageous in any material respect to such Assignor.

(6) Within 30 days of an Assignor's receipt of both the Patent application serial number for a Patent application and the associated inventor assignments to the Assignor, or 30 days of its filing an application of registration for an Industrial Design, as the case may be, the relevant Assignor shall deliver to the Collateral Agent a confirmatory grant of security of such Patent or Industrial Design, as applicable, the form of such confirmatory grant to be reasonably acceptable to the Collateral Agent. Within 30 days of an Assignor's receipt of an Industrial Design registration certificate or the printed copy of an issued Patent, as the case may be, the Assignor shall deliver a copy of the same to the Collateral Agent.

(7) If an Event of Default shall occur and be continuing, the Collateral Agent may by written notice to the relevant Assignor take any or all of the following actions (i) declare the entire right, title and interest of such Assignor in each of the Patents, Industrial Designs and Copyrights vested; (ii) take and practice or sell the Patents, Industrial Designs and Copyrights; (iii) direct such Assignor to refrain, in which event such Assignor shall refrain, from practicing the Patents, Industrial Designs and Copyrights directly or indirectly, and such Assignor gives all necessary declarations relating to the transfer of ownership of the Patents, Industrial Designs and Copyrights by signing this Agreement and shall execute such other and further documents as the Collateral Agent may request further to confirm this.


                                   Section  8
                      PROVISIONS CONCERNING ALL COLLATERAL

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(1) Each Assignor will do nothing to impair the rights of the Collateral Agent in the Collateral. Each Assignor will at all times keep its Inventory and Equipment insured in favor of the Collateral Agent, at its own expense, to the extent required by the Credit Agreement against fire, theft and all other risks to which such Collateral may be subject; all policies or certificates with respect to such insurance shall be endorsed to the Collateral Agent's satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as an additional insured and loss payee) and copies thereof shall be delivered upon request to the Collateral Agent. If an Assignor shall fail to insure such Inventory and/or Equipment to the extent required by the Credit Agreement, or if such Assignor shall fail to so endorse all policies or certificates with respect thereto, the Collateral Agent shall have the right (but shall be under no obligation) to procure such insurance and such Assignor agrees to reimburse the Collateral Agent for all costs and expenses of procuring such insurance. The Collateral Agent may apply any proceeds of such insurance in accordance with Section 9(5), it being understood and agreed that the Assignor shall be permitted to first use any such proceeds to repair and/or replace the relevant Collateral. Each Assignor assumes all liability and responsibility in connection with the Collateral acquired by it and the liability of such Assignor to pay its Secured Obligations shall in no way be affected or diminished by reason of the fact that such Collateral may be lost, destroyed, stolen, damaged or for any reason whatsoever unavailable to such Assignor.

(2) Each Assignor agrees that if any warehouse receipt or receipt in the nature of a warehouse receipt is issued with respect to any of its Inventory, such warehouse receipt or receipt in the nature thereof shall not be negotiable (in the sense of Section 424 German Commercial Code).

(3) Each Assignor will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such lists, descriptions and designations of its Collateral, warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments and take such further steps relating to the Collateral and other property or rights covered by the security interest hereby granted, which the Collateral Agent reasonably deems appropriate or advisable to perfect, preserve or protect its security interest in the Collateral.

(4) The Assignors agree to prepare and deliver to the Collateral Agent no later than on the eighth day of each month a duly certified schedule or schedules in the

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         form of a computer printout, showing (i) as to Receivables, the identity, amount and maturity date of any and all Receivables existing as of the last day of the previous month, as well as the names and addresses of all account debtors, (ii) as to Inventory and Equipment, each object being Collateral, their number and the rights of the Assignors to it, each such schedule accompanied by each Assignor's representation that as of the date of such schedule it has not generally ceased to make payments when due, that no application for the institution of bankruptcy proceedings has been filed against it and that it does not expect any such events to arise within the foreseeable future. The failure of one or several Assignors to include a Receivable or Inventory or Equipment in any such schedule or schedules does not affect the validity of the assignment of such Receivable or transfer of the rights with respect to Inventory or Equipment to the Collateral Agent hereunder.

(5) The Collateral Agent and such representatives or agents as the Collateral Agent may reasonably designate shall have the right, at reasonable time and as often as reasonably requested, to inspect all records relating to the Collateral and to make extracts and copies from such records and to inspect all locations where Collateral is stored. They have therefore the right to enter and inspect the Assignor's premises, to discuss the Assignor's affairs with the officers of the Assignors and their independent accountants and to verify under reasonable procedures all matters relating to the Collateral, i.e., validity, amount, quality, quantity, value and condition, including contacting account debtors or any third person for the purpose of making such a verification. The Collateral Agent may only contact account debtors or third persons if the Collateral Agent, in good faith, considers that the existence, value, effectiveness or priority of the security interests is or may be prejudiced by an action, omission, event or circumstance whatsoever and only after prior notice to the Assignors. No such notice is required if the Collateral Agent considers, in good faith, that the imminence or severity of a prejudice to the existence, value, effectiveness or priority of the security interest in respect of the Collateral is such that the delay caused by the giving of such notice is or might be likely to induce or increase such a prejudice. The statutory rights of the Assignors' shareholder/s and managing director/s shall not be affected or reduced thereby.


                                   Section  9
                  REMEDIES UPON OCCURRENCE OF EVENT OF DEFAULT

(1) Each Assignor agrees that, if any Event of Default shall have occurred and be continuing, then and in every such case, subject to any mandatory requirements

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         of applicable law then in effect, the Collateral Agent, in addition to any rights now or hereafter existing under applicable law, may: personally, or by agents or attorneys, immediately, without the necessity to obtain a prior court order,

         (i) retake possession of the Collateral or any part thereof, from such Assignor or any other Person who then has possession of any part thereof with or without notice of process of law, and for that purpose may enter upon such Assignor's premises where any of the Collateral is located and remove the same and use in connection with such removal any and all services, supplies, aids and other facilities of such Assignor;

         (ii) instruct the obligor or obligors on any agreement, instrument or other obligation (including, without limitation, the Receivables) constituting the Collateral to make any payment required by the terms of such instrument or agreement directly to the Collateral Agent;

         (iii) sell, assign or otherwise liquidate, or direct such Assignor to sell, assign or otherwise liquidate, any or all of the Collateral or any part thereof, and take possession of the proceeds of any such sale or liquidation;

         (iv) withdraw any or all monies, securities and/or instruments in the Cash Collateral Account for application to the Secured Obligations in accordance with paragraph (5) hereof;

         (v) take possession of the Collateral or any part thereof, by directing such Assignor in writing to deliver the same to the Collateral Agent at any place or places designated by the Collateral Agent, in which event such Assignor shall at its own expense:

              (A) forthwith cause the same to be moved to the place or places so designated by the Collateral Agent and there delivered to the Collateral Agent,

              (B) store and keep any Collateral so delivered to the Collateral Agent at such place or places pending further action by the Collateral Agent as provided in Section 7, paragraph 2, and

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              (C) while the Collateral shall be so stored and kept, provide such guards and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition;

(2) Upon the occurrence and continuance of an Event of Default, any Collateral repossessed by the Collateral Agent under or pursuant to
         Section 9(1) and any other Collateral whether or not so repossessed by the Collateral Agent, may be sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms as the Collateral Agent may, in compliance with any mandatory requirements of applicable law, determine to be commercially reasonable. Any of the Collateral may be sold, leased or otherwise disposed of, in the condition in which the same existed when taken by the Collateral Agent or after any overhaul or repair which the Collateral Agent shall determine to be commercially reasonable.

(3) Any such disposition which shall be a private sale or other private proceedings permitted by such requirements shall be made upon not less than ten (10) days' written notice to such Assignor specifying the time at which such disposition is to be made and the intended sale price or other consideration therefor, and shall be subject, for the ten (10) days after the giving of such notice, to the right of the relevant Assignor or any nominee of the relevant Assignor to acquire the Collateral involved at a price or for such other consideration at least equal to the intended sale price or other consideration so specified. Any such disposition which shall be a public sale permitted by such requirements shall be made upon not less than ten
         (10) days' written notice to the relevant Assignor specifying the time and place of such sale and, in the absence of applicable requirements of law, shall be by public auction (which may, at the Collateral Agent's option, be subject to reserve), after publication of notice of such auction not less than 10 days prior thereto in two newspapers in general circulation in the city where such Collateral is located. To the extent permitted by any such requirement of law, the Collateral Agent on behalf of the Creditors (or certain of them) may bid for and become the purchaser (by bidding in Secured Obligations or otherwise) of the Collateral or any item thereof, offered for sale in accordance with this Section without accountability to the relevant Assignor (except to the extent of surplus money received as provided in Section 7, paragraph (5). If, under mandatory requirements of applicable law, the Collateral Agent shall be required to make disposition of the Collateral within a period of time which does not permit the giving of notice to the Assignor as hereinabove specified, the Collateral Agent need give the relevant Assignor only such notice of

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         disposition as shall be reasonably practicable in view of such mandatory requirements of applicable law.

(4) Except as otherwise provided in this Agreement, each Assignor hereby further waives, to the extent permitted by law:

         (i) all damages occasioned by such taking of possession except any damages which are the direct result of the Collateral Agent's gross negligence or wilful misconduct;

         (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent's rights hereunder; and

         (iii) all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any applicable law in order to prevent or delay the enforcement of this Agreement or the absolute sale of the Collateral or any portion thereof, and each Assignor, for itself and all who may claim under it insofar as it or they now or hereafter lawfully may, hereby waives the benefit of all such laws.

         Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand of the relevant Assignor therein and thereto, and shall be a perpetual bar against the relevant Assignor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through and under the relevant Assignor.

(5) (a) The proceeds of any Collateral obtained pursuant to Section 9, paragraph (1) or disposed of pursuant to Section 9, paragraph (2) shall be applied as follows:

                          (i) first, to the payment of all Primary Obligations
              of the type described in clauses (iv) and (v) of Section 1(1) to the Collateral Agent;

                          (ii) second, to the extent proceeds remain after the
              application pursuant to preceding clause (i), an amount equal to the outstanding Primary Obligations to the Creditors shall be paid to the Creditors as provided in this Section 9, paragraph
              (5)(a) hereof with each Creditor receiving an amount equal to its outstanding Primary Obligations or, if the proceeds are insufficient to pay in full all such Secured Obligations, its Pro

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              Rata Share (as defined below) of the amount remaining to be distributed; and

                          (iii) third, to the extent remaining after the
              application pursuant to the preceding clauses (i) and (ii) an amount equal to the outstanding Secondary Obligations shall be paid to the Creditors as provided in paragraph (5) (c) hereof, with each Creditor receiving an amount equal to its outstanding Secondary Obligations or, if the proceeds are insufficient to pay in full all such Secondary Obligations, its Pro Rata Share of the amount remaining to be distributed; and

                          (iv) fourth, to the extent proceeds remain after the
              application pursuant to the preceding clauses (i) through (iii) inclusive, and following the termination of this Agreement pursuant to Section 12 paragraph 9 hereof, to the relevant Assignor or to whomever may be lawfully entitled to receive such surplus, if any.

         (b) For purposes of this Agreement, (x) "Pro Rata Share" shall mean, when calculating a Creditor's portion of any distribution or amount, the amount (expressed as a percentage) equal to a fraction the numerator of which is the then outstanding amount of the relevant Secured Obligations owed to such Creditor and the denominator of which is the then outstanding amount of all Secured Obligations, (y) "Primary Obligations" shall mean (i) in the case of the Credit Document Obligations, all obligations and liabilities of the German Borrowers arising out of or in connection with the principal of, and interest on, all Deutsche Mark Loans, all Unpaid Drawings (related to Deutsche Mark Letters of Credit) theretofore made (together with all interest accrued thereon), and the aggregate stated amounts of all German Letters of Credit issued under the Credit Agreement, together with all fees, (ii) in the case of the Other Obligations, all amounts due under the Additional Agreements, (other than indemnities, fees (including, without limitation, attorney's fees) and similar obligations and liabilities) and (iii) in the case of Bally Gaming International GmbH Senior Secured Loans, all obligations of Bally Gaming International GmbH thereunder and (z) "Secondary Obligations" shall mean all Secured Obligations other than Primary Obligations.

         (c) All payments required to be made to the Creditors hereunder shall be made to the Collateral Agent for the account of the respective Creditors in accordance with Section 7.4 (c) through (f) of the U.S. Security Agreement (Exhibit J to the Credit Agreement), a copy of which is attached hereto as ANNEX G applies.

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                                                                         Page 25




         (d) It is understood that the Assignors shall remain jointly and severally liable to the extent of any deficiency between (x) the amount of the proceeds of the Collateral and (y) the aggregate outstanding amount of the Secured Obligations.

(6) Each and every right, power and remedy hereby specifically given to the Collateral Agent shall be in addition to every other right, power and remedy specifically given under this Agreement, the other Credit Documents or the Additional Agreements or now or hereafter existing, or by statute and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by the Collateral Agent. All such rights, powers and remedies shall be cumulative and the exercise or the beginning of exercise of one shall not be deemed a waiver of the right to exercise of any other or others. No delay or omission of the Collateral Agent in the exercise of any such right, power or remedy and no renewal or extension of any of the Secured Obligations shall impair any such right, power or remedy or shall be construed to be a waiver of any Default or Event of Default or an acquiescence therein. In the event that the Collateral Agent shall bring any suit to enforce any of its rights hereunder and shall be entitled to judgment, then in such suit the Collateral Agent may recover reasonable expenses, including attorneys' fees, and the amounts thereof shall be included in such judgment.

(7) In case the Collateral Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case the relevant Assignor, the Collateral Agent and each holder of any of the Secured Obligations shall be restored to their former positions and rights hereunder with respect to the Collateral subject to the security interest created under this Agreement, and all rights, remedies and powers of the Collateral Agent shall continue as if no such proceeding had been instituted.


                                  Section  10
                                   INDEMNITY

(1) The Assignors jointly and severally agree to indemnify, reimburse and hold the Collateral Agent, each Creditor and its respective successors, assigns, employees, agents and servants (hereinafter in this Section 10(1) referred to individually as "Indemnitee" and collectively as "Indemnitees") harmless from

                                                                       EXHIBIT K
                                                                         Page 26




         any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, suits, judgments and any and all reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees and expenses) (for the purposes of this Section 10(1) the foregoing are collectively called "expenses") of whatsoever kind and nature imposed on, asserted against or incurred by any of the Indemnitees in any way relating to or arising out of this Agreement, any other Credit Document, the Additional Agreements or the documents executed in connection herewith and therewith or in any other way connected with the enforcement of any of the terms of, or the preservation of any rights under any thereof, or in any way relating to or arising out of the manufacture, ownership, ordering, purchase, delivery, control, acceptance, lease, financing, possession, operation, condition, sale, return or other disposition, or use of the Collateral (including, without limitation, latent or other defects, whether or not discoverable), the violation of the laws of any country, state or other governmental body or unit, any tort (including, without limitation, claims arising or imposed under the doctrine of strict liability, or for or on account of injury to or the death of any Person (including any Indemnitee), or property damage), or contract claim; provided that no Indemnitee shall be indemnified pursuant to this Section 10(1) for losses, damages or liabilities to the extent caused by the gross negligence or wilful misconduct of such Person to be indemnified or of any other Indemnitee who is such Person or an affiliate of such Person. If any claim is asserted against any Indemnitee, such Indemnitee shall promptly notify the Assignor and each Indemnitee may, and if requested by the Assignor shall, in good faith, contest the validity, applicability and amount of such claim with counsel (reasonably acceptable to such Assignor) selected by such Indemnitee, and shall permit the Assignor to participate in such contest. In addition, in connection with any claim covered by this
         Section 10(1) against more than one Indemnitee, all such Indemnitees shall be represented by the same legal counsel selected by such Indemnitees; provided, however, that if such legal counsel determines in good faith that representing all such Indemnitees would or could result in a conflict of interest under the laws or ethical principles applicable to such legal counsel or that a defense or counterclaim is available to an Indemnitee that is not available to all such Indemnitees, then to the extent reasonably necessary to avoid such a conflict of interest or to permit unqualified assertion of such a defense or counterclaim, each Indemnitee shall be entitled to separate representation by a legal counsel selected by that Indemnitee. Each Assignor agrees that upon written notice by any Indemnitee of the assertion of such a liability, obligation, loss, damage, penalty, claim, demand, action, judgment or suit, such Assignor shall assume full responsibility for the defense thereof. Each Indemnitee agrees to use its

                                                                       EXHIBIT K
                                                                         Page 27




         best efforts to promptly notify the relevant Assignor of any such assertion of which such Indemnitee has knowledge.

(2) Without limiting the application of Section 10(1), the Assignors jointly and severally agree to pay, or reimburse the Collateral Agent for (if the Collateral Agent shall have incurred fees, costs or expenses because an Assignor shall have failed to comply with its obligations under this Agreement or any Credit Document), any and all out-of-pocket costs and expenses of whatever kind or nature incurred in connection with the creation, preservation or protection of the Collateral Agent's Liens on, and security interest in, the Collateral, including, without limitation, all fees and taxes in connection with the recording or filing of instruments and documents in public offices, payment or discharge of any taxes or Liens upon or in respect of the Collateral, premiums for insurance with respect to the Collateral and all other fees, costs and expenses in connection with protecting, maintaining or preserving the Collateral and the Collateral Agent's interest therein, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions, suits or proceedings arising out of or relating to the Collateral.

(3) Without limiting the application of Section 10(1) or 10(2), the Assignors jointly and severally agree to pay, indemnify and hold each Indemnitee harmless from and against any loss, costs, damages and expenses which such Indemnitee may suffer, expend or incur in consequence of or growing out of any material misrepresentation by an Assignor in this Agreement, or in any statement or writing contemplated by or made or delivered pursuant to or in connection with this Agreement.

(4) If and to the extent that the obligations of any Assignor under Sections 10(1) to 10(3) are unenforceable for any reason, each Assignor hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law.

(5) Any amounts paid by any Indemnitee prior to the termination of this Agreement as to which such Indemnitee has the right to reimbursement shall constitute Secured Obligations secured by the Collateral. The indemnity obligations of the Assignors contained in this Section 10 shall continue in full force and effect notwithstanding the full payment of all other Secured Obligations and notwithstanding the discharge thereof.

                                                                       EXHIBIT K
                                                                         Page 28





                                  Section  11
                                  DEFINITIONS

         The following terms shall have the meanings herein specified unless the context otherwise requires. Such definitions shall be equally applicable to the singular and plural forms of the terms defined.

              "Agreement" shall mean this Security Agreement as the same may be modified, supplemented or amended from time to time in accordance with its terms.

              "Collateral" shall mean (i) each and every Receivable against Third Persons (it being understood, however, that in the case of Bally Gaming International GmbH Senior Secured Loans, the Receivables of Bally Gaming International shall be considered "Collateral"), (ii) any and all Equipment or Inventory which at the time of the execution hereof is, or in the future, will be located on any of the premises currently occupied by any Assignor that are listed in Annex B attached hereto, (iii) each and every Intellectual Property Right, and (iv) all Proceeds and products of any and all of the items referred to in clauses (i) through (iii) above.

              "Copyrights" shall mean any German or foreign copyright owned by any Assignor nor or hereafter, including any registration of any copyrights or the equivalent thereof, as well as any application for copyright registration now or hereafter in any jurisdiction by any Assignor.

              "Equipment" shall mean any equipment and, in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings, fixtures and vehicles and any and all additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, pans, equipment and accessories installed thereon or affixed thereto.

              "Industrial Designs" shall mean any German, European, or foreign registrable utility model or any other registrable design protected under any national or international law to which any Assignor now or thereafter has title and any divisions or continuations thereof, including any application for a German or any other foreign Industrial Design now or thereafter made by Assignor, as well as any Industrial Design made in future by any Assignor in any area of any Assignor's business activities.

              "Intellectual Property Rights" shall mean Marks, Patents, Industrial Designs, Copyrights and Proprietary Assets as defined in
         Section  11.

                                                                       EXHIBIT K
                                                                         Page 29




              "Inventory" shall mean merchandise, inventory and goods, and all additions, substitutions and replacements thereof, wherever located, together with all goods, supplies, incidentals, packaging materials, labels, materials and any other items used or usable in manufacturing, processing, packaging or shipping same; in all stages of production from raw materials through work-in-process to finished goods -- and all products and proceeds of whatever sort and wherever located and any portion thereof which may be returned, rejected, reclaimed or repossessed by the Collateral Agent from an Assignor's customers.

              "Marks" shall mean all rights in any trademark or parts of it protected by the German Trademark Act, International trademark law or any foreign trademark law or equivalent thereof now held or in the future acquired by any Assignor, including any application for registration of any trademarks in the register of the German Patent Office or the equivalent thereof in any foreign country.

              "Patents" shall mean any German, European or any other foreign patent to which any Assignor now or thereafter has title and any divisions or continuations thereof, including any application for a German, European or any other foreign patent now or thereafter made by any Assignor, also covering any rights and entitlements to a Patent due to these inventions.

              "Proceeds" shall be (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Collateral Agent or an Assignor from time to time with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable to an Assignor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any person acting under color of governmental authority), (iii) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral, and (iv) any other similar benefit arising from or in connection with the Collateral.

              "Proprietary Assets" shall mean all information and know-how of any Assignor, including, without limitation, technical data; manufacturing data; research and development data; data relating to compositions, processes and formulations, manufacturing and production know-how and experience; management know-how; training programs manufacturing, engineering and other drawings; specifications; performance criteria; operation instructions; maintenance manuals; technology; technical information, software and computer programs; engineering and computer data and databases; catalogues; financial,

                                                                       EXHIBIT K
                                                                         Page 30




         business and marketing plans; unpatentable inventions; trade secrets, as well as trade dresses including logos, designs, company names, business name, fictitious business names and other business identifiers.

              "Receivables" shall mean (i) all the existing and future accounts receivable (including the accounts receivable owed by foreign Customers) from the delivery of goods and services against all debtors of the Assignors as well as any respective expectancy rights ("Anwartschaften"), (ii) all existing and future claims and respective expectancy rights ("Anwartschaften") under any and all letters of credit issued in favor of the Assignors and (iii) all present and future current account balances ("Kontokorrentverhaltnis") with account debtors along with the right to terminate any current account arrangement and the right to determine the balance of a current account.

              "Third Persons" shall mean (i) any company which is not a direct or indirect subsidiary or direct or indirect parent company of the Borrowers and (ii) any natural person.


                                  Section  12
                                 MISCELLANEOUS

(1) Notices. All notices and other communications hereunder shall be in writing and shall be delivered or mailed by first class mail, postage prepaid, addressed:

         (i) if to the Assignor, at its address contained in the Credit Agreement (for the German Borrowers) or the German Subsidiary Guaranty (for the other Assignors);

         (ii)  if to the Collateral Agent, at:

              Credit Suisse First Boston
              Eleven Madison Avenue
              New York, New York 10010
              Attention: Ed Barr
              Telephone No.: (212) 325-9151
              Facsimile No.: (212) 325-8309

         (iii) if to any Lender Creditor (other than the Collateral Agent), at such address as such Lender Creditor shall have specified in the Credit Agreement or the Additional Agreements;

                                                                       EXHIBIT K
                                                                         Page 31




or at such other address as shall have been furnished in writing by any Person described above to the party required to give notice hereunder.

(2) Waiver; Amendment. (a) None of the terms and conditions of this Agreement may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by each Assignor directly affected thereby (it being understood that additional Assignors may be added as parties hereto from time to time in accordance with Section 12 paragraph 13 and that no consent of any other Assignor or of the Required Lenders shall be required in connection therewith) and the Collateral Agent (with the consent of the Required Lenders or, to the extent required by Section 13.12 of (x) the Credit Agreement, all of the Lenders at all times prior to the time of which all Credit Document Obligations have been paid in full or (y) the holders of at least a majority of the outstanding Other Obligations at all times after the time at which all Credit Document Obligations have been paid in full), provided, that any change, waiver, modification or variance affecting the rights and benefits of a single Class of Creditors (and not all Creditors in a like or similar manner) shall require the written consent of the Requisite Creditors of such Class of Creditors. For the purpose of this Agreement, the term "Class" shall mean each class of Secured Creditors, i.e., whether (x) the Lender Creditors as holders of the Credit Document Obligations or (y) the Other Creditors as the holders of the Other Obligations. For the purpose of this Agreement, the term "Requisite Creditors" of any Class shall mean each of (x) with respect to the Credit Document Obligations, the Required Lenders and (y) with respect to the Other Obligations, the holders of at least a majority of all obligations outstanding from time to time under the Additional Agreements. (b) No delay on the part of the Collateral Agent in exercising any of its rights, remedies, powers and privileges hereunder or partial or single exercise thereof, shall constitute a waiver thereof. No notice to or demand on any Assignor in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Collateral Agent to any other or further action in any circumstances without notice or demand.

(3) Obligations Absolute. The obligations of each Assignor hereunder shall remain in full force and effect without regard to, and shall not be impaired by, (a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Assignor; (b) any exercise or non-exercise, or any waiver of, any right, remedy, power or privilege under or in respect of this Agreement, any other Credit Document or any Additional Agreement or (c) any amendment to or modification of other Credit Documents or Additional Agreements or any security for any of the Secured Obligations; whether or not any Assignor shall have notice or knowledge of any of the foregoing. The rights and remedies of the Collateral Agent

                                                                       EXHIBIT K
                                                                         Page 32




herein provided are cumulative and not exclusive of any rights or remedies which the Collateral Agent would otherwise have.

(4) Successors and Assigns. This Agreement shall be binding upon each Assignor and its successors and assigns and shall inure to the benefit of the Collateral Agent and its permitted successors and assigns. All agreements, statements, representations and warranties made by each Assignor herein or in any certificate or other instrument delivered by such Assignor or on its behalf under this Agreement shall be considered to have been relied upon by the Lender Creditors and shall survive the execution and delivery of this Agreement and the other Credit Documents regardless of any investigation made by the Lender Creditors on their behalf.

(5) Headings Descriptive. The headings of the several sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

(6) Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(7) GOVERNING LAW; JURISDICTION. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE FEDERAL REPUBLIC OF GERMANY. Exclusive place of jurisdiction for any dispute arising out of or in connection with this Agreement shall be at Berlin; provided that nothing in this Agreement shall be deemed or operate to preclude the Collateral Agent from bringing suit or taking other legal action against the Assignors before any other court of competent jurisdiction with respect to any such claims or disputes.

(8) Assignors' Duties. It is expressly agreed, anything herein contained to the contrary notwithstanding, that each Assignor shall remain liable to perform all of the obligations, if any, assumed by it with respect to the Collateral and the Collateral Agent shall not have any obligations or liabilities with respect to any Collateral by reason of or arising out of this Agreement, nor shall the Collateral Agent be required or obligated in any manner to perform or fulfill any of the obligations of an Assignor under or with respect to any Collateral.

                                                                       EXHIBIT K
                                                                         Page 33




(9) Termination; Release. When no Deutsche Mark Revolving Note or German Letter of Credit is outstanding and when all Loans and other Secured Obligations (other than indemnity obligations, except those referred to in the first sentence of Section 10(1) have been paid in full, this Agreement shall terminate, and the Collateral Agent, at the request and expense of the Assignor, will execute and deliver to the relevant Assignor a proper instrument or instruments acknowledging the satisfaction and termination of this Agreement, and will duly assign, transfer and deliver to the relevant Assignor (without recourse and without any representation or warranty) such of the Collateral as may be in the possession of the Collateral Agent and as has not theretofore been sold or otherwise applied or released pursuant to this Agreement.

(10) Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with each German Borrower and the Collateral Agent.

(11) Collateral Agent. The Collateral Agent will hold in accordance with this Agreement all items of the Collateral at any time received under this Agreement. It is expressly understood and agreed that the obligations of the Collateral Agent as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement. The Collateral Agent shall act hereunder on the terms and conditions set forth in this Agreement and in
Section 13 of the Credit Agreement.

(12) Validity. Should any provision of this Agreement be or become void or not enforceable in whole or in part, the other provisions of this Agreement shall remain in force. The void or unenforceable provision shall be substituted by a valid provision which accomplishes as far as legally possible the economic purpose of the void or unenforceable provision. The validity of this Agreement shall not be affected by the invalidity of the Credit Agreement.

(13) Additional Assignors. It is understood and agreed to that any German Subsidiary that is required to execute a counterpart of this Agreement after the date hereof pursuant to the Credit Agreement shall automatically become an Assignor hereunder by executing a counterpart hereof and delivering the same to the Collateral Agent.

(14) Credit Agreement. This Agreement is made in fulfillment of the Credit Agreement. To the extent that there is an inconsistency between the terms of this Agreement and the Credit Agreement except where provisions of German law have to be observed in order to effectuate the security interests under German law, any party

                                                                       EXHIBIT K
                                                                         Page 34




hereto shall be entitled to request the adjustment of this Agreement to the terms of the Credit Agreement, unless this would violate mandatory German law.


                                 *     *     *

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

the Assignors:


  August 8, 1997 New York, NY          /s/ Scott Schweinfurth
  ---------------------------          -------------------------------
  (time, place)                        (Alliance Automaten Verwaltungs
                                       GmbH)

  August 8, 1997 New York, NY          /s/ Scott Schweinfurth
  ---------------------------          -------------------------------
  (time, place)                        (Alliance Automaten GmbH&Co. KG)

  August 8, 1997 New York, NY          /s/ Scott Schweinfurth
  ---------------------------          -------------------------------
  (time, place)                        (Bally Wulff Vertriebs GmbH)


  August 8, 1997 New York, NY          /s/ Scott Schweinfurth
  ---------------------------          -------------------------------
  (time, place)                        (Bally Wulff Automaten GmbH)


  August 8, 1997 New York, NY          /s/ Scott Schweinfurth
  ---------------------------          -------------------------------
  (time, place)                        (Geda AutomatenGrosshandel GmbH)


  August 8, 1997 New York, NY          /s/ Scott Schweinfurth
  ---------------------------          -------------------------------
  (time, place)                        (Erkens Automated GmbH)


  August 8, 1997 New York, NY          /s/ Scott Schweinfurth
  ---------------------------          -------------------------------
  (time, place)                        (Westav Westdeutscher Automaten
                                       GmbH)

  August 8, 1997 New York, NY          /s/ Scott Schweinfurth
  ---------------------------          -------------------------------
  (time, place)                        (Bally Gaming International GmbH)



  Acknowledged and Agreed to by


  August 8, 1997 New York, NY          /s/ Scott Schweinfurth
  ---------------------------          -------------------------------
  (time, place)                        (Credit Suisse First Boston)


  August 8, 1997 New York, NY          /s/ Scott Schweinfurth
  ---------------------------          -------------------------------
  (time, place)                        (Credit Suisse First Boston)

                                   EXHIBIT M

                                                                       EXHIBIT M
                                                         [CONFORMED AS EXECUTED]

                         OFFICER'S SOLVENCY CERTIFICATE

                 I, the undersigned, the chief financial officer of Alliance Gaming Corporation, a corporation organized and existing under the laws of the State of Nevada (the "Company"), do hereby certify that:

                 1. This Certificate is furnished pursuant to Section 5A.19 of the Credit Agreement, dated as of August 8, 1997, among Alliance Gaming Corporation, a Nevada corporation, Bally Wulff Vertriebs GmbH, a company with limited liability formed under the laws of the Federal Republic of Germany, Bally Wulff Automaten GmbH, a company with limited liability formed under the laws of the Federal Republic of Germany (the "Borrowers" and each a "Borrower"), the lenders from time to time party thereto (the "Lenders") and Credit Suisse First Boston, as Administrative Agent (such Credit Agreement, as in effect on the date of this Certificate, being herein called the "Credit Agreement"). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

                 2. For purposes of this Certificate, the terms below shall have the following definitions:

         (a)     "Fair Value"

                 The amount at which the assets, in their entirety, of each of the Company (on a stand-alone basis), the Company and its Subsidiaries (on a consolidated basis) and each other Borrower (each on a stand-alone basis), in each case would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

         (b)     "Present Fair Salable Value"

                 The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Company (on a stand-alone basis), the Company and its Subsidiaries (on a consolidated basis) and each other Borrower (each on a stand-alone basis) are sold with reasonable promptness under normal selling conditions in a current market.

                                                                       EXHIBIT M
                                                                          Page 2

         (c)     "New Financing"

                 The indebtedness incurred or to be incurred by the Company and its Subsidiaries under the Credit Documents (assuming the full utilization by each Borrower of the Commitments under the Credit Agreement), the New Senior Subordinated Notes Documents and all other financing contemplated by the Documents, in each case after giving effect to the Transaction and the incurrence of all financings contemplated therewith.

         (d)     "Stated Liabilities"

                 The recorded liabilities (including Contingent Liabilities that would be recorded in accordance with generally accepted accounting principles ("GAAP"), consistently applied of each of the Company (on a stand-alone basis), the Company and its Subsidiaries (on a consolidated basis) and each other Borrower (each on a stand-alone basis), in each case as of the date hereof after giving effect to the Transaction and, without duplication, the amount of all New Financing.

         (e)     "Contingent Liabilities"

                 The maximum estimated amount of liability reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of each other of the Company (on a stand-alone basis), the Company and its Subsidiaries (on a consolidated basis) and each other Borrower (each on a stand-alone basis), (exclusive of such Contingent Liabilities to the extent reflected in Stated Liabilities), in each case, estimated by such parties based on presently known facts and circumstances.

         (f) "Will be able to pay its Stated Liabilities, including Contingent Liabilities, as they mature."

                 For the period from the date hereof through the stated maturity of all New Financing, each of the Company (on a stand-alone basis), the Company and its Subsidiaries (on a consolidated basis) and each other Borrower (each on a stand-alone basis), in each case will have sufficient assets, cash flow and other sources of funds to pay its Stated Liabilities and Contingent Liabilities as those liabilities mature or otherwise become due.

         (g)     "Does not have Unreasonably Small Capital"

                                                                       EXHIBIT M
                                                                          Page 3

                 For the period from the date hereof through the stated maturity of all New Financing, each of the Company (on a stand-alone basis), the Company and its Subsidiaries (on a consolidated basis) and each other Borrower (each on a stand-alone basis), in each case after consummation of the Transaction and all Indebtedness (including the Loans, the Letters of Credit and the New Senior Subordinated Notes) being incurred or assumed and Liens created in connection therewith, is a going concern and has sufficient capital to ensure that it will continue to be a going concern for such period and to remain a going concern despite moderately negative deviations from the Projections discussed below.

                 3. For purposes of this Certificate, I, or officers of the Company under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

         (a)     I have reviewed the financial statements referred to in
                 Section 7.05(a) and 7.05(b) of the Credit Agreement.

         (b) I have reviewed the unaudited pro forma consolidated financial statements of the Company and their Subsidiaries referred to in Section 5A.17 of the Credit Agreement and verified the mathematical accuracy of the application of the pro forma adjustments to the amounts in the audited consolidated financial statements.

         (c) I have made inquiries of certain other officials of the Company who have responsibility for financial and accounting matters regarding:

                 1. whether the unaudited pro forma consolidated financial statements referred to in paragraph (b) above are in conformity with GAAP applied on a basis substantially consistent with that of the unaudited financial statements as at March 31, 1997 and

                 2. whether, at June 30, 1997, there were any decreases as compared with March 31, 1997, in the consolidated net assets or the excess of consolidated current assets over consolidated current liabilities of the Company and its Subsidiaries.

         (d)     I have read:

                 1. the Credit Documents and the respective Schedules and Exhibits thereto.

                                                                       EXHIBIT M
                                                                          Page 4


         (e)     With respect to Contingent Liabilities, I:

                 1. inquired of certain officials of the Company who have responsibility for legal, financial and accounting matters as to the existence and estimated liability with respect to all Contingent Liabilities known to them;

                 2. confirmed with senior officers of the Company that, to the best of such officers' knowledge, (i) all appropriate items were included in Stated Liabilities or Contingent Liabilities made known to me in the course of my inquiry and that (ii) the amounts relating thereto were the maximum estimated amount of liability reasonably likely to result therefrom as of the date hereof;

                 3. hereby certify that, to the best of my knowledge, all material Contingent Liabilities that are reasonably likely to arise from any pending litigation, asserted claims and assessments, guarantees, uninsured risks and other Contingent Liabilities of the Company and its Subsidiaries (exclusive of such Contingent Liabilities to the extent reflected in Stated Liabilities) have been considered in making the certification set forth in paragraph 4 below, and with respect to each such Contingent Liability the estimable maximum estimated amount of liability with respect thereto was used in making such certification.

         (f) I have had the Projections, which have been previously delivered to the Lenders, prepared under my direction and have re- examined the Projections on the date hereof and considered the effect thereon of any material changes since the date of the preparation thereof on the results projected therein. After such review, I hereby certify that in my opinion the Projections are reasonable and attainable. Furthermore, the Projections support the conclusions contained in the last paragraph of this Certificate. In connection with the statements made herein, please be advised that the Projections are based upon a number of assumptions and are subject to significant economic and competitive uncertainties and contingencies. There can be no assurance that the Projections will be realized and the actual results may be higher or lower than those projected.

         (g) I have made inquiries of certain officers of the Company who have responsibility for financial reporting and accounting matters regarding whether they were aware of any events or conditions that, as of the date

                                                                       EXHIBIT M
                                                                          Page 5


                 hereof, would cause the Company (on a stand-alone basis), the Company and its Subsidiaries (on a consolidated basis) and each other Borrower (on a stand-alone basis), in each case after giving effect to the consummation of the Transaction and the related financing transactions (including the incurrence of the New Financing and the New Senior Subordinated Notes), to (i) have assets with a Fair Value or Present Fair Salable Value that are less than the sum of Stated Liabilities and Contingent Liabilities; (ii) have Unreasonably Small Capital; or (iii) not be able to pay its Stated Liabilities and Contingent Liabilities as they mature or otherwise become due.

                 4. Based on and subject to the foregoing, I hereby certify on behalf of the Company that, after giving effect to the Transaction and the related financing transactions (including the New Financing and the New Senior Subordinated Notes), to the best of my knowledge, as of the date hereof (i) the Fair Value and Present Fair Salable Value of the assets of the Company (on a stand-alone basis), the Company and its Subsidiaries (on a consolidated basis) and each other Borrower (on a stand-alone basis), in each case exceed its Stated Liabilities and Contingent Liabilities; (ii) the Company (on a stand-alone basis), the Company and its Subsidiaries (on a consolidated basis) and each other Borrower (on a stand-alone basis), in each case will not have Unreasonably Small Capital; and (iii) the Company (on a stand- alone basis), the Company and its Subsidiaries (on a consolidated basis) and each other Borrower (on a stand-alone basis), in each case will be able to pay its Stated Liabilities and Contingent Liabilities as they mature or otherwise become due.

                                                                       EXHIBIT M
                                                                          Page 6

                 IN WITNESS WHEREOF, the undersigned has caused its duly authorized chief financial officer to execute and deliver this Certificate this 8th day of August.

                                        ALLIANCE GAMING CORPORATION

                                        By  /s/ Scott Schweinfurth
                                            ------------------------------------
                                            Title:  Senior Vice President, CFO
                                                     and Treasurer

                                  EXHIBIT N-1

                                                                     EXHIBIT N-1
                                                                     -----------



                  U.S. BORROWING BASE CERTIFICATE AS OF [DATE]


To: The Lenders party to the Credit Agreement, dated as of August 8, 1997, among Alliance Gaming Corporation
         (the "U.S. Borrower") Bally Wulff Vertriebs GmbH, Bally Wulff Automten GmbH, the Lenders party thereto from time to time, and Credit Suisse First Boston, as Administrative Agent1



                                                                 Amount in
1.       Accounts Receivable                                    U.S. Dollars
         -------------------                                    ------------

         Gross book value of the receivables of the U.S.           $______
         Borrower and the Wholly-Owned Subsidiary Guarantors arising from the sale or lease of inventory or services by the U.S. Borrower or the Wholly-Owned Subsidiary
         Guarantors in the ordinary course of business which conform to the representations and warranties contained in the U.S. Security Agreement and the other applicable
         U.S. Security Documents (including, without limitation, that the Collateral Agent shall have and maintain a first priority perfected security interest in all such receivables)

         Less:

         Returns, discounts and claims, of any nature             ($______)
         (whether issued, owing, granted or outstanding)

         Bill and hold (deferred shipment) and                    ($______)
         consignment transactions


         Contracts or sales to any Affiliate                      ($______)


----------
(1/) All capitalized terms used herein shall have the meaning provided therefor in such Credit Agreement.

                                                                    EXCHIBIT N-1
                                                                          Page 2


         Without duplication, all installment or lease            ($______)
         receivables where the respective account debtor has two or more installments which are past due

         All receivables from any party subject to any            ($______)
         bankruptcy, receivership, insolvency or like proceedings by the account debtor

         One-third of the amount of all receivables to            ($______)
         account debtors outside the United States of America which would otherwise have been included as U.S. Eligible Receivables

         Book reserves in respect of receivables of the           ($______)
         U.S. Borrower and the Wholly-Owned Subsidiary
         Guarantors to the extent in excess of 20% of the gross book value of the receivables of such Persons

 2.      Eligible Receivables                                      $______
         (Net Amount of No. 1)

 3.      75% of Eligible Receivables                               $______

 4.      Inventory

         Book value of the inventory of the U.S. Borrower          $______
         and the Wholly-Owned Subsidiary Guarantors, which conforms to the representations and warranties contained in the U.S. Security Agreement (and in which a Lien has been granted pursuant to the U.S.
         Security Agreement), which inventory is located in the United States

         Less:

         Supplies (other than raw materials), goods returned      ($______)
         or rejected (except to the extent that such returned or rejected goods continue to conform to the representations and warranties

                                                                     EXHIBIT N-1
                                                                          Page 3


         contained in the U.S.Security Agreement) by customers and goods to be returned to suppliers

         Used inventory                                           ($______)

         Any advance payments made by customers with              ($______)
         respect to inventory of the U.S. Borrower and the Wholly-Owned Subsidiary Guarantors

         Inventory subject to any Lien other than the             ($______)
         Liens created under the U.S. Security Agreement and the other applicable U.S. Security
         Documents

 5.      Eligible Inventory                                        $______
           (Net Amount of No. 4)

 6.      40% of Eligible Inventory                                 $______

 7.      U.S. Borrowing Base                                       $______
           (Sum of Nos. 3 and No. 6)

 8.      Total outstanding Swingline Loans, Dollar                 $______
         Revolving Loans and U.S. Letter of Credit
         Outstandings

 9.      U.S. Borrowing Base Surplus (Deficiency) (No.             $______
         7 minus No. 8)

                  The undersigned hereby certifies that all of the information provided above is true and correct as of the date first above written.

                                                                     EXHIBIT N-1
                                                                          Page 4

                  IN WITNESS WHEREOF, the undersigned has hereunto set his or her hand this _______ day of _____________, ____.



                                                    ALLIANCE GAMING CORPORATION



                                                    By_________________________
                                                        Name:
                                                        Title:

                                  EXHIBIT N-2

                                                                     EXHIBIT N-2

                 GERMAN BORROWING BASE CERTIFICATE AS OF [DATE]

To: The Lenders party to the Credit Agreement, dated as of August 8, 1997, among Alliance Gaming Corporation, Bally Wulff Vertriebs GmbH ("Bally Wulff Vertriebs"), Bally Wulff Automaten GmbH ("Bally Wulff Automaten"), the Lenders party thereto from time to time, and Credit Suisse First Boston, as Administrative Agent1/


                                                                               Amount in
 1.   German Borrower Accounts Receivable                                     Deutsche Marks
      -----------------------------------                                     --------------
      Gross book value of all receivables of the German Borrowers arising from the sale or lease of inventory or services by the German Borrowers in the ordinary course of business which conform to the representations and warranties contained in the German Security Agreement and the other applicable German
      Security Documents (including, without limitation, that the
      Collateral Agent or the Lenders shall have and maintain a
      first priority perfected security interest in all such
      receivables)

                                                                               DM______
      Less:

      Returns, discounts and claims of any nature (whether issued,
      owing, granted or outstanding)                                          (DM______)

      Bill and hold (deferred shipment) and consignment
      transactions                                                            (DM______)

      Contracts or sales to any Affiliate                                     (DM______)

____________________
1/ All capitalized terms used herein shall have the meaning provided therefor in such Credit Agreement.

                                                                     EXHIBIT N-2
                                                                          Page 2

      Without duplication, all installment or lease receivables
      where the respective account debtor has two or more
      installments which are past due                                         (DM______)

      All receivables from any party subject to any bankruptcy,
      receivership, insolvency or like proceedings by the account
      debtor                                                                  (DM______)

      One-third of the amount of all receivables to account debtors outside the Federal Republic of German which would otherwise have been included as German Eligible Receivables
                                                                              (DM______)

      Book reserves in respect of receivables of the German
      Borrowers to the extent in excess of 20% of the gross book value of the receivables of such Persons
                                                                              (DM______)

  2.  German Borrower Eligible Receivables
      (Net Amount of No. 1)                                                    DM______

  3.  75% of German Borrower Eligible Receivables                              DM______

  4.  German Borrower Inventory

      Book value of the inventory of the German Borrowers which
      conforms to the representations and warranties contained in the German Security Agreement and the other applicable German
      Security Documents (and in which a Lien has been granted
      pursuant to the German Security Agreement), which inventory
      is located in the Federal Republic of Germany.                           DM______

      Less:

      Supplies (other than raw materials), goods returned or
      rejected (except to the extent that such returned or rejected goods continue to conform to the representations and
      warranties contained in the German Security Agreement) by
      customers and goods to be returned to suppliers                         (DM______)

                                                                     EXHIBIT N-2
                                                                          Page 3

     Used inventory                                                          (DM______)

     Any advance payments made by customers with respect to
     inventory of the German Borrowers                                       (DM______)

     Inventory subject to any Lien other than the Liens created under the German Security Agreement and the other applicable
     German Security Documents
                                                                             (DM______)

 5.  German Borrower Eligible Inventory
       (Net Amount of No. 4)                                                  DM______

 6.  40% of German Borrower Eligible Inventory                                DM______

 7.  Bally Wulff International GmbH ("BWI")
              Accounts Receivable

     Gross book value of all receivables of BWI arising from the sale or lease of inventory or services by BWI in the ordinary course of business which conform to the representations and warranties contained in the German Security Agreement and the other applicable German Security Documents (including,
     without limitation, that outstanding Bally Gaming
     International GmbH Senior Secured Loans, pledged pursuant to the German Security Documents, shall be secured by a first
     priority perfected security interest in all such receivables)            DM______

     Less:

     Returns, discounts and claims of any nature (whether issued,
     owing, granted or outstanding)                                          (DM______)

     Bill and hold (deferred shipment) and consignment
     transactions                                                            (DM______)

     Contracts or sales to any Affiliate                                     (DM______)

                                                                     EXHIBIT N-2
                                                                          Page 4

     Without duplication, all installment or lease receivables               (DM______)
     where the respective account debtor has two or more
     installments which are past due

     All receivables from any party subject to any bankruptcy,
     receivership, insolvency or like proceedings by the account
     debtor                                                                  (DM______)

     One-third of the amount of all receivables to account debtors outside the Federal Republic of German which would otherwise
     have been included as German Eligible Receivables                       (DM______)

     Book reserves in respect of receivables of the BWI to the
     extent in excess of 20% of the gross book value of the
     receivables of BWI                                                      (DM______)

 8.  BWI Elgible Receivables
              (Net Amount of No. 7)                                           DM______

 9.  75% of BWI Elgible Receivables                                           DM______

10.  BWI Inventory

     Book value of the inventory of BWI which conforms to the
     representations and warranties contained in the German
     Security Agreement and the other applicable German Security
     Documents (and which secure outstanding Bally Gaming
     International GmbH Senior Secured Loans, pledged pursuant to the German Security Documents), which inventory is located in
     the Federal Republic of Germany                                          DM______

     Less:

                                                                     EXHIBIT N-2
                                                                          Page 5

     Supplies (other than raw materials), goods returned or
     rejected (except to the extent that such returned or rejected goods continue to conform to the representations and
     warranties contained in the German Security Agreement) by
     customers and goods to be returned to suppliers
                                                                             (DM______)
     Used Inventory                                                           DM______

     Any advance payments made by customers with respect to
     inventory of BWI                                                        (DM______)

     Inventory subject to any Lien other than the Liens created under the German Security Agreement and the other applicable
     German Security Documents
                                                                             (DM______)
11.  BWI Eligible Inventory
              (Net Amount of No. 10)                                          DM______

12.  40% of BWI Eligible Inventory                                            DM______

13.  Outstanding principal amount of Bally Gaming International
     GmbH Senior Secured Loans                                                DM______

14.  Deutsche Mark Equivalent of U.S. $10 million                             DM______

15.  Insert least of (x) the sum of Nos. 9 and 12 above, (y) No.
     13 above or (z) 14 above

16.  German Borrowing Base
       (Sum of Nos. 3, 6 and 15)                                              DM______

17.  Total Deutsche Mark Revolving Loans and German Letter of
     Credit Outstandings
                                                                              DM______

18.  German Borrowing Base Surplus (Deficiency)
     (No. 16 minus No. 17)                                                    DM______

                                                                     EXHIBIT N-2
                                                                          Page 6

              The undersigned hereby certifies that all of the information provided above is true and correct as of the date first above written.

              IN WITNESS WHEREOF, the undersigned has hereunto set his or her hand this ______ day of ___________, ____.

                                       BALLY WULFF VERTRIEBS GMBH

                                       By
                                           -------------------------------------
                                           Name:
                                           Title:

                                       BALLY WULFF AUTOMATEN GMBH

                                       By
                                           -------------------------------------
                                           Name:
                                           Title:

                                   EXHIBIT O

                                                                       EXHIBIT O



                        FORM OF SUBORDINATION PROVISIONS


                 EACH PROMISSORY NOTE EVIDENCING AN INTERCOMPANY LOAN INCURRED BY ALLIANCE GAMING CORPORATION (THE "U.S. BORROWER") FROM ANY SUBSIDIARY OF THE U.S. BORROWER PURSUANT TO SECTION 9.05 (viii)(h) OF THE CREDIT AGREEMENT SHALL HAVE INCLUDED ON ITS FACE THE FOLLOWING PROVISION AND SHALL HAVE "ANNEX A TO NOTE" ATTACHED THERETO AND MADE A PART THEREOF.

                 "THIS NOTE, AND THE OBLIGATIONS OF ALLIANCE GAMING CORPORATION (THE "PAYOR") HEREUNDER, SHALL BE SUBORDINATE AND JUNIOR IN RIGHT OF PAYMENT TO ALL SENIOR INDEBTEDNESS (AS DEFINED IN SECTION 1.07 OF ANNEX A HERETO) ON THE TERMS AND CONDITIONS SET FORTH IN ANNEX A HERETO, WHICH ANNEX A IS HEREIN INCORPORATED BY REFERENCE AND MADE A PART HEREOF AS IF SET FORTH HEREIN IN ITS ENTIRETY."

                                                                         ANNEX A



                 Section 1.01. Subordination of Liabilities. Alliance Gaming Corporation (the "Payor"), for itself, its successors and assigns, covenants and agrees, and each holder of the Note to which this Annex A is attached (the "Note") by its acceptance thereof likewise covenants and agrees, that the payment of the principal of, interest on, and all other amounts owing in respect of, the Note (the "Subordinated Indebtedness") is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, to the prior payment in full in cash of all Senior Indebtedness (as defined in Section
1.07 of this Annex A). The provisions of this Annex A shall constitute a continuing offer to all persons who, in reliance upon such provisions, become holders of, or continue to hold, Senior Indebtedness, and such provisions are made for the benefit of the holders of Senior Indebtedness, and such holders are hereby made obligees hereunder the same as if their names were written herein as such, and they and/or each of them may proceed to enforce such provisions.

                 Section 1.02. Payor not to Make Payments with Respect to Subordinated Indebtedness in Certain Circumstances. (a) Upon the maturity of any Senior Indebtedness (including interest thereon or fees or any other amounts owing in respect thereof), whether at stated maturity, by acceleration or otherwise, all Obligations (as defined in Section 1.07 of this Annex A) owing in respect thereof, in each case to the extent due and owing, shall first be paid in full in cash, before any payment of any kind or character, whether in cash, property, securities or otherwise, is made on account of the Subordinated Indebtedness.

                 (b) In addition to the provisions set forth above, the Payor may not, directly or indirectly, make any payment of any Subordinated Indebtedness and may not acquire any Subordinated Indebtedness for cash or property until all Senior Indebtedness has been paid in full in cash if (x) any default or event of default under Section 10.01 or 10.05 of the Credit Agreement (as defined in Section 1.07 of this Annex A) is then in existence or would result therefrom or (y) if any other event of default under the Credit Agreement is then in existence or would result therefrom; provided that in the case of this clause (y) (but not in the case of preceding clause (x)) payment shall only be prohibited if the Administrative Agent or the Required Lenders under the Credit Agreement have specifically notified the U.S. Borrower in writing that payments under loans made pursuant to Section 9.05(viii)(h) of the Credit Agreement shall be prohibited during the continuance of one or more of such events of defaults under the Credit Agreement. Each holder of the Note hereby agrees that, so long as any such default or event of default in respect of the Credit Agreement exists, such holder will not sue for, or otherwise take any action to enforce the Payor's obligations to pay, amounts owing in respect of the Note. Each holder of the Note understands and agrees that to the extent that the payment of interest and/or principal which would otherwise be payable under the Note may not be made by virtue of the provisions of this clause (b), such unpaid amount shall not constitute a payment default

                                                                         ANNEX A
                                                                          Page 2




under the Note and the holder of the Note may not sue for, or otherwise take action to enforce the Payor's obligation to pay such amount, provided that such unpaid principal or interest shall remain an obligation of the Payor to the holder of the Note pursuant to the terms of the Note.

                 (c) In the event that notwithstanding the provisions of the preceding subsections (a) and (b) of this Section 1.02, the Payor, or any Person on behalf of the Payor, shall make any payment on account of the Subordinated Indebtedness at a time when payment is not permitted by said subsection (a) or (b), such payment shall be held by the holder of the Note, in trust for the benefit of, and shall be paid forthwith over and delivered to, the holders of Senior Indebtedness or their representative or the trustee under the indenture or other agreement pursuant to which any instruments evidencing any Senior Indebtedness may have been issued, as their respective interests may appear, for application pro rata to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full in cash in accordance with the terms of such Senior Indebtedness, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness. Without in any way modifying the provisions of this Annex A or affecting the subordination effected hereby if the hereafter referenced notice is not given, the Payor shall give the holder of the Note prompt written notice of any event which would prevent payments under Section 1.02(a) or (b) hereof.

                 Section 1.03. Subordination to Prior Payment of all Senior Indebtedness on Dissolution, Liquidation or Reorganization of the Payor. Upon any distribution of assets of the Payor, upon dissolution, winding up, liquidation or reorganization of the Payor (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

                 (a) the holders of all Senior Indebtedness shall first be entitled to receive payment in full in cash of all Senior Indebtedness (including, without limitation, post-petition interest at the rate provided in the documentation with respect to such Senior Indebtedness, whether or not such post-petition interest is an allowed claim against the debtor in any bankruptcy or similar proceeding) before the holder of the Note is entitled to receive any payment of any kind or character on account of the Subordinated Indebtedness;

                 (b) any payment or distributions of assets of the Payor of any kind or character, whether in cash, property or securities to which the holder of the Note would be entitled except for the provisions of this Annex A, shall be paid by the liquidating trustee or agent or other person making such payment or distribution,

                                                                         ANNEX A
                                                                          Page 3




         whether a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or agent, directly to the holders of Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture under which any instruments evidencing any such Senior Indebtedness may have been issued, to the extent necessary to make payment in full in cash of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness; and

                 (c) in the event that, notwithstanding the foregoing provisions of this Section 1.03, any payment or distribution of assets of the Payor of any kind or character, whether in cash, property or securities, shall be received by the holder of the Note on account of Subordinated Indebtedness before all Senior Indebtedness is paid in full in cash, such payment or distribution shall be received and held in trust for and shall be paid over to the holders of the Senior Indebtedness remaining unpaid or unprovided for or their representative or representatives, or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Indebtedness may have been issued, for application to the payment of such Senior Indebtedness until all such Senior Indebtedness shall have been paid in full in cash, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

                 Without in any way modifying the provisions of this Annex A or affecting the subordination effected hereby if the hereafter referenced notice is not given, the Payor shall give prompt written notice to the holder of the Note of any dissolution, winding up, liquidation or reorganization of the Payor (whether in bankruptcy, insolvency or receivership proceedings or upon assignment for the benefit of creditors or otherwise).

                 Section 1.04. Subrogation. Subject to the prior payment in full in cash of all Senior Indebtedness, the holder of the Note shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the Payor applicable to the Senior Indebtedness until all amounts owing on the Note shall be paid in full, and for the purpose of such subrogation no payments or distributions to the holders of the Senior Indebtedness by or on behalf of the Payor or by or on behalf of the holder of the Note by virtue of this Annex A which otherwise would have been made to the holder of the Note shall, as between the Payor, its creditors other than the holders of Senior Indebtedness, and the holder of the Note, be deemed to be payment by the Payor to or on account of the Senior Indebtedness, it being understood that the provisions of this Annex A are and are intended solely or the purpose of defining the relative rights of the holder of the Note, on the one hand, and the holders of the Senior Indebtedness, on the other hand.

                                                                         ANNEX A
                                                                          Page 4





                 Section 1.05. Obligation of the Payor Unconditional. Nothing contained in this Annex A or in the Note is intended to or shall impair, as between the Payor and the holder of the Note, the obligation of the Payor, which is absolute and unconditional, to pay to the holder of the Note the principal of and interest on the Note as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the holder of the Note and creditors of the Payor other than the holders of the Senior Indebtedness, nor shall anything herein or therein prevent the holder of the Note from exercising all remedies otherwise permitted by applicable law upon an event of default under the Note, subject to the rights, if any, under this Annex A of the holders of Senior Indebtedness in respect of cash, property, or securities of the Payor received upon the exercise of any such remedy. Upon any distribution of assets of the Payor referred to in this Annex A, the holder of the Note shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, or a certificate of the liquidating trustee or agent or other person making any distribution to the holder of the Note, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Payor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Annex A.

                 Section 1.06. Subordination Rights not Impaired by Acts or Omissions of Payor or Holders of Senior Indebtedness. No right of any present or future holders of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Payor or by any act or failure to act by any such holder, or by any noncompliance by the Payor with the terms and provisions of the Note, regardless of any knowledge thereof which any such holder may have or be otherwise charged with. The holders of the Senior Indebtedness may, without in any way affecting the obligations of the holder of the Note with respect hereto, at any time or from time to time and in their absolute discretion, change the manner, place or terms of payment of, change or extend the time of payment of, or renew or alter, any Senior Indebtedness or amend, modify or supplement any agreement or instrument governing or evidencing such Senior Indebtedness or any other document referred to therein, or exercise or refrain from exercising any other of their rights under the Senior Indebtedness including, without limitation, the waiver of default thereunder and the release of any collateral securing such Senior Indebtedness, all without notice to or assent from the holder of the Note.

                 Section 1.07. Definitions. As used in this Annex, the terms set forth below shall have the respective meanings provided below:

                                                                         ANNEX A
                                                                          Page 5





                 "Borrower" shall have the meaning provided in the Credit Agreement.

                 "Credit Agreement" shall mean the Credit Agreement, dated as of August 8, 1997, among Alliance Gaming Corporation, Bally Wulff Vertriebs GmbH, Bally Wulff Automaten GmbH, the Lenders party thereto from time to time, and Credit Suisse First Boston, as Administrative Agent, as the same may be amended, modified, extended, renewed, restated, supplemented, restructured or refinanced from time to time, and including any agreement extending the maturity of, refinancing or restructuring all or any portion of, the indebtedness under such agreement or any successor agreements; provided that with respect to any agreement providing for the refinancing of indebtedness under the Credit Agreement, such agreement shall only be treated as, or as part of, the Credit Agreement hereunder if (i) either (A) all obligations under the Credit Agreement being refinanced shall be paid in full at the time of such refinancing, and all commitments and letters of credit issued pursuant to the refinanced Credit Agreement shall have terminated in accordance with their terms or (B) the Required Lenders shall have consented in writing to the refinancing indebtedness being treated, along with their indebtedness, as indebtedness pursuant to the Credit Agreement, (ii) the refinancing indebtedness shall be permitted to be incurred under the Credit Agreement being refinanced (if such Credit Agreement is to remain outstanding) and (iii) a notice to the effect that the refinancing indebtedness shall be treated as issued under the Credit Agreement shall be delivered by the U.S. Borrower to the Administrative Agent.

                 "Credit Documents" shall have the meaning provided in the Credit Agreement.

                 "Interest Rate Protection Agreement" shall have the meaning provided in the Credit Agreement.

                 "Lenders" shall have the meaning provided in the Credit Agreement.

                 "Obligation" shall mean any principal, interest, premium, penalties, fees, indemnities and other liabilities and obligations payable under the documentation governing any Senior Indebtedness (including, without limitation, all interest after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided in the governing documentation, whether or not such interest is an allowed claim in such proceeding).

                 "Other Creditors" shall mean the Lenders party from time to time to the Credit Agreement, and their affiliates and their respective subsequent assigns, if any, and

                                                                         ANNEX A
                                                                          Page 6




any other institution which participates with such Lenders or affiliates in the extension of Interest Rate Protection Agreement or Other Hedging Agreements and their subsequent assigns, if any, in all such cases in their capacity as creditors with respect to Interest Rate Protection Agreements or Other Hedging Agreements.

                 "Other Hedging Agreement" shall have the meaning provided in the Credit Agreement.

                 "Required Lenders" shall have the meaning provided in the Credit Agreement.

                 "Senior Indebtedness" shall mean all Obligations of (i) each Borrower under the Credit Agreement and the other Credit Documents and any renewal, extension, restatement, refinancing or refunding thereof; and (ii) each Borrower in respect of all Interest Rate Protection Agreements and Other Hedging Agreements with Other Creditors.

                 "Subsidiaries" shall have the meaning provided in the Credit Agreement.

                 "U.S. Borrower" shall have the meaning provided in the Credit Agreement.

                 Section 1.08. Miscellaneous. If, at any time, all or part of any payment with respect to Senior Indebtedness theretofore made by the Payor or any other Person is rescinded or must otherwise be returned by the holders of Senior Indebtedness for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Payor or such other Persons), the subordination provisions set forth herein shall continue to be effective or be reinstated, as the case may be, all as though such payment had not been made.

                                   EXHIBIT P

                                                                       EXHIBIT P



                      FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT


                                                           Date __________, 19__


                 Reference is made to the Credit Agreement described in Item 2 of Annex I hereto (as such Credit Agreement may hereafter be amended, supplemented or otherwise modified from time to time, the "Credit Agreement"). Unless defined in Annex I hereto, terms defined in the Credit Agreement are used herein as therein defined. ___________ (the "Assignor") and __________ (the "Assignee") hereby agree as follows:

                 1. The Assignor hereby sells and assigns to the Assignee without recourse and without representation or warranty (other than as expressly provided herein), and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor's rights and obligations under the Credit Agreement as of the date hereof which represents the percentage interest specified in Item 4 of Annex I hereto (the "Assigned Share") of all of the outstanding rights and obligations under the Credit Agreement relating to the facilities listed in Item 4 of Annex I hereto, including, without limitation, [(p) in the case of any assignment of all or any portion of the Assignor's U.S. Borrower Tranche A Loan Commitment, all rights and obligations with respect to the Assigned Share of such U.S. Borrower Tranche A Term Loan Commitment] [(q) in the case of any assignment of all or any portion of the Assignor's German Borrower Tranche A Term Loan Commitment, all rights and obligations with respect to the Assigned Share of such German Borrower Tranche A Term Loan Commitment] [(r) in the case of any assignment of all or any portion of the Assignor's Delayed Draw Term Loan Commitment, all rights and obligations with respect to the Assigned Share of such Delayed Draw Term Loan Commitment] [(s) in the case of any assignment of all or any portion of the Assignor's Tranche B Term Loan Commitment, all rights and obligations with respect to the Assigned Share of such Tranche B Term Loan Commitment] [(t) in the case of any assignment of all or any portion of the Assignor's Tranche C Term Loan Commitment, all rights and obligations with respect to the Assigned Share of such Tranche C Term Loan Commitment](1) (u) in the case of any assignment of all or any portion of the Assignor's outstanding U.S. Borrower Tranche A Term Loans, all rights and obligations with respect to the Assigned Share of such outstanding U.S. Borrower Tranche A Term Loans, (v) in the case of any assignment of



____________________

(1) Insert appropriate bracketed language prior to the U.S. Borrower Tranche A Term Loan Commitment Termination Date, German Borrower Tranche
A Term Loan Termination Commitment Date, Delayed Draw Term Loan Commitment Termination Date, Tranche B Term Loan Commitment Termination Date or the Tranche C Term Loan Commitment Termination Date, as the case may be.

                                                                       EXHIBIT P
                                                                          Page 2





all or any portion of the Assignor's outstanding German Borrower Tranche A Term Loans, all rights and obligations with respect to the Assigned Share of such outstanding German Borrower Tranche A Term Loans, (w) in the case of any assignment of all or any portion of the Assignor's outstanding Delayed Draw Term Loans, all rights and obligations with respect to the Assigned Share of such outstanding Delayed Draw Term Loans, (x) in the case of any assignment of all or any portion of the Assignor's outstanding Tranche B Term Loans, all rights and obligations with respect to the Assigned Share of such outstanding Tranche B Term Loans, (y) in the case of any assignment of all or any portion of the Assignor's outstanding Tranche C Term Loans, all rights and obligations with respect to the Assigned Share of such outstanding Tranche C Term Loans, (z) in the case of any assignment of all or any portion of the Assignor's outstanding Total Revolving Loan Commitment, all rights and obligations with respect to (i) the Assigned Share of such outstanding Total Revolving Loan Commitment, (ii) the Assigned Share or Shares, as the case may be, of the related German Revolving Loan Sub-Commitment and/or Non-German Revolving Loan Sub-Commitment (it being understood that the aggregate amount of the assigned portions of the German Revolving Loan Sub-Commitment and/or Non-German Revolving Loan Sub-Commitment must equal the amount of the assigned Revolving Loan Commitment) and (iii) any outstanding Revolving Loans and Letters of Credit, in each case, based on the RL Percentage and German RL Percentage of the respective Assignee after giving effect to such assignments and as determined in accordance with the Credit Agreement.

                 2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the other Credit Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or the other Credit Documents or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the U.S. Borrower or any of its Subsidiaries or the performance or observance by the U.S. Borrower or any of its Subsidiaries of any of their respective obligations under the Credit Agreement or the other Credit Documents to which they are a party or any other instrument or document furnished pursuant thereto.

                 3. The Assignee (i) confirms that it has received a copy of the Credit Agreement and the other Credit Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption

                                                                       EXHIBIT P
                                                                          Page 3




Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Transferee under Section 13.04(b) of the Credit Agreement; (iv) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Administrative Agent and the Collateral Agent, by the terms thereof, together with such powers as are reasonably incidental thereto; [and] (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the other Credit Documents are required to be performed by it as a Lender; and (vi) to the extent legally entitled to do so, attaches the forms described in Section 13.04(b) of the Credit Agreement](2).

                 4. Following the execution of this Assignment and Assumption Agreement by the Assignor and the Assignee, an executed original hereof (together with all attachments) will be delivered to the Administrative Agent. The effective date of this Assignment and Assumption Agreement shall be the date of execution hereof by the Assignor and the Assignee, the receipt of the consent of the Administrative Agent and the U.S. Borrower to the extent required by Section 13.04(b) of the Credit Agreement, the receipt by the Administrative Agent of the administrative fee referred to in such Section 13.04(b) and the recordation of the assignment effected hereby on the Register by the Administrative Agent as provided in Section 13.15 of the Credit Agreement, or such later date, if any, which may be specified in Item 5 of Annex I hereto (the "Settlement Date").

                 5. Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Settlement Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption Agreement, have the rights and obligations of a Bank thereunder and under the other Credit Documents and (ii) the Assignor shall, to the extent provided in this Assignment and Assumption Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Credit Documents.

                 6. It is agreed that the Assignee shall be entitled to (w) all interest on the Assigned Share of the Loans at the rates specified in Item 6 of Annex I; (x) all Term Loan Commitment Commission (if applicable) on the Assigned Share of the Total Term Loan Commitment at the rate specified in Item 7 of Annex I hereto; (y) all Revolving Loan





____________________

(2) Include if the Assignee is organized under the laws of a jurisdiction outside of the United States.

                                                                       EXHIBIT P
                                                                          Page 4




Commitment Commission (if applicable) at the rate specified in Item 8 of Annex I hereto; and (z) all Letter of Credit Fees (if applicable) on the Assignee's participation in all Letters of Credit at the rate specified in Item 9 of Annex I hereto, which, in each case, accrue on and after the Settlement Date, such interest and, if applicable, Term Loan Commitment Commission, Revolving Loan Commitment Commission and Letter of Credit Fees, to be paid by the Administrative Agent directly to the Assignee. It is further agreed that all payments of principal made on the Assigned Share of the Loans which occur on and after the Settlement Date will be paid directly by the Administrative Agent to the Assignee. Upon the Settlement Date, the Assignee shall pay to the Assignor an amount specified by the Assignor in writing which represents the Assigned Share of the principal amount of the respective Loans made by the Assignor pursuant to the Credit Agreement which are outstanding on the Settlement Date. The Assignor and the Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Settlement Date directly between themselves.

                 7. THIS ASSIGNMENT AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

                                                                       EXHIBIT P
                                                                          Page 5




                 IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Assignment and Assumption Agreement, as of the date first above written, such execution also being made on Annex I hereto.

Accepted this _____ day                    [NAME OF ASSIGNOR]
of ____________, 19__                      as Assignor


                                           By_____________________________
                                             Title:

                                           [NAME OF ASSIGNEE]
                                           as Assignee


                                            By_____________________________
                                              Title:

[Acknowledged and Agreed as of _________ ___, 19__.

CREDIT SUISSE FIRST BOSTON, as Administrative Agent


By__________________________
Title:


By__________________________
Title:                     ](3)


[ALLIANCE GAMING CORPORATION


By__________________________
Title:                     ](4)





____________________

(3) The consent of the Administrative Agent is required for assignments pursuant to Section 13.04(b)(y) of the Credit Agreement.

(4) At any time when no Event of Default is in existence, and when no Default exists pursuant to Section 10.01 or 10.05 of the Credit Agreement, the approval of the U.S. Borrower is required with respect to all assignments, except with respect to assignments of Loans, but not of Commitments, pursuant to Section 13.04(b)(x) of the Credit Agreement.

                                                                        ANNEX I

                 ANNEX FOR ASSIGNMENT AND ASSUMPTION AGREEMENT


1.       Borrowers:               Alliance Gaming Corporation
                                  Bally Wulff Vertriebs GmbH
                                  Bally Wulff Automaten GmbH

2.       Name and Date of Credit Agreement:

         Credit Agreement, dated as of August 8, 1997, among Alliance Gaming Corporation, Bally Wulff Vertriebs GmbH, Bally Wulff Automaten GmbH, the Lenders from time to time party thereto, and Credit Suisse First Boston, as Administrative Agent, as amended, modified or supplemented to the date hereof.

3.       Date of Assignment Agreement:

4.       Amounts (as of date of item #3 above):

                                                     Outstanding
                               Outstanding           Principal of         Outstanding        Outstanding          Outstanding
                               Principal of U.S.     German Borrower      Principal of       Principal            Principal of
                               Borrower Tranche A    Tranche A Term       Delayed Draw       of Tranche B         Tranche C Term
                               Term Loans            Loans                Term Loans         Term Loans           Loans
  a. Aggregate Amount          $__________           DM__________         $__________        $__________          $___________
     for Banks

  b. Assigned Share            __________%           __________%          __________%        __________%          __________%

  c. Amount of Assigned        $__________           DM__________         $__________        $__________          $___________
  Share

                                                                       Non-German
                                                     German            Revolving
                                   Revolving Loan    Revolving Loan    Loan Sub-
                                   Commitment        Sub-Commitment    Commitment
  a. Aggregate Amount
     for Banks                     $__________       DM__________      $__________

  b. Assigned Share                __________%       __________%       __________%

  c. Amount of Assigned Share      $__________       DM__________      $__________

                                   [U.S. Borrower
                                   Tranche A Term   German Borrower    Tranche B         Tranche C
                                   Loan             Tranche A Term     Term Loan         Term Loan
                                   Commitment       Loan Commitment    Commitment        Commitment
  a. Aggregate Amount for Banks    $__________      DM__________       $__________       $__________

  b. Assigned Share(1)              __________%      __________%        __________%       __________%


  c. Amount of Assigned Share      $__________      DM__________       $__________       $__________

                                Delayed Draw Term
                                Loan
                                Commitment] (2)

  a. Aggregate Amount for       $__________
  Banks
  b. Assigned Share             __________%

  c. Amount of Assigned Share   $__________]





__________________________________

(1)  Percentage taken to 12 decimal places.

(2)  Include to the extent such commitments have not terminated.

                                                                         Annex I
                                                                          Page 2

5.       Settlement Date:

6.       Rate of Interest    As set forth in Section 1.08 to the Assignee:
         of the Credit Agreement (unless otherwise agreed to by the Assignor and the Assignee)(3)

7.       Term Loan           As set forth in Section 3.01(a) of the
         Commitment:         Credit Agreement (unless otherwise
         Commission:         agreed to by the Assignor and the Assignee)(4)

8.       Revolving Loan      As set forth in Section 3.01(b) of
         Commitment          the Credit Agreement (unless otherwise
         Commission:         agreed to by the Assignor and the Assignee)(5)

9.       Letter of Credit    As set forth in Section 3.01(c) of the
         Fees to the         Credit Agreement (unless otherwise
         Assignee:           agreed to by the Assignor and the Assignee)(6)





__________________________________

(3) The Borrowers and the Administrative Agent shall direct the entire amount of the interest to the Assignee at the rate set forth in Section 1.08 of the Credit Agreement, with the Assignor and Assignee effecting the agreed upon sharing of the interest through payments by the Assignee to the Assignor.


(4) Insert "Not Applicable" in lieu of text if no portion of the Total Term Loan Commitment is being assigned. Otherwise, the U.S. Borrower and the Administrative Agent shall direct the entire amount of the Term Loan Commitment Commission to the Assignee at the rate set forth in Section 3.01(a) of the Credit Agreement, with the Assignor and the Assignee effecting the agreed upon sharing of Term Loan Commitment Commission through payment by the Assignee to the Assignor.


(5)  Insert "Not Applicable" in  lieu of text if no portion of  the Total
Revolving Loan Commitment is being assigned.   Otherwise, the Borrowers and the
Administrative Agent shall direct the entire amount of the Revolving Loan Commitment Commission to the Assignee at the rate set forth in Section
3.01(b) of the Credit Agreement, with the Assignor and the Assignee effecting the agreed upon sharing of the Revolving Loan Commitment Commission through payment by the Assignee to the Assignor.


(6) Insert "Not Applicable" in lieu of text if no portion of the Total Revolving Loan Commitment is being assigned. Otherwise, the Borrowers and the Administrative Agent shall direct the entire amount of the Letter of Credit Fees to the Assignee at the rate set forth in Section 3.01(c) of the Credit Agreement, with the Assignor and the Assignee effecting the agreed upon sharing of Letter of Credit Fees through payment by the Assignee to the Assignor.

                                                                         Annex I
                                                                          Page 3


10.      Notice:

            ASSIGNOR:

               _________________________
               _________________________
               _________________________
               _________________________

               Attention:
               Telephone:
               Telecopier:
               Reference:

            ASSIGNEE:

               _________________________
               _________________________
               _________________________
               _________________________
               Attention:
               Telephone:
               Telecopier:
               Reference:

         Payment Instructions:

            ASSIGNOR:

               _________________________
               _________________________
               _________________________
               _________________________
               Attention:
               Reference:


            ASSIGNEE:

               _________________________
               _________________________
               _________________________
               _________________________
               Attention:
               Reference:

                                                                         Annex I
                                                                          Page 4


Accepted and Agreed:


[NAME OF ASSIGNEE]                [NAME OF ASSIGNOR]

By_____________________            By_______________________________

  _____________________              _______________________________
(Print Name and Title)            (Print Name and Title)